Form 10-K, Exhibit 13
period 1993-12-31
LINCOLN TELECOMMUNICATIONS CO
filed 1994-03-29
CIK 320446

BUILDING
ON OUR
STRENGTHS

A report to stockholders on 1993's
performance and results.

     1993 was a year of change and strategic importance for Lincoln Telecommunications. James E. Geist, former chairman and CEO, retired in May following an impressive 43-year career. We continued to build on the value and strength of the company and prepare for a new competitive arena. Before discussing our strategic priorities, we will review our 1993 performance.

Financial Results

     We achieved record earnings in 1993. Net income rose 12.1 percent to $33.2 million (before taking a one-time, non-cash accounting charge of $23.2 million relating to retiree health benefits required by the Financial Accounting Standards Board). Earnings per share were $1.01 in 1993 before the one-time charge and $0.30 after the accounting change, compared to $0.90 in 1992. Per share amounts have been adjusted to reflect the 100 percent stock dividend paid on January 6, 1994. Year-end revenues and sales totaled $184.4 million, up from $175.4 million in 1992.

     Based on these strong results, the Board of Directors increased cash dividends twice in 1993. On December 15, 1993, the company declared a 100 percent stock dividend to stockholders of record on December 27, 1993. This stock dividend had the practical effect of a two-for-one stock split.

     Other important financial achievements included: about $25 million of net capital additions; early retirement of $35 million in long-term debt which was converted to short-term debt at a reduced interest rate; and Standard and Poor's reaffirmation of our AAA rating on our $44 million Series K First Mortgage Bonds.

     These results represent the benefits of diversification efforts we began years ago. Our newer, faster growing businesses are increasing their revenue and earnings contributions, adding to solid returns from our landline telephone operations.

Landline Telephone Operations

     Our telephone operations performed well throughout 1993. Underlying business volumes and the demand for new services continued on an upward trend. Access minutes of use grew nearly 9 percent. Customer access lines increased 2.6 percent to 238,142. Business access lines, which account for more revenue per line than residential, grew 5.7 percent.

     More than 100 miles of fiber optic cable were installed in 1993, bringing the total to 1,300 miles. Much of this fiber has been placed in fiber optic "rings" --redundant configurations to assure uninterrupted communications--with broadband capabilities.

     Marketing campaigns for our residential and small business customers focused on increasing the penetration of enhanced services like Caller ID, Voice Mail and Call Waiting. Direct mail and telemarketing efforts helped us meet important revenue objectives and build on our local marketing presence.

     Our business customers continued to provide significant growth opportunities. Their need for reliable network services, including private networks, frame relay and LAN interconnection, was a primary driver of revenue growth. Directory publishing revenues, supported by both large and small business customers, increased 5.4 percent.

     We were the first in our industry to offer Business Search
USA, a new directory information service where customers can obtain the name, address, phone number and specialized information about businesses from coast to coast. The service was launched at the end of 1993.

Wireless Telephone Operations

     It was another impressive year for our wireless operations.
We made significant investments to increase network capacity, improve service and ensure our leadership position.

     Customer line growth for Lincoln Telephone Cellular, where we are the 100 percent owner, jumped 70 percent and revenues rose
50 percent. We added four new cell sites in Lincoln.

     At First Cellular Omaha, where we are the managing partner, customer lines grew 61 percent. Seven cell sites, along with new service and retail outlets, were added in the Omaha/Council
Bluffs area to accommodate this growing market.

     We expanded our advertising and promotional programs in both markets to attract new customers, while retaining existing customers through strong retention programs, competitive prices and new services.

Diversified Operations

     Lincoln Telephone Long Distance, our long distance business, also grew steadily in 1993. Long distance minutes of use were up 4 percent. We introduced new calling programs for residential and business customers to help us maintain strong market share, especially among residential customers.


     Sales in our business equipment division rose slightly over 1992. Revenue growth was achieved primarily through sales in the Omaha market and through strong maintenance and repair programs.

Our Strategic Priorities

     While 1993's accomplishments were impressive, future challenges drive our energies. During this year of management transition, we worked as a team to critically assess our ability to continue producing strong results.

     For any company to succeed, it must recognize its strengths and endeavor to do its job better than its competitors. What we do best is build and maintain networks that enable people to connect with each other and the information they need. Our landline and cellular networks are second to none.

     We are also very good at providing products and services that add value to those networks: software, equipment, and directory and information services.

     Other strengths include a favorable regulatory environment, a loyal work force and a proven ability to compete in competitive services.

     We intend to build on these strengths. Our vision is to be the leader in providing our customers with integrated communications, entertainment and information services over wired broadband and wireless networks. We will achieve this through five strategic priorities.

     Priority One: Grow our business. We will concentrate on our existing customers--developing more customer-focused marketing plans, deploying advanced technology, and delivering the information-age services they expect. We will also pursue acquisitions outside our traditional geographic markets, but only those that meet our strategic vision of providing integrated, flexible communications.

     Priority Two: Increase productivity. We want to eliminate complicated processes and procedures which not only cost money, but interfere with the kind of service we need to provide.

     Priority Three: Re-balance our prices. We will continue to re-price our services to become the competitive price leader.

     Priority Four: Achieve regulatory parity. Work with policy makers at the local, state and federal levels of government. We must be allowed to pursue new business opportunities and we cannot be burdened with unnecessary regulations.

     Priority Five: Strengthen our customer focus to meet the demands of today's fast-paced communications world. We firmly believe that if we are to be a truly customer-focused organization, we must empower our employees and allow them to do their jobs well. We also believe that successfully building this atmosphere will make it easier to focus on building our business.

     We are making great strides in implementing these strategies. The results are gratifying. In the pages that follow, you will learn more about some of our customers and how Lincoln
Telecommunications helps connect them with the people and information they need.


/s/ Thomas C. Woods, III         /s/ Frank H. Hilsabeck

Thomas C. Woods, III             Frank H. Hilsabeck
Chairman of the Board            President and
                                 Chief Executive Officer