Form 10-K, Exhibit 13
period 1993-12-31
LINCOLN TELECOMMUNICATIONS CO
filed 1994-03-29
CIK 320446

Independent Auditors' Report
The Stockholders and Board of Directors
Lincoln Telecommunications Company:

We have audited the accompanying consolidated balance sheets of Lincoln Telecommunications Company and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common stock investment and preferred stock and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Telecommunications Company and Subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in note 7 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As discussed in note 9 to the consolidated financial statements, the Company also adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions in 1993.

                                            KPMG Peat Marwick

Lincoln, Nebraska
February 4, 1994









Financial Statements
Consolidated Balance Sheets
Dollars in thousands             December 31,                  1993         1992
Assets
Property and equipment (note 2)                           $  449,540      435,226
  Less accumulated depreciation and amortization             203,436      185,661
                                                            --------     --------
      Net property and equipment                             246,104     249,565
                                                            --------    --------
Investments and other assets (note 3)                         47,163      44,880
                                                            --------    --------
Current assets:
  Cash and cash equivalents                                   15,341       9,585
  Temporary investments, at cost, which approximates market   34,451      29,064
  Receivables, less allowance for doubtful receivables of
    $382,000 in 1993 and $419,000 in 1992                     25,429      23,630
  Materials, supplies and other assets                         6,530       6,380
                                                            --------     --------
      Total current assets                                    81,751      68,659
                                                            --------    --------
Deferred charges (note 7)                                     20,261       6,012
                                                            --------    --------
                                                          $  395,279     369,116
                                                            ========    ========
Capitalization and Liabilities
Capitalization:
  Common stock investment (notes 1, 5, 6 and 10)             184,032     189,435
  Preferred stock, 5%, cumulative, redeemable,
    non-voting (note 4)                                        4,499       4,499
  Long-term debt, excluding current installments
    (notes 2 and 6)                                           44,000      73,550
                                                            --------    --------
      Total capitalization                                   232,531     267,484
                                                            --------    --------
Current liabilities:
  Current installments of long-term debt (note 6)                -         5,325
  Notes payable to banks (note 6)                             41,500      14,000
  Accounts payable and accrued expenses                       19,989      21,801
  Income taxes payable (note 7)                                2,493       3,203
  Dividends payable                                            4,345       3,685
  Advance billings and customer deposits                       6,058       5,746
                                                            --------    --------
      Total current liabilities                               74,385      53,760
                                                            --------    --------
Deferred credits:
  Unamortized investment tax credits                           4,892       6,252
  Deferred income taxes (note 7)                              22,974      34,725
  Other (notes 7 and 9)                                       60,497       6,895
                                                            --------    --------
      Total deferred credits                                  88,363      47,872
(Continued)

Consolidated Balance Sheets (Cont'd)
Dollars in thousands                 December 31,              1993        1992


Commitments (notes 8 and 9)

                                                            --------    --------
                                                          $  395,279     369,116
                                                            ========    ========
See accompanying notes to consolidated financial statements.












































Consolidated Statements of Income
Dollars in thousands except
   per share data              Years Ended December 31,    1993      1992     1991
Telephone operating revenues:
  Local network services (note 11)                     $  70,833    66,022   55,972
  Long distance and access services (note 11)             62,775    60,491   64,293
  Directory advertising, billing and other services       16,355    16,229   15,744
  Other operating revenues                                13,951    14,018   13,303
                                                         -------   -------  -------
      Total telephone operating revenues                 163,914   156,760  149,312
                                                         -------   -------  -------
Diversified operations revenues and sales:
  Long distance services                                  19,622    18,933   18,884
  Product sales                                            8,089     7,469    7,669
  Other revenues                                             343       349      349
                                                         -------   -------  -------
      Total diversified operations revenues and sales     28,054    26,751   26,902
                                                         -------   -------  -------
Intercompany revenues                                     (7,618)   (8,143)  (8,121)
                                                         -------   -------  -------
      Total operating revenues                           184,350   175,368  168,093
                                                         -------   -------  -------
Operating expenses:
  Depreciation                                            28,596    29,626   28,628
  Cost of goods and services (note 11)                    17,709    18,103   18,806
  Other operating expenses                                85,915    80,219   78,773
  Taxes, other than payroll and income (note 15)           2,923     4,135      446
  Intercompany expenses                                   (7,618)   (8,143)  (8,121)
                                                         -------   -------  -------
      Total operating expenses                           127,525   123,940  118,532
                                                         -------   -------  -------
      Operating income                                    56,825    51,428   49,561
                                                         -------   -------  -------
Non-operating income and expense:
  Income from interest and other investments               4,540     3,660    4,529
  Interest expense and other deductions                    8,556     9,378    9,433
                                                         -------   -------  -------
      Net non-operating expense                            4,016     5,718    4,904
                                                         -------   -------  -------
      Income before income taxes and cumulative
        effect of change in accounting principle          52,809    45,710   44,657
Income taxes (notes 7 and 15)                             19,618    16,101   16,837
                                                         -------   -------  -------
      Income before cumulative effect of change
        in accounting principle                           33,191    29,609   27,820
Cumulative effect of change in accounting
  principle (note 9)                                      23,166       -        -
                                                         -------   -------  -------
      Net income                                          10,025    29,609   27,820
Preferred dividends                                          225       338      469
                                                         -------   -------  -------
(Continued)
Consolidated Statement of Income (Cont'd)

Dollars in thousands except
   per share data              Years Ended December 31,    1993      1992     1991

      Earnings available for common shares              $  9,800    29,271   27,351
                                                         =======   =======  =======

Earnings per common share:
     Earnings before cumulative effect of change
       in accounting principle                           $  1.01       .90      .83
     Cumulative effect of change in accounting principle  (  .71)       -        -
                                                          ------    ------   ------
     Earnings per common share                           $   .30       .90      .83
                                                          ======    ======   ======
Weighted average common shares outstanding
(in thousands)                                            32,548    32,672   32,878
                                                          ======    ======   ======

See accompanying notes to consolidated financial statements.

































Consolidated Statements of Common Stock
Investment and Preferred Stock
Dollars in thousands              Years Ended December 31,   1993      1992     1991
Common stock investment:
  Common stock of $.25 par value per share. Authorized
  100,000,000 shares; issued 32,980,376 shares
    (notes 1 & 5)                                        $   8,245      8,245     8,245
                                                           --------  --------  --------
  Premium on common stock (note 1)                          37,481     37,481    37,481
                                                          --------   --------  --------
  Retained earnings (note 6):
    Beginning of year                                      149,008    133,878   119,681
    Net income                                              10,025     29,609    27,820
    Premium on redemption of preferred stock                   -          (84)      -
       Dividends declared:
       5% cumulative preferred - $5.00 per share              (225)      (225)     (225)
       7.64% cumulative preferred - $7.64 per share             -        (113)     (244)
       Common - $.49 per share in 1993, $.43 per
        share in 1992 and $.40 per share in 1991           (15,949)   (14,057)  (13,154)
                                                          --------   --------   --------
    End of year                                            142,859    149,008   133,878
                                                          --------   --------   --------
  Treasury stock, at cost:
    Beginning of year, 446,000, 136,000 and 46,000 shares   (5,299)    (1,693)     (592)
   Sales of 65,350 shares (note 10)                            804        -         -
   Purchase of 4,376 shares in 1993; 310,000 shares
     in 1992; 90,000 shares in 1991                            (58)    (3,606)   (1,101)
                                                          --------   --------  --------
    End of year, 385,026, 446,000 and 136,000 shares        (4,553)    (5,299)   (1,693)
                                                          --------   --------  --------
      Total common stock investment                      $ 184,032    189,435   177,911
                                                          ========   ========  ========
Preferred stock:
  Parent company, $.50 par value per share.
    Authorized 20,000,000 shares; none issued            $     -          -         -
                                                           ========   ======== ========
  Subsidiary, $100 par value per share.
    Authorized 250,000 shares (note 4):
      5% cumulative, non-voting, redeemable solely at
      subsidiary's option for $105 per share (liquid-
      ating amount of $4,724,000) plus accrued
      dividends, 44,991 shares outstanding               $   4,499      4,499     4,499
                                                          ========   ========  ========
    7.64% cumulative redeemable with sinking fund
      requirement, 29,600 shares outstanding in 1991:
        Beginning of year                                      -        2,960     3,440
        Shares redeemed at par, 4,800 shares and 24,800
          shares at $103 in 1992 and at par, 4,800
          shares in 1991                                       -        2,960       480
                                                          --------   --------  --------
(Continued)
Consolidated Statements of Common Stock
Investment and Preferred Stock (Cont'd)

Dollars in thousands              Years Ended December 31,   1993      1992     1991

        End of year                                            -          -       2,960
        Less current requirement to be redeemed at
          par within one year (2,400 shares)                   -          -         240
                                                          --------   --------  --------
                                                         $     -          -       2,720
                                                          ========   ========  ========
See accompanying notes to consolidated financial statements.









































Consolidated Statements of Cash Flows
Dollars in thousands              Years Ended December 31,   1993      1992     1991
Cash flows from operating activities:
  Net income                                             $  10,025    29,609    27,820
                                                          --------  --------  --------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                          28,698    29,694    28,726
     Cumulative effect of change in accounting principle    23,166       -         -
     Equity in undistributed earnings of joint venture

       and general partnership                               1,518     1,806      (103)
     Provision for losses on receivables                       474       251       300
     Deferred income taxes                                 (14,308)    2,261       236
     Increase in note receivable from general partnership   (3,286)   (2,927)      -
     Changes in assets and liabilities resulting from
      operating activities:
        Receivables                                         (2,273)   (2,333)      308
        Materials, supplies and other assets                  (150)     (695)     (640)
        Deferred charges                                   (11,788)   (1,023)     (438)
        Accounts payable and accrued expenses               (1,812)    6,492    (3,560)
        Income taxes payable                                  (710)   (1,204)    3,378
        Advance billings and customer deposits                 312        88       580
        Unamortized investment tax credits                  (1,360)   (1,553)   (1,821)
        Other deferred credits                              30,436     1,996    (1,466)
                                                           -------   -------   -------
          Total adjustments                                 48,917    32,853    25,500
                                                           -------   -------   -------
          Net cash provided by operating activities         58,942    62,462    53,320
                                                           -------   -------   -------
Cash flows from investing activities:
  Expenditures for property and equipment                  (24,995)  (27,340)  (33,394)
  Net salvage on retirements                                    (2)    1,610     1,631
                                                           -------   -------   -------
    Net capital additions                                  (24,997)  (25,730)  (31,763)
  Proceeds from sale of investments and other assets            85       192       276
  Investment in and note receivable from general
    partnership                                                -         -     (35,700)
  Purchases of investments and other assets                   (744)   (4,945)     (894)
  Purchases of temporary investments                       (38,292)  (60,764) (186,783)
  Maturities and sales of temporary investments             32,905    61,235   207,813
                                                           -------   -------   -------
    Net cash used for investing activities                 (31,043)  (30,012)  (47,051)
                                                           -------   -------   -------
Cash flows from financing activities:
  Dividends to stockholders                                (15,514)  (14,124)  (13,386)
  Proceeds from issuance of notes payable                   35,000       -      16,000
  Retireent of notes payable                                (7,500)   (2,000)      -
  Debt issuance costs                                          -         -          (9)
  Purchase of treasury stock                                   (58)   (3,606)   (1,101)


(Continued)
Consolidated Statements of Cash Flows (Cont'd)

Dollars in thousands              Years Ended December 31,   1993      1992     1991

  Sales of treasury stock                                      804       -         -
  Retirement and conversion of long-term debt and
    redemption of preferred stock                          (34,875)   (9,735)  (13,799)
  Premium paid on redemption of preferred stock                -         (84)      -
                                                            -------   -------  -------
    Net cash used in financing activities                  (22,143)  (29,549)  (12,295)
                                                           -------   -------   -------
Net increase (decrease) in cash and cash equivalents         5,756     2,901    (6,026)
Cash and cash equivalents at beginning of year               9,585     6,684    12,710
                                                           -------   -------   -------
Cash and cash equivalents at end of year                  $ 15,341     9,585     6,684
                                                           ========  =======   =======

See accompanying notes to consolidated financial statements.


































Notes to
Consolidated Financial Statements
December 31, 1993, 1992 and 1991

(1) Summary of Significant Accounting Policies

Principles of Consolidation and Organization
     The consolidated financial statements reflect the accounts of Lincoln Telecommunications Company (the Company), a holding company, and its wholly-owned subsidiaries, The Lincoln Telephone and Telegraph Company (LT&T), LinTel Systems Inc. (LinTel) and Prairie Communications, Inc. (Prairie).
     LT&T, the Company's principal subsidiary, provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telephone service in the Lincoln, Nebraska MSA. LinTel provides telephone answering services, sales of non-regulated telecommunication products and services and toll services beyond LT&T's local service territory. Prairie has a 50% investment in a general partnership which operates a limited partnership providing cellular telecommunications services in the Omaha, Nebraska MSA. The investment in the partnership is accounted for using the equity method of accounting (see note 3).
     Net earnings applicable to intercompany transactions between companies of different groups of operations have been eliminated.
     The Company and its subsidiaries maintain their records in accordance with generally accepted accounting principles. LT&T maintains its telephone accounting records in accordance with the rules and regulations of the Nebraska Public Service Commission (NPSC) which substantially adheres to rules and regulations of the Federal Communi-cations Commission (FCC).
     The Company's telephone operations follow accounting for regulated enterprises prescribed by Statement of Financial Accounting Standard
(SFAS) No. 71. Accounting for the Effects of Certain Types of Regulation. The effect of SFAS No. 71 results in regulatory assets of approximately $15,181,000 and regulatory liabilities of approximately $12,736,000 at December 31, 1993.

Property and Equipment
     Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When non-telephone property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. LT&T capitalizes estimated costs, during periods of construction of more than one year, of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1993. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.



Income Taxes
     The Company files a consolidated income tax return with its subsidiaries.
     Deferred income taxes arise primarily from reporting differences for book and tax purposes related to depreciation and postretirement benefits.
     Investment tax credits applicable to telephone property and equip-ment were deferred and taken into income over the estimated useful lives of such property and equipment.

Retirement Benefits
     The Company has a qualified defined benefit pension plan which covers substantially all employees. The Company also has a qualified defined contribution profit-sharing plan which covers nonunion eligible employees. Costs of the pension and profit-sharing plans are funded as accrued.
     The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, as of January 1, 1993. This establishes a new accounting principle for the cost of retiree health care and other postretirement benefits (see note 9). Prior to 1993, the Company recognized these benefits on a cash basis.

Local Network Services
     LT&T's local network service rates are filed with and, in certain circumstances, are subject to review and approval by the NPSC. Billings for local network service are rendered monthly in advance on a cyclical basis. Advance billings are recorded as a liability and subsequently taken into income in the appropriate periods.

Long Distance and Access Services Revenues
     Long distance and access services revenues are derived from long distance calls within the Company's service territory, carrier charges for access to LT&T's local exchange network, subscriber line charges and contractual arrangements with carriers for other services. Certain of these revenues are realized under pooling arrangements with other telephone companies and are divided among the companies based on respective costs and investments to provide the services. Revenues realized through the various pooling processes are initially based on estimates. Adjustments are recorded in subsequent years as participating companies finalize their respective costs and investments. The Company elected to be subject to price cap regulation by the FCC effective July 2, 1993, pursuant to which limits are imposed on the Company's interstate service rates. Prior to July 2, 1993, the Company operated under rate-of-return regulation, which offered less pricing and earnings flexibility than under price cap regulation.

Diversified Operations - Long Distance Services
     Long distance services revenues included in Diversified Operations are derived from toll services beyond LT&T's local service territory.
These revenues are recognized when earned regardless of the period in which they are billed to the customer. Billing and access costs related to long distance services are included as a cost of Diversified Opera- tions and as revenues of the telephone operations, and are eliminated in consolidation.

Statements of Cash Flows
     For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $11,581,000 and $1,540,000 at December 31, 1993 and 1992, respectively, consist of short-term fixed income securities.

Common Stock and Earnings Per Common Share
     Effective January 6, 1994, the Company paid a 100% stock dividend to stockholders of record on December 27, 1993, which has been treated as a stock split for financial reporting purposes. Common stock, premium on common stock and all per share information has been retroactively adjusted to give effect to the stock dividend for all periods presented.


(2) Property and Equipment

The following table summarizes the property and equipment at December 31, 1993 and 1992 used in the operations:

                                            1993                        1992
                                             Accumulated                Accumulated
                                           depreciation and           depreciaton and
                                  Cost       amortization       Cost   amortization
Classifications
Used in telephone operations:
  Land                         $   2,772          -              2,746        -
  Buildings                       25,716       10,334           24,860      9,824
  Equipment                      407,477      187,953          392,153    171,090
  Motor vehicles and
    other work equipment          10,116        4,012            9,651      3,823
                                --------     --------         --------   --------
    Total in service             446,081      202,299          429,410    184,737
Under construction                 1,608          -              4,376        -
                                --------     --------         --------   --------
Total used in telephone
  operations                     447,689      202,299          433,786    184,737
Used in diversified
  operations, non-regulated        1,851        1,137            1,440        924
                                --------     --------         --------   --------
                               $ 449,540      203,436          435,226    185,661
                                ========     ========         ========   ========

    Included in "Equipment Used in Telephone Operations" are investments of $10,986,000 and $10,033,000 in 1993 and 1992, respectively, that are directly assigned to non-regulated operations. The corresponding accumulated depreciation and amortization was $6,247,000 in 1993 and $5,476,000 in 1992. In addition, other investments that are common to both regulated and non-regulated operations are allocated in a manner consistent with the FCC's rules and regulations.
     The composite depreciation rate for telephone property was 6.5% in 1993, 6.9% in 1992 and 6.7% in 1991.
     Construction expenditures for 1994 are expected to approximate $33,434,000. The Company anticipates funding construction through operations.
     Substantially all telephone property and equipment, with the exception of motor vehicles, is mortgaged or pledged to secure LT&T's first mortgage bonds. Under certain circumstances, as defined in the bond indenture, all assets become subject to the lien of the indenture.


(3) Equity Investments

     The Company has a 50% interest in Anixter-Lincoln, a general partnership and joint venture with Anixter Bros., Inc. of Skokie, Illinois. Anixter-Lincoln is a distributor of telecommunications equipment. The Company uses the equity method of accounting for this investment.
     On December 31, 1991, Prairie acquired a 50% interest in Omaha Cellular General Partnership (OCGP). The remaining 50% interest in OCGP is owned by Centel Nebraska, Inc. (Centel-Neb). OCGP is the general partner of and holds approximately 55% of the partnership interests in Omaha Cellular Limited Partnership, which provides cellular telecommunications services in Douglas and Sarpy Counties in Nebraska and Pottawattamie County, Iowa. Omaha Cellular Limited Partnership conducts business under the trade name First Cellular Omaha. Prairie is the managing partner of OCGP.
     Prairie purchased its 50% interest in OCGP from Centel Cellular Company (Centel) for $11.9 million. The carrying value of the investment at equity in net assets was approximately $8.1 million at December 31, 1993. Also, Prairie purchased and holds a discounted note from OCGP in the face amount of approximately $54 million, for which the purchase price was $23.8 million. The note has a carrying value of approximately $30 million at December 31, 1993. Such note has a stated interest rate of 11.94% and is due December 31, 1998. The proceeds of the note were distributed by OCGP in equal parts to Centel and Centel-Neb.
     Commencing on December 31, 1996, and for the two-year period thereafter, Prairie has the option to purchase from Centel-Neb the remaining 50% interest in OCGP.


(4) Redeemable Preferred Stock

     LT&T's preferred stock is cumulative, non-voting, non-convertible and redeemable solely at subsidiary's option at $105 per share, for a liquidating amount of $4,724,000, plus accrued dividends.
     LT&T's 7.64% preferred stock required an annual sinking fund payment to redeem 2,400 shares annually with an additional 2,400 shares subject to redemption at par value. In June 1992, the Board of Directors authorized the redemption of all outstanding shares of the 7.64% preferred stock. This consisted of 4,800 shares at par value and 24,800 shares at $103 per share. The redemption was completed on July 10, 1992 with a total payment of $3,034,400.


(5) Dividend Reinvestment and Stock Purchase Plan

     Stock for the Company's Employee and Stockholder Dividend Reinvest-ment and Stock Purchase Plan (Plan) is purchased on the open market by the Plan's Administrator. The basis for the purchase price of the stock allocated to the Plan participants is the average price paid by the Administrator during the 5-day trading period preceding and including the dividend payment date. Employee purchases are at 95% of such price while purchases by non-employee participants are at 100% of such price.
     Participants in the Plan may use cash dividends declared on stock owned and optional cash contributions to purchase additional stock. Any contributions received by approximately eight days before the end of each calendar quarter will be used to purchase shares of stock as of the next dividend date.
     Shares purchased in the open market for the Plan aggregated 57,604, 60,636 and 51,171 during 1993, 1992 and 1991, respectively. Expenses, net of gains, incurred related to the Plan were approximately $22,500, $2,700 and $74,000 in 1993, 1992 and 1991, respectively. There are no shares reserved for issuance under the Plan.


(6) Long-Term Debt and Notes Payable

Long-term debt at December 31, 1993 and 1992 is shown below:
First mortgage bonds:
Interest                Date final                   1993        1992
  rate                 payment due                (Dollars in thousands)
9.910%                 June 1, 2000             $   44,000      44,000
8.250                  Paid in 1993                    -         9,750
9.350                  Paid in 1993                    -        13,250
8.150                  Paid in 1993                    -        12,000
                                                   -------     -------
        Total long-term debt                        44,000      79,000
Less current installments of long-term debt            -         5,450
                                                   -------     -------
Long-term debt, excluding current installments
  and reacquired debt                             $ 44,000      73,550
                                                   =======     =======

     The long-term debt agreements contain various restrictions, including those relating to payment of dividends by LT&T to its stockholder (the Company). Notes payable to banks also contain various restrictions. At December 31, 1993, approximately $22,050,000 of LT&T's retained earnings were available for payment of cash dividends under the most restrictive provisions of such agreements.
     The long-term debt is due June 1, 2000 with interest payable semi-annually.
     The Company has notes payable to banks which have variable interest rates ranging from 3.3% to 3.8% at December 31, 1993, which are due by December 31, 1994.




(7) Income Taxes

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement 109 requires a change in the method of account-ing for deferred income taxes. Under the assets and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the accounting period in which the enactment date occurs.
     Generally accepted accounting principles for regulated enterprises adopting Statement 109 required the recognition of deferred tax assets and liabilities. The Company recognized deferred regulatory assets and liabilities of approximately $17,096,000 and $14,743,000, respectively, as a result of adopting Statement 109. The net effect of these deferred regulatory assets and liabilities of approximately $2,353,000 was recorded on the financial statements as of January 1, 1993 as an increase to deferred income tax liabilities and will be amortized into income tax expense on the financial statements over a ten-year period. The December 31, 1992 financial statements have not been restated to apply the provisions of Statement 109.
     Shown below are the components of income taxes from continuing operations before cumulative effect of change in accounting principle.

                                            1993           1992         1991
                                                 (Dollars in thousands)
  Current:
    Federal                                $ 16,400       13,115       13,598
    State                                     3,628        2,278        4,824
                                            -------      -------      -------
                                             20,028       15,393       18,422
  Investment tax credits                     (1,360)      (1,553)      (1,821)
                                            -------      -------      -------
  Deferred:
    Federal                                     490        1,831          172
    State                                       460          430           64
                                            -------      -------      -------
                                                950        2,261          236
                                            -------      -------      -------
      Total income tax expense             $ 19,618       16,101       16,837
                                            =======      =======      =======

     Total income tax expense attributable to income from continuing operations in each year was less than that computed by applying U.S. Federal income tax rates (35% in 1993 and 34% in 1992 and 1991) to income before income taxes. The reasons for the differences are shown on the following page.

                                1993               1992               1991
                                     % of               % of               % of
                                    pretax             pretax            pretax
                           Amount   income    Amount   income    Amount  income
Computed "expected"
 income tax expense        $18,483   35.0%    $15,542   34.0%    $15,184   34.0%
State income tax expense,
 net of Federal income
 tax benefit                 2,658    5.0       1,787    3.9       3,226    7.2
Tax effect of items
capitalized for financial
 statement purposes but
 expensed for tax
 purposes on which
 deferred income taxes
 were not provided             -      -           390     .9         418     .9
Nontaxable interest
 income                        (75)   (.1)        (25)   (.1)       (365)   (.8)
Amortization of
 regulatory deferred
 charge                      1,914    3.6          -      -           -      -
Amortization of
 regulatory deferred
 liability                  (2,006)  (3.8)         -      -           -      -
Amortization of
 investment tax credits     (1,360)  (2.6)     (1,553)  (3.4)     (1,821)  (4.0)
Effect of FASB No. 109
 adoption on non-
 regulated income             (236)   (.4)         -      -           -      -
Other                          240     .4         (40)   (.1)        195     .4
                           -------   ----     -------   ----     -------   ----
Actual income tax
 expense                  $ 19,618   37.1%   $ 16,101   35.2%   $ 16,837   37.7%
                           =======   ====     =======   ====     =======   ====

     The significant components of deferred income tax expense attribut-able to income from continuing operations for the year ended December 31, 1993 were as follows (dollars in thousands):

    Deferred tax expense (exclusive of the effects of
        amortization below)                                         $ 1,042
    Amortization of regulatory deferred charges                       1,914
    Amortization of regulatory deferred liability                    (2,006)
                                                                     ------
                                                                    $   950
                                                                     ======




     For the years ended December 31, 1992 and 1991, deferred tax expense was provided on certain timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each are shown below:

                                                    1992         1991
                                                  (Dollars in thousands)
    Tax over financial statement depreciation     $    855         682
    Other taxes                                      1,200          -
    Other                                              206        (446)
                                                    ------      ------
                                                  $  2,261         236
                                                    ======      ======
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below (dollars in thousands):

    Deferred tax assets:
      Accumulated postretirement benefit cost              $ 15,946
      Regulatory deferred credits                             5,884
      Other                                                   2,438
                                                            -------
        Total gross deferred tax assets                      24,268
    Less valuation allowance                                    -
                                                            -------
        Net deferred tax assets                              24,268

    Deferred tax liabilities:
      Plant and equipment, principally due to
        depreciation differences                             40,720
      Regulatory deferred charges                             4,036
      Other                                                   2,486
                                                            -------
        Total gross deferred tax liabilities                 47,242
                                                            -------
        Net deferred tax liability                         $ 22,974
                                                            =======

     As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1993 was necessary.
     Prior to 1987, LT&T followed the practice of deducting for income tax purposes, interest, sales taxes and certain payroll related costs, which were capitalized in the financial statements. As the NPSC did not permit deferred income taxes relating to such costs to be allowed for rate-making purposes, deferred income taxes were not provided for these timing differences. The cumulative net amount of income tax timing differences for which deferred income taxes were not provided was approximately $16,800,000 at December 31, 1992. The liability for the income tax timing differences was recorded in the previously described adoption of Statement 109 in 1993.


(8) Benefit Plans

     The Company has a defined benefit pension plan covering substan-tially all employees with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations. There is no prior service liability associated with the basic benefits provided by the plan.
     The net periodic pension credit for 1993, 1992 and 1991 amounted to $690,000, $971,000 and $477,000, respectively. The net periodic pension credit is comprised of the following components (dollars in thousands).

                                                1993     1992     1991
Service cost-benefits earned during the
  period                                    $  3,408    3,160    3,099
Interest cost on projected benefit
  obligations                                  8,441    7,744    7,446
Actual return on plan assets                 (25,849)  (9,309) (22,507)
Amortization and deferrals, net               13,310   (2,566)  11,485
                                             -------  -------  -------
Net periodic pension credit                 $   (690)    (971)    (477)
                                             =======  =======  =======

     The following table summarizes the funded status of the pension plan at December 31, 1993, 1992 and 1991.

                                                        1993      1992
1991
                                                          (Dollars in
thousands)
Actuarial present value of pension
benefit obligation:
  Vested                                            $ 97,040    89,485     86,701
  Nonvested                                           14,108    12,174     11,453
                                                     -------   -------    -------
    Accumulated pension benefit obligation         $ 111,148   101,659     98,154
                                                     =======   =======    =======
Projected pension benefit obligation                 127,884   117,510    113,147
Less, plan assets at market value                    185,197   165,563    155,398
                                                     -------   -------    -------
  Excess of plan assets over projected
    pension benefit obligation                        57,313    48,053     42,251
Unrecognized prior service cost                        5,924     2,705      2,901
Unrecognized net gain                                (49,088)  (35,866)   (29,799)
Unrecognized net asset being recognized
  over 15.74 years                                   (12,520)  (13,953)   (15,385)
                                                     -------   -------    -------
    Prepaid (accrued) pension cost recognized
      in the consolidated balance sheets            $  1,629       939        (32)
                                                     =======   =======    =======


     The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U.S. Government obligations.
     The assumptions used in determining the funded status information and pension expense for the three years were as follows:

                                              1993      1992      1991
Discount rate                                 7.10%     7.10      7.10
Rate of salary progression                    6.00      6.25      6.25
Expected long-term rate of return on assets   8.00      8.00      8.00
                                              ====      ====      ====

     In addition to the defined benefit pension plan, the Company has a defined contribution profit-sharing plan which covers nonunion eligible employees who have completed one year of service. Participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the participants' contributions up to 5% of their wages. The profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company purchased on the open market. The Company's combined contributions totaled $640,000, $601,000 and $561,000 for 1993, 1992 and 1991, respectively.


(9) Postretirement Benefits

     The Company sponsors a health care plan that provides postretirem-ent medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have 15 years of service with normal or early retirement. The cost of retiree health care, dental and life insurance benefits was recognized as an expense as premiums were paid in 1992 and 1991. For 1992 and 1991, such expense totaled $2,290,000 and $2,131,000, respectively.
     The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. The new standard requires accounting for these benefits during the active employment of the participants. The Company elected to record the accumulated benefit obligation upon adoption in the first quarter. After taxes, this one-time charge amounted to $23,166,000, net of income tax benefit of $15,258,000. Pursuant to Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, a regulatory asset associated with the recognition of the transition obligation was not recorded because of uncertainties as to the timing and extent of recovery given the Company's assessment of its long-term competitive environment.






     The following table presents the plan's status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1993 (dollars in thousands):

    Accumulated postretirement benefit obligation:
      Retirees                                               $ 29,851
      Fully eligible active plan participants                  10,202
      Other active plan participants                            7,328
                                                              -------
                                                               47,381
    Plan assets at fair value                                     -
    Unrecognized net loss                                      (7,054)
                                                              -------
        Accrued postretirement benefit cost recognized
          in consolidated balance sheets                     $ 40,327
                                                              =======

     Net periodic postretirement benefit costs for the year ended December 31, 1993 include the following components (dollars in thousands):
     Service cost                                           $     300
     Interest cost                                              3,632
                                                             --------
     Net periodic postretirement benefit costs              $   3,932
                                                             ========

     For purposes of measuring the benefit obligation, a discount rate of 8.0% and an 11.7% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1993. This rate of increase was assumed to decrease gradually to 5.5% by the year 2004.
     For purposes of measuring the benefit cost, a discount rate of 9.5% and a 12% annual rate of increase in the health care cost trend rate was assumed for 1993. This rate of increase was assumed to decrease gradually to 6.5% by the year 2002. The health care cost trend rate assumptions have a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by approximately $350,000 and increase the accumulated postretirement benefit obligation by approximately $4,200,000.


(10) Stock and Incentive Plan

     The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.
     Under the plan, options may be granted for a term not to exceed ten years from date of grant. The option price is the fair market value of the shares on the date of grant. Such exercise price was $11.50 for the 1990 options and $12.75 for the 1992 options. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.
     Stock option activity under the Plan is summarized as follows:
                                      1993       1992        1991
     Outstanding at January 1       176,000     88,000      88,000
     Granted                            -       88,000         -
     Exercised                      (65,350)       -           -
     Cancelled                          -          -           -
                                    -------    -------     -------
     Outstanding at December 31     110,650    176,000      88,000
                                    =======    =======     =======
     Exercisable at December 31      42,650        -           -
                                    =======    =======     =======

     All of the above information has been retroactively adjusted to give effect to the 100% stock dividend.
     The Plan also provides for the granting of stock appreciation rights (SARs) to holders of options, in lieu of stock options, upon lapse of stock options or independent of stock options. Such rights offer optionees the alternative of electing not to exercise the related stock option, but to receive instead an amount in cash, stock or a combination of cash and stock equivalent to the difference between the option price and the fair market value of shares of Company stock on the date the SAR is exercised. No SARs have been issued under the plan.
     In addition, 16,002 shares, 15,224 shares and 13,464 shares of restricted stock were awarded from stock purchased on the open market by the Company during 1993, 1992 and 1991, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.
     Amounts charged against 1993, 1992 and 1991 net income for cash and restricted stock awards were approximately $460,500, $388,500 and $277,500, respectively. Pursuant to the Plan, 2,000,000 shares of common stock are reserved for issuance under this Plan.


(11) Network Service Revenues

     On May 28, 1991, the Nebraska Public Service Commission (NPSC) ordered LT&T to implement several rate and service changes which became effective August 16, 1991. Increased rates for basic local service, together with reduced rates for long distance calls and other changes included in the order, were intended to be revenue-neutral. Results were monitored monthly and were reviewed with the NPSC after a full year of operation. By its order dated February 16, 1993, the NPSC determined that a one-time refund of $1 for each residential line and $2 for each business line would be needed to achieve revenue neutrality. The refunds were provided as credits on customers' March 1993 billing. In addition, the NPSC ordered further reductions in rates for touch call service and long distance service, estimated to total $1,589,000 annually. These rate reductions were effective March 1, 1993.
     Network service revenues include revenues received by LT&T for billing and access services provided to LinTel, which were approximately $6,746,000 for 1993, $7,214,000 for 1992 and $7,397,000 for 1991, and
are deducted as intercompany revenues and expenses.

(12) Quarterly Financial Information (Unaudited)

                                        First    Second    Third    Fourth

       1993                            quarter   quarter  quarter   quarter
   Total
                                                 (Dollars in thousands)
Revenues and sales from continuing
operations:
  Telephone                           $ 40,170    40,406   41,713    41,625  163,914
  Diversified                            6,463     6,828    7,224     7,539   28,054
  Intercompany revenues                 (1,896)   (1,955)  (1,909)   (1,858)  (7,618)
                                        ------    ------   ------    ------  -------
      Total                           $ 44,737    45,279   47,028    47,306  184,350
                                        ======    ======   ======    ======  =======
  Income before cumulative effect of
    change in accounting principle       8,072     7,970    8,276     8,873   33,191
  Cumulative effect of change in
    accounting principle               (23,534)      -        368       -    (23,166)
                                        ------    ------   ------    ------  -------
  Net income (loss)                   $(15,462)    7,970    8,644     8,873   10,025
                                        ======    ======   ======    ======  =======
  Earnings per common share before
     cumulative effect of change in
     accounting principle                  .25       .24      .25       .27     1.01
  Cumulative effect of change in
     accounting principle                 (.72)      -        .01       -       (.71)
                                        ------    ------   ------    ------  -------
  Earnings (loss) per common share    $   (.47)      .24      .26       .27      .30
                                        ======    ======   ======    ======  =======
       1992
Revenues and sales from continuing
operations:
  Telephone                           $ 38,452    38,916   38,986    40,406  156,760
  Diversified                            6,157     6,353    7,321     6,920   26,751
  Intercompany revenues                 (1,947)   (2,062)  (2,116)   (2,018)  (8,143)
                                        ------    ------   ------    ------  -------
      Total                           $ 42,662    43,207   44,191    45,308  175,368
                                        ======    ======   ======    ======  =======
      Net income                      $  6,145     6,992    8,529     7,943   29,609
                                        ======    ======   ======    ======  =======
      Earnings per common share       $    .19       .21      .26       .24      .90
                                        ======    ======   ======    ======  =======







(13) Supplemental Disclosures to Statements of Cash Flows

     Cash paid for interest and income taxes for each of the years in the three-year period ended December 31, 1993 are as shown below
(dollars in thousands):
                                     1993      1992       1991
     Interest                    $  7,495     8,766      8,776
     Income taxes                $ 20,631    16,597     15,044
                                   ======    ======     ======

(14) Common Stock Purchase Rights

     The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989. Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1993, 34,980,376 shares of common stock were reserved for issuance in connection with these stock purchase rights.


(15) Property and State Income Taxes

     In separate decisions during 1991, the Nebraska Supreme Court (the Court) decided that the personal property tax system of the State as applied in 1989 and in 1990 was unconstitutional. On January 22, 1993, the Court affirmed a determination by the Nebraska State Board of Equalization and Assessment whereby 18.81% of the taxes paid for 1990 should be refunded to the Company and certain other taxpayers. In mid-1993, LT&T and LinTel entered into agreements with the Nebraska Tax Commissioner pursuant to which LT&T and LinTel agreed to accept a refund of 18.81% of the property taxes paid for the 1989 and 1990 tax years. Such agreements were subsequently approved by the NPSC. As a result of these actions, the Company recorded refunds or credits of approximately $1,359,000 and $1,494,000 in 1993 and 1992, respectively.
     Also in 1991, the Nebraska Legislature responded to the 1991 Court decisions by eliminating personal property taxes for 1991 only, substituting increased rates for state corporate income taxes and creating a 4% surcharge on depreciation deductions. In July 1992, the Court declared this legislative action to be unconstitutional. Subsequently, the Nebraska Legislature enacted new tax legislation for 1992, similar to the 1991 legislation but with a 2% surcharge on depreciation deductions. The combination of these two actions lowered the Company's state income taxes by approximately $575,000 for 1992.
     In view of a constitutional amendment approved by the voters in 1992, the constitutional issues concerning Nebraska property taxes appear to have been resolved.

(16) Disclosures About the Fair Value of Financial Investments

Cash and Cash Equivalents, Receivables, Accounts Payable and
Notes Payable to Banks
     The carrying amount approximates fair value because of the short maturity of these instruments.

Temporary Investments
     The fair values of the Company's marketable investment securities are based on quoted market prices.

Investments and Other Assets
     The fair value of the Company's note receivable from OCGP is based on the amount of future cash flow associated with the instrument discounted using the Company's current borrowing rate on similar instruments of comparable maturity.

Long-Term Debt
     The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate on similar debt instruments of comparable maturity.

Estimated Fair Value
     The estimated fair value of the Company's financial instruments are summarized as follows (dollars in thousands):
                             At December 31, 1993    At December 31, 1992
                             Carrying   Estimated    Carrying   Estimated
                             amount     fair value   amount     fair value
  Temporary investments      $ 29,451     30,693       29,064     29,596
                              =======    =======      =======    =======
  Note receivable from OCGP  $ 30,013     35,644       26,727     31,958
                              =======    =======      =======    =======
  Long-term debt             $ 44,000     54,021       79,000     93,609
                              =======    =======      =======    =======

Limitations
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


(17) Reclassifications

     Certain of the 1992 and 1991 financial statement amounts have been reclassified to conform with the 1993 presentation.