Form 10-K, Exhibit 13
period 1993-12-31
LINCOLN TELECOMMUNICATIONS CO
filed 1994-03-29
CIK 320446

Management's Discussion and Analysis of
Financial Conditions and Results of Operations

Overview

     Lincoln Telecommunications Company (the Company) is a holding company headquartered in Lincoln, Nebraska, whose subsidiaries operate primarily in the telecommunications industry. The Company owns all of the issued and outstanding common stock of its subsidiaries: The Lincoln Telephone and Telegraph Company (LT&T), LinTel Systems Inc. (LinTel), and Prairie Communications, Inc. (Prairie). LT&T primarily provides local, long distance, and data service, as well as telephone directories, to 22 counties in southeast Nebraska. LT&T also operates a cellular franchise in the Lincoln Metropolitan Service Area (MSA). LinTel sells and services communications equipment to business customers in eastern Nebraska. It also provides long distance service to points outside of LT&T's service area. Prairie holds an ownership interest in and manages the wireline cellular franchise in the Omaha MSA, which does business as First Cellular Omaha. The revenues of LT&T, including its cellular operations in the Lincoln MSA, are shown in the Consolidated Statements of Income under telephone operating revenues. The revenues of LinTel are shown in such Statements under diversified operations revenues and sales. Income which the Company receives from First Cellular Omaha and its other holdings are included in such Statements under non-operating income and expense, which includes income from interest and other investments.

Results of Operations

Net Earnings
     Consolidated earnings available for common shares, before a one-time accounting charge related to retirees' health benefits, made effective January 1, 1993, were $32,966,000 in 1993, compared to $29,271,000 in 1992 and $27,351,000 in 1991. The growth from 1992 to
1993 was 12.6% and was 7.0% from 1991 to 1992. After the one-time accounting charge, 1993 earnings available for common shares were $9,800,000.
     Earnings per common share before the one-time accounting charge were $1.01 in 1993, compared to $0.90 in 1992 and $0.83 in 1991, after giving effect to the 100% stock dividend which was distributed on January 6, 1994.

Operating Revenues
     In 1993, total operating revenues grew by $8,982,000, an increase of 5.1%, to a total of $184,350,000. In 1992, total operating revenues grew by $7,275,000, an increase of 4.3% over 1991, to a total of $175,368,000.

Telephone Operating Revenues
     Led by growth in cellular network revenues, telephone operating revenues increased by $7,154,000, or 4.6% over 1992, to a total of $163,914,000. Growth in 1992 was $7,448,000 or 5.0% over 1991, to a total of $156,760,000.

Local Network Services
     Local network service revenues as shown in the Consolidated Statements of Income reflect amounts billed to customers for local exchange services, which include access to the network and secondary central office services, such as custom calling features. It also includes network revenues from cellular operations in the Lincoln MSA. Local network service revenues in 1993 were $70,833,000, an increase of $4,811,000 or 7.3% over the 1992 total of $66,022,000. In 1992, local network service revenues increased $10,050,000 or 18.0% over the 1991 total of $55,972,000.
     Each annual increase reflects the addition of telephone and cellular access lines. Customer business telephone access lines increased 3,471 (5.7%) in 1993 and 3,281 (5.7%) in 1992. Residence
telephone access lines increased 2,523 (1.5%) in 1993 and 2,790 (1.7%) in 1992. Cellular access lines increased 5,654 (69.8%) in 1993 and 2,919 (56.4%) in 1992. The increase in 1992 local network service revenues is also attributable to revenue shifts from long distance to local service due to the introduction of Enhanced Local Calling Areas (ELCAs), and to higher local service rates implemented in August 1991. Revenues derived from calling within ELCAs (a radius of 25 miles around each exchange) are classified as local service revenues.

Long Distance and Access Services

Long Distance Revenues
     Long distance revenues as shown in the Consolidated Statements of Income are received from providing long distance services within LT&T's service area. These services include calls beyond the ELCAs; Wide Area Telecommunications Service ("WATS" or "800" services) for customers with highly concentrated demand; and special services, such as private lines. Long distance revenues in 1993 were $15,244,000, a decrease of $790,000 or 4.9% from the 1992 total of $16,034,000. In 1992, long distance revenues decreased $4,689,000 or 22.6% from the 1991 total of $20,723,000. Long distance rates were reduced by approximately $1,125,000 annually beginning on March 1, 1993, pursuant to an order of the Nebraska Public Service Commission (NPSC). The 1992 decrease was due primarily to the reclassification of calls 25 miles or less in length (calls within ELCAs) to local network revenue. These calls were classified as long distance calls prior to August 1991.

Access Revenues
     Interstate access service revenues result from providing access services to interexchange carriers in order to provide telecommuni-cations services between LT&T's area and other states. Interstate access service revenues were $29,178,000 in 1993, an increase of $1,584,000 or 5.7% over the 1992 total of $27,594,000. In 1992, interstate access service revenues decreased $591,000 or 2.1% from the 1991 total of $28,185,000. The 1993 increase was due primarily to increased volume of access minutes. The 1992 decrease was due to regulatory rule changes which reduced costs allocated to the interstate jurisdiction.
     Intrastate access service revenues result from the provision of access services to interexchange carriers which provide telecommu-nications services between Local Access and Transport Areas (LATAs) within Nebraska. Intrastate access revenues were $18,353,000 in 1993, an increase of $1,489,000, or 8.8%, over the 1992 total of $16,864,000. In
1992, intrastate access revenues increased $1,478,000 or 9.6% over the 1991 total of $15,386,000. Both the 1993 and the 1992 increases were due to increased volumes of access minutes.

Diversified Operations Revenues and Sales
     Revenues and sales from diversified operations were $28,054,000 in 1993, up $1,303,000 or 4.9%. In 1992, revenues and sales from diversified operations had decreased by $151,000, or 0.6%, from 1991.
     Revenues are received from LinTel's Lincoln Telephone Long Distance division which provides long distance services beyond LT&T's service area. These services include long distance and WATS calls. Long distance revenues were $19,622,000 in 1993, an increase of $689,000 or 3.6% over the 1992 total of $18,933,000. In 1992, long distance revenues increased $49,000 or 0.3% over the 1991 total of $18,884,000.
     Revenues are also received by LinTel from sales and servicing of telecommunications products and equipment. Product sales revenues were $8,089,000 in 1993, an increase of $620,000 or 8.3% over the 1992 amount of $7,469,000. In 1992, product sales revenues decreased $200,000 or 2.6% from the 1991 amount of $7,669,000.

Operating Expenses
     Total operating expenses were $127,525,000 in 1993, an increase of $3,585,000 or 2.9% from 1992. Total operating expenses increased $5,408,000 or 4.6% from 1991 to 1992.
     Depreciation expenses amounted to $28,596,000 in 1993, $29,626,000 in 1992, and $28,628,000 in 1991. The most recent depreciation rate order by the NPSC allowed analog electronic and step-by-step switching equipment, as well as microwave radio systems, to be fully amortized by December 31, 1992. On November 10, 1993, LT&T filed an application with the NPSC which would increase annual depreciation costs by $3,802,000 based upon December 1992 book balances. An NPSC decision is expected in 1994 to be retroactively effective to January 1, 1994.
     Costs of goods and services were reduced by $394,000 or 2.2% in 1993 from 1992 to an amount of $17,709,000, and by $703,000 or 3.7% in
1992 from 1991, led by LinTel's reduced costs of providing long distance services in each year.
     Other operating expenses were $85,915,000 in 1993, $80,219,000 in 1992, and $78,773,000 in 1991. The 1993 increase was led by the increased cost of employee benefits, including a change in accounting for the costs of health care benefits after existing employees retire. Sales commissions and other costs of acquiring cellular customers also increased.
     Taxes, other than payroll and income, are principally local property taxes. The Company's tax obligations were significantly modified by actions of the Nebraska Legislature and the Nebraska Supreme Court, as described further under the heading "Operating Environment and Trends in the Business." These taxes amounted to $2,923,000 in 1993, compared to $4,135,000 in 1992 and $446,000 in 1991.

Non-Operating Income (Expenses)
     Series G, I and J First Mortgage Bonds totalling $35,000,000 were called on July 6, 1993, resulting in a call premium of $822,000. Short-term borrowings at lower interest rates were used to fund the call. This action led to a total of $8,556,000 for interest expense and other deductions in 1993, compared to $9,378,000 in 1992 and $9,433,000 in 1991.

Income Taxes
     Income tax expenses in 1993 were $19,618,000, compared to $16,101,- 000 in 1992 and $16,837,000 in 1991. In addition to increased taxable income in 1993 over 1992, the federal income tax rate increased from 34% to 35%.
     In July 1992, the Nebraska Supreme Court issued a ruling which invalidated the 1991 Legislature's LB 829. As a result, the Legislature held a special session in November 1992. To recoup the lost revenue, one-time measures were adopted which were similar to those of LB 829, but which were less burdensome to telecommunications providers than was the case under the 1991 legislation. The net change from these actions was a reduction of the Company's state income taxes for 1992 by approximately $575,000.

Liquidity and Capital Resources

Capitalization
     LT&T reduced its long-term debt by $35,000,000 in 1993 and $6,775,000 in 1992. Short-term borrowings were used to accomplish the 1993 reduction. In addition, LT&T retired all of its 7.64% preferred stock in July 1992, including 4,800 shares at par and 24,800 shares at $103 per share. A total of $3,034,400 was paid to retire the preferred stock.
     During 1991, the Board of Directors authorized the purchase of up to 600,000 shares of the Company's common stock as warranted by market conditions. Pursuant to this authorization, the Company purchased 270,000 shares in 1992 for $3,125,000, and 4,376 shares in 1993 for
$58,000. The foregoing common share information has been adjusted to reflect the 100% stock dividend distributed on January 6, 1994.

Construction
     The Company is continuing to invest in new technology. Net cash expenditures for capital additions to property and equipment amounted to $24,997,000 in 1993, $25,730,000 in 1992, and $31,763,000 in 1991. Cash
provided by operating activities, less dividends, exceeded capital additions in each of those years. Gross additions to telephone property and equipment are expected to approximate $33,434,000 in 1994. The
Company anticipates funding this construction from operating activities.
     The Company's fiber optic system between major wire centers is complete.

The Company continues to monitor the economic feasibility and technological advances in extending fiber beyond the wire centers. There are no specific plans for this expansion at this point.




Cash and Cash Equivalents
     The Company had cash, cash equivalents, and temporary investments of $49,792,000 and $38,649,000 at December 31, 1993 and 1992,
respectively.
     There were short-term borrowings of $41,500,000 and $14,000,000 at December 31 of 1993 and 1992, respectively.

Dividends
     Quarterly dividends on the Company's common stock were increased from 9.25 cents per share to 10 cents per share, commencing with dividends paid April 10, 1991, to 11 cents per share commencing July 10, 1992, to 12 cents per share commencing January 10, 1993, and to 13 cents per share commencing January 10, 1994. In addition, a 100% stock dividend was distributed on January 6, 1994. The total cash dividends declared amounted to 49 cents per share in 1993, 43 cents per share in 1992 and 40 cents per share in 1991. The foregoing per share information has been adjusted to reflect such 100% stock dividend.

Purchase of Shares for Employee Benefit Plans
     On February 1, 1994, the Company filed a Form S-3 Registration Statement with the Securities and Exchange Commission in connection with the secondary offering of 2,130,000 shares of the Company's common stock for sale by Sahara Enterprises, Inc. (Sahara). Sahara granted an option to the underwriters to purchase up to 319,500 additional shares of common stock to cover over-allotments. Concurrently with the sale of such shares, Sahara has agreed to sell 250,000 shares of the Company's common stock which it owns to the Company for future use in funding employee benefit plans at a price equal to the public offering price, less a discount of 2% of such price. The Company anticipates financing this transaction through short-term debt.


Acquisition and Investments

     On December 31, 1991, Prairie entered into a partnership that holds a 55% interest in the Omaha Cellular Limited Partnership, now doing business as First Cellular Omaha, which provides cellular communications services in the Omaha MSA. Prairie is an equal partner with Centel-Nebraska in the partnership and has the option to purchase Centel's remaining 50% interest in the partnership during the two-year period following December 31, 1996. The Company assumed management of First Cellular Omaha on January 1, 1992. First Cellular Omaha's operating results have exceeded the Company's forecast. First Cellular Omaha increased its number of customer access lines 61% in 1993 and by nearly 50% in 1992. Operating revenues increased by 40.0% in 1993 and by 26.5% in 1992. First Cellular Omaha invested $3,825,000 and $3,702,000 in additional equipment in 1993 and 1992, respectively.
     During 1992, the Company purchased additional shares of the common stock of Nebraska Cellular Telephone Corporation (NCTC) at a cost of $2,632,000. NCTC provides cellular communications services in non-metropolitan areas of Nebraska. As of December 31, 1993, the Company owned approximately 13% of the outstanding shares of NCTC.


Operating Environment and Trends in the Business

State Tax Changes
     During the period of 1991 through 1993, the most notable changes among the Company's operating expenses were state and local taxes. In 1991, the Nebraska Supreme Court determined in separate actions that Nebraska's personal property tax system as applied to businesses in 1989 and 1990 was unconstitutional. The Court determined that approximately 18.8% of taxes paid for 1990 should be refunded. The NPSC approved a settlement whereby similar refunds were made applicable to 1989 taxes. In 1991, the Nebraska Legislature adopted a temporary measure, LB 829, which eliminated such personal property taxes for 1991, and substituted increased corporate income tax rates including a 4% surcharge on depreciation deductions.
     In 1992, the Legislature adopted a new system of taxing business equipment which was consistent with a constitutional amendment approved by the voters in May. The Company's property tax under the new measure amounted to approximately $3,483,000 for 1992 and $3,609,000 for 1993.
     Also in 1991, the Legislature adopted a measure requiring the NPSC to approve the disposition of tax reductions which telephone companies might derive from a change in tax laws. The Company set aside $2,017,000 in 1992 and $24,000 in 1993 to meet this requirement. The Company has agreed to offer equipment and facilities for Enhanced 911 emergency services and frame relay services to various governmental and educational entities at reduced rates to comply with the NPSC's order concerning these matters.
     All of these actions, together with partial refunds that were received or accrued from 1989 and 1990 property tax payments, led to a decrease in operating tax expense of $1,212,000 from 1992 to 1993, and an increase in operating tax expense of $3,689,000 from 1991 to 1992. The Company believes the adoption of the constitutional amendment should serve to stabilize operating tax liabilities in the future.

Regulatory
     In providing telecommunications services, LT&T and LinTel are subject to regulation from both state and federal regulators with respect to rates, services and other matters.

State Regulation
     Nebraska does not have traditional rate-of-return regulation, but instead allows telephone companies some flexibility in setting prices. However, the types of service offered and service quality are still regulated by the NPSC.
     From time to time, including in January 1994, proposals have been made by the Nebraska Legislature and the NPSC to re-regulate rates for telecommunications services, including local and interexchange long distance rates, offered in Nebraska. In addition, a bill was introduced in the Nebraska Legislature in January 1994, which if it had been approved, would have eliminated the Company's exclusive ability to provide basic local exchange service in its certificated service area (the southeastern 22 counties of Nebraska) and would have potentially subjected the Company to competition from other providers of basic local exchange service, interexchange service and extended area service. These two 1994 proposals were rejected by the Legislature's Transportation Committee, and did not advance for further consideration by the Legislature. The Company cannot provide any assurance that the current regulatory environment in Nebraska will continue without change in the future or make any predictions as to what impact any change may have on the Company's operations.
     The NPSC ordered LT&T to adjust several rates and make service changes which became effective on August 16, 1991, in connection with the creation of ELCAs. The combined result of all of the rate changes effected by the NPSC's order was intended to be revenue-neutral, and results were monitored for 12 months following entry of the order. The NPSC determined that the revised rate structure had exceeded revenues-neutrality by approximately 2.0%, less costs of implementing the revised rate structure.
     On February 16, 1993, the NPSC issued an order intended to accomplish revenue neutrality on a going forward basis, as well as to refund excess revenues which LT&T earned during and following the monitoring period. In March 1993, LT&T's customers received one-time credits which totalled approximately $253,000. Further, rates for touch call service were reduced by approximately $464,000 annually, beginning March 1, 1993. Long distance rates were reduced by approximately $1,125,000 annually, also beginning March 1, 1993.

Federal Regulation
     The Federal Communication Commission (the "FCC") regulates interstate telephone services provided by the Company. This regulation primarily consists of the regulation of interstate access charges that are billed to interexchange carriers for the origination and termination of interstate long distance services by end-user customers over the Company's local exchange network. The Company elected to be subject to price cap regulation by the FCC effective July 2, 1993, pursuant to which limits are imposed on the Company's interstate service rates. Prior to July 2, 1993, the Company operated under rate-of-return regulation, which offered less pricing and earnings flexibility than under price cap regulation. From time to time, the FCC modifies existing regulations and adopts new regulations concerning interstate telephone services, and there can be no assurance as to what impact such regulations may have.

Competition
     The Company faces increasing competition in virtually all aspects of its business. Advances in technology, as well as regulatory, legislative and judicial actions, have expanded the types of services and products available in the market as well as the number of alternative providers offering such services. These trends are expected to continue over the next decade and at an increasing rate in the near future.
     Competition in the wireless communications markets is expected to eventually increase due to the FCC's assigning additional frequency spectrum to Personal Communications Services (PCS), which could allow an individual to place calls and be contacted at virtually any location. During 1993, Congress amended the Communi-cations Act to authorize the use of competitive bidding as a means of awarding licenses for spectrum use for PCS and other services. The FCC issued rules and regulations for the development of PCS. The FCC has allocated spectrum for a total of up to seven possible PCS providers in each market. Due to the Company's ownership of cellular licenses, it will be restricted to bidding on 10 Megahertz of frequency in the Lincoln, Omaha, and statewide markets. It is not precluded from other markets outside of Nebraska.
Accounting Pronouncements
     In December 1990, the Financial Accounting Standards Board issued a new statement of accounting standards related to insurance and other non-pension benefits provided to retirees (SFAS 106). Prior to 1993, the Company accounted for these benefits as costs were incurred. Under the new standards, recognition of these costs is accelerated and accrued prior to retirement, similar to accounting for pension benefits. Implementation of the new standards was required in 1993. The Company elected to account for the accumulated post-retirement benefit obligation as of January 1, 1993, taking a charge of $23,166,000, net of income tax benefits.
     In February 1992, the Financial Accounting Standards Board issued a new statement of accounting standards relating to current and deferred income taxes (SFAS 109). The Company applied this new standard in 1993. The new standard did not have a significant impact on the financial statements.

Labor Contracts
     LT&T and Local 7470 of the Communications Workers of America, AFL-CIO, (CWA) reached agreement on a three-year contract concerning wages and working conditions, effective in October 1992. The contract provides for wage increases of 11.2 percent over the three-year term of the contract, increased pension benefits, changes in health and dental care programs and changes in certain job classifications which allow for increased work force flexibility. In addition, in May 1992, LinTel and the CWA reached agreement on a three-year contract covering its union-eligible employees. The LT&T and LinTel labor contracts with the CWA expire on October 14, 1995, and May 19, 1995, respectively.