Form 10-K, Exhibit 13
period 1993-12-31
LINCOLN TELECOMMUNICATIONS CO
filed 1994-03-29
CIK 320446

Selected Financial Data (Not covered by Independent Auditors' Report)
Dollars in thousands except per
share data                                    1993         1992         1991        1990         1989          1988
 Selected Consolidated Earnings
   Statement Items
1.  Telephone operating revenues......    $163,914      156,760      149,312     146,162       142,872       141,039
2.  Diversified operations revenues
      and sales (Note 1)..............      28,054       26,751       26,902      25,799        25,806        23,623
3.  Intercompany revenues.............      (7,618)      (8,143)      (8,121)     (7,296)       (6,724)       (6,458)
4.  Total revenues and sales..........     184,350      175,368      168,093     164,665       161,954       158,204
5.  Income before cumulative effect of
      change in accounting principle
      (Note 2)........................      33,191       29,609       27,820       24,696        25,046       25,478
6.  Cumulative effect of change in
      accounting principle...........       23,166          -            -            -             -            -
7.  Net Income........................      10,025       29,609       27,820       24,696        25,046       25,478
8.  Earnings available for common
      shares.........................        9,800       29,271       27,351       24,190        24,503       24,899
9.  Earnings before cumulative effect
      of change in accounting principle       1.01         0.90         0.83         0.74          0.75         0.75
10. Cumulative effect of change in
      accounting principle...........        (0.71)         -            -            -             -             -
11. Earnings per common share (Note 2)        0.30         0.90         0.83         0.74          0.75         0.75

Selected Consolidated Balance Sheet items
12. Total assets.....................     $395,279      369,116      360,976      348,434       304,908      289,806
13. Property and equipment...........      449,540      435,226      436,496      417,844       397,630      386,421
14. Accumulated depreciation.........      203,436      185,661      183,128      167,569       152,867      147,794
15. Accumulated depreciation to
      depreciable plant..............        45.7%        43.4%        42.9%        41.0%         39.2%        38.9%
16. Current ratio....................        1.1:1        1.3:1        1.3:1        2.2:1         1.3:1        1.7:1
17. Long-term debt and redeemable
     preferred stock*...............       $48,499       78,049       87,544       93,493        63,254       69,743
18. Long-term debt and redeemable
      preferred stock as a percent of
      total capitalization...........        20.9%        29.2%        33.0%        36.2%         29.2%        33.0%
19. Common stock, premium and
      common stock subscribed
      less treasury stock............      $41,173       40,427       44,033       45,134        45,726       45,726
20. Retained earnings................      142,859      149,008      133,878      119,681       107,694       95,805
21. Total long-term debt and
      stockholders' equity...........      232,531      267,484      265,455      258,308       216,674      211,265






Selected  Financial  Data (Not covered by Independent Auditors' Report)
(Continued)
Dollars in thousands except
 per share data                              1993          1992         1991         1990          1989        1988

Telephone Statistics
22. Access lines in service..........      238,142      232,148      226,077      221,706       216,109      210,343
23. Number of employees..............        1,422        1,429        1,459        1,474         1,500        1,525
24. Total salaries...................      $48,066       46,211       45,570       44,828        44,472       44,352

Selected Common Stock Items
25. Pensions and other employee
      benefits.......................       10,144        7,787        8,892        8,465         7,063        7,325
26. Dividends declared per common
      share.....................            $0.490        0.430        0.400        0.370         0.370        0.335
27. Shares of common stock out-
      standing at end of year...        32,595,350   32,534,376   32,844,376   32,934,376    32,980,376   32,980,376
28. Market value common
      stock-high/low............      $20.50/12.00  14.25/10.63  14.63/10.50   16.75/9.75    17.31/8.56    9.13/6.57
29. Price earnings
      ratio-high/low............       20.3x/11.9x  15.8x/11.8x  17.6x/12.7x  22.6x/13.2x   23.1x/11.4x   12.2x/8.8x
30. Book value per common share.             $5.65         5.82         5.42         5.00          4.65         4.29

All shares and share data have been adjusted to reflect stock splits.
*Excludes current installments and redemptions due in subsequent years.
Note 1: Diversified operations revenues and sales have been restated to exclude discontinued operations.
Note 2: Net earnings and earnings per common share have not been restated to reflect the immaterial impact of discontinued
operations in 1989.



























Selected  Financial  Data (Not covered by Independent Auditors' Report)
(Continued)
Dollars in thousands except per
share data                                    1987         1986         1985         1984         1983
Selected Consolidated Earnings
   Statement Items
1.  Telephone operating revenues......    $134,681      137,608      123,344      129,145      122,463
2.  Diversified operations revenues
      and sales (Note 1)..............      19,900        8,163        7,244        4,941        3,644
3.  Intercompany revenues.............      (5,692)           0            0            0            0
4.  Total revenues and sales..........     148,889      145,771      130,588      134,086      126,107
5.  Income before cumulative effect of
      change in accounting principle
      (Note 2)........................      21,692       18,963       15,150       16,892       13,542
6.  Cumulative effect of change in
      accounting principle...........          -            -            -            -            -
7.  Net Income........................      21,692       18,963       15,150       16,892       13,542
8.  Earnings available for common
      shares.........................       21,076       18,319       14,488       16,212       12,843
9.  Earnings before cumulative effect
      of change in accounting principle       0.61         0.56         0.44         0.50         0.40
10. Cumulative effect of change in
      accounting principle...........          -            -            -            -            -
11. Earnings per common share (Note 2)        0.61         0.56         0.44         0.50         0.40

Selected Consolidated Balance Sheet item
12. Total assets.....................     $289,426      285,895      280,766      279,067      268,868
13. Property and equipment...........      398,605      384,338      369,407      363,043      361,338
14. Accumulated depreciation.........      157,373      144,584      130,171      122,558      116,615
15. Accumulated depreciation to
      depreciable plant..............        40.2%        37.8%        36.0%        34.6%        33.7%
16. Current ratio....................        1.6:1        1.7:1        1.4:1        1.1:1        0.8:1
17. Long-term debt and redeemable
      preferred stock*...............      $71,714       86,391       88,190       90,776       93,198
18. Long-term debt and redeemable
      preferred stock as a percent of
      total capitalization...........        33.8%        40.8%        43.1%        45.1%        47.8%
19. Common stock, premium and
      common stock subscribed
      less treasury stock............      $41,816       36,500       37,126       36,497       35,161
20. Retained earnings................       98,935       88,599       79,407       74,038       66,642
21. Total long-term debt and
      stockholders' equity...........      212,465      211,490      204,723      201,311      195,001










Selected  Financial  Data (Not covered by Independent Auditors' Report)
(Continued)
Dollars in thousands except per
share data                                    1987         1986         1985         1984         1983

Telephone Statistics
22. Access lines in service..........      204,561      201,182      199,576      198,284      196,922
23. Number of employees..............        1,564        1,587        1,623        1,672        1,776
24. Total salaries...................       46,906       44,047       43,839       43,454       43,443
25. Pensions and other employee
      benefits.......................        6,729        7,544        7,547        8,119        8,032

Selected Common Stock Items
26. Dividends declared per common
      share.....................            $0.295        0.275        0.275        0.270        0.250
27. Shares of common stock out-
      standing at end of year...        34,673,576   33,189,624   33,189,624   33,002,736  32, 562,704
28. Market value common
      stock-high/low............        $7.25/5.07    6.88/4.60    5.54/3.66    3.69/2.85    3.50/2.97
29. Price earnings
      ratio-high/low............        11.9x/8.3x   12.3x/8.2x   12.6x/8.3x    7.4x/5.7x    8.8x/7.4x
30. Book value per common share.              4.06         3.77         3.51         3.35         3.13

All shares and share data have been adjusted to reflect stock splits.
*Excludes current installments and redemptions due in subsequent years.
Note 1: Diversified operations revenues and sales have been restated to exclude discontinued operations.
Note 2: Net earnings and earnings per common share have not been restated to reflect the immaterial impact of discontinued
operations in 1989.