Form 10-K, Exhibit 13
period 1993-12-31
LINCOLN TELECOMMUNICATIONS CO
filed 1994-03-29
CIK 320446

Officers, Directors and Committees


OFFICERS

Corporate Officers:        Subsidiary Officers:

Thomas C. Woods, III       The Lincoln Telephone     LinTel Systems Inc.
Chairman of the Board        & Telegraph Company
                                                     James W. Strand
Frank H. Hilsabeck         Thomas C. Woods, III      President
President and Chief        Chairman of the Board
  Executive Officer                                  Jack H. Geist
                           Frank H. Hilsabeck        Vice President
James W. Strand            President and Chief
President-Diversified        Executive Officer       Michael J. Tavlin
  Operations                                         Vice President-
                           James W. Strand             Treasurer and
Jack H. Geist              Executive Vice President-   Secretary
Vice President-             Marketing and Customer
  Diversified Operations    Services

Robert L. Tyler            Charles P. Arnold
Senior Vice President-     Senior Vice President-    Prairie Communications,
  Chief Financial Officer    Network Operations        Inc.

Michael J. Tavlin          Robert L. Tyler           James W. Strand
Vice President-Treasurer   Senior Vice President-    President
  and Secretary              Chief Financial Officer
                                                     Michael J. Tavlin

Robert C. Halvorsen        Michael J. Tavlin         Vice President-Treasurer
Assistant Secretary        Vice President-Treasurer    and Secretary
                             and Secretary

                           Robert C. Halvorsen
                           Assistant Secretary

DIRECTORS

Duane W. Acklie            John Haessler             William C. Smith
Chairman                   President and Chief       Retired Chairman
Crete Carrier Corporation    Executive Officer       FirsTier Financial, Inc.
                           Woodmen Accident and
William W. Cook, Jr.         Life Company            James W. Strand
President and Chief                                  President-Diversified
  Executive Officer        Charles R. Hermes           Operations
The Beatrice National      President                 Lincoln
Telecommunications
  Bank and Trust Company   Dutton-Lainson Company      Company



                Officers, Directors and Committees

DIRECTORS (Cont'd)


Terry L. Fairfield         Frank H. Hilsabeck        Charles N. Wheatley
President and Chief        President and Chief       President and Chief
  Executive Officer          Executive Officer         Executive Officer
University of Nebraska     Lincoln                   Sahara Enterprises, Inc.
  Foundation                 Telecommunications
                             Company                 Thomas C. Woods, III
James E. Geist                                       Chairman of the Board
Retired Chairman and       George Kelm               Lincoln
Telecommunications
  Chief Executive          Chairman                     Company
  Officer                  Sahara Enterprises, Inc.
Lincoln Telecommunications                           Lyn Wallin Ziegenbein
   Company                 Donald H. Pegler, Jr.     Executive Director
                           Chairman and Chief        Peter Kiewitt Foundation
J. Taylor Greer              Executive Officer
Partner                    Pegler-Sysco Food Services
Woods & Aitken               Company

                           Paul C. Schorr, III
                           President and Chief
                             Executive Officer
                           Ebco-Commonwealth Inc.
COMMITTEES

Executive Committee:       Audit Committee:

Frank H. Hilsabeck,        George Kelm, Chairman
  Chairman                 Terry L. Fairfield
William W. Cook, Jr.       John Haessler
J. Taylor Greer            Charles R. Hermes
George Kelm                Charles N. Wheatley
William C. Smith