Form 10-K, Exhibit 13
period 1994-12-31
LINCOLN TELECOMMUNICATIONS CO
filed 1995-03-22
CIK 320446

AN INSIDE LOOK


Toss a stone into the water. Ripples methodically move outward affecting all they touch. At Lincoln Telecommunications we are part of an industry caught up in the ripples of change. An industry that will blend communications, information and entertainment. An industry challenged by increased competition. In 1994, we set in motion ripples of our own that will enable us to better serve our customers, while further rewarding our shareholders. This report reflects some of these important changes.

ABOUT THE COMPANY. Lincoln Telecommunications is a diversified communications company offering services and products to consumers, businesses, educational institutions and government entities in southeastern and eastern Nebraska. Headquartered in Lincoln, Nebraska, the company employs over 1,600 people and is dedicated to excellence in the business of helping people communicate. The company seeks to provide "one-stop" communications shopping for its customers. Lincoln Telecommunications' businesses are organized into three general operations: local telecommunications, wireless and diversified. More information about these business segments is included on pages 3 and 4.

STRATEGIC PRIORITIES. Our vision is to be the leader in providing our customers with integrated communications, entertainment and information services over wired broadband and wireless networks. We will achieve this through five strategic priorities. This five-point plan was introduced in 1993 and continues to guide our growth for the future.

     Priority One:     Grow our business both in-region and out-of-region.

     Priority Two:     Increase our productivity through redesigned
                       business processes.

     Priority Three:   Rebalance our prices to become the competitive price
                       leader.

     Priority Four:    Achieve regulatory parity at local, state and
                       federal levels.

     Priority Five:    Strengthen our customer focus through an empowered
                       work force.











CONTENTS

     Operations and Earnings Highlights       2

     The Company at a Glance                  3

     Report to Stockholders                   5

     On the Move                              9

     Platforms for Growth                    11

     People and Communities                  15

     Financial                               17

     Officers, Directors and Committees      49

     Investor Information                    50


OPERATIONS AND EARNINGS HIGHLIGHTS

December 31                              1994         1993          1992
     (dollars in thousands, except per share date)

Operating Data
   Operating Revenues                 $ 196,784    $ 184,350     $ 175,368
   Net Income
      Before one-time charge          $  37,186*   $  33,191*    $  29,609
      After one-time charge           $  33,605    $  10,025     $  29,609

Per Share Data
   Earnings
      Before one-time charge          $    1.14*   $    1.01*    $    0.90
      After one-time charge           $    1.03    $    0.30     $    0.90
   Dividends                          $    0.53    $    0.49     $    0.43
   Book Value                         $    6.07    $    5.65     $    5.82

Key Ratios
   Return on Common Equity                18.8%*       17.9%*        15.5%
   Debt Ratio                             19.8%        20.9%         29.2%

Other Data
   Total Assets                       $ 393,184    $ 395,279     $ 369,116
   Stockholders' Equity               $ 196,435    $ 184,032     $ 189,435
   Capital Expenditures               $  31,291    $  24,997     $  25,730
   Telephone Access Lines in Service    246,963      238,142       232,148
   Telephone Employees                    1,392        1,422         1,429

*In 1994, the company took an after-tax charge of $3,581,000 related to one-time special depreciation charges for cellular equipment. In 1993, the company took a one-time, after-tax accounting charge of $23,166,000 related to retirees' health benefits. Return on common equity was 17.0% in 1994 and 5.3% in 1993, after these one-time charges.



Earnings Per Share           Total Revenues           Dividends Declared
 1990    $  0.74              (in millions)
 1991    $  0.83             1990      $ 165            1990    $ 0.37
 1992    $  0.90             1991      $ 168            1991    $ 0.40
 1993    $  1.01*            1992      $ 175            1992    $ 0.43
 1993    $   .30             1993      $ 184            1993    $ 0.49
 1994    $  1.14*            1994      $ 197            1994    $ 0.53
 1994    $  1.03
*Before one-time charge (an accounting change in 1993;
depreciation charges in 1994).
Since 1990, growth in earnings per share has exceeded 11% on the average, while growth in total revenues has averaged over 4%. There have been cash dividend increases in each of the past five years.

THE COMPANY AT A GLANCE

LOCAL BUSINESS DESCRIPTION

The company provides local communication service through more than 246,000 customer access lines in 22 contiguous counties in southeast Nebraska. This area includes the city of Lincoln, with a population of 200,000. The company's local exchange network is 100 percent digital and includes nearly 1,300 miles of fiber optic cable, much of it in a ring configuration. Customer segments served include residential, business, government and education. These customers purchase local service, enhanced services like Caller ID, intraLATA toll, and a variety of data services. The company also publishes six regional telephone directories. In addition, the company provides access services to long distance and cellular companies.

1994 HIGHLIGHTS

Over $23 million was invested in network upgrades. Access lines grew to 246,963, a 3.7 percent increase, with even greater increases in business and Centrex lines. Marketing promotions stirred interest in enhanced services. Around 25 percent of residential access lines now have traditional Custom Calling services. About 17 percent of the company's residential access lines have newer enhanced services like Caller ID. In November, access to the Internet was offered to business customers. It will be available to residential customers in early 1995.

1995 OBJECTIVES

 - Begin deploying a broadband network in the city of Lincoln to increase network efficiency, capacity and service offerings.
 - Increase efficiencies and improve service delivery through Business Process Re-engineering.
 - Increase penetration of enhanced services.
 - Conduct multimedia trials.

WIRELESS BUSINESS DESCRIPTION

The company manages three cellular markets in which it has an ownership interest: Lincoln Telephone Cellular, with approximately 221,000 POPS (population); First Cellular Omaha, with approximately 624,000 POPS; and Cellular 29 Plus in Iowa, with approximately 62,000 POPS. Adjusted for ownership levels of 100 percent for Lincoln, 27.6 percent for Omaha and
11.8 percent for Iowa, the company manages markets containing approximately 400,000 POPS. Additionally, the company has a 16.1 percent ownership position in the Nebraska Cellular Telephone Corporation, which provides cellular service to rural Nebraska. The company also provides a wide area paging service in Nebraska's major cities and communities.


1994 HIGHLIGHTS

Cellular operations generated solid gains in subscribers, revenues and operating income. Cellular subscribers increased over 55 percent. $6.8 million was invested in network upgrades as adjusted for ownership levels in managed markets.The Omaha switching system was converted to digital. Omaha added five new cell sites and one retail store. Lincoln added three new cell sites and an expanded retail store was opened.

1995 OBJECTIVES

 - Convert Lincoln Telephone Cellular's system to digital.
 - Add two new retail/service center stores.
 - Offer value-added services to increase "talk time."
 - Continue efforts to improve customer retention.
 - Work to reduce customer acquisition costs.

DIVERSIFIED BUSINESS DESCRIPTION

The company's diversified operations include LinTel Systems, a business equipment division which markets and services PBXs, key systems and other sophisticated communications equipment for business customers in eastern and southeastern Nebraska. LinTel also provides a long distance service, Lincoln Telephone Long Distance (LTLD), to residential and business customers located within its primary 22-county market. The company is also involved with Anixter-Lincoln, a wholesale service provider of communications equipment.

1994 HIGHLIGHTS

LinTel Systems had a record year with total sales and revenues of $29.7 million. This growth was driven by major system upgrades at four hospitals and increased sales in the Omaha market. Revenues from maintenance were also up at LinTel. LTLD's revenues, down from the prior year, reflect the highly competitive nature of the long distance business. Minutes of use for the year were 114,520,000, about the same as the prior year.

1995 OBJECTIVES

 - Maintain level performance at LinTel Systems.
 - Develop and market new long distance calling programs at LTLD.
 - Integrate advertising and communications programs to leverage the company's position as a single-source provider of communications services in southeast Nebraska.














TAKING CHARGE OF CHANGE


In 1994, we achieved outstanding operating results. Revenues grew by 6.7 percent. Earnings per share rose 12.9 percent before one-time charges. We increased our quarterly dividend to $0.14 per share. We are equally proud of the changes we set in motion in 1994 to sharpen our customer focus, change our methods of operation and prepare ourselves for the new age of telecommunications. We began transforming ourselves to ensure our long-term growth prospects and future success. Before discussing these activities and the impact they will have on customers and the company in the years ahead, let us review our 1994 financial results.

1994 WAS A YEAR OF OUTSTANDING GROWTH. We experienced increases in our basic telephone volumes, in demand for enhanced telephone services and for our equipment business. But it was the performance of our cellular operations that further strengthened our position in this fast growing communications area.

Return on Common Equity                 Free Cash Flow
                                         (in millions)
   1990     14.7%                        1990   $ 13
   1991     15.4%                        1991   $ 20
   1992     15.5%                        1992   $ 35
   1993     17.9%                        1993   $ 34
   1994     18.8%                        1994   $ 40

Return on Common Equity is shown before one-time charges for an accounting change (1993) and depreciation charge (1994). Free Cash Flow shows net cash provided by operating activities minus expenditures for property, plant and equipment. This represents cash the company can invest in future growth.

  Earnings for the year were a record $1.14 per share, versus $1.01 per share in 1993. This 12.9 percent increase is before the special one-time charges which are discussed later in this report. We are particularly proud that our earnings growth rate exceeded our revenue growth by a considerable margin.
  Revenues achieved substantial gains. Total operating revenues were up 6.7 percent. The gain was led by a 57 percent increase in revenues in the Lincoln cellular market. Local network service revenue growth of 9.6 percent and access service revenue growth of 6.4 percent contributed to our success.
  Healthy increases in telephone volumes added to our bottom-line accomplishments. Access minutes of use for 1994 were up 6.5 percent over 1993, while total access lines in service grew 3.7 percent.
  Driving our growth in 1994 were the cellular operations we manage. Revenues, operating income and new subscribers added up to an impressive year. Subscribers increased 55.8 percent.
  Expense management continued to be an important goal during 1994. Early retirement of $35 million in long-term debt, converted to short-term debt at a reduced interest rate, helped further control our expenses.
  In summary, Lincoln Telecommunications' 1994 performance produced solid financial gains in revenues, earnings and dividends. Our past success, however, does not guarantee our future. Good is not good enough when better is expected.
  In an environment of increasing competition, new technology and rapidly emerging market opportunities, we must make fundamental changes to meet these challenges and take advantage of them.


  Achieving the growth we need requires more than entering new businesses. It also involves changes to current businesses: streamlining operations, understanding and meeting the needs of customers, preparing for competition across all lines of business. We made significant progress on several fronts.

IMPROVE OUR COMPETITIVE POSITION THROUGH RE-ENGINEERING. Business Process Re-engineering will enable us to make our business more cost-efficient and market focused. We are completely revamping the Customer Fulfillment Process--all the things we do from the time a customer contacts us until that customer's needs are fulfilled. Early results are starting to pay off with faster service, higher customer satisfaction and reduced costs. As more re-engineering is undertaken and implemented in 1995 and beyond, we expect even greater benefits.

INNOVATE BY INTRODUCING NEW VALUE-ADDED SERVICES. Services like Voice Mail and Caller ID have made strong contributions to revenue growth in our traditional markets. In 1994, enhanced services added up to $3.3 million in recurring revenues--up 217 percent since 1990. Navix, our new Internet access service for business customers, is our latest innovation. It provides easy access to the Internet: the nation's premier Information Superhighway. This service will be available to residential customers in early 1995. We're also exploring a whole range of interactive, multimedia services.

EXPAND OUR PRESENCE IN CELLULAR. The demand for cellular products and services continues to exceed our expectations. The number of subscribers has tripled in the last three years. We increased capacity and upgraded to a digital network in Omaha in 1994 and will be making similar improvements to our Lincoln network in 1995. We increased our stake in Nebraska Cellular Telephone Corporation to 16.1 percent in 1994 and continue to look for opportunities to add to our holdings of this statewide network. After 1996, we anticipate exercising our option to increase our holdings in First Cellular Omaha to 55 percent. Cellular's appeal is expected to fuel important growth in our company.

FOCUS MORE CLOSELY ON THE NEEDS OF SPECIFIC CUSTOMER SEGMENTS. By working with specific customer groups, we can better anticipate and respond to our customers' needs and requirements. This, in turn, reinforces our position as a one-stop provider of communications services. These efforts helped us win important government and business contracts. In addition, we have increased penetration rates for enhanced services in our consumer market and enjoyed healthy increases in the sale of services to our business customers. These efforts will continue in 1995.

DEVELOP PLANS TO DEPLOY A BROADBAND NETWORK. In 1995, we'll begin the initial phase of a new video-capable technology platform. This broadband network will accelerate our entry into interactive, multimedia markets and address our customers' growing interest in additional communications, entertainment and information services. It will also allow more efficient provisioning of traditional telephone services. We plan to conduct trials in 1995 to learn more about consumer demand for multimedia services and to gain first-hand experience for the provisioning and maintenance of video dial tone services.
  Many of these initiatives, most notably re-engineering, have created significant, sometimes radical changes. We see change as good; difficult, but necessary. Lincoln Telecommunications' many strengths enable us to take charge of change. We are financially strong, a leader in deploying new technology, and we benefit from an excellent regulatory environment in Nebraska. We have loyal customers and a dedicated work force. We're also very motivated.
  In the pages that follow, you will learn more about what we are doing to manage fundamental changes that are transforming our industry.

      /s/ Thomas C. Woods, III            /s/ Frank H. Hilsabeck

      Thomas C. Woods, III                Frank H. Hilsabeck
      Chairman of the Board               President and
                                          Chief Executive Officer



















































ON THE MOVE...
NEVER OUT OF TOUCH

Cellular just keeps growing and growing and growing. It's become an integral part of most businesses. Now, it's winning over the population at large.

  He's not a kid anymore. But your soon-to-be high school graduate isn't a full-fledged adult either. He's got a car, a part-time job, a girlfriend, school and a killer schedule. You bought him a cellular phone just in case he might need it--and to give yourself a little peace of mind.
  He's typical of today's new kind of cellular user--people who once thought they'd never need it or couldn't justify the cost.

THE DRIVING FORCE. Cellular is driving our growth. In the markets we manage--Omaha, Lincoln and RSA 1 in Iowa--annual customer growth has exceeded 55 percent for the past two years. And while our penetration rates are high, there's still enormous potential. We're positioning ourselves to capitalize on these untapped markets.

STRATEGIC INVESTMENTS. Keeping ahead of demand is critical in this fast-growing and increasingly competitive business. We are especially proud of our cellular networks and the competitive advantage they give us. In 1994, we installed a new digital cellular switch in Omaha. It is the first of its kind for the area. The new system doubles capacity, delivers clearer reception and provides greater call security. It is designed for the new generation of digital cellular phones, yet still provides high quality communication for customers with analog equipment. Lincoln will be converted to digital in 1995.
  The addition of more cell sites means better cellular communication. In Lincoln, we currently have almost three times as many cell sites as our competitor. This means our customers, especially those with small, hand-held phones, receive more reliable service. In Omaha, we've nearly doubled the number of cell sites in the last three years. And more sites are on the drawing board for 1995.

RETAIL CENTERS PROMOTE CONVENIENCE, SERVICE. Our retail centers are growing along with our customers. While we have many distribution outlets, we know our retail centers are the most cost-effective way to promote and sell our products and services. They offer customers a complete line of cellular phones and services, along with a knowledgeable, helpful sales staff--a personal service approach that sets us apart as the communications specialists.

  The public's perception of cellular is changing. More and more consumers now consider cellular a good value. Add that to cellular's biggest appeal-- the freedom to roam; to make and receive calls anywhere, any time--and you see the potential for growth and the attractive revenues the future holds.


THE POWER OF PAGING
While cellular gets most of the press these days, there's another wireless service that shouldn't be overlooked. Paging doesn't let you carry on a conversation, but it still delivers a lot of information--from a basic phone number to extensive messages. Some pagers can store up to 40 messages. They come in many sizes, shapes and colors--even bright neon. The price is right, too. Paging's a very affordable alternative to cellular. You're free to roam, yet stay in touch. A new paging system installed in January 1995 expands our coverage area into the Omaha market.
Cellular Subscribers     Cellular Revenues       Cellular Equipment
  (in thousands)          (in millions)         Additions (in millions)
  1992      11            1992    $ 6              1992    $ 2
  1993      19            1993    $ 10             1993    $ 3
  1994      30            1994    $ 15             1994    $ 7

Managed markets include the Lincoln and Omaha MSAs and Iowa RSAI. Data represents the company's interest in Lincoln MSA (100%), Omaha MSA (27.6%) and Iowa RSAI (11.8%).

PLATFORMS FOR GROWTH

If you're not leading-edge, you're left behind. Start with a good network and make it better. Offer services that enhance customers' workdays as well as their everyday lives. Delight customers with value-added services.

THE PHONE RINGS. YOU CHECK CALLER ID TO SEE WHO'S CALLING. At school, your children point and click their way into a world of digitized films, information and educational material. A customer calls wanting your advertised special. You're sold out at your location, but your store across town has plenty in stock. "Let me connect you with our other store." You transfer the call and help make the sale.
  Lincoln Telecommunications' advanced telecommunications network is the strong link working behind the scenes to deliver these services.

AN ADVANCED NETWORK FOR TODAY & INTO THE FUTURE. During the past 10 years, Lincoln Telecommunications has invested more than $300 million in new technology to create a network with all-digital switching, improved transmission quality and enhanced services to meet the changing needs of customers. All this while benefiting the bottom line with reduced administration and maintenance costs.
  Nearly 1,300 miles of fiber optic cable provide the highest quality communications links to customers. A total of 83 percent of our exchanges, representing 97 percent of our access lines, are served by these fiber optic facilities. In addition, five fiber optic rings, including one in downtown Lincoln, connect all major offices in our network. These redundant systems keep our customers communicating, even if a cable is cut or a tornado knocks out a switching office.

ENHANCED SERVICES: SMART TOOLS FOR HOME & OFFICE. Remember when a remote control TV was considered a luxury? Or you thought your neighbors were spoiling their kids by giving them a teen line? Not anymore. They're necessities for the '90s, right alongside Call Waiting, Caller ID, cordless phones and second lines. They increase productivity and efficiency. They put customers in control.
  Lincoln Telecommunications offers products and services to make communicating simple, convenient and helpful. Both at work and home, customers are adding lines and enhanced services.
  Lincoln, the largest city served by our wireline operations, is growing. It recently topped the 200,000 mark. Other communities we serve are doing well, but the population in smaller towns and rural areas is declining.
  The demand for voice and data communications is strong. We see that trend continuing, helped by the introduction of Navix, our new access service to the Internet. Business customers were the first to tap into the world's premier Information Superhighway when Navix was launched last November. Soon, residential customers will have the same opportunity to explore this extraordinary resource. The first stop on their way to cyberspace will be our "home page."


THE VALUE OF ENHANCED SERVICES. Our network was built to offer customers a variety of options. It can be customized to meet customers' growing and changing needs. The value-added services now available, along with innovative new services to debut this year, increase network use and generate significant revenues. And because of the network's capacity, these services offer tremendous growth potential.
  Call Waiting and Caller ID again lead the list of the most popular enhanced services we offer. Customers appreciate their convenience and value. Revenues from Call Waiting grew 17 percent; Caller ID jumped 57 percent. Caller ID's appeal and popularity should continue to show impressive gains. An industry change coming in 1995 will let a Caller ID unit display the phone numbers of calls originating outside our area, as long as both companies have Caller ID capabilities. While penetration rates have increased over the past three years, there's still excellent growth potential.


                       Access Lines by Type (in thousands)
                     Residence   Business   Centrex   Total
           1990         166         38         18       222
           1991         168         39         19       226
           1992         171         40         21       232
           1993         173         42         23       238
           1994         178         44         25       247

       Access Minutes of Use                LTLD Minutes of Use
          (in millions)                        (in millions)
           1990     663                        1990    108
           1991     696                        1991    104
           1992     728                        1992    106
           1993     789                        1993    115
           1994     841                        1994    115

Access line growth was greatest in the higher revenue-producing areas, especially Centrex and business lines. Access minutes of use for the local exchange network rose 6.5% in 1994. Minutes of use for LTLD, our long distance business, held steady.

  These enhanced services, an important revenue source, demonstrate our commitment to offering services that meet the needs of our customers. They play an important role in building customer satisfaction and loyalty.
  Call Trace--a new feature introduced in 1994 for tracing the last call received--is a recent addition to the list of new services we offer. Other advanced services will debut in 1995 and will include Call Rejection, Priority Call and Selective Call Forwarding.
  With FingerTips, an enhanced feature of our directories, customers use a touch-tone phone to tap into a variety of information: local news, sports, weather forecasts, games, horoscopes and even updates on favorite "soaps." This 24-hour resource positions us as an information provider--an association important to us and our advertisers as we begin exploring new information-age opportunities.

BUILDING PARTNERSHIPS WITH BUSINESS CUSTOMERS. Our business customers see our powerful network and its services in a different way. Their focus is on the bottom line. We help with communications solutions--products and services that make business sense and in some cases change the way business works.
  In 1994, we helped four major hospitals purchase new systems to meet their critical communications needs. Our two largest Centrex customers--the State of Nebraska and the University of Nebraska-Lincoln, extended long-term contracts with us. A multimillion dollar contract with Lincoln Public Schools makes us the provider of telecommunications products and services for the district's 49 buildings, including data networks and access to the Internet.
  Our Frame Relay Service--a high-speed, wide-area communications network-- supports leading-edge technology for practically any business need: multimedia, data transfer, LAN interconnection allowing businesses to share applications among diverse locations, and access to the Internet. More than 80 customers now use the service, representing government, education and businesses.
  Significant growth is projected for 1995 when more companies will realize the benefits the Internet and the Information Superhighway can bring to their businesses.


ADDING VALUE TO OUR CORE NETWORK SERVICES. Fulfilling customer needs every time is an important goal for us. And we want customers to regard Lincoln Telecommunications as their single source for communications solutions and information. Our business equipment division offers customers one-stop shopping for communications services.

  Lincoln Telephone Long Distance, our long distance service, provides businesses, as well as residential customers, with a competitive, hometown choice.

THE FUTURE: WORDS, IMAGES, DATA. We started as a telephone and telegraph company 90 years ago. Our traditional telephone services continue to be our core business. But we see changes coming, and we're preparing for them by creating the platforms for growth and success.
  We see a future filled with new possibilities: video-on-demand, interactive games, home shopping and banking, and information resources that reach into libraries, museums and institutions of higher learning throughout the world.
  It's a whole new world of communications. And Lincoln Telecommunications plans to be a big part of it.



OUR NETWORK FOR THE FUTUTE

In 1995, we will start building an advanced, broadband network capable of delivering video and multimedia services along with the telecommunications services we offer today.  This new platform will support such applications as video-on-demand.  And, it will be capable of delivering integrated multimedia that blends voice, text, data and full-motion video.  We expect to have this network completed in 10 years.









PEOPLE & COMMUNITIES

Helpful, responsive service builds trust and loyalty among customers. It strengthens our relationships with the communities we serve.

  "Dear Lincoln Telephone," the handwritten note begins, "I really appreciated the courtesy that I received from Joyce Sedersten while we reviewed the billing. Employees such as Joyce are a real asset to any company."
  Joyce, a Hastings employee, exemplifies our commitment to "Putting Customers First." It's a tradition that began in our days as a regulated monopoly. It remains an important cornerstone in the competitive, deregulated environment we operate in today.
  "Putting Customers First" isn't just a slogan, it's a call to action for each of our employees.
  We are committed to gaining customer loyalty by developing mutually beneficial relationships. We achieve this through a wide variety of high quality communications services, competitive prices and friendly service. We understand that satisfying customers is not enough; we need to delight them.

WE LISTEN AND LEARN. We listen carefully to customers and use this knowledge to influence investment decisions. For example, customers want the convenience of "one-stop" shopping--a single, trusted source for local phone service, cellular, long distance and communications equipment. Our customers have also encouraged us to begin exploring interactive, information-based services.
  The customer loyalty we have today gives us a powerful competitive advantage. We know our markets better than anyone and use this knowledge to meet or exceed customer expectations.

SERVING OUR CUSTOMERS. Superior customer service is another goal. Delighting customers requires an empowered work force equipped with the right tools, training and authority. We're involving employees in decision-making and tapping into their wealth of experience, intelligence and commitment.
  Employees are finding new ways to work using Business Process Re-engineering. In just eight months, our first re-engineering team redesigned our Customer Fulfillment Process. They carefully researched and designed a radically different, customer-friendly process that reduces costs and enhances revenues.
  We started a second re-engineering project, Network Renewal, in January. Network Renewal will enhance all of the behind-the-scenes work that's needed to make the Customer Fulfillment Process more responsive to our customers. Together, Network Renewal and Customer Fulfillment will significantly improve our ability to deliver competitive products and services.

SERVING OUR COMMUNITY. Lincoln Telecommunications strives to be a responsible corporate citizen by contributing to the well-being of our communities.
  We support more than 75 organizations. Our employees are encouraged to be active in their communities. They give generously to United Way campaigns, serve on boards of nonprofit organizations, and volunteer their time to organizations like Big Brothers and Big Sisters. We support the environment through our directory recycling campaigns.
  We've grown and prospered in southeast Nebraska for 90 years. We believe the strength of our company is directly related to the health of the communities we serve.

THAT "CAN-DO" SPIRIT

The Corporate Campaign Against Hunger, an annual food drive benefiting the

Food Bank of Lincoln, is a spirited competition for employees. Each year,

work groups compete to see who can bring in the most food. Over the past two years, more than four tons of canned goods and nearly $800 in cash have been donated. The 1994 winning team--drafters in our Engineering

Department--averaged 56 items per person. It was their second year to take top honors.


Telephone Employees Per               Revenues From Enhanced
  10,000 Access Lines                 Services (in thousands)
    1990      66.5                        1990     $ 1,030
    1991      64.5                        1991     $ 1,248
    1992      61.6                        1992     $ 1,739
    1993      59.7                        1993     $ 2,498
    1994      56.4                        1994     $ 3,264

The decreasing number of employees per 10,000 access lines reflects efforts to improve productivity. Revenues from enhanced services, such as Call Waiting, Caller ID and Voice Mail, are growing steadily.


































INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Lincoln Telecommunications Company:


We have audited the accompanying consolidated balance sheets of Lincoln Telecommunications Company and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Telecommunications Company and Subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 8 and 10 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, in 1993.


KPMG PEAT MARWICK LLP

Lincoln, Nebraska
February 3, 1995













FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

December 31, 1994 and 1993
ASSETS                                                    1994            1993
  (Dollars in thousands)
Current assets:
  Cash and cash equivalents                          $  22,038          15,341
  Temporary investments, at cost (note 3)               24,635          34,451
  Receivables, less allowance for doubtful
   receivables of $459,000 in 1994 and $382,000
   in 1993                                              26,232          25,429
  Materials, supplies and other assets                   7,052           6,530
                                                      --------        --------
      Total current assets                              79,957          81,751
                                                      --------        --------
Property and equipment (note 2)                        458,953         449,540
  Less accumulated depreciation and amortization       217,183         203,436
                                                      --------        --------
      Net property and equipment                       241,770         246,104
                                                      --------        --------
Investments and other assets (note 4)                   52,578          47,163
                                                      --------        --------
Deferred charges (note 8)                               18,879          20,261
                                                      --------        --------
                                                     $ 393,184         395,279
                                                      ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable to banks (note 7)                    $  23,000          41,500
  Accounts payable and accrued expenses                 26,632          19,989
  Income taxes payable                                   1,910           2,493
  Dividends payable                                      4,585           4,345
  Advance billings and customer deposits                 6,197           6,058
                                                      --------        --------
      Total current liabilities                         62,324          74,385
                                                      --------        --------
Deferred credits:
  Unamortized investment tax credits                     3,832           4,892
  Deferred income taxes (note 8)                        20,542          22,974
  Other (notes 8 and 10)                                61,552          60,497
                                                      --------        --------
      Total deferred credits                            85,926          88,363
                                                      --------        --------
Long-term debt (notes 2 and 7)                          44,000          44,000
                                                      --------        --------
Preferred stock, 5%, redeemable (note 5)                 4,499           4,499
                                                      --------        --------
Stockholders' equity                                   196,435         184,032
                                                      --------        --------
                                                     $ 393,184         395,279
                                                      ========        ========
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31, 1994, 1993 and 1992
                                                  1994        1993        1992
  (Dollars in thousands except per share data)
Telephone operating revenues:
  Local network services                      $ 77,617      70,833      66,022
  Access services (note 12)                     50,570      47,531      44,458
  Long distance services                        14,679      15,244      16,033
  Directory advertising, billing and
    other services (note 12)                    16,972      16,355      16,229
  Other operating revenues                      14,856      13,951      14,018
                                               -------     -------     -------
      Total telephone operating revenues       174,694     163,914     156,760
                                               -------     -------     -------
Diversified operations revenues and sales:
  Long distance services                        18,765      19,622      18,933
  Product sales                                 10,583       8,089       7,469
  Other revenues                                   353         343         349
                                               -------     -------     -------
      Total diversified operations revenues
        and sales                               29,701      28,054      26,751
                                               -------     -------     -------
Intercompany revenues (note 12)                 (7,611)     (7,618)     (8,143)
                                               -------     -------     -------
      Total operating revenues                 196,784     184,350     175,368
                                               -------     -------     -------
Operating expenses:
  Depreciation                                  31,864      28,596      29,626
  Additional non-recurring depreciation
    on cellular equipment (note 2)               3,761         --          --
  Cost of goods and services (note 12)          18,603      17,709      18,103
  Other operating expenses                      88,694      85,915      80,219
  Taxes, other than payroll and
    income (note 15)                             3,180       2,923       4,135
  Intercompany expenses                         (7,611)     (7,618)     (8,143)
                                               -------     -------     -------
      Total operating expenses                 138,491     127,525     123,940
                                               -------     -------     -------
      Operating income                          58,293      56,825      51,428
                                               -------     -------     -------
Non-operating income and expense:
  Income from interest and other investments     5,182       4,540       3,660
  Charge for additional non-recurring
    depreciation on cellular equipment in
    limited partnership (note 2)                 2,179         --          --
  Interest expense and other deductions          6,624       8,556       9,378
                                               -------     -------     -------
      Net non-operating expense                  3,621       4,016       5,718
                                               -------     -------     -------
      Income before income taxes and
        cumulative effect of change in
        accounting principle                    54,672      52,809      45,710
Income taxes (notes 8 and 15)                   21,067      19,618      16,101
                                               -------     -------     -------

(continued)

CONSOLIDATED STATEMENTS OF EARNINGS (continued)
Years ended December 31, 1994, 1993 and 1992

                                                  1994        1993        1992
      Income before cumulative effect of
        change in accounting principle          33,605      33,191      29,609

Cumulative effect of change in accounting
  principle (note 10)                              --       23,166         --
                                               -------     -------     -------
      Net income                                33,605      10,025      29,609
Preferred dividends                                225         225         338
                                               -------     -------     -------
      Earnings available for common shares    $ 33,380       9,800      29,271
                                               =======     =======     =======
Earnings per common share (note 1):
  Earnings before cumulative effect of
    change in accounting principle            $   1.03        1.01         .90
  Cumulative effect of change in
    accounting principle                           --        ( .71)        --
                                               -------     -------     -------
      Earnings per common share               $   1.03         .30         .90
                                               =======     =======     =======
Weighted average common shares outstanding
  (in thousands)                                32,408      32,548      32,672
                                               =======     =======     =======

See accompanying notes to consolidated financial statements.































CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 1994, 1993 and 1992
                                                  1994        1993        1992
  (Dollars in thousands)
Stockholders' equity (note 11):
  Common stock of $.25 par value per share.
    Authorized 100,000,000 shares; issued
    32,980,376 shares (notes 1 and 6)         $  8,245       8,245       8,245
                                               -------     -------     -------
  Premium on common stock (note 1)              37,481      37,481      37,481
                                               -------     -------     -------
  Retained earnings (note 7):
    Beginning of year                          142,859     149,008     133,878
    Net income                                  33,605      10,025      29,609
    Premium on redemption of preferred stock       --          --          (84)
    Dividends declared:
      5% cumulative preferred--$5.00 per share    (225)       (225)       (225)
      7.64% cumulative preferred--$7.64
        per share                                  --          --         (113)
      Common--$.53 per share in 1994, $.49
        per share in 1993 and $.43 per share
        in 1992                                (17,096)    (15,949)    (14,057)
                                               -------     -------     -------
    End of year                                159,143     142,859     149,008
                                               -------     -------     -------
  Treasury stock, at cost:
    Beginning of year, 385,026 shares,
      446,000 shares, and 136,000 shares        (4,553)     (5,299)     (1,693)

    Sales of 18,390 shares in 1994 and
      65,350 shares in 1993 (note 10)              263         804         --

    Purchase of 265,000 shares in 1994,
      4,376 shares in 1993 and 310,000
      shares in 1992                            (4,144)        (58)     (3,606)
                                               -------     -------     -------
    End of year, 631,636 shares, 385,026
      shares and 446,000 shares                 (8,434)     (4,553)     (5,299)
                                               -------     -------     -------
  Preferred stock, $.50 par value per share.
    Authorized 20,000,000 shares; none issued      --          --          --
                                               -------     -------     -------
      Total stockholders' equity              $196,435     184,032     189,435
                                               =======     =======     =======

See accompanying notes to consolidated financial statements.










CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1994, 1993 and 1992
                                                  1994        1993         1992
  (Dollars in thousands)
Cash flows from operating activities:
  Net income                                  $ 33,605      10,025      29,609
                                               -------     -------     -------
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization              35,797      28,698      29,694
     Cumulative effect of change in
      accounting principle                         --       23,166         --
     Net change in investments and
      other assets                                (499)     (1,768)     (1,121)
     Deferred income taxes                      (2,432)    (14,308)      2,261
     Changes in assets and liabilities
      resulting from operating activities:
        Receivables                               (803)     (1,799)     (2,082)
        Materials, supplies and other assets       833     (11,938)     (1,718)
        Accounts payable and accrued expenses    6,643      (1,812)      6,492
        Other liabilities                         (449)     28,678        (673)
                                               -------     -------     -------
          Total adjustments                     39,090      48,917      32,853
                                               -------     -------     -------
          Net cash provided by operating
           activities                           72,695      58,942      62,462
                                               -------     -------     -------
Cash flows from investing activities:
  Expenditures for property and equipment      (32,313)    (24,995)    (27,340)
  Net salvage on retirements                     1,022          (2)      1,610
                                               -------     -------     -------
          Net capital additions                (31,291)    (24,997)    (25,730)
  Proceeds from sale of investments and
   other assets                                     32          85         192
  Purchases of investments and other assets     (5,093)       (744)     (4,945)
  Purchases of temporary investments           (18,027)    (38,292)    (60,764)
  Maturities and sales of temporary
   investments                                  27,843      32,905      61,235
                                               -------     -------     -------
          Net cash used for investing
           activities                          (26,536)    (31,043)    (30,012)
                                               -------     -------     -------
Cash flows from financing activities:
  Dividends to stockholders                    (17,081)    (15,514)    (14,124)
  Proceeds from issuance of notes payable        7,800      35,000         --
  Retirement of notes payable                  (26,300)     (7,500)     (2,000)
  Net purchases and sales of treasury stock     (3,881)        746      (3,606)
  Retirement and conversion of long-term
   debt and redemption of preferred stock          --      (34,875)     (9,819)
                                               -------     -------     -------
          Net cash used in financing
           activities                          (39,462)    (22,143)    (29,549)
                                               -------     -------     -------
Net increase in cash and cash equivalents        6,697       5,756       2,901
Cash and cash equivalents at beginning of year  15,341       9,585       6,684
                                               -------     -------     -------
(continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
Years ended December 31, 1994, 1993 and 1992

                                                  1994        1993        1992

Cash and cash equivalents at end of year      $ 22,038      15,341       9,585
                                               =======     =======     =======
Supplemental disclosure of cash flow
 information:
    Interest paid                             $  5,864       7,509       8,766
                                               =======     =======     =======
    Income taxes paid                         $ 25,120      20,631      16,597
                                               =======     =======     =======

See accompanying notes to consolidated financial statements.












































NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1994, 1993 and 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION
  The consolidated financial statements reflect the accounts of Lincoln Telecommunications Company (the Company), a holding company, and its wholly-owned subsidiaries, The Lincoln Telephone and Telegraph Company (Lincoln Telephone), LinTel Systems Inc. (LinTel) and Prairie Communications, Inc.(Prairie).

  Lincoln Telephone, the Company's principal subsidiary, provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telecommunications services in the Lincoln, Nebraska Metropolitan Service Area (MSA). LinTel provides telephone answering services, sales of non-regulated telecommunication products and services and toll services beyond Lincoln Telephone's local service territory. Prairie has a 50% investment in a general partnership which operates a limited partnership providing cellular telecommunications services in the Omaha, Nebraska MSA. The limited partnership is conducting business as First Cellular Omaha (FCO). The investment in the partnership is accounted for using the equity method of accounting (see note 4).

  Net earnings applicable to intercompany transactions between companies of different groups of operations have been eliminated.

  The Company and its subsidiaries maintain their records in accordance with generally accepted accounting principles. Lincoln Telephone maintains its telephone accounting records in accordance with the rules and regulations of the Nebraska Public Service Commission (NPSC) which substantially adheres to rules and regulations of the Federal Communications Commission
(FCC).

  The Company's telephone operations follow accounting for regulated enterprises prescribed by Statement of Financial Accounting Standard (FAS) No. 71, Accounting for the Effects of Certain Types of Regulation. The effect of FAS No. 71 results in regulatory assets of approximately $13,268,000 and $15,182,000 at December 31, 1994 and 1993, respectively, and regulatory liabilities of approximately $10,846,000 and $12,737,000 at December 31, 1994 and 1993, respectively.


PROPERTY AND EQUIPMENT
  Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When non-telephone property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. Lincoln Telephone capitalizes estimated costs, during periods of construction of more than one year, of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1994. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

INCOME TAXES
  The Company files a consolidated income tax return with its subsidiaries.

  Deferred income taxes arise primarily from reporting differences for book and tax purposes related to depreciation and postretirement benefits.

  Investment tax credits applicable to telephone property and equipment were deferred and taken into income over the estimated useful lives of such property and equipment.


RETIREMENT BENEFITS
  The Company has a qualified defined benefit pension plan which covers substantially all employees. The Company also has a qualified defined contribution profit-sharing plan which covers non-union-eligible employees. Costs of the pension and profit-sharing plans are funded as accrued.

LOCAL NETWORK SERVICES
  Lincoln Telephone's local network service rates are filed with and, in certain circumstances, are subject to review and approval by the NPSC. Billings for local network service are rendered monthly in advance on a cyclical basis. Advance billings are recorded as a liability and subsequently taken into income in the appropriate periods.

LONG DISTANCE AND ACCESS SERVICES
  Long distance and access services revenues are derived from long distance calls within the Company's service territory, carrier charges for access to Lincoln Telephone's local exchange network, subscriber line charges, and contractual arrangements with carriers for other services. Certain of these revenues are realized under pooling arrangements with other telephone companies, and are divided among the companies based on respective costs and investments to provide the services. Revenues realized through the various pooling processes are initially based on estimates. Adjustments are recorded in subsequent years as participating companies finalize their respective costs and investments. The Company elected to be subject to price cap regulation by the FCC effective July 2, 1993, pursuant to which limits are imposed on the Company's interstate service rates. Prior to July 2, 1993, the Company operated under rate-of-return regulation, which offered less pricing and earnings flexibility than under price cap regulation.

DIVERSIFIED OPERATIONS--LONG DISTANCE SERVICES
  Long distance service revenues included in Diversified Operations are derived from toll services beyond Lincoln Telephone's local service territory. These revenues are recognized when earned regardless of the period in which they are billed to the customer. Billing and access costs related to long distance services are included as a cost of Diversified Operations and as revenues of the telephone operations, and are eliminated in consolidation.

STATEMENTS OF CASH FLOWS
  For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $20,699,000 and $11,581,000 at December 31, 1994 and 1993,
respectively, consist of short-term fixed income securities.




(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

COMMON STOCK AND EARNINGS PER COMMON SHARE
  Effective January 6, 1994, the Company paid a 100% stock dividend to stockholders of record on December 27, 1993, which has been treated as a stock split for financial reporting purposes. Common stock, premium on common stock and all per share information has been retroactively adjusted to give effect to the stock dividend for all periods presented.


(2) PROPERTY AND EQUIPMENT

The following table summarizes the property and equipment at December 31, 1994 and 1993 used in operations.

                                  1994                      1993
                         ----------------------    ---------------------
                                    Accumulated              Accumulated
                               depreciation and         depreciation and
Classifications           Cost     amortization     Cost    amortization
  (Dollars in thousands)
Used in telephone
 operations:
   Land               $  2,772         --          2,772         --
   Buildings            26,159      10,899        25,716      10,334
   Equipment           410,665     200,706       407,477     187,953
   Motor vehicles and
    other work
    equipment           10,679       4,153        10,116       4,012
                       -------     -------       -------     -------
      Total in service 450,275     215,758       446,081     202,299
   Under construction    6,020         --          1,608         --
                       -------     -------       -------     -------
    Total used in
    telephone
    operations         456,295     215,758       447,689     202,299
Used in diversified
 operations,
 non-regulated           2,658       1,425         1,851       1,137
                       -------     -------       -------     -------
                      $458,953     217,183       449,540     203,436
                       =======     =======       =======     =======

  Included in "Equipment Used in Telephone Operations" are investments of $12,106,000 and $10,986,000 in 1994 and 1993, respectively, that are directly assigned to non-regulated operations. The corresponding accumulated depreciation and amortization was $6,995,000 in 1994 and $6,247,000 in 1993. In addition, other investments that are common to both regulated and non-regulated operations are allocated in a manner consistent with the FCC's rules and regulations.

  The composite depreciation rate for telephone property was 7.1% in 1994, 6.5% in 1993, and 6.9% in 1992. The rate does not include the additional non-recurring depreciation recognized in 1994.

  Construction expenditures for 1995 are expected to approximate $42,435,000. The Company anticipates funding construction through operations.

  Due to changes in technology, customer growth, and usage demand for cellular services in their respective markets, the Company and FCO have
(2) PROPERTY AND EQUIPMENT continued

entered into an agreement to purchase digital cellular telephone systems to replace certain existing analog systems serving these markets. These digital systems are expected to increase capacity and performance in these markets. The FCO system was operational in April 1994, and the Company's system in Lincoln is expected to be operational in mid-1995.

  The implementation of these system upgrades will cause the early retirement of certain existing analog equipment prior to the expiration of its anticipated useful life. As a result, in the first quarter 1994, the Company wrote down the value of these assets by approximately $3,398,000. During the fourth quarter 1994, the Company recognized an additional charge of approximately $363,000 after evaluating updated information related to this analog equipment. The aggregate after-tax impact of these non-recurring non-cash charges to earnings was $2,267,000. In March 1994, the Company's share of a similar charge for FCO was $2,179,000, producing an after-tax impact of $1,314,000.

  Substantially all telephone property and equipment, with the exception of motor vehicles, is mortgaged or pledged to secure Lincoln Telephone's first mortgage bonds. Under certain circumstances, as defined in the bond indenture, all assets become subject to the lien of the indenture.

(3) TEMPORARY INVESTMENTS

  Effective December 31, 1994, the Company adopted Statement of Financial Accounting Standards (FAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company will apply the provisions of this accounting standard prospectively.

  FAS No.115 requires fair value reporting for certain investments in debt and equity securities. Pursuant to FAS No. 115, the Company has classified all of its investments as "available for sale" at December 31, 1994. This information is summarized as follows:

                                                                   Estimated
                                 Amortized    Gross unrealized      market
                                   cost       Gains     Losses      value
  (Dollars in thousands)

 Equity securities               $ 1,505      --          (89)      1,416
 U. S. Government obligations        795      --          (98)        697
 U. S. Government agency
   obligations                     9,715      43         (159)      9,599
  Corporate debt securities       12,620      37         (483)     12,174
                                  ------      --         ----      ------
                                 $24,635      80         (829)     23,886
                                  ======      ==         ====      ======

  The net unrealized loss on investments available for sale is not reported separately as a component of stockholders' equity due to its insignificance to the consolidated balance sheet at December 31, 1994.

  The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(3) TEMPORARY INVESTMENTS continued
                                                                   Estimated
                                                Amortized            market
                                                   cost               value
(Dollars in thousands)

  Due after three months through five years     $ 20,432             20,105
  Due after five years through ten years           2,698              2,365
                                                 -------            -------
                                                $ 23,130             22,470
                                                 =======            =======

  The gross realized gains and losses on the sale of securities were insignificant to the consolidated financial statements for the year ended December 31, 1994. The Company does not invest in securities classified as held to maturity or trading securities.


(4) EQUITY INVESTMENTS

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

  Prairie purchased its 50% interest in OCGP from Centel Cellular Company for $11.9 million. The carrying value of the investment at equity in net assets was approximately $5.0 million at December 31, 1994. Also, Prairie purchased and holds a discounted note from OCGP in the face amount of approximately $54 million, for which the purchase price was $23.8 million. The note has a carrying value of approximately $33.7 million at December 31, 1994. Such note has a stated interest rate of 11.94% and is due December 31, 1998.

  Commencing on December 31, 1996, and for the two-year period thereafter, Prairie has the option to purchase from Centel-Neb the remaining 50% interest in OCGP.


(5) REDEEMABLE PREFERRED STOCK

  Lincoln Telephone has 5% preferred stock with $100 par value per share. The preferred stock is cumulative, non-voting, non-convertible, and redeemable solely at the subsidiary's option at $105 per share, for a liquidating amount of $4,724,000, plus accrued dividends. There were 44,991 shares outstanding for each of the years ended December 31, 1994, 1993 and 1992.

  In addition, Lincoln Telephone had 7.64% preferred stock. The preferred stock required an annual sinking fund payment to redeem 2,400 shares annually with an additional 2,400 shares subject to redemption at par value. In June 1992, the Board of Directors authorized the redemption of all outstanding shares of the 7.64% preferred stock. This consisted of 4,800 shares at par value and 24,800 shares at $103 per share. The redemption was completed on July 10, 1992, with a total payment of $3,034,400.



(6) DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  Stock for the Company's Employee and Stockholder Dividend Reinvestment and Stock Purchase Plan (Plan) is purchased on the open market by the Plan's Administrator. The basis for the purchase price of the stock allocated to the Plan participants is the average price paid by the Administrator during the five-day trading period preceding and including the dividend payment date. Employee purchases are at 95% of such price while purchases by non-employee participants are at 100% of such price.

  Participants in the Plan may use cash dividends declared on stock owned and optional cash contributions to purchase additional stock. Any contributions received by approximately eight days before the end of each calendar quarter will be used to purchase shares of stock as of the next dividend date.

  Shares purchased in the open market for the Plan aggregated 112,423 shares, 115,208 shares and 121,272 shares during 1994, 1993 and 1992, respectively. Expenses incurred related to the Plan were approximately $33,700, $22,500 and $2,700 in 1994, 1993 and 1992, respectively. There are no shares reserved for issuance under the Plan.


(7) LONG-TERM DEBT AND NOTES PAYABLE

  Long-term debt at December 31, 1994 and 1993 consists of 9.91% First Mortgage Bonds of $44,000,000. The First Mortgage Bonds are due June 1, 2000 with interest payable semi-annually.

  The long-term debt agreement contains various restrictions, including those relating to payment of dividends by Lincoln Telephone to its stockholder
(the Company). Notes payable to banks also contain various restrictions. At December 31, 1994, approximately $34,861,000 of Lincoln Telephone's retained earnings were available for payment of cash dividends under the most restrictive provisions of such agreements.

  The Company has notes payable to a bank with interest rates of 6.425% at December 31, 1994 that are due by November 1995. The weighted average interest rate on the notes payable was 4.4% and 3.5% for the years ended December 31, 1994 and 1993, respectively.


(8) INCOME TAXES

  In February 1992, the Financial Accounting Standards Board issued FAS No. 109, Accounting for Income Taxes. FAS No. 109 required a change in the method of accounting for deferred income taxes. Under the assets and liability method of FAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the accounting period in which the enactment date occurs.

  Generally accepted accounting principles for regulated enterprises adopting FAS No. 109 required the recognition of deferred tax assets and liabilities. The Company recognized deferred regulatory assets and liabilities of approximately $17,096,000 and $14,743,000, respectively, as a result of
(8) INCOME TAXES continued

adopting FAS No. 109. The net effect of these deferred regulatory assets and liabilities of approximately $2,353,000 was recorded on the financial statements as of January 1, 1993 as an increase to deferred income tax liabilities and is being amortized into income tax expense on the financial statements over a ten-year period.

  Shown below are the components of income taxes from operations before the cumulative effect of change in accounting principle.

(Dollars in thousands)                    1994         1993         1992
    Current:
      Federal                         $ 20,049       16,400       13,115
      State                              4,487        3,628        2,278
                                       -------      -------      -------
                                        24,536       20,028       15,393
                                       -------      -------      -------
    Investment tax credits              (1,060)      (1,360)      (1,553)
    Deferred:
      Federal                           (2,293)         490        1,831
      State                               (116)         460          430
                                       -------      -------      -------
                                        (2,409)         950        2,261
                                       -------      -------      -------
        Total income tax expense      $ 21,067       19,618       16,101
                                       =======      =======      =======

  Total income tax expense attributable to income from operations in each year was greater than that computed by applying U.S. Federal income tax rates to income before income taxes. The reasons for the differences are shown below:
                                     1994             1993             1992
(Dollars in thousands)                   % of             % of           % of
                                       pretax           pretax         pretax
                               Amount  income   Amount  income  Amount income
Computed "expected"
 income tax expense           $19,135  35.0%   $18,483  35.0%  $15,542  34.0%
State income tax expense,net
 of Federal income tax benefit  2,841   5.2      2,658   5.0     1,787   3.9
Tax effect of items
 capitalized for financial
 statement purposes but
 expensed for tax purposes
 on which deferred income
 taxes were not provided          --     --        --    --        390    .9
Nontaxable interest income       (123)  (.2)       (79)  (.1)      (25)  (.1)
Amortization of regulatory
 deferred charges               1,914   3.5      1,914   3.6       --     --
Amortization of regulatory
 deferred liabilities          (1,891) (3.5)    (2,006) (3.8)      --     --
Amortization of investment
 tax credits                   (1,060) (1.9)    (1,360) (2.6)   (1,553) (3.4)
Effect of FAS No. 109
 adoption on non-
 regulated income                 --     --       (236)  (.4)      --     --
Other                             251    .4        244    .4       (40)  (.1)
                               ------  ----     ------  ----    ------  ----
Actual income tax expense     $21,067  38.5%   $19,618  37.1%  $16,101  35.2%
                               ======  ====     ======  ====    ======  ====
(8) INCOME TAXES continued

  The significant components of deferred income tax expense attributable to income from operations for the years ended December 31, 1994 and 1993 were as follows:

                                                     1994          1993
(Dollars in thousands)
    Deferred tax expense (exclusive of the
     effects of amortization below)              $ (2,432)        1,042
    Amortization of regulatory deferred charges     1,914         1,914
    Amortization of regulatory deferred
     liabilities                                   (1,891)       (2,006)
                                                  -------       -------
                                                 $ (2,409)          950
                                                  =======       =======

  For the year ended December 31, 1992, deferred tax expense was provided on certain timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each are shown below:

         Tax over financial statement depreciation       $   855
         Other taxes                                       1,200
         Other                                               206
                                                          ------
                                                         $ 2,261
                                                          ======
 The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                           1994          1993
(Dollars in thousands)
   Deferred tax assets:
     Accumulated postretirement benefit cost           $ 16,739        15,946
     Regulatory deferred liabilities                      4,857         5,884
     Other                                                2,537         2,438
                                                        -------       -------
           Total gross deferred tax assets               24,133        24,268

   Less valuation allowance                                 --            --
                                                        -------       -------
           Net deferred tax assets                       24,133        24,268
                                                        -------       -------
   Deferred tax liabilities:
     Plant and equipment, principally due
         to depreciation differences                     38,534        40,720
     Regulatory deferred charges                          3,527         4,036
     Other                                                2,614         2,486
                                                        -------       -------
           Total gross deferred tax liabilities          44,675        47,242
                                                        -------       -------
           Net deferred tax liability                  $ 20,542        22,974
                                                        =======       =======

  As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1994 and 1993 was necessary.
(9) BENEFIT PLANS

  The Company has a defined benefit pension plan covering substantially all employees with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations. There is no prior service liability associated with the basic benefits provided by the plan.

  The net periodic pension credit for 1994, 1993 and 1992 amounted to $1,570,000, $690,000 and $971,000, respectively. The net periodic pension credit is comprised of the following components:

                                             1994        1993        1992
                                                (Dollars in thousands)

Service cost--benefits earned
 during the period                       $  3,479       3,408       3,160
Interest cost on projected benefit
 obligations                                8,797       8,441       7,744
Actual return on plan assets                1,529     (25,849)     (9,309)
Amortization and deferrals, net           (15,375)     13,310      (2,566)
                                          -------     -------     -------
  Net periodic pension credit            $ (1,570)       (690)       (971)
                                           =======     =======    =======

  The table below summarizes the funded status of the pension plan at December 31, 1994 and 1993.

                                                   1994         1993
                                                 (Dollars in thousands)
 Actuarial present value of pension
  benefit obligation:
    Vested                                    $ 100,817       97,040
    Nonvested                                    15,097       14,108
                                               --------     --------
          Accumulated pension benefit
           obligation                         $ 115,914      111,148
                                               ========     ========
 Projected pension benefit obligation         $ 133,108      127,884
 Less, plan assets at market value              177,196      185,197
                                               --------     --------
          Excess of plan assets over projected
           pension benefit obligation            44,088       57,313
 Unrecognized prior service cost                  4,888        5,924
 Unrecognized net gain                          (34,689)     (49,088)
 Unrecognized net asset being recognized over
      15.74 years                               (11,088)     (12,520)
                                               --------     --------
          Prepaid pension cost recognized
           in the consolidated balance sheets $   3,199        1,629
                                               ========     ========

  The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U.S. Government obligations.

  The assumptions used in determining the funded status information and pension expense for the three years were as follows:



(9) BENEFIT PLANS continued
                                                1994 and 1993         1992
   Discount rate                                    7.10%             7.10%
   Rate of salary progression                       6.00              6.25
   Expected long-term rate of return on assets      8.00              8.00

  In addition to the defined benefit pension plan, the Company has a defined contribution profit-sharing plan which covers non-union-eligible employees who have completed one year of service. Participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the participants' contributions up to 5% of their wages. The profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company. The Company's combined contributions totaled $679,000, $640,000 and $601,000 for 1994, 1993 and 1992, respectively.


(10) POSTRETIREMENT BENEFITS

  The Company sponsors a health care plan that provides postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have 15 years of service with normal or early retirement. The cost of retiree health care, dental and life insurance benefits was recognized as an expense as premiums were paid for the year ended December 31, 1992. For 1992, such expense totaled $2,290,000.

  The Company adopted FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. The new standard requires accounting for these benefits during the active employment of the participants. The Company elected to record the accumulated benefit obligation upon adoption. After taxes, this one-time charge amounted to $23,166,000, net of income tax benefit of $15,258,000. Pursuant to FAS No. 71, Accounting for the Effects of Certain Types of Regulation, a regulatory asset associated with the recognition of the transition obligation was not recorded because of uncertainties as to the timing and extent of recovery given the Company's assessment of its long-term competitive environment.

  The following table presents the plan's status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1994 and 1993.

                                                        1994            1993
     (Dollars in thousands)
     Accumulated postretirement benefit
       Retirees                                     $ 30,872          29,851
       Fully eligible active plan participants        11,994          10,202
       Other active plan participants                  7,622           7,328
                                                     -------         -------
                                                      50,488          47,381
     Plan assets at fair value                           --              --
     Unrecognized prior service cost                    (170)            --
     Unrecognized net loss                            (8,001)         (7,054)
                                                     -------         -------
         Accrued postretirement benefit cost
          recognized in consolidated balance sheets $ 42,317          40,327
                                                     =======         =======
(10) POSTRETIREMENT BENEFITS continued

  Net periodic postretirement benefit costs for the years ended December 31, 1994 and 1993 include the following components:
                                                        1994            1993
  (Dollars in thousands)
     Service cost                                    $   428             300
     Interest cost                                     3,695           3,632
     Net deferral and amortization                       167             --
                                                       -----           -----
     Net periodic postretirement benefit costs       $ 4,290           3,932
                                                       =====           =====

  For purposes of measuring the benefit obligation, the following assumptions were used:
                                                      1994 and 1993
     Discount rate                                         8.0%
     Health care cost trend rate                          11.7

  This health care cost trend rate of increase was assumed to decrease gradually to 5.5% by the year 2004.

  For purposes of measuring the benefit cost, the following assumptions were used:
                                                       1994          1993
     Discount rate                                      8.0%          9.5%
     Health care cost trend rate                       11.7          12.0

   This health care cost trend rate of increase was assumed to decrease gradually to 5.5% by the year 2004. The health care cost trend rate assumptions have a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by approximately $360,000 and increase the accumulated postretirement benefit obligation by approximately $4,400,000.

  The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.

  Under the plan, options may be granted for a term not to exceed ten years from date of grant. The option price is the fair market value of the shares on the date of grant. Such exercise price was $11.50 for the options granted prior to 1992 and $12.75 for the 1992 options. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.

  Stock option activity under the plan is summarized as follows:
                                          1994           1993          1992

       Outstanding at January 1        110,650        176,000        88,000
       Granted                             --             --         88,000
       Exercised                       (10,500)       (65,350)          --
       Canceled                            --             --            --
                                       -------        -------       -------
       Outstanding at December 31      100,150        110,650       176,000
                                       =======        =======       =======
       Exercisable at December 31       32,150         42,650           --
                                       =======        =======       =======
(10) POSTRETIREMENT BENEFITS continued

  All of the above information has been retroactively adjusted to give effect to the 100% stock dividend paid January 6, 1994.

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

  In addition, 11,323 shares, 16,002 shares and 15,224 shares of restricted stock were awarded from stock purchased on the open market by the Company during 1994, 1993 and 1992, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.

  Amounts charged against 1994, 1993 and 1992 net income for cash and restricted stock awards were approximately $368,700, $460,500 and $388,500, respectively. Pursuant to the plan, 2,000,000 shares of common stock are reserved for issuance under this plan.

  Telephone operating revenues include revenues received by Lincoln Telephone for billing and access services provided to LinTel, which were approximately $5,165,000 for 1994, $5,463,000 for 1993 and $5,482,000 for 1992, and
are deducted as intercompany revenues and expenses.


(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


     1994                    First     Second     Third     Fourth
                           quarter    quarter   quarter    quarter     Total
(Dollars in thousands
  except per share data)
 Revenues and sales
  from operations:
    Telephone             $ 42,772     43,195    44,295     44,432   174,694
    Diversified              7,070      7,321     7,571      7,739    29,701
    Intercompany revenues   (1,829)    (1,843)   (2,078)    (1,861)   (7,611)
                           -------    -------   -------    -------   -------
       Total              $ 48,013     48,673    49,788     50,310   196,784
                           =======    =======   =======    =======   =======
 Net income               $  4,978      8,966     9,701      9,960    33,605
                           =======    =======   =======    =======   =======
 Earnings per common
  share                   $    .15        .28       .30        .31      1.03
                           =======    =======   =======    =======   =======







(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED) continued

     1994                    First     Second     Third     Fourth
                           quarter    quarter   quarter    quarter     Total
(Dollars in thousands
  except per share data)
 Revenues and sales
  from operations:
    Telephone             $ 40,170     40,406    41,713     41,625   163,914
    Diversified              6,463      6,828     7,224      7,539    28,054
    Intercompany revenues   (1,896)    (1,955)   (1,909)    (1,858)  (7,618)
                           -------    -------   -------    -------   -------
       Total              $ 44,737     45,279    47,028     47,306   184,350
                           =======    =======   =======    =======   =======

 Earnings before cumulative
  effect of change in
  accounting principle    $  8,072      7,970     8,276      8,873    33,191
 Cumulative effect of
  change in accounting
  principle                (23,534)       --        368        --    (23,166)
                           -------    -------   -------    -------   -------
 Net income (loss)       $ (15,462)     7,970     8,644      8,873    10,025
                           =======    =======   =======    =======   =======

 Earnings per common share
  before cumulative effect
  of change in accounting
  principle              $     .25        .24       .25        .27     1.01
 Cumulative effect of change
  in accounting principle     (.72)       --        .01        --      (.71)
                           -------    -------   -------    -------  -------
 Earnings (loss) per
  common share           $   ( .47)       .24       .26        .27      .30
                           =======    =======   =======    =======  =======


(14) COMMOM STOCK PURCHASE RIGHTS

  The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989. Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1994, 34,980,376 shares of common stock were reserved for issuance in connection with these stock purchase rights.


(15) PROPERTY AND STATE INCOME TAXES

  The Company's property and state income tax obligations during 1992 and 1993 were modified by actions of the Nebraska Legislature and the Nebraska Supreme Court. In 1991, the Nebraska Supreme Court determined in separate actions that Nebraska's personal property tax system as applied to businesses
(15) PROPERTY AND STATE INCOME TAXES continued

in 1989 and 1990 was unconstitutional. The Court determined that approximately 18.8% of taxes paid for 1990 should be refunded. The NPSC approved a settlement whereby similar refunds were made applicable to 1989 taxes. As a result of these actions, the Company recorded refunds or credits of approximately $1,359,000 and $1,494,000 in 1993 and 1992, respectively.

  In view of a constitutional amendment approved by the voters in 1992, the constitutional issues concerning Nebraska property taxes appear to have been resolved.


(16) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL STATEMENTS

  Cash and Cash Equivalents, Receivables, Accounts Payable and Notes Payable to Banks
    The carrying amount approximates fair value because of the short maturity of these instruments.

  Temporary Investments
    The fair values of the Company's marketable investment securities are based on quoted market prices. See note 3 for the estimated fair value of temporary investments.

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

  Estimated Fair Value
    The estimated fair value of the Company's financial instruments are summarized as follows:
                            At December 31, 1994       At December 31, 1993
                           Carrying     Estimated     Carrying    Estimated
                             Amount    Fair Value       Amount   Fair Value
(Dollars in thousands)
Note receivable
  from OCGP                $ 33,703        37,443       30,013       35,644
                            =======       =======      =======      =======
Long-term debt             $ 44,000        46,729       44,000       54,021
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




MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Lincoln Telecommunications Company (the Company) is a holding company whose subsidiaries operate primarily in the telecommunications industry. The Company's wholly-owned subsidiaries include The Lincoln Telephone and Telegraph Company (Lincoln Telephone), LinTel Systems Inc. (LinTel) and Prairie Communications, Inc. (Prairie).

RESULTS OF OPERATIONS

Net Earnings
  Net income was $33,605,000 in 1994, compared to $10,025,000 in 1993, and
$29,609,000 in 1992. Excluding non-recurring charges for additional depreciation relating to cellular equipment, net income in 1994 was $37,186,000. Before a one-time accounting change adopted in 1993 related to retirees' health benefits, net income was $33,191,000 in 1993.

  Earnings per common share including the one-time accounting charges were $1.03 in 1994, $0.30 in 1993 and $0.90 in 1992. Before the one-time charges, earnings per common share were $1.14 in 1994 and $1.01 in 1993.

Operating Revenues
  Led by growth in cellular network revenues, total operating revenues grew by $12,434,000 in 1994, an increase of 6.7%, to a total of $196,784,000. In
1993, total operating revenues grew by $8,982,000, an increase of 5.1% over 1992, to a total of $184,350,000.

Telephone Operating Revenues
  Telephone operating revenues increased by $10,780,000, or 6.6% over 1993, to a total of $174,694,000. Growth in 1993 was $7,154,000 or 4.6% over 1992, to a total of $163,914,000.

Local Network Services
  Local network service revenues in 1994 were $77,617,000, an increase of $6,784,000 or 9.6% over the 1993 total of $70,833,000. In 1993, local network service revenues increased $4,811,000 or 7.3% over the 1992 total of $66,022,000. These revenues reflect amounts billed to customers for local exchange services, including enhanced services such as Call Waiting and Caller ID, and network revenues from cellular operations in Lincoln Telephone's operating territory.

  These increases resulted primarily from growth in telephone access lines, higher demand for enhanced services, and increased cellular subscribers. Telephone access lines in service at December 31, 1994 and 1993 increased by 3.7% and 2.6%, respectively, over the prior year. In each case, business and Centrex lines led the increases. Cellular subscriber lines in Lincoln increased by 57.9% in 1994 and 73.6% in 1993.

Access Services
  Access service revenues received from interexchange carriers for their use of local exchange facilities in providing long distance service were $50,570,000 in 1994, an increase of $3,039,000 or 6.4% over the 1993 total of $47,531,000. In 1993, access service revenues increased $3,073,000 or 6.9% from the 1992 total of $44,458,000. These increases were due primarily to increased volume of access minutes. Minutes of use increased by 6.5% in 1994 and by 8.4% in 1993.



Long Distance Services
  Long distance revenues in 1994 were $14,679,000, a decrease of $565,000 or 3.7% from the 1993 total of $15,244,000. In 1993, long distance revenues decreased $789,000 or 4.9% from the 1992 total of $16,033,000. Long distance revenues are received from providing services within Lincoln Telephone's service area, and are primarily message toll, private line services, and operator services. The decrease in 1994 was principally due to lower revenue under a new agreement to provide operator services for AT&T. Long distance rates were reduced by approximately $1,125,000 annually beginning on March 1, 1993, pursuant to an order of the Nebraska Public Service Commission
(NPSC).

Diversified Operations Revenues and Sales
  Revenues and sales from diversified operations were $29,701,000 in 1994, up $1,647,000 or 5.9%. In 1993, revenues and sales from diversified operations had increased by $1,303,000, or 4.9%, from 1992.

  Revenues are received from the Company's long distance resale division. These revenues were $18,765,000 in 1994, a decrease of $857,000 or 4.4% from the 1993 total of $19,622,000. In 1993, revenues increased $689,000 or 3.6%
over the 1992 total of $18,933,000. The decrease in 1994 was primarily due to reduced rates for higher volume customers.

  Revenues received from the Company's equipment division for product sales were $10,583,000 in 1994, an increase of $2,494,000 or 30.8% over the 1993 amount of $8,089,000. In 1993, revenues increased $620,000 or 8.3% from the 1992 amount of $7,469,000. The increase in 1994 was led by an unusual number of larger customers who were in the market to purchase new equipment.

Operating Expenses
  Total operating expenses were $138,491,000 in 1994, an increase of $10,966,000 or 8.6% from 1993. Total operating expenses increased $3,585,000 or 2.9% from 1992 to 1993.

  In addition to non-recurring charges of $3,761,000 for additional depreciation on cellular equipment (see "Managed Cellular Markets"), depreciation expenses amounted to $31,864,000 in 1994, $28,596,000 in 1993, and $29,626,000 in 1992. The NPSC authorized new depreciation rates for telephone equipment in 1994, which generated approximately $2,700,000 of additional expense. The previous depreciation rate order by the NPSC allowed analog electronic and step-by-step switching equipment, as well as microwave radio systems, to be fully amortized by December 31, 1992.

  Costs of goods and services increased by $894,000 or 5.0% in 1994 from 1993 to an amount of $18,603,000, and reduced by $394,000 or 2.2% in 1993 from 1992. The 1994 increase resulted from increased product sales, while the long distance resale division reduced costs of providing services in each year. The gross margin from product sales increased by $962,000 in 1994 and $641,000 in 1993, while the gross margin from the long distance resale division decreased by $213,000 in 1994 and increased by $1,062,000 in 1993.

  Other operating expenses were $88,694,000 in 1994, $85,915,000 in 1993, and $80,219,000 in 1992. The increases amounted to 3.2% in 1994 and 7.1% in 1993.
Labor costs increased slightly each year although the number of employees was reduced. Sales commissions and other costs of acquiring cellular customers also increased each year. The 1993 increase was led by the increased cost of employee benefits, including a change in accounting for the costs of postretirement health care benefits which current employees will receive in the future. The Company is actively pursuing ways to streamline operations and manage its workforce requirements in an effort to improve its productivity.

  Taxes, other than payroll and income, are principally local property taxes. The Company's tax obligations were significantly modified by actions of the Nebraska Legislature and the Nebraska Supreme Court in 1991 and 1992, and a constitutional amendment approved by the voters in 1992. These taxes amounted to $3,180,000 in 1994, compared to $2,923,000 in 1993 and $4,135,000 in 1992.
The Company believes the adoption of the constitutional amendment should serve to stabilize property taxes at a level similar to the 1994 level.

Non-Operating Income and Expenses
  Income in this category includes net income from the Company's investment in the Omaha cellular market. Expenses include a non-cash charge of $2,179,000 for the Company's share of a non-recurring depreciation charge (see "Managed Cellular Markets").

  First Mortgage Bonds totalling $35,000,000 were called on July 6, 1993, resulting in a call premium of $822,000. Short-term borrowings at lower interest rates were used to fund the call. This action led to a total of $6,624,000 for interest expense and other deductions in 1994, compared to $8,556,000 in 1993 and $9,378,000 in 1992.

Income Taxes
  Income tax expenses in 1994 were $21,067,000, compared to $19,618,000 in 1993 and $16,101,000 in 1992. In addition to increased taxable income each year, the federal income tax rates increased from 34% to 35% in 1993.


LIQUIDITY AND CAPITAL RESOURCES

Capitalization
  In addition to reducing its long-term debt by $35,000,000 in 1993, Lincoln Telephone retired all of its 7.64% preferred stock in July 1992, including 4,800 shares at par and 24,800 shares at $103 per share. A total of $3,034,400 was paid to retire the preferred stock.

  During 1991, the Board of Directors authorized the purchase of up to 600,000 shares of the Company's common stock as warranted by market conditions. Pursuant to this authorization, the Company purchased 270,000 shares in 1992 for $3,125,000, 4,376 shares in 1993 for $58,000, and 15,000 shares for $224,000 in 1994. In addition, the Company purchased 250,000 shares for $3,920,000 in 1994 in connection with a secondary offering of 1,986,200 shares of the Company's stock which were owned by Sahara Enterprises. These Treasury shares will be utilized over a period of time for the ESOP account of the Company's 401(k) Savings and Stock Ownership Plan. The foregoing common share information has been adjusted to reflect the 100% stock dividend distributed on January 6, 1994.

Construction
  The Company is continuing to invest in new technology. Net cash expenditures for capital additions to property and equipment amounted to $31,291,000 in 1994, $24,997,000 in 1993, and $25,730,000 in 1992. Cash
provided by operating activities, less dividends, exceeded capital additions in each of those years. Gross additions to property and equipment are expected to approximate $42,435,000 in 1995. The increase in 1995 is primarily due to installing new technology in the cellular system serving the Lincoln Metropolitan Statistical Area (MSA). The Company anticipates funding this construction from operating activities.


Cash and Cash Equivalents
  The Company had cash, cash equivalents, and temporary investments of $46,673,000 and $49,792,000 at December 31, 1994 and 1993, respectively.

  There were short-term borrowings of $23,000,000 and $41,500,000 at December 31 of 1994 and 1993, respectively.

Dividends
  Quarterly dividends on the Company's common stock were increased from 10 cents per share to 11 cents per share commencing July 10, 1992, to 12 cents per share commencing April 10, 1993, to 13 cents per share commencing January 10, 1994, and to 14 cents per share commencing January 10, 1995. In addition, a 100% stock dividend was distributed on January 6, 1994. The total cash dividends declared amounted to 53 cents per share in 1994, 49 cents per share in 1993 and 43 cents per share in 1992. The foregoing per share information has been adjusted to reflect such 100% stock dividend.


AQUISITION AND INVESTMENT

  On December 31, 1991, Prairie entered into a partnership that holds a 55.2% interest in the Omaha Cellular Limited Partnership, now doing business as First Cellular Omaha, which provides cellular communications services in the Omaha MSA. Prairie is an equal partner with Centel Nebraska Inc.
(Centel) in the partnership and has the option to purchase Centel's remaining 50% interest in the partnership during the two-year period following December 31, 1996. The Company assumed management of First Cellular Omaha on January 1, 1992. See "Managed Cellular Markets" for further discussion.

  During 1994, the Company purchased 234,262 additional shares of the common stock of Nebraska Cellular Telephone Corporation (NCTC). NCTC provides cellular communications services in non-metropolitan areas of Nebraska including approximately 834,000 POPs (potential customers). As of December 31, 1994, the Company owned approximately 16.1% of the outstanding shares of NCTC. The Company uses the cost method of accounting for its interest in NCTC.


MANAGED CELLULAR MARKETS

  The Company manages three of the four cellular entities in which it has an ownership interest. The Lincoln MSA is a wholly-owned market containing approximately 221,000 POPs. Through its partnership with Centel, the Company holds a 27.6% interest in the partnership which operates the Omaha MSA market, which includes approximately 624,000 POPs, and also holds an option to purchase an additional 27.6% interest in the partnership beginning in 1997. In addition, the Company has an 11.8% interest in Iowa Rural Service Area 1 (RSA 1) which is contiguous to the Company's telephone operating area in Nebraska and to Omaha, and contains approximately 62,000 POPs. By the end of 1994, penetration rates achieved in these markets by the entities in which the Company holds interests were 9.4% in the Lincoln MSA, 5.2% in the Omaha MSA, and 3.3% in RSA 1.

  In these three markets, the composite selling cost to acquire new customer lines, including a negative margin on equipment sales, was $266 per gross addition and $363 per net addition in 1994. The churn (the percentage of customers who are disconnected each month) averaged 1.36% in 1994.


  The market development indices of penetration, cost to acquire new customers and churn in the Company's managed markets are among the best in the industry, according to statistics published by the Cellular Telephone Industry Association.

Supplemental Proportionate Data
  The Company believes the use of proportionate operating data for these managed cellular markets facilitates the understanding and assessment of its consolidated financial statements. Reporting proportionate data for the cellular markets is not in accordance with generally accepted accounting principles. The proportionate data summarized below reflects the Company's relative ownership interests in its managed markets.

            SUPPLEMENTAL PROPORTIONATE DATA FOR MANAGED CELLULAR MARKETS 1

                                                         Iowa       Total
                           Lincoln MSA 2   Omaha MSA 3  RSA 1 4 Proportionate
                               100%            27.6%     11.8%       Data
  (Dollars in thousands)
Customer Lines:     1994      20,755            8,991      243       29,989
                    1993      13,145            5,972      128       19,245
                    1992       7,573            3,706       29       11,308

Service Revenues:   1994    $ 10,176         $  4,563   $  126    $  14,865
                    1993       6,473            3,094       80        9,647
                    1992       4,265            2,178       41        6,484

Operating Expenses: 1994    $  5,837         $  2,985   $  109    $   8,931
                    1993       4,468            2,044       71        6,583
                    1992       3,118            1,563       33        4,714

Net Operating
 Income:            1994    $  4,339         $  1,578   $   17    $   5,934
(before interest,
depreciation and    1993       2,005            1,050        9        3,064
income taxes)5      1992       1,147              615        8        1,770

    1. The Company's interest in NCTC is not included in the proportionate data.
    2. Financial activities of the Lincoln MSA are included in respective operating portions of the Company's Consolidated Statements of Earnings.
    3. The Company's share of the financial activities of the Omaha MSA is included in the non-operating income and expense portion of the Company's Consolidated Statements of Earnings.
    4. The Company's interest in Iowa RSA 1 was 11.8% in 1994 and 11% in 1993 and 1992. The Company uses the cost method of accounting for its interest in Iowa RSA 1.
    5. Net Operating Income is commonly used in the cellular communications industry to analyze cellular providers on the bases of operating performance, leverage and liquidity.

  Total service revenues in the managed cellular markets increased by 54.1% to $14,865,000 in 1994, compared to an increase of 48.8% in 1993. Service revenues include the net results of outbound roaming. Inbound roaming contributed 12.9%, 12.8%, and 13.7% of service revenues in 1994, 1993 and 1992, respectively. The Company has negotiated roaming agreements with other cellular providers which include preferred roaming rates for customers.

  At the end of 1994, there were 29,989 customer lines in the three markets. Customer lines increased by 55.8% and 70.2% in the last two years.

  Net operating income before interest, depreciation and income taxes increased by 93.7% in 1994 and 73.1% in 1993. Net operating income was $5,934,000 in 1994, or 39.9% of service revenue. In 1993, net operating income was $3,064,000 or 31.8% of revenue, while comparable numbers in 1992 were $1,770,000 or 27.3% of revenue. Operating expenses, including the net negative margin on sales of equipment, grew by 35.7% in 1994, compared to 39.6% in 1993.

  Due to changes in technology, customer growth, and usage demand, on March 15, 1994, an agreement was made with AT&T to install new systems with digital and analog capacity in the Lincoln and Omaha MSAs. The new systems are expected to be a cost-effective method to increase capacity and performance. The new Omaha MSA system was operational in April 1994, and the Lincoln MSA system is expected to be operational in April 1995.

  The implementation of these system upgrades will cause the early retirement of existing equipment prior to the expiration of its anticipated useful life. As a result, the Company recognized additional non-recurring depreciation of approximately $3,761,000 in 1994 attributable to the Lincoln MSA. The Company's share of a similar one-time charge in 1994 for the Omaha MSA was $2,179,000.


COMPETITION AND REGULATORY ENVIRONMENT

  The telecommunications industry is changing rapidly. These changes may have a significant impact on the future financial performance of all telecommunications companies. These changes are being driven by rapid technological development, changing customer requirements, and the convergence of once separate and distinct industries. In addition, recent actions by the Federal Communications Commission (FCC), which regulates the Company's interstate services, have been directed towards facilitating competition in the local exchange and wireless business. Congress has also been examining legislative proposals which would fully open the local loop to competition and which would also allow local exchange carriers (LECs) to enter the cable television business. Federal courts have recently struck down FCC regulations which prohibited LECs from providing cable television services. From time to time, the FCC modifies existing regulations and adopts new regulations concerning interstate telephone services, and there can be no assurance of the impact that such regulations may have on the Company.

  The Company's existing lines of businesses are already subject to competition from many sources, including long distance companies, cellular companies, competing directory companies and others. The convergence of cable television, other information industries, and telecommunications can be expected to increase competition in the future. In addition, the FCC has taken steps to increase the number of wireless competitors through the auctioning of radio spectrum for Personal Communication Services (PCS).

  In October 1993, the FCC issued a Report and Order allocating radio spectrum to be licensed for use in providing PCS. Under the Order, seven separate bandwidths of spectrum, ranging in size from 10 MHz to 30 MHz, will be auctioned to potential PCS providers in each geographic area of the United States. LECs are eligible to bid for PCS licenses except that cellular carriers, such as the Company, are limited to obtaining 10 MHz of PCS bandwidth in areas where they provide cellular service. These spectrum auctions commenced on December 5, 1994. The Company has not participated in any bidding.

  Lincoln Telephone operated under rate-of-return regulation by the FCC until July 1, 1993. However, starting with the annual access tariff filing that became effective at that date, Lincoln Telephone opted for price cap regulation by the FCC.

  Price caps focus on prices rather than costs of service and set maximum limits on prices which LECs can charge for their services. These limits are subject to adjustment each year to reflect inflation, a productivity factor, and certain other cost changes. Under FCC price cap regulation, Lincoln Telephone may earn a return on investments in interstate services of up to approximately 12.25%. Above that level, earnings are subject to equal sharing with carriers, until earnings reach an effective cap of approximately 16.25%. The FCC is currently reviewing its rules and regulations pertaining to price caps in the context of an evolving regulatory environment with a ruling expected in the spring of 1995.

  At the state level, the NPSC regulates the types of service offered and service quality. Nebraska does not have traditional rate-of-return regulation for telecommunications carriers and allows telecommunications carriers pricing flexibility for all services except basic local exchange services in which pricing flexibility is subject to certain statutory limitations.

  Since 1986, telecommunications companies in Nebraska have been permitted to increase local exchange rates up to 10% in any consecutive 12-month period without review by the NPSC. However, the Company must provide at least 60 days notice to affected customers and conduct public informational meetings. If at least 3% of all affected subscribers sign a formal complaint opposing the increase within 120 days from such notice, the NPSC must hold and complete a hearing with regard to the complaint within 90 days to determine whether the proposed rates are fair, just and reasonable. Within 60 days after the close of such hearing, the NPSC must enter an order adjusting the rates at issue.

  Regardless of whether a particular rate increase is subject to regulatory review, the Company's ability to raise rates will be determined by various factors, including economic and competitive circumstances in effect at the time.


ACCOUNTING PRONOUNCEMENTS

  In December 1990, the Financial Accounting Standards Board issued a new statement of accounting standards related to insurance and other non-pension benefits provided to retirees (FAS No. 106). Prior to 1993, the Company accounted for these benefits as costs were incurred. Under the new standards, recognition of these costs is accelerated and accrued prior to retirement, similar to accounting for pension benefits. Implementation of the new standards was required in 1993. The Company elected to account for the accumulated post-retirement benefit obligation as of January 1, 1993 taking a charge of $23,166,000, net of income tax benefits.

  In February 1992, the Financial Accounting Standards Board issued a new statement of accounting standards relating to current and deferred income taxes (FAS No. 109). The Company applied this new standard in 1993. The new standard did not have a significant impact on the financial statements.

  The Company presently gives accounting recognition to the actions of regulators where appropriate, as prescribed by FAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Under FAS No. 71, the Company records certain assets and liabilities because of the actions of regulators. Amounts charged to operations for depreciation expense reflect estimated useful lives and methods prescribed by regulators rather than those that might otherwise apply to unregulated enterprises. In the event the Company determines that it no longer meets the criteria for following FAS No. 71, the accounting impact to the Company would be a one-time non-cash charge to operations of an amount which would be material to the consolidated financial statements. Criteria that give rise to the discontinuance of FAS No. 71 include increasing competition, which restricts the Company's ability to establish prices to recover specific costs, possible obsolescence driven by accelerating technology, and a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews these criteria to ensure that continuing application of FAS No. 71 is appropriate.


LABOR CONTRACTS

  Three-year agreements between Lincoln Telephone and the Communications Workers of America (CWA) will expire on October 14, 1995. Similarly, a three-year agreement between LinTel Systems and the CWA will expire on May 19, 1995. Each contract concerns wages and general working conditions.



































SELECTED FINANCIAL DATA (not covered by independent auditors' report)
(Dollars in thousands except per share data)
                                                   1994        1993        1992
Selected Consolidated Earnings Statement Items
1.  Telephone operating revenues           $    174,694     163,914     156,760
2.  Diversified operations revenues
     and sales (Note 1)                          29,701      28,054      26,751
3.  Intercompany revenues                        (7,611)     (7,618)     (8,143)
4.  Total revenues and sales                    196,784     184,350     175,368
5.  Income before cumulative effect of change
     in accounting principle (Note 2)            33,605      33,191      29,609
6.  Cumulative effect of change in
     accounting principle                           --       23,166         --
7.  Net income                                   33,605      10,025      29,609
8.  Earnings available for common shares         33,380       9,800      29,271
9.  Earnings before cumulative effect of
     change in accounting principle                1.03        1.01        0.90
10. Cumulative effect of change in
     accounting principle                           --        (.071)        --
11. Earnings per common share (Note 2)             1.03        0.30        0.90

Selected Consolidated Balance Sheet Items
12. Total assets                           $    393,184     395,279     369,116
13. Property and equipment                      458,953     449,540     435,226
14. Accumulated depreciation and amortization   217,183     203,436     185,661
15. Accumulated depreciation to
     depreciable plant                            48.2%       45.7%       43.4%
16. Current ratio                                 1.3:1       1.1:1       1.3:1
17. Long-term debt and redeemable
     preferred stock*                      $     48,499      48,499      78,049
18. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   19.8%       20.9%       29.2%
19. Common stock, premium and common stock
     subscribed less treasury stock        $     37,292      41,173      40,427
20. Retained earnings                           159,143     142,859     149,008
21. Total long-term debt, redeemable preferred
     stock and stockholders' equity             244,934     232,531     267,484

Telephone Statistics
22. Access lines in service                     246,963     238,142     232,148
23. Number of employees                           1,392       1,422       1,429
24. Total salaries                         $     48,994      48,066      46,211

Selected Common Stock Items
25. Dividends declared per common share    $      0.530       0.490       0.430
26. Shares of common stock outstanding at
     end of year                             32,348,740  32,595,350  32,534,376
27. Market value common stock--high/low    $20.00/13.75 20.50/12.00 14.25/10.63
28. Price earnings ratio--high/low          19.4x/13.3x 20.3x/11.9x 15.8x/11.8x
29. Book value per common share            $       6.07        5.65        5.82

All shares and share data have been adjusted to reflect stock splits.
*Excludes current installments and redemptions due in subsequent years.
Note 1: Diversified operations revenues and sales have been restated to exclude discontinued operations.
Note 2: Net earnings and earnings per common share have not been restated to reflect the immaterial impact of discontinued operations in 1989.

SELECTED FINANCIAL DATA (not covered by independent auditors' report) continued
(Dollars in thousands except per share data)

                                                   1991        1990        1989
Selected Consolidated Earnings Statement Items
1.  Telephone operating revenues           $    149,312     146,162     142,872
2.  Diversified operations revenues
     and sales (Note 1)                          26,902      25,799      25,806
3.  Intercompany revenues                        (8,121      (7,296)     (6,724)
4.  Total revenues and sales                    168,093     164,665     161,954
5.  Income before cumulative effect of change
     in accounting principle (Note 2)            27,820      24,696      25,046
6.  Cumulative effect of change in
     accounting principle                           --          --          --
7.  Net income                                   27,820      24,696      25,046
8.  Earnings available for common shares         27,351      24,190      24,503
9.  Earnings before cumulative effect of
     change in accounting principle                0.83        0.74        0.75
10. Cumulative effect of change in
     accounting principle                           --          --          --
11. Earnings per common share (Note 2)             0.83        0.74        0.75

Selected Consolidated Balance Sheet Items
12. Total assets                           $    360,976     348,434     304,908
13. Property and equipment                      436,496     417,844     397,630
14. Accumulated depreciation and amortization   183,128     167,569     152,867
15. Accumulated depreciation to
     depreciable plant                            42.9%       41.0%       39.2%
16. Current ratio                                 1.3:1       2.2:1       1.3:1
17. Long-term debt and redeemable
     preferred stock*                      $     87,544      93,493      63,254
18. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   33.0%       36.2%       29.2%
19. Common stock, premium and common stock
     subscribed less treasury stock        $     44,033      45,134      45,726
20. Retained earnings                           133,878     119,681     107,694
21. Total long-term debt, redeemable preferred
     stock and stockholders' equity             265,455     258,308     216,674

Telephone Statistics
22. Access lines in service                     226,077     221,706     216,109
23. Number of employees                           1,459       1,474       1,500
24. Total salaries                         $     45,570      44,828      44,472

Selected Common Stock Items
25. Dividends declared per common share    $      0.400       0.370       0.370
26. Shares of common stock outstanding at
     end of year                             32,844,376  32,934,376  32,980,376
27. Market value common stock--high/low    $14.63/10.50  16.75/9.75  17.31/8.56
28. Price earnings ratio--high/low          17.6x/12.7x 22.6x/13.2x 23.1x/11.4x
29. Book value per common share            $       5.42        5.00        4.65








SELECTED FINANCIAL DATA (not covered by independent auditors' report) continued
(Dollars in thousands except per share data)

                                                   1988        1987        1986
Selected Consolidated Earnings Statement Items
1.  Telephone operating revenues           $    141,039     134,681     137,608
2.  Diversified operations revenues
     and sales (Note 1)                          23,623      19,900       8,163
3.  Intercompany revenues                        (6,458)     (5,692)          0
4.  Total revenues and sales                    158,204     148,889     145,771
5.  Income before cumulative effect of change
     in accounting principle (Note 2)            25,478      21,692      18,963
6.  Cumulative effect of change in
     accounting principle                           --          --          --
7.  Net income                                   25,478      21,692      18,963
8.  Earnings available for common shares         24,899      21,076      18,319
9.  Earnings before cumulative effect of
     change in accounting principle                0.75        0.61        0.56
10. Cumulative effect of change in
     accounting principle                           --          --          --
11. Earnings per common share (Note 2)             0.75        0.61        0.56

Selected Consolidated Balance Sheet Items
12. Total assets                           $    289,806     289,426     285,895
13. Property and equipment                      386,421     398,605     384,388
14. Accumulated depreciation and amortization   147,794     157,373     144,584
15. Accumulated depreciation to
     depreciable plant                            38.9%       40.2%       38.4%
16. Current ratio                                 1.7:1       1.6:1       1.7:1
17. Long-term debt and redeemable
     preferred stock*                      $     69,743      71,714      86,391
18. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   33.0%       33.8%       40.8%
19. Common stock, premium and common stock
     subscribed less treasury stock        $     45,726      41,816      36,500
20. Retained earnings                            95,805      98,935      88,599
21. Total long-term debt, redeemable preferred
     stock and stockholders' equity             211,265     212,465     211,490

Telephone Statistics
22. Access lines in service                     210,343     204,561     201,182
23. Number of employees                           1,525       1,564       1,587
24. Total salaries                         $     44,352      46,906      44,047

Selected Common Stock Items
25. Dividends declared per common share    $      0.335       0.295       0.275
26. Shares of common stock outstanding at
     end of year                             32,980,376  32,673,576  33,189,624
27. Market value common stock--high/low    $  9.13/6.57   7.25/5.07   6.88/4.60
28. Price earnings ratio--high/low           12.2x/8.8x  11.9x/8.3x  12.3x/8.2x
29. Book value per common share            $       4.29        4.06        3.77








SELECTED FINANCIAL DATA (not covered by independent auditors' report) continued
(Dollars in thousands except per share data)

                                                  1985         1984
Selected Consolidated Earnings Statement Items
1.  Telephone operating revenues            $    123,344      129,145
2.  Diversified operations revenues
     and sales (Note 1)                            7,244        4,941
3.  Intercompany revenues                              0            0
4.  Total revenues and sales                     130,588      134,086
5.  Income before cumulative effect of change
     in accounting principle (Note 2)             15,150       16,892
6.  Cumulative effect of change in
     accounting principle                            --           --
7.  Net income                                    15,150       16,892
8.  Earnings available for common shares          14,488       16,212
9.  Earnings before cumulative effect of
     change in accounting principle                 0.44         0.50
10. Cumulative effect of change in
     accounting principle                            --           --
11. Earnings per common share (Note 2)              0.44         0.50

Selected Consolidated Balance Sheet Items
12. Total assets                            $    280,766      279,067
13. Property and equipment                       369,407      363,043
14. Accumulated depreciation and amortization    130,171      122,558
15. Accumulated depreciation to
     depreciable plant                             36.0%        34.6%
16. Current ratio                                  1.4:1        1.1:1
17. Long-term debt and redeemable
     preferred stock*                       $     88,190       90,776
18. Long-term debt and redeemable preferred
     stock as a percent of total capitalization    43.1%        45.1%
19. Common stock, premium and common stock
     subscribed less treasury stock         $     37,126       36,497
20. Retained earnings                             79,407       74,038
21. Total long-term debt, redeemable preferred
     stock and stockholders' equity              204,723      201,311

Telephone Statistics
22. Access lines in service                      199,576      198,284
23. Number of employees                            1,623        1,672
24. Total salaries                          $     43,839       43,454

Selected Common Stock Items
25. Dividends declared per common share     $      0.275        0.270
26. Shares of common stock outstanding at
     end of year                              33,189,624   33,007,736
27. Market value common stock--high/low     $  5.54/3.66    3.69/2.85
28. Price earnings ratio--high/low            12.6x/8.3x    7.4x/5.7x
29. Book value per common share             $       3.51         3.35







OFFICERS, DIRECTORS AND COMMITTEES

OFFICERS

Corporate Officers

  Thomas C. Woods, III
    Chairman of the Board

  Frank H. Hilsabeck
    President and Chief Executive Officer

  James W. Strand
    President-Diversified Operations

  Jack H. Geist
    Vice President-Diversified Operations

  Robert L. Tyler
    Senior Vice President-Chief Financial Officer

  Michael J. Tavlin
    Vice President-Treasurer and Secretary

  Robert C. Halvorsen
    Assistant Secretary

The Lincoln Telephone and
Telegraph Company

  Thomas C. Woods, III
    Chairman of the Board

  Frank H. Hilsabeck
    President

  James W. Strand
    Executive Vice President-Marketing and Customer Services

  Charles P. Arnold
    Senior Vice President-Network Operations

  Robert L. Tyler
    Senior Vice President-Chief Financial Officer

  Michael J. Tavlin
    Vice President-Treasurer and Secretary

  Robert C. Halvorsen
    Assistant Secretary

Lintel Systems Inc.

  James W. Strand
    President

  Jack H. Geist
    Vice President


  Michael J. Tavlin
    Vice President-Treasurer and Secretary

Prairie Communications, Inc.

  James W. Strand
    President

  Michael J. Tavlin
    Vice President-Treasurer and Secretary

DIRECTORS

  Duane W. Acklie
    Chairman
    Crete Carrier Corporation

  William W. Cook, Jr.
    President and Chief Executive Officer
    The Beatrice National Bank and Trust Company

  Terry L. Fairfield
    President and Chief Executive Officer
    University of Nebraska Foundation

  James E. Geist
    Retired Chairman and Chief Executive Officer
    Lincoln Telecommunications Company

  J. Taylor Greer
    Partner
    Woods & Aitken

  John Haessler
    President and Chief Executive Officer
    Woodmen Accident and Life Company

  Charles R. Hermes
    President
    Dutton-Lainson Company

  Frank H. Hilsabeck
    President and Chief Executive Officer
    Lincoln Telecommunications Company

  Donald H. Pegler, Jr.
    Chairman and Chief Executive Officer
    Pegler-Sysco Food Services Company

  Paul C. Schorr, III
    President and Chief Executive Officer
    Ebco-Commonwealth Inc.

  William C. Smith
    Retired Chairman
    FirsTier Financial, Inc.

  James W. Strand
    President-Diversified Operations
    Lincoln Telecommunications Company

  Charles N. Wheatley
    President and Chief Executive Officer
    Sahara Enterprises, Inc.

  Thomas C. Woods, II
    Chairman of the Board
    Lincoln Telecommunications Company

  Lyn Wallin Ziegenbein
    Executive Director
    Peter Kiewit Foundation

COMMITTEES

Executive

  Frank H. Hilsabeck,
  Chairman

  William W. Cook, Jr.
  J. Taylor Greer
  Paul C. Schorr, III
  William C. Smith

Audit

  Charles R. Hermes,
  Chairman

  Terry L. Fairfield
  John Haessler
  Charles N. Wheatley

Executive Compensation

  Duane W. Acklie,
  Chairman

  Paul C. Schorr, III
  Charles N. Wheatley
  Lyn Wallin Ziegenbein


INVESTOR INFORMATION

CORPORATE INFORMATION

Corporate Headquarters
  1440 M Street
  Lincoln, NE 68508
  (402) 436-3737

  Mailing Address:
  P.O. Box 81309
  Lincoln, NE 68501-1309




Stock Listed
  NASDAQ National Market
  Symbol: LTEC
  The preferred stock of The Lincoln Telephone and Telegraph Company is traded over-the-counter.

Auditors
  KPMG Peat Marwick
  1600 FirsTier Bank Building
  233 South 13th Street
  Lincoln, NE 68508


STOCKHOLDER INFORMATION

Investor Relations Center
  The Form 10-K, Quarterly Reports, a prospectus and stock information may be obtained without charge by contacting:

  Investor Relations Center
  Lincoln area:
  (402) 436-5277
  From anywhere in the continental U.S.:
  1-800-829-5832
  Via e-mail: invest@ltec.com

Annual Meeting of Stockholders
  April 26, 1995
  10:30 a.m.
  The Cornhusker Hotel
  333 South 13th Street
  Lincoln, Nebraska

Stock Transfer Agent and Registrar
  Mellon Securities Trust Company is the company's Stock Transfer Agent,
Registrar, Dividend Reinvestment Plan Administrator, and the Rights Agent for the Stockholder Rights Plan. All questions about stockholder accounts, stock certificates, the dividend reinvestment plan or dividend checks should be addressed to:

    Mellon Securities Trust Company
    85 Challenger Road, Overpeck Centre
    Ridgefield Park, NJ 07660
    1-800-526-0801 / 1-800-231-5469 (TDD)

SECURITY ANALYSTS & PORTFOLIO MANAGERS

  Direct inquiries to:
     Mr. Michael J. Tavlin
     Vice President-Treasurer
     1440 M Street
     Lincoln, NE 68508
     (402) 436-5289

DIVIDEND REINVESTMENT & STOCK PURCHASE PLAN

  The company offers a dividend reinvestment and stock purchase plan.
Participants can make optional cash payments of at least $100 per payment with a maximum of $3,000 per calendar quarter. The company pays all administrative and investment service costs.


MARKET & DIVIDEND DATA
  (Adjusted to reflect 100% stock dividend paid January 6, 1994)

                       Market Price                  Dividends Declared
Calendar            1994             1993              1994      1993
Quarter         High    Low      High    Low
1st           $20.00  $15.50   $13.50  $12.00          $.13      $.12
2nd            16.75   13.75    14.50   12.50           .13       .12
3rd            16.75   13.75    18.75   13.63           .13       .12
4th            17.50   14.00    20.50   17.50           .14       .13
12 Mos.        20.00   13.75    20.50   12.00           .53       .49

  The company has paid a dividend on its common stock every quarter since
1936.
  The quarterly record dates are typically five days before the end of the calendar quarter.
