Form 10-K, Exhibit 13
period 1995-12-31
LINCOLN TELECOMMUNICATIONS CO
filed 1996-03-28
CIK 320446

WE'RE AT THE CENTER

Communication. It shapes our lives. Words, images, information blending together from near and far. Ever changing. Converging to inspire, to shape, to affect the work we do, the lives we lead. Lincoln Telecommunications has changed, too. And now, we're uniquely positioned to place our customers at the center of vast new amounts of information and resources available at the office and at home.

About The Company
Lincoln Telecommunications is a diversified communications company providing products and services to consumers, businesses, educational institutions, government agencies and other communications companies. Headquartered in Lincoln, Nebraska, the company employs more than 1,600 people. Lincoln Telecommunications' businesses are organized into three general areas: landline operations, wireless operations and communications equipment. More information about these business segments is included on pages 3 and 4.

Strategic Priorities
Our vision is to be a leader in providing a comprehensive array of communications, entertainment and information services. We will achieve this through five strategic priorities.

Priority One: Grow our business by expanding our markets and providing innovative and quality communications to our customers.

Priority Two: Increase our productivity through redesigned business processes.

Priority Three: Rebalance our prices to improve our competitive position.

Priority Four: Achieve regulatory parity at local, state and federal levels.

Priority Five: Strengthen our customer focus through a well-trained, empowered work force.

OPERATIONS AND EARNINGS HIGHLIGHTS

December 31                               1995         1994         1993
     (Dollars in thousands, except per share data)

OPERATING DATA
   Operating Revenues                  $ 225,089    $ 196,646    $ 183,975
   Net Income
      Before one-time charge*          $  42,059    $  37,186    $  33,191
      After one-time charge            $  12,513    $  33,605    $  10,025

PER SHARE DATA
   Earnings
      Before one-time charge*          $    1.22    $    1.14    $    1.01
      After one-time charge            $    0.36    $    1.03    $    0.30
   Dividends                           $    0.57    $    0.53    $    0.49
   Book Value                          $    7.09    $    6.07    $    5.65

KEY RATIOS
   Return on Common Equity*                16.2%        18.8%        17.9%
   Debt Ratio                              32.0%        19.8%        20.9%

OTHER DATA
   Total Assets                        $ 520,321    $ 393,184    $ 395,279
   Stockholders' Equity                $ 259,545    $ 196,435    $ 184,032
   Capital Expenditures                $  43,022    $  31,291    $  24,997
   Telephone Access Lines in Service     254,173      246,963      238,142
   Proportionate Cellular Customers      122,852       29,989       19,245

*In 1995, the company took after-tax charges of $16,516,000 for discontinuance of FAS 71 and work force restructuring charges of $13,029,000. In 1994, the company took an after-tax charge of $3,581,000 related to one-time special depreciation charges for cellular equipment. In 1993, the company took a one-time, after-tax accounting charge of $23,166,000 related to retirees' health benefits. Return on common equity was 4.8% in 1995, 17.0% in 1994 and 5.3% in 1993, after these one-time charges.

CONTENTS

     Operations and Earnings Highlights             2

     The Company at a Glance                        4

     Report to Stockholders                         8

     Growing by Leaps                              11

     Targeting Markets                             13

     Creating Value                                17

     Financial                                     19

     Officers, Directors and Committees            60

     Investor Information                          63

                  Total Operating
  Revenues           Expenses          Earnings Per      Dividends Declared
(in millions)      (in millions)          Share               Per Share
1991   $ 168      1991     $ 116      1991   $  .83       1991      $ .40
1992   $ 175      1992     $ 122      1992   $  .90       1992      $ .43
1993   $ 184      1993     $ 127      1993   $ 1.01*      1993      $ .49
1994   $ 197      1994     $ 138      1993   $  .30       1994      $ .53
1995   $ 225      1995     $ 175      1994   $ 1.14*      1995      $ .57
                                      1994   $ 1.03
                                      1995   $ 1.22*
                                      1995   $  .36

* Before one-time charges (an accounting change in 1993; depreciation charges in 1994; and accounting change and restructuring charges in 1995). Growth in total revenues has averaged 8.6%. Without the restructuring change in 1995, the average growth in operating expenses was 8.0%. Growth in earnings per share has averaged 11.8%. There have been cash dividend increases in each of the past five years.

THE COMPANY AT A GLANCE

PUTTING IT ALL TOGETHER

   One of the company's key strengths is its focus on providing complete communications solutions for customers. Today, customers want a "single-source" provider. At Lincoln Telecommunications, that's been our key strategy since the breakup of the Bell system.
   We know customers place special value on doing business with a full-service communications company. We've responded by offering a full range of products and services. Local, long distance and data communications, Yellow Page advertising, cellular and paging services and access to the Internet can all be purchased from Lincoln Telecommunications. We complement this full range of products and services with consultation, expertise and long-term relationships.
   Our local, hassle-free touch is the cornerstone to our past success. It's also the key to our future.


LANDLINE COMMUNICATIONS

BUSINESS DESCRIPTION

The company provides local, intraLATA and a national long distance service to approximately 190,000 customers in southeast Nebraska, including Lincoln (pop. 200,000). The company's fully digital local exchange network supports SS7 technology and includes over 1,400 miles of fiber optic cable, much of it in a ring configuration. Long distance service is provided by reselling capacity purchased from national carriers. Data communications services include Internet access. Enhanced services include Voice Mail, Caller ID, Custom Calling and Centrex. The company publishes six regional telephone directories and provides access service to long distance and cellular companies.

1995 HIGHLIGHTS

The company invested approximately $25 million in its landline network. This includes a substantial amount for first-phase development of a broadband network in Lincoln. Access lines grew to 254,173, a 2.9 percent increase. Centrex lines increased 7.2 percent and business lines rose by
5.3 percent. At year end, around 27.1 percent of residential access lines had traditional Custom Calling services and around 18.2 percent had enhanced services like Caller ID. Navix, our Internet access service, was introduced to consumers and grew steadily. Yellow Page revenues increased over 1994 levels despite a new directory competitor.

CHALLENGES

Implementing Federal Telecom Reform legislation represents the most significant challenge. Other key challenges: increasing efficiencies through re-engineering, increasing customer loyalty and penetration rates of enhanced services, and continuing to look for ways to expand geographically into profitable market segments.

WIRELESS COMMUNICATIONS

BUSINESS DESCRIPTION

The company's managed cellular operations serve all of Nebraska and a portion of southwest Iowa - more than 1.74 million potential customers
(POPs). Operations include 100 percent ownership of Lincoln Telephone Cellular (approximately 221,000 POPs) and Nebraska Cellular (approximately 833,000 POPs), 27.6 percent ownership of First Cellular Omaha (approximately 173,000 POPs), and 11.8 percent of Cellular 29 Plus in Iowa (approximately 7,000 POPs). Adjusted for ownership levels, this represents about 1,234,000 POPs. Enhancements, such as Voice Mail and Call Forwarding, are available as part of our wireless services. The company also offers a Wide Area Paging service throughout Nebraska.

1995 HIGHLIGHTS

Wireless operations are an important driver of corporate revenues. Nebraska Cellular, acquired in July 1995, greatly expands the company's wireless footprint. Customers are benefiting from wider calling areas, better roaming rates, additional service centers and new pricing plans. New cell sites increase network capacity, resulting in superior cellular service. In the company's managed markets, subscribers increased 310 percent; revenues were up 162 percent and operating income rose by 151 percent, including growth through acquisitions.

CHALLENGES

Wireless communications is central to the company's growth strategies. Customer loyalty will be maintained by improving system capacity, adding new service centers, developing attractive rate plans and adding value-added services. Maximizing synergies between the company's cellular and landline operations is a priority. Expanding into new markets continues to be a key strategy.

COMMUNICATIONS EQUIPMENT

BUSINESS DESCRIPTION

The company sells and services a variety of communications equipment, primarily for businesses. This includes sophisticated switching systems from ROLM and NorTel that provide call center applications such as Voice Mail, Call Management Systems and Voice Response Systems. We also offer high-performance wiring for local and wide area networks and complete maintenance service for landline and wireless networks. In addition, the company provides sophisticated telephones, key systems, fax machines and ancillary equipment for residential and small business customers.

1995 HIGHLIGHTS

The company's equipment business exceeded objectives in 1995 - a record-setting year for sales. An expanding customer base in Omaha resulted in record sales and earnings for 1995. While the company continues to generate new business, upgrades and additional sales to existing customers continue to represent a significant portion of income.

CHALLENGES

An important objective is to continue the record sales set in 1994 and 1995. Switching system upgrades, new products such as Interactive Voice Response and greater penetration of Voice Mail and Call Management Center Services offer great opportunities for increasing revenues. The company's excellent product line and service and support provide significant competitive advantages, especially when combined with the company's long distance, local and data communications services.

MESSAGE FROM THE BOARD OF DIRECTORS

Dear Stockholders,

   On behalf of the board of directors of Lincoln Telecommunications, I am extremely pleased to report that your company had another outstanding year. We increased our common stock cash dividend in eight of the last ten years. Our AAA bond rating was reaffirmed again in 1995. On nearly every front, important progress was made as we transform ourselves from a regulated telephone company into a full-service communications provider.
   In 1995, the board approved several important decisions to improve the company's overall financial strength. These included outsourcing, re-engineering and establishing, through acquisition, a much larger presence in the fast-growing wireless business. These and other key management activities are detailed in the balance of this report. To keep up to date on our company we encourage you to visit our "home page" on the Internet. Our Internet address is http://www.ltec.net
   The communications marketplace is filled with tremendous opportunities. Management is working hard to capitalize on these opportunities so you, our owners, as well as other key stakeholders - customers, employees and the communities we serve - can benefit.
   Lincoln Telecommunications strives to be a responsible corporate citizen through its support of civic activities and involvement in community events. For more than 90 years, we have encouraged our employees to be concerned citizens and take part in their communities as volunteers and leaders.
   Our goal is to create value for all of our constituencies. Never has that goal held greater promise. We are committed to building a prosperous future for you.

Sincerely,

/s/ Thomas C. Woods, III

Thomas C. Woods III
Chairman

REPORT TO STOCKHOLDERS

OPERATIONS REVIEW FROM THE CEO

   For Lincoln Telecommunications, 1995 was a year of strategic importance. We set a record in revenue growth. Customer growth was outstanding in our landline and wireless business. And we made superb progress in executing our strategies for the future - with a major expansion of our wireless business and with aggressive marketing programs in our landline and equipment businesses. We are working hard to increase the long-term growth potential of our company in an ever-changing industry. Our record 1995 results demonstrate the success we are having:

 - Revenues increased 14.5 percent to $225 million.
 - Earnings per share rose 7.0 percent before special one-time charges.
 - We increased our quarterly dividend to $0.15 per share.

   We took a number of special charges in 1995 relating to our strategic activities. These included non-cash items of $0.86 per share associated with competitive initiatives, including two work force reduction programs and the discontinuance of FAS 71, an accounting rule for regulated companies.
   I am proud of our 1995 financial results and our achievements in the marketplace. We are part of a growing information industry that offers tremendous opportunities. To be successful and to meet our overarching objective of building value for our shareowners, we are focused on five key strategies.

                                Free Cash Flow              EBITDA
Return on Common Equity          (in millions)          (in millions)
    1991     15.4%               1991    $ 20           1991   $  83
    1992     15.5%               1992    $ 35           1992   $  85
    1993     17.9%               1993    $ 34           1993   $ 104
    1994     18.8%               1994    $ 40           1994   $ 110
    1995     16.2%               1995    $ 22           1995   $ 117

Return on Common Equity, before one-time charges, decreased in 1995 due to the issuance of additional common shares to acquire Nebraska Cellular. Free Cash Flow shows net cash provided by operating activities minus expenditures for property, plant and equipment which includes construction expenditures and acquisition of Nebraska Cellular. EBITDA represents earnings before interest, income taxes, depreciation and amortization, and before one-time charges.

GROWING OUR BUSINESS

   In 1995, we took significant steps to grow our business. The most dramatic example was our acquisition of the remaining portion of Nebraska Cellular, which provides cellular service to the 10 Rural Service Areas
(RSAs) in Nebraska serving a population of 833,000 people. When combined with our existing cellular operations, the acquisition provides us with a statewide cellular footprint and access to around 1.74 million potential customers.
   The acquisition, at a cost of $132 million, was completed in July. We began immediately to reap the benefits and synergies that a combined cellular operation offers. Our keen understanding of the wireless market distinguishes us as one of the best wireless operators in the nation.
   We also continued to provide a steady stream of new services for our customers. In 1995, we began offering Navix, an access service to the Internet, the largest and most widely known component of the Information Superhighway. We increased penetration rates for enhanced network services, such as Call Waiting, Caller ID and Voice Mail, which provide important recurring revenues.
   Looking ahead, we will evaluate acquisition opportunities and strengthen our marketing efforts to build customer loyalty, develop new services and capitalize on our ability to provide integrated communication solutions in convenient service packages.

INCREASING PRODUCTIVITY

   We have placed a high priority on increasing productivity while maintaining customer service levels. Our Business Process Re-engineering efforts, which we started in 1994, are beginning to pay off. Our goal is to deliver services faster, more reliably and in a more "customer friendly" way while lowering our costs. It's a tall order, but we are finding that it can be done.
   Because a smaller work force will be required, we have started to reduce our employee ranks. This is a difficult, but necessary, step in an increasingly competitive environment. We're doing our best to accomplish it in a productive way. In November, we offered approximately 750 employees a voluntary early retirement program and 330 employees responded. These retirements will occur over a two-year period so we can ensure that service levels do not suffer.
   We have begun outsourcing functions which are not central to our mission. In 1995, we reduced our operator service unit from 140 employees to 50. Local directory assistance was outsourced to Sprint/United Telecom. Savings of over $3.9 million over a five-year period are projected.
   In contract negotiations conducted in 1995, efforts were made by management and the Communications Workers of America to reach an important balance between the company's need to re-engineer itself and employee concerns about job security and flexibility.
   Looking ahead, we will continue re-engineering and concentrate on providing our remaining work force with the tools, training and authority they need to ensure that customers' needs are met right, the first time, every time.

ADJUSTING PRICES

   Our need to rebalance the rates we charge for services is critical. We have too many internal subsidies within our pricing structures. In 1995, we worked with the Nebraska telephone industry on a proposed $2.00 State Subscriber Line Charge to be added to customers' bills so long distance access rates could be reduced. This would allow long distance rates within the state to be lowered. The Nebraska Public Service Commission has not acted on this plan.
   In 1996, most of our pricing changes will be revenue-neutral, designed to better prepare us for emerging competition.

SEEKING PARITY

   As our industry changes, so must its laws and regulations. In Nebraska, we have one of the best regulatory climates in the nation. Rate-of-return regulation was abolished in 1986 - providing us with incentives to invest and provide new services.
   While our need for reform at the federal level has not been as great, we have worked hard to ensure that new competitors must comply with the same rules we do. Of particular importance to us has been the need for streamlined regulation.

ADAPTING TO CHANGE

   We are preparing for a radically different future - a future driven by a rapidly changing marketplace and new rules. The Federal Telecom Reform bill that President Clinton signed into law on February 8 opens up new challenges and many opportunities. We are seizing new opportunities and learning to use our skills and abilities to thrive in this new environment.
   Activities like Business Process Re-engineering and new business development are accelerating our transformation by exposing us to new skills, new thinking and an unparalleled focus on customers and growth. We are also developing the leadership and teamwork skills that will allow us to adapt to change, take calculated risks, and build valued relationships with customers and all constituents.
   I am proud of the progress we are making and optimistic about our continued success.

/s/ Frank H. Hilsabeck

Frank H. Hilsabeck
President and Chief Executive Officer

EXPANDING OUR NETWORK

Lincoln Telecommunications completed its purchase of the remaining portion of Nebraska Cellular on July 13, 1995 for $132 million. The addition of this statewide network demonstrates the company's commitment to growing its business through selective acquisitions in faster-growing segments of the telecommunications industry. Nebraska Cellular's 80,000 subscribers significantly broaden Lincoln Telecommunications' customer base and present new marketing opportunities for promoting services throughout Nebraska. When combined with wireless operations that the company manages in Lincoln, Omaha and Iowa, Lincoln Telecommunications now offers seamless coverage throughout Nebraska and parts of southwest Iowa.

GROWING BY LEAPS. KNOWING NO BOUNDS.

   Lincoln Telecommunications' cellular operations are among the best performing and fastest-growing in the nation. We believe the industryOs opportunities remain bright as the market for on-the-go communications continues to grow.
   At Lincoln Telecommunications, capitalizing on this anytime, anywhere communications is key to our growth strategy. We are:

 - Moving into new markets. In 1995, we acquired the remaining portion of Nebraska Cellular Telephone Corporation and now have a statewide wireless network.

 - Placing a premium on marketing and superior customer service. We now offer wider calling areas, excellent roaming arrangements and a convenient network of customer service centers.

 - Increasing efficiency. We are working to achieve synergies with our landline operations wherever possible.

 - Keeping our wireless networks up-to-date. We are expanding capacity and cell sites and adding new features to increase the value of wireless communications.

   The company's strong cellular performance in 1995 generated outstanding results in revenues, subscribers and penetration rates.
   This was the year our wireless operations grew by leaps and bounds - from a corner of the state to statewide. The addition of Nebraska Cellular to the Lincoln Telecommunications family of wireless operations transforms our strong regional presence into a statewide communications company with over 1.74 million POPs (potential customers) throughout Nebraska and parts of southwest Iowa.
   Lincoln Telecommunications' managed wireless operations - Lincoln Telephone Cellular, First Cellular Omaha, Cellular 29 Plus in Iowa and now Nebraska Cellular - continue to drive our growth. Their combined performance places them among the best operations in the nation.

KEY INDICATORS

   In 1995, the subscriber base for the company's combined managed wireless operations grew 43 percent to nearly 123,000 lines. Subscribers grew by an average of more than 100 per day throughout the year.
   Combined revenues - up 162 percent - topped $39 million. The addition of

Nebraska Cellular added more than $19 million to our annual 1995 revenues since the July acquisition.
   Our operating efficiency, as measured by the number of subscribers per employee, now stands at 500 lines per employee - well above the industry average of 440 lines per employee. Further improvements in 1996 are aimed at reaching our goal of 525 subscribers per employee.
   Our churn rate - a measure of the number of customers who discontinue their service - averaged a low 1.2 percent for our managed markets. For customers outside our Lincoln and Omaha markets, the rate is only 0.6 percent. Our goal is to bring the churn rate down to less than 1.0 percent for all our managed markets.
   The statewide penetration rate was 10 percent - well above the national average. And while penetration rates are high compared to industry results, there's still enormous potential. In the next 8-10 years, we anticipate our penetration rates for wireless services to grow to about 40 percent. The vast majority - about 80 percent - will be for cellular services with the remaining 20 percent in paging services.

Cellular Subscribers       Cellular Revenues        Cellular EBITDA
   (in thousands)            (in millions)           (in millions)
   1993      19              1993     $ 10            1993    $  3
   1994      30              1994     $ 15            1994    $  6
   1995     123              1995     $ 39            1995    $ 16

Proportionate cellular results reflect the acquisition of Nebraska Cellular Telephone Corporation in July 1995. EBITDA represents earnings before interest, income taxes, depreciation and amortization.

SATISFIED CUSTOMERS

   Demand for wireless continues unabated. Cellular has evolved from a "strictly-for-business" communication tool into a convenient, cost-effective way for family and friends to keep in touch. Customers appreciate being able to communicate anywhere, anytime and the sense of security cellular phones provide. They are also finding it more affordable.
   Much of the demand for wireless communication is coming from satisfied customers. Today's cellular users are adding a second or third cellular phone to meet their growing communication needs. Lincoln Telecommunications is helping out by offering improved statewide rate plans, including multi-phone discounts on two or more phones, and competitive pricing on the cellular phones we sell and service.
   The addition of Nebraska Cellular to Lincoln Telecommunications' wireless operations brings added value to customers by creating the largest interconnected cellular network in the state - delivering quality from border to border in Nebraska and beyond. This expanded statewide network is also extremely affordable. Customers get home rate roaming and free long distance calls to any Nebraska number from anywhere in our expanded network.
   While customers appreciate the competitive rates and expanded network, they value customer service the most. We're expanding our Customer Service staff, opening new Customer Centers and introducing Customer Care Programs to provide personal service to meet customers' needs. We've revamped our bills so they are easier to read and understand.
   Our retail centers are growing as well. New centers were added in Omaha and Lincoln in 1995. These, along with Nebraska Cellular's statewide retail operations, are the most cost-effective ways to promote and sell our products and services. They offer customers a complete line of cellular phones and services, along with a knowledgeable, helpful sales staff - a personal service approach that sets us apart as the communications specialists.
   Behind the scenes, we continue to add more cell sites to our network. In 1995, more than 30 new cell sites helped increase capacity and ensure reliable, high quality communications for customers. Our coverage, both in the major metropolitan areas and throughout the state, surpasses our competitors. Plans for 1996 call for adding another 35 cell sites.

INTEGRATED SOLUTIONS

   Key objectives for 1996 focus on growing the business, especially through integrated solutions aimed at meeting the needs of our changing customer base. Our expanded statewide network opens many opportunities for marketing the services and advantages now available wherever our customers roam.
   Our biggest challenge is to continue improving efficiencies while maintaining the customer support and services that are so highly valued. Improved contributions to the bottom line will come from developing a more competitive, streamlined approach to the way we do business, especially in ways that take advantage of our new statewide presence.
   While new technologies like PCS (personal communications services) are expected to begin to compete with cellular, perhaps as early as late 1996, we see a future full of promise and continued growth. Our extensive statewide network, competitive pricing and strong customer focus make us the leader for wireless communications.
   People love to talk. People love to travel. People will always have the need to communicate. Wireless is the solution. Lincoln Telecommunications has the service that's here, there... everywhere.

TARGETING MARKETS. PROVIDING SOLUTIONS.

   Lincoln Telecommunications' landline operations provide a solid foundation for growth. Residential and business customers rely on the company's sophisticated, all-digital, fiber-based network to provide reliable communications. We're strengthening our relationship with customers by providing superior service, advanced technology and new services.
   Our landline operations continue to play an important role in our future growth potential. To realize this potential, we are focused on:

 - Providing innovative new services for residential and business customers to create new revenue streams.

 - Promoting "service packages" to take advantage of our wide range of services - local, long distance, data and enhanced calling services.

 - Deploying new technology that will allow us to offer multimedia services in the future and improve the efficiency of our landline operations.

 - Reducing our cost structure through productivity gains.

   During 1995, we experienced solid gains. We added 7,210 more customer access lines, an increase of 2.9 percent. Business lines rose 5.3 percent, Centrex lines were up 7.2 percent and residential lines grew 1.7 percent.
   The potential for increasing lines in our core consumer market is getting better. Additional residential lines are being added in record numbers to accommodate modems, faxes and other communications tools. We're developing marketing skills to capture this interest, offering products and services to make it easier for people to communicate and providing the reliable network customers expect.

                    Access Lines by Type (in thousands)
                  Residence   Business   Centrex   Total
         1991        168         39         19       226
         1992        171         40         21       232
         1993        173         42         23       238
         1994        178         44         25       247
         1995        181         46         27       254

  Access Minutes of Use
     (in millions)
     1991        696
     1992        728
     1993        789
     1994        840
     1995        900

Access line growth was greatest in the higher revenue-producing areas, especially Centrex and business lines. Access minutes of use for the local exchange network rose 7.1% in 1995.

ADVANCED NETWORK

   Behind all of our marketing efforts is a solid network. Lincoln Telecommunications' advanced network consists of more than 1,400 miles of fiber optic cable and all-digital switching. It is equipped with Signaling System 7, the technology that makes services like Caller ID possible. We continue to enhance our network so that it is capable of handling new applications, thereby increasing the volume of traffic it can handle - whether voice, data or video.
   In 1995, we invested approximately $25 million in our landline network, a targeted investment strategy to meet today's customer needs and to create demand for new services. We began a major upgrade program which prepares our network for broadband capabilities in the metropolitan Lincoln area. This advanced network will be capable of delivering integrated multimedia that combines voice, text, data and full-motion video. This advanced network will also require less maintenance and allow us to provide services much faster, thereby reducing our costs.

CUSTOMER SERVICE

   To be successful in this increasingly competitive business, we are working to retain customers and to win new business. We've increased our efforts to know and understand the key market segments we serve: consumer, business, government and education, and other communications companies that use our network. We're focused on more than just solving their immediate problems, we're looking for opportunities to improve their lives, their bottom lines and their responsiveness to their constituents.
   Our dedicated employees work hard to exceed the expectations of each customer segment and to differentiate Lincoln Telecommunications as the hassle-free, local alternative to our giant rivals.

HOME COMMUNICATIONS

   Consumers want reliable, easy-to-use products and services. Access to the Internet, cordless phones, Voice Mail and additional lines are all in high demand.
   In late 1995, we began offering easy access to the Internet, the most visible component of the Information Superhighway. Navix, our Internet access service, is backed by a help desk, 24-hour network monitoring and value-added local services. Nearly 2,000 subscribers had signed up by the end of the year and we expect Navix sales to continue growing through aggressive promotions in 1996.
   Caller ID continued to be a popular enhanced service throughout 1995. Revenues rose 27.8 percent. In addition, we introduced four new calling services in 1995 - Custom Ringing, Call Rejection, Priority Call and Selective Call Forwarding.
   A new Voice Mail system introduced in 1995 gives consumers a more powerful voice messaging system that's both simple and convenient. We added nearly 1,500 consumer Voice Mail Boxes in 1995.
   While new services are key to the company's success, consumers also value knowledgeable, friendly service and quick, error-free installation. Enhanced services that once took three days to install, now take five minutes. We're offering more free trials so consumers can try out convenient services before making a purchase commitment.
   As our services improve, our customers' expectations increase. On-going efforts to improve customer satisfaction are a key strategy for us.

BUSINESS CUSTOMERS

   Our business customers range from the small business owner to large national corporations. We're concentrating on understanding their differences, learning what matters most to each and designing solutions to meet the needs of these "markets within markets."
   Account representatives, backed by knowledgeable product managers, help business customers make their companies more competitive. That kind of consultation builds loyalty and lasting relationships.
   Our larger business customers are driving the growth of our data communications services. Our fiber-based networks offer flexible, fast and reliable private network services. Frame Relay Service, a high speed, wide-area communications network, provides the platform for a wide range of business data services: data transfer, LAN interconnection, and high-speed access to the Internet.
   The company's Centrex service continues to show outstanding growth, especially among small and mid-sized business customers.
   To counter the heavy promotion by "the big three" long distance companies, our long distance division developed new programs of its own. Our "Chamber Advantage" program offers special benefits to local chambers of commerce and their members.
   Business customers in 1995 continued to want more features and services added to their business equipment. We evaluate their communications needs, recommend time and money-saving solutions, and assist with training and service to assure a smooth transition. It's a partnership that resulted in another outstanding year. Equipment sales were up 4.1 percent from 1994's record-breaking year.

New features in our expanded and enhanced Official Phone Book helped generate solid revenues in 1995, despite the introduction of a competing directory in our markets. The response from advertisers and consumers agreed with our promotion that our directory is clearly the one "Used Most. Liked Best."

BITS AND BYTES

   Lincoln Telecommunications is leading the way with innovative services to the government and education market. Public access to the Internet, distance learning, video conferencing and high-speed data transfer are among the projects and services these segments require to provide services more efficiently to the public.
   For example, 24-hour access to information on city and county government services in Lincoln, Nebraska, is available through InterLinc, a free, community-wide resource service. Through this public/private partnership, we are providing the network infrastructure and Navix, our Internet access service, to terminals in community centers, senior centers and libraries.
   We're also working with other communities to bring Internet access to public schools, community colleges and city governments as a training and information resource.

IMPORTANT PARTNERS

   The many other communications companies that use our network, including long distance companies, cellular companies and information providers, represent a critical customer segment. They rely on our powerful network to help them complete their connections.
   In 1995, our access revenues were $53.7 million, up 6.1 percent over 1994. The demand for access for the last few years has been strong - fueled by the growth in access lines, long distance calling and wireless.

ON THE HORIZON

   More advanced services are in the works. ISDN (Integrated Services Digital Network), a service that provides faster Internet access, telecommuting and low-speed video conferencing, is on the horizon.
   The introduction of Calling Name Delivery in 1996 will add to Caller ID's appeal. The enhanced service will display the name, as well as the phone number, of the calling party.
   Many companies are just beginning to pave the way for convenient, single-source shopping. We're already there. Our challenge is to expand our family of advanced value-added products and services and to "bundle" them to leverage the power of our network.

Revenues from Enhanced                Telephone Employees Per
Service (in millions)                   10,000 Access Lines
    1991     $ 1.2                        1991       64.5
    1992     $ 1.7                        1992       61.6
    1993     $ 2.5                        1993       59.7
    1994     $ 3.3                        1994       56.4
    1995     $ 4.0                        1995       49.7

Revenues from enhanced services, such as Call Waiting, Caller ID and Voice Mail, are growing steadily. The decreasing number of employees per 10,000 access lines includes the restructuring of operator services in 1995.

CURBSIDE CONVENIENCE

For nearly 20 years, we've been a big supporter of recycling. We've worked with businesses, community organizations and the public to keep our old directories out of city landfills. This year, we made directory recycling easier and more convenient for our residential customers. Each new directory was delivered in a ready-to-use recycling bag. Customers simply took the new directory out of the bag, replaced it with the old one, then set the bag next to their garbage can. Local garbage haulers collected the old, unwanted directories and dropped them off at the recycling center. We know recycling makes a difference. It kept nearly 128 tons of directories out of area landfills this year.

CREATING VALUE. BUILDING FOR SUCCESS.

   Successful companies deliver exceptional returns to shareholders. They delight customers. They value, respect and reward employees. They support their communities.
   We measure our success by the value we create for our four key stakeholders: owners, customers, employees and communities. As we transform Lincoln Telecommunications from a regulated telephone company to a regional, competitive full-service communications company, our goal is to create value for stakeholders. We have a strong strategic plan, a clear mission and vision, and a highly regarded corporate philosophy to guide us.

OWNERS

   1995 was an excellent year for our approximately 15,000 stockholders. At the end of the year, our stock price was $21 1/8, delivering a total return (price appreciation plus dividends) of 27.6 percent. Over the past five years, we have performed well against the S&P 500, as well as our industry peers.
   At the end of 1995, our market capitalization (number of shares outstanding times the closing stock price) increased by $224 million, a change of 40.7 percent over year-end 1994.
   Our goal of paying a competitive dividend is one component of total shareholder return. Our objective is to find the appropriate balance between owner income expectations and significant long-term investment opportunities.
   We are constantly assessing growth opportunities with our existing customers and potential customers in new geographic areas. While we do not engage in basic research and development activities, we carefully monitor new product and service development. When the technology, market demand and pricing are optimum, we introduce new products and new services.
   Financial strength, well-defined strategies and an experienced manage-ment team are key ingredients that allow us to take advantage of opportunities in our industry today.

Market Capitalization
    (in millions)
   1991      $ 386
   1992      $ 423
   1993      $ 603
   1994      $ 550
   1995      $ 774

Market Capitalization is the number of shares outstanding times the closing stock price. In 1995, Market capitalization increased 40.7% over 1994.

CUSTOMERS

   Creating value for our owners requires a commitment to providing comp-rehensive solutions for customers.
   In a competitive environment, customer loyalty is vital. Our mission is to help our customers communicate, when and where they want, using technology best suited to their needs.
   We create value for customers by providing integrated solutions for their communications needs. Working with us, they enjoy the convenience of a single communications source. Choice, convenience, reliability, competitive rates, complete solutions - our customers value these attributes.

EMPLOYEES

   Our employees know that we must work together to survive in a competitive marketplace. They have risen to the challenge. Union leaders are working closely with us to redefine the way we work.
   A strong, committed work force provides the best service and greatest customer satisfaction. By empowering teams of employees and re-engineering key work processes, we are helping employees enhance their tradition of excellent service by working smarter, better and more efficiently.

COMMUNITIES

   Truly exceptional companies also recognize the responsibility they have to support the communities they serve.
   Lincoln Telecommunications has a well-balanced charitable contributions program focused on economic, social and cultural development. In addition, our employees volunteer to help in their communities.
   In 1995, we asked students to use "paint, poetry and plenty of creativity" to design "filler ads" for our Yellow Pages, adding visual interest and a local touch to our directories. We helped the Food Bank of Lincoln replenish its storehouse by offering customers a free mini-directory in exchange for donated food items.
   These kinds of local partnerships set us apart from our national competitors. They have been key to our past and will be important in the future.
   On the one hand, it is our business to make the concept of location and distance irrelevant. On the other, it is our responsibility to be a visible, caring partner in the communities we serve.

INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Lincoln Telecommunications Company:


We have audited the accompanying consolidated balance sheets of Lincoln Telecommunications Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Telecommunications Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, the Company discontinued applying the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards (FAS) No. 71, Accounting for the Effects of Certain Types of Regulation, in 1995. Also discussed in notes 1 and 12, the Company adopted FAS No. 109, Accounting for Income Taxes, and FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, in 1993.



February 2, 1996

FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994
                        Assets                                 1995       1994
                                                            (Dollars in thousands)
Current assets:
   Cash and cash equivalents                                $  21,151     22,038
   Temporary investments, at cost                              13,081     24,635
   Receivables, net of allowance for doubtful receivables
     of $754,000 in 1995 and $459,000 in 1994                  37,429     26,232
   Materials, supplies and other assets                         9,137      7,052
   Income tax recoverable                                       3,304        -
                                                              -------    -------
          Total current assets                                 84,102     79,957
                                                              -------    -------
Property and equipment                                        520,718    458,953
   Less accumulated depreciation and amortization             265,456    217,183
                                                              -------    -------
          Net property and equipment                          255,262    241,770
                                                              -------    -------
Investments and other assets                                   47,078     52,578
Deferred charges                                                9,857     18,879
Goodwill, net of amortization                                 124,022        -
                                                              -------    -------
          Total assets                                      $ 520,321    393,184
                                                              =======    =======

             Liabilities and Stockholders' Equity

Current liabilities:
   Notes payable                                            $  10,000     23,000
   Current installments of long-term debt                       2,841        -
   Accounts payable and accrued expenses                       48,634     26,632
   Income taxes payable                                           -        1,910
   Dividends payable                                            5,550      4,585
   Advance billings and customer deposits                       7,739      6,197
                                                              -------    -------
          Total current liabilities                            74,764     62,324
                                                              -------    -------
Deferred credits:
   Unamortized investment tax credits                           2,696      3,832
   Deferred income taxes                                        8,112     20,542
   Other                                                       52,997     61,552
                                                              -------    -------
          Total deferred credits                               63,805     85,926
                                                              -------    -------
Long-term debt                                                117,708     44,000
Preferred stock, 5%, redeemable                                 4,499      4,499
Stockholders' equity                                          259,545    196,435
                                                              -------    -------
Total liabilities and stockholders' equity                  $ 520,321    393,184
                                                              =======    =======
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31, 1995, 1994 and 1993
                                                   1995       1994       1993
                                         (Dollars in thousands except per share data)
Operating revenues:
   Telephone revenues:
      Local network services                    $  71,491     68,090     64,583
      Access services                              53,653     50,569     47,531
      Long distance services                       31,086     32,346     34,109
      Other wireline communications services       23,686     24,412     23,094
                                                  -------    -------    -------
            Total telephone revenues              179,916    175,417    169,317
   Wireless communications services                33,518     10,740      7,006
   Telephone equipment sales and services          18,768     18,100     15,270
   Intercompany revenues                           (7,113)    (7,611)    (7,618)
                                                  -------    -------    -------
            Total operating revenues              225,089    196,646    183,975
                                                  -------    -------    -------
Operating expenses:
   Depreciation and amortization                   37,422     32,154     28,745
   Additional non-recurring depreciation on
     cellular equipment                               -        3,761        -
   Other operating expenses                       120,024    106,869    103,100
   Restructuring charges                           21,611        -          -
   Taxes, other than payroll and income             3,184      3,180      2,923
   Intercompany expenses                           (7,113)    (7,611)    (7,618)
                                                  -------    -------    -------
            Total operating expenses              175,128    138,353    127,150
                                                  -------    -------    -------
            Operating income                       49,961     58,293     56,825
                                                  -------    -------    -------
Non-operating income and expense:
   Income from interest and other investments       8,033      5,182      4,540
   Charge for additional non-recurring
     depreciation on cellular equipment in
     limited partnership                              -        2,179        -
   Interest expense and other deductions           10,518      6,624      8,556
                                                  -------    -------    -------
            Net non-operating expense               2,485      3,621      4,016
                                                  -------    -------    -------
            Income before income taxes,
              extraordinary item and
              cumulative effect of change in
              accounting principle                 47,476     54,672     52,809
Income taxes                                       18,447     21,067     19,618
                                                  -------    -------    -------
            Income before extraordinary item
              and cumulative effect of change
              in accounting principle              29,029     33,605     33,191
Extraordinary item                                (16,516)       -          -
Cumulative effect of change in accounting
  principle                                           -          -      (23,166)
                                                  -------    -------    -------

                                       21                          (Continued)

CONSOLIDATED STATEMENTS OF EARNINGS (continued)
Years ended December 31, 1995, 1994 and 1993

                                                   1994       1993       1992

            Net income                             12,513     33,605     10,025
Preferred dividends                                   225        225        225
                                                  -------    -------    -------
            Earnings available for common
              shares                             $ 12,288     33,380      9,800
                                                  =======    =======    =======
Earnings per common share:
   Income before extraordinary item and
     cumulative effect of change in
     accounting principle                          $ .84        1.03       1.01
   Extraordinary item                               (.48)         -          -
   Cumulative effect of change in accounting
     principle                                        -           -       ( .71)
                                                     ---        ----       ----
            Earnings per common share              $ .36        1.03        .30
                                                     ===        ====       ====
Weighted average common shares outstanding
  (in thousands)                                   34,360     32,408     32,548
                                                   ======     ======     ======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 1995, 1994 and 1993
                                                   1995       1994       1993
                                                     (Dollars in thousands)
Stockholders' equity:
   Common stock of $.25 par value per share.
     Authorized 100,000,000 shares; issued
     37,247,522 shares in 1995 and 32,980,376
     shares in 1994 and 1993                   $   9,312      8,245       8,245
                                                 -------    -------     -------

   Premium on common stock                       106,822     37,481      37,481
                                                 -------    -------     -------

   Retained earnings:
      Beginning of year                          159,143    142,859     149,008
      Net income                                  12,513     33,605      10,025
      Dividends declared:
        5% cumulative preferred - $5.00 per share   (225)      (225)       (225)
        Common - $.57 per share in 1995, $.53
          per share in 1994 and $.49 per share
          in 1993                                (19,677)   (17,096)    (15,949)
                                                 -------    -------     -------
      End of year                                151,754    159,143     142,859
                                                 -------    -------     -------

   Treasury stock, at cost:
      Beginning of year, 631,636 shares;
        385,026 shares; and 446,000 shares        (8,434)    (4,553)     (5,299)
      Sales of 61,548 shares in 1995, 18,390
        shares in 1994 and 65,350 shares in 1993     948        263         804
      Purchase of 55,000 shares in 1995, 265,000
        shares in 1994 and 4,376 shares in 1993     (857)    (4,144)        (58)
                                                 -------    -------     -------
      End of year, 625,088 shares in 1995,
        631,636 shares in 1994 and 385,026
        shares in 1993                            (8,343)    (8,434)     (4,553)
                                                 -------    -------     -------

   Preferred stock, $.50 par value per share.
     Authorized 20,000,000 shares; none issued       -          -           -
                                                 -------    -------     -------
          Total stockholders' equity           $ 259,545    196,435     184,032
                                                 =======    =======     =======


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1995, 1994 and 1993
                                                   1995       1994       1993
                                                     (Dollars in thousands)
Cash flows from operating activities:
   Net income                                   $  12,513     33,605     10,025
                                                  -------    -------    -------
   Adjustments to reconcile net income to
     net cash provided by operating activities:
        Depreciation and amortization              37,454     35,797     28,698
        Extraordinary item                         16,516        -          -
        Cumulative effect of change in
          accounting principle                        -          -       23,166
        Restructuring charges                      21,611        -          -
        Net change in investments and other
          assets                                   (1,641)      (499)    (1,768)
        Deferred income taxes                      (5,028)    (2,432)   (14,308)
        Changes in assets and liabilities
          resulting from operating activities:
             Receivables                           (5,826)      (803)    (1,799)
             Other assets                          (6,815)       833    (11,938)
             Accounts payable and accrued
               expenses                            (1,283)     6,643     (1,812)
             Other liabilities                       (716)      (449)    28,678
                                                  -------    -------    -------
                  Total adjustments                54,272     39,090     48,917
                                                  -------    -------    -------
                  Net cash provided by operating
                    activities                     66,785     72,695     58,942
                                                  -------    -------    -------

Cash flows from investing activities:
   Expenditures for property and equipment        (45,163)   (32,313)   (24,995)
   Net salvage on retirements                       2,141      1,022         (2)
                                                  -------    -------   --------
                  Net capital additions           (43,022)   (31,291)   (24,997)
   Proceeds from sale of investments and other
     assets                                           390         32         85
   Purchases of investments and other assets       (3,110)    (5,093)      (744)
   Acquisition of Nebraska Cellular, net             (297)       -          -
   Purchases of temporary investments              (4,515)   (18,027)   (38,292)
   Maturities and sales of temporary investments   16,069     27,843     32,905
                                                  -------    -------    -------
                  Net cash used for investing
                    activities                    (34,485)   (26,536)   (31,043)
                                                  -------    -------    -------
                  Carried forward                $ 32,300     46,159     27,899
                                                  -------    -------    -------
                  Brought forward                $ 32,300     46,159     27,899
                                                   ------     ------     ------
                                                                   (Continued)
                                       24

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
Years ended December 31, 1995, 1994 and 1993

                                                   1995       1994       1993
                                                     (Dollars in thousands)

Cash flows from financing activities:
   Dividends to stockholders                      (18,937)   (17,081)   (15,514)
   Proceeds from issuance of notes payable          3,350      7,800     35,000
   Retirement of notes payable                    (16,350)   (26,300)    (7,500)
   Net purchases and sales of treasury stock           91     (3,881)       746
   Payments of long-term debt                      (1,341)       -      (34,875)
                                                   ------     ------     ------
                  Net cash used in financing
                    activities                    (33,187)   (39,462)   (22,143)
                                                   ------     ------     ------

Net (decrease) increase in cash and cash
  equivalents                                        (887)     6,697      5,756

Cash and cash equivalents at beginning of year     22,038     15,341      9,585
                                                   ------     ------     ------

Cash and cash equivalents at end of year         $ 21,151     22,038     15,341
                                                   ======     ======     ======

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1995, 1994 and 1993

 (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Organization
       The consolidated financial statements reflect the accounts of Lincoln Telecommunications Company (the Company), a holding company, and its wholly-owned subsidiaries, The Lincoln Telephone and Telegraph Company (Lincoln Telephone), Nebraska Cellular Telephone Corporation (Nebraska Cellular), LinTel Systems Inc. (LinTel) and Prairie Communications, Inc. (Prairie).

       Lincoln Telephone, the Company's principal subsidiary, provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telecommunications services in the Lincoln, Nebraska Metropolitan Service Area (MSA). Nebraska Cellular provides cellular telecommunications services in 89 of the 93 counties in Nebraska (see note 3). LinTel sells non-regulated telecommunications products and services, toll services in and beyond Lincoln Telephone's local service territory and provides telephone answering services. Prairie has a 50% investment in a general partnership which manages a limited partnership providing cellular telecommunications services in the Omaha, Nebraska MSA. The limited partnership is conducting business as First Cellular Omaha
       (FCO). The investment in the partnership is accounted for using the equity method of accounting (see note 6).

       Net earnings applicable to intercompany transactions between companies have been eliminated.

       The Company and its subsidiaries maintain their records in accordance with generally accepted accounting principles. Lincoln Telephone also maintains its telephone accounting records in accordance with the rules and regulations of the Nebraska Public Service Commission (NPSC) which substantially adheres to rules and regulations of the Federal Communications Commission (FCC).

       Effective December 31, 1995, Lincoln Telephone discontinued accounting for their operations under the provisions of Statement of Financial Accounting Standards No. 71 (FAS 71), Accounting for the Effects of Certain Types of Regulation (see note 2).

     Property and Equipment
       Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When other property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. Lincoln Telephone capitalizes estimated costs of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1995. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.

     Income Taxes
       The Company files a consolidated income tax return with its subsidiaries. The Company adopted FAS 109, Accounting for Income Taxes effective January 1, 1993. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which temporary differences
       are expected to be recovered or settled.   Under FAS 109, the effect
       on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Deferred income taxes arise primarily from reporting differences for book and tax purposes related to depreciation and postretirement benefits.

       Investment tax credits related to telephone property and equipment were deferred and are being taken into income over the estimated useful lives of such property and equipment.

     Retirement Benefits
       The Company has a non-contributory qualified defined benefit pension plan which covers substantially all employees. The Company also has qualified defined contribution profit-sharing plans which cover substantially all non-union-eligible employees. Costs of the pension and profit-sharing plans are funded as accrued.

     Revenue Recognition
       Telephone and wireless revenues are recognized when earned and are primarily derived from usage of the Company's local exchange network and facilities. For all other operations, revenue is recognized when products are delivered or services are rendered to customers.

     Statements of Cash Flows
       For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $18,167,000 and $20,699,000 at December 31, 1995 and 1994, respectively, consist of short-term fixed income securities.

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

     Reclassifications
       Certain amounts previously reported for prior periods have been reclassified to conform to the current period presentation in the accompanying consolidated statements of earnings. The reclassifications had no effect on the results of operations or shareholders' equity as previously reported.

 (2) EXTRAORDINARY ITEM - DISCONTINUANCE OF REGULATORY ACCOUNTING
      PRINCIPLES

     FAS 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs by charging its customers rates prescribed by regulators and that competition will not threaten the recovery of those costs. Having achieved price regulation and recognizing potential increased competition, the Company concluded, in the fourth quarter of 1995, that the principles prescribed by FAS 71 were no longer appropriate.

     As a result of the Company's conclusion, a non-cash, extraordinary charge of approximately $16.5 million, net of an income tax benefit of approximately $9.4 million was incurred by Lincoln Telephone in December 1995. The following table summarizes the extraordinary charge.
                                                   Pre-tax      After-tax
                                                   (Dollars in thousands)

       Increase to accumulated depreciation      $ 22,069       13,305
       Elimination of net regulatory assets         3,799        3,211
                                                   ------       ------
            Total extraordinary charge           $ 25,868       16,516
                                                   ======       ======

     The increase to accumulated depreciation of approximately $13.3 million after-tax was necessary as the estimated useful lives prescribed by regulators were not appropriate considering the rapid rate of technological change in the telecommunications industry. The increase to accumulated depreciation was determined by performing a study which identified inadequate accumulated depreciation levels by individual asset categories. The estimated useful lives of these individual asset categories were shortened to more closely reflect economically realistic lives.

     On adoption of FAS 109, Accounting for Income Taxes in 1993, adjustments were required to adjust excess deferred tax levels to the currently enacted statutory rates as regulatory liabilities and regulatory assets were recognized on the cumulative amount of tax benefits previously flowed through to ratepayers. These tax-related regulatory assets and liabilities were grossed up for the tax effect anticipated when collected at future rates. At the time the application of FAS 71 was discontinued, the tax-related regulatory assets and regulatory liabilities were eliminated and the related deferred taxes were adjusted to reflect application of FAS 109 consistent with unregulated entities.

 (3) ACQUISITION OF NEBRASKA CELLULAR

     On July 13, 1995, the Company consummated a merger with Nebraska Cellular. The Company issued a total of 4,267,146 shares of its common stock and paid cash of approximately $61.6 million to acquire the remaining approximate 84% of Nebraska Cellular's common stock not previously owned by the Company. The value of the common stock issued was approximately $70.4 million at date of acquisition. Nebraska Cellular is a provider of cellular telecommunications services outside the Lincoln and Omaha metropolitan areas in Nebraska.

     The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Nebraska Cellular have been included in the Company's consolidated financial statements from July 1, 1995.
     The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $124.6 million has been recorded as goodwill and is being amortized on a straight-line basis over 40 years. Acquisition costs were approximately $983,000. The Company recognized approximately $1.6 million of amortization in 1995.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and Nebraska Cellular as if the acquisition had occurred on January 1, 1994, after giving effect to certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisition, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Nebraska Cellular constituted a single entity during such periods, nor is it necessarily indicative of future operating results.
                                                  Pro forma (unaudited)
                                                Years ended December 31,
                                                  1995           1994
                                                 (Dollars in thousands
                                                  except per share data)

          Total operating revenues              $ 248,602        227,718
                                                  =======        =======

          Income before extraordinary item      $  29,814         29,300
                                                  =======        =======

          Net income                            $  13,298         29,300
                                                  =======        =======

          Earnings per common share               $ .36            .79
                                                    ===            ===

 (4) PROPERTY AND EQUIPMENT

     The table on the following page summarizes the property and equipment at December 31, 1995 and 1994.

                                1995                     1994
                                     Accumulated              Accumulated
                                   depreciation and        depreciation and
     Classifications         Cost   amortization      Cost   amortization
                                       (Dollars in thousands)

     Land                 $   2,984        -           2,772        -
     Buildings               32,839     12,441        26,811     11,123
     Equipment              462,493    248,102       412,188    201,531
     Motor vehicles and
       other work equipment  11,915      4,913        11,162      4,529
                            -------    -------       -------    -------
         Total in service   510,231    265,456       452,933    217,183
     Under construction      10,487        -           6,020        -
                            -------    -------       -------    -------
         Total property
           and equipment  $ 520,718    265,456       458,953    217,183
                            =======    =======       =======    =======

     The composite depreciation rate for property and equipment was 7.5% in 1995, 7.2% in 1994 and 6.5% in 1993. The rate does not include the extraordinary charge recognized in 1995 or the additional non-recurring depreciation recognized in 1994. The large increase in the accumulated depreciation balance in 1995 was due primarily to the discontinuance of applying FAS 71.

     Construction expenditures for 1996 are expected to approximate $51.5 million. The Company anticipates funding construction primarily through operations.

     Due to changes in technology, customer growth, and usage demand for cellular services in their respective markets, the Company and FCO installed new cellular telephone systems replacing existing systems serving these markets. The FCO system became operational in April 1994 and the Company's system in Lincoln became operational in April 1995.

     The implementation of these system upgrades caused the early retirement of certain existing analog equipment prior to the expiration of its anticipated useful life. As a result, in the first quarter 1994, the Company wrote down the value of these assets by approximately $3,398,000. During the fourth quarter of 1994, the Company recognized an additional charge of approximately $363,000 after evaluating updated information. The after-tax impact of these non-recurring non-cash charges to earnings was $2,267,000. In March 1994, the Company's share of a similar charge for FCO was $2,179,000, producing an after-tax impact of $1,314,000.

     Substantially all telephone property and equipment, with the exception of motor vehicles, is mortgaged or pledged to secure Lincoln
     Telephone's first mortgage bonds. Under certain circumstances, as defined in the bond indenture, all assets become subject to the lien of the indenture.

 (5) TEMPORARY INVESTMENTS

     All of the Company's investments in debt and equity securities are classified as available for sale. The Company does not invest in securities classified as held to maturity or trading securities. The following sets forth certain fair value information.
                                                                  Estimated
                                   Amortized   Gross unrealized     market
               1995                  cost       Gains   Losses      value
                                            (Dollars in thousands)
       Equity securities           $  1,223       36       (44)       1,215
       U. S. Government obligations     787       -        (11)         776
       U. S. Government agency
         obligations                  7,523      127       (52)       7,598
       Corporate debt securities      3,548       99       (72)       3,575
                                     ------      ---       ---       ------
                                   $ 13,081      262      (179)      13,164
                                     ======      ===       ===       ======
             1994
       Equity securities           $  1,505       -        (89)       1,416
       U. S. Government obligations     795       -        (98)         697
       U. S. Government agency
         obligations                  9,715       43      (159)       9,599
       Corporate debt securities     12,620       37      (483)      12,174
                                     ------      ---       ---       ------
                                   $ 24,635       80      (829)      23,886
                                     ======      ===       ===       ======

     The net unrealized gain (loss) on investments available for sale is not reported separately as a component of stockholders' equity due to its insignificance to the consolidated balance sheets at December 31, 1995 and 1994.

     The amortized cost and estimated market value of debt securities at December 31, 1995 and 1994, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                          1995                 1994
                                              Estimated           Estimated
                                   Amortized   market   Amortized   market
                                     cost      value      cost      value
                                            (Dollars in thousands)
     Due after three months
       through five years         $   8,242     8,399     20,432     20,105
     Due after five years
       through ten years              3,616     3,550      2,698      2,365
                                     ------    ------     ------     ------
                                   $ 11,858    11,949     23,130     22,470
                                     ======    ======     ======     ======

     The gross realized gains and losses on the sale of securities were insignificant to the consolidated financial statements for the years ended December 31, 1995 and 1994.

 (6) EQUITY INVESTMENTS

     Prairie owns a 50% interest in Omaha Cellular General Partnership
     (OCGP). The remaining 50% interest in OCGP is owned by Centel Nebraska, Inc. (Centel-Neb). OCGP is the general partner of and holds approximately 55% of the partnership interests in Omaha Cellular Limited Partnership, which provides cellular telecommunications services in Douglas and Sarpy Counties in Nebraska and Pottawattamie County, Iowa. Omaha Cellular Limited Partnership conducts business under the trade name First Cellular Omaha. Prairie is the managing partner of OCGP.

     Prairie purchased its 50% interest in OCGP from Centel Cellular Company in 1991 for $11.9 million. The carrying value of the investment at equity in net assets was approximately $3.0 million at December 31, 1995. Also, Prairie purchased and holds a discounted note from OCGP in the face amount of approximately $54 million, for which the purchase price was $23.8 million. The note has a carrying value of approximately $37.8 million at December 31, 1995. This note has an effective interest rate of 11.94% and is due December 31, 1998.

     Commencing on December 31, 1996, and for the two-year period thereafter, Prairie has the option to purchase from Centel-Neb the remaining 50% interest in OCGP.

 (7) REDEEMABLE PREFERRED STOCK

     Lincoln Telephone has 5% preferred stock with $100 par value per share. The preferred stock is cumulative, non-voting, non-convertible and redeemable solely at Lincoln Telephone's option at $105 per share, for a liquidating amount of $4,724,000, plus accrued dividends. There were 44,991 shares outstanding for each of the years ended December 31, 1995, 1994 and 1993.

 (8) DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

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

     Shares purchased in the open market for the Plan aggregated 115,385 shares, 112,423 shares and 115,208 shares during 1995, 1994 and 1993, respectively. Expenses incurred related to the Plan were approximately $31,600, $33,700 and $22,500 in 1995, 1994 and 1993,
     respectively. There are no shares reserved for issuance under the Plan.

 (9) LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt consists of the following at December 31:

                                                       1995       1994
                                                    (Dollars in thousands)

       9.91% First Mortgage Bonds due June 1,
         2000 with interest payable semiannually   $   44,000     44,000

       Variable rate term loan due in 13
         consecutive quarterly installments
         commencing on September 15, 1997 and
         continuing thereafter until July 6, 2000.
         Interest accrues on a LIBOR-based
         pricing formula (6.28% at December 31,
         1995) and is paid periodically, but at
         least semiannually                            30,000        -

       Variable rate revolving loan with principal
         due July 6, 1998 and interest due monthly.
         Interest accrues on a LIBOR-based
         pricing formula (6.18% at December 31, 1995)
         and is paid periodically, but at least
         semiannually.  The maximum borrowing limit
         is $40,000,000                                30,000        -

       Various variable rate Rural Telephone Finance
         Cooperative (RTFC) loan agreements maturing
         through 2002.  Principal and interest are
         due quarterly over the life of the
         respective notes.  The interest rate at
         December 31, 1995 was 6.35%                   16,549        -
                                                      -------    -------
               Total long-term debt                   120,549     44,000

       Less current installments of long-term debt      2,841        -
                                                      -------    -------

               Long-term debt, excluding current
                 installments                       $ 117,708     44,000
                                                      =======    =======

     The approximate annual aggregate debt maturities for the five years subsequent to December 31, 1995 are as follows: 1996, $2,841,000; 1997, $7,066,000; 1998, $41,307,000; 1999, $12,471,000; and 2000,
     $53,680,000.

     The Company utilizes two interest rate swap agreements and an interest rate collar arrangement to manage the potential impact of changes in interest rates on a portion of its variable rate long-term debt.

     One interest rate swap agreement effectively converted the Company's interest rate exposure on its $30 million variable rate five year amortizing term loan to a fixed rate of 6.37%. At December 31, 1995, the current interest rate payable to the Company under this swap agreement was 6.11%. The Company's other interest rate swap agreement on $15 million of its $30 million variable rate three year non-amortizing revolving loan effectively converted the Company's interest rate exposure to a fixed rate of 6.24%. At December 31, 1995, the interest rate payable to the Company under this swap agreement was 6.09%. No fees were paid or incurred by the Company for the swap agreements. Both interest rate swap agreements expire at the time the related loans mature. Interest expense is adjusted to give effect to obligations under the swap agreements.

     An interest rate collar arrangement was entered into on the remaining $15 million revolving three year non-amortizing variable rate loan enabling the Company to establish a predetermined interest rate range for the loan. This range is contractually established with a floor rate of 4.67% and a ceiling rate of 8.50%. The arrangement entitles the Company to receive from the counterparty (a major bank), on a monthly basis, the amounts, if any, by which the Company's interest rate on the loan exceeds 8.50%. Conversely, the arrangement requires the Company to pay to the counterparty, the amounts, if any, by which the Company's interest rate on the loan falls below 4.67%. No net fees were paid or incurred by the Company for the collar arrangement. The interest rate collar arrangement expires at the time the related loan matures. For the year ended December 31, 1995, no amounts were received or paid by the Company related to this interest rate collar arrangement.

     The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap and its interest rate collar arrangements. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

     Nebraska Cellular has various note agreements with the RTFC for up to $20 million of financing. Of this total commitment, $18 million of the financing is available for the construction and operation of the statewide rural cellular telephone system. The remaining $2 million was utilized to purchase RTFC Subordinated Capital Certificates. All assets and revenues of Nebraska Cellular are pledged as collateral for the notes.

     Lincoln Telephone has a variable rate $8 million note payable to a bank due in February 1996. The interest rate at December 31, 1995 was 6.26%. The weighted-average interest rate was 6.3% and 4.6% for the years ended December 31, 1995 and 1994, respectively. Nebraska Cellular also has a variable rate $2 million note payable to the RTFC due in July 1996. The interest rate at December 31, 1995 was 6.9%. The weighted-average interest rate was 7.0% for the year ended December 31, 1995.

     The First Mortgage Bonds, RTFC Loan Agreements and the notes payable to bank contain various restrictions, including those relating to payment of dividends by Lincoln Telephone and Nebraska Cellular to their stockholder (Lincoln Telecommunications Company). In management's opinion, these subsidiaries have complied with all such requirements. At December 31, 1995, approximately $15.9 million and $2.1 million of Lincoln Telephone and Nebraska Cellular's respective retained earnings were available for payment of cash dividends under the most restrictive provisions of such agreements.

     The term and revolving loans also contain various restrictions including those relating to payment of dividends by the Company. In management's opinion, the Company has complied with all such requirements. The dividend restriction is determined on a quarterly basis and is limited to $15 million plus 65% of consolidated net income for the quarter.

(10) INCOME TAXES

     The components of income taxes from operations before the extraordinary item and cumulative effect of change in accounting principle follow:
                                                1995      1994      1993
                                                  (Dollars in thousands)
       Current:
          Federal                             $ 23,128    20,049    16,400
          State                                  2,496     4,487     3,628
                                                ------    ------    ------
                                                25,624    24,536    20,028
                                                ------    ------    ------
       Investment tax credits                   (1,136)   (1,060)   (1,360)
                                                ------    ------    ------
       Deferred:
          Federal                               (5,529)   (2,293)      490
          State                                   (512)     (116)      460
                                                ------    ------    ------
                                                (6,041)   (2,409)      950
                                                ------    ------    ------
              Total income tax expense        $ 18,447    21,067    19,618
                                                ======    ======    ======

(10) INCOME TAXES, CONTINUED

     A reconciliation between the statutory Federal income tax rate and the Company's effective tax rate for each of the years in the three-year period ended December 31, 1995.

                                  1995               1994             1993
                                       % of              % of             % of
                                      pretax            pretax            pretax
                             Amount   income   Amount   income   Amount   income
                                           (Dollars in thousands)
Computed "expected"
  income tax expense       $ 16,617   35.0%  $ 19,135   35.0%  $ 18,483   35.0%
State income tax expense,
  net of Federal income
  tax benefit                 2,329    4.9      2,841    5.2      2,658    5.0
Amortization of goodwill        549    1.2        -      -          -       -
Nontaxable interest income     (110)   (.2)      (123)   (.2)       (79)   (.1)
Amortization of regulatory
  deferred charges            1,914    4.0      1,914    3.5      1,914    3.6
Amortization of regulatory
  deferred liabilities       (1,790)  (3.8)    (1,891)  (3.5)    (2,006)  (3.8)
Amortization of investment
  tax credits                (1,136)  (2.4)    (1,060)  (1.9)    (1,360)  (2.6)
Effect of FAS 109 adoption
  on non-regulated income       -      -          -      -         (236)   (.4)
Other                            74     .2        251     .4        244     .4
                             ------   ----     ------   ----     ------   ----
      Actual income tax
        expense            $ 18,447   38.9%  $ 21,067   38.5%  $ 19,618   37.1%
                             ======   ====     ======   ====     ======   ====

     The significant components of deferred income tax attributable to income from operations for the years ended December 31, 1995, 1994 and 1993 are shown below.

                                                 1995      1994      1993
                                                  (Dollars in thousands)
      Deferred tax expense (benefit) (exclusive
       of the effects of amortization below)   $ (6,165)   (2,432)   1,042
      Amortization of regulatory deferred
       charges                                    1,914     1,914    1,914
      Amortization of regulatory deferred
        liabilities                              (1,790)   (1,891)  (2,006)
                                                  -----     -----    -----
                                               $ (6,041)   (2,409)     950
                                                  =====     =====    =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                        1995       1994
                                                     (Dollars in thousands)
       Deferred tax assets:
          Accumulated postretirement benefit cost     $ 17,493     16,739
          Regulatory deferred liabilities                  -        4,857
          Voluntary early retirement liability           7,697        -
          Other                                          3,091      2,537
                                                        ------     ------
                Total gross deferred tax assets         28,281     24,133
       Less valuation allowance                            -          -
                                                        ------     ------
                Net deferred tax assets                 28,281     24,133
                                                        ------     ------
       Deferred tax liabilities:
          Plant and equipment, principally due to
             depreciation differences                   33,011     38,534
          Regulatory deferred charges                      -        3,527
          Other                                          3,382      2,614
                                                        ------     ------
                Total gross deferred tax liabilities    36,393     44,675
                                                        ------     ------
                Net deferred tax liabilities          $  8,112     20,542
                                                        ======     ======

     As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1995 and 1994 was necessary.

(11) BENEFIT PLANS

     The Company has a non-contributory defined benefit pension plan covering substantially all employees with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations.

     The net periodic pension credit for 1995, 1994 and 1993 amounted to $1,389,000, $1,570,000 and $690,000, respectively. The net periodic pension credit is comprised of the following components:
                                                   1995     1994     1993
                                                   (Dollars in thousands)
       Service cost - benefits earned during
          the period                          $   3,628    3,479     3,408
       Interest cost on projected benefit
          obligations                             9,286    8,797     8,441
       Actual return on plan assets             (37,696)   1,529   (25,849)
       Amortization and deferrals, net           23,393  (15,375)   13,310
                                                 ------   ------    ------
            Net periodic pension cost
              (credit)                        $  (1,389)  (1,570)     (690)
                                                 ======   ======    ======

     The table below summarizes the funded status of the pension plan at December 31, 1995 and 1994.

                                                         1995      1994
                                                     (Dollars in thousands)
     Actuarial present value of pension benefit
       obligation:
          Vested                                       $ 131,751   100,817
          Nonvested                                       16,569    15,097
                                                         -------   -------
               Accumulated pension benefit obligation  $ 148,320   115,914
                                                         =======   =======
     Projected pension benefit obligation              $ 164,932   133,108
     Less, plan assets at market value                   207,940   177,196
                                                         -------   -------
               Excess of plan assets over projected
                 pension benefit obligation               43,008    44,088
     Unrecognized prior service cost                       7,644     4,888
     Unrecognized net gain                               (57,563)  (34,689)
     Unrecognized net asset being recognized over
       15.74 years                                        (9,655)  (11,088)
                                                         -------   -------
               (Accrued)/prepaid pension cost          $ (16,566)    3,199
                                                         =======   =======

     The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U.S. Government obligations.

     The assumptions used in determining the funded status information and pension expense for the three years ended 1995 were as follows:

          Discount rate                                       7.10%
          Rate of salary progression                          6.00
          Expected long-term rate of return on assets         8.00

     The Company and Nebraska Cellular each have defined contribution profit-sharing plans which cover their respective non-union-eligible employees, who have completed one year of service. Under the Company plan, participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the participants' contributions up to 5% of their wages. The Company's profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company. Under the Nebraska Cellular plan, each eligible employee may contribute up to 15% of base salary, with certain limits. Nebraska Cellular contributes an amount equal to 70% of its employees' contributions up to 6%. In addition, Nebraska Cellular contributes 1% of all participating employees' salaries. The combined contributions to these plans totaled $745,000, $679,000 and $640,000 for 1995, 1994 and 1993, respectively.

     In July 1995, Lincoln Telephone announced its decision to reduce its operator services work force from 140 to approximately 50 employees by the end of 1995. The remaining work force will handle the Company's long distance operator service needs. The Company offered retirement and separation incentives along with out-placement services to those employees affected by the work force adjustment. As a result, the Company recognized a restructuring charge of $1.5 million. The charge reduced the Company's pension asset by $1.1 million for pension enhancements. The charge included severance payments of approximately $400,000.

     In addition, in November 1995, the Company announced its plans to reduce its existing work force by offering a voluntary early retirement program to eligible employees. The eligible employees are both management and non-management employees who are employed by the Company, Lincoln Telephone and LinTel. The Company implemented an enhancement to the Company's pension plan by adding five years to both the age and net credited service for eligible employees. The program also provides for the employees to receive a lump-sum payment and a supplemental monthly income payment in addition to their normal pension. As a result of 330 employees accepting this voluntary early retirement offer, the Company recorded a reduction to the Company's pension asset and recognized a restructuring charge of $20.1 million at December 31, 1995. The charge included pension enhancements of $23.4 million and curtailment gains of $3.3 million.

(12) POSTRETIREMENT BENEFITS

     The Company sponsors a health care plan that provides postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have 15 years of service with normal or early retirement.

     The Company adopted FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. FAS 106 requires accounting for these benefits during the active employment of the participants. The Company elected to record the accumulated benefit obligation upon adoption. After taxes, this one-time charge amounted to $23,166,000, net of income tax benefit of $15,258,000. Pursuant to FAS 71, a regulatory asset associated with the recognition of the transition obligation was not recorded because of uncertainties as to the timing and extent of recovery given the Company's assessment of its long-term competitive environment.

     The table below presents the plan's status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1995 and 1994.
                                                         1995      1994
                                                     (Dollars in thousands)
       Accumulated postretirement benefit obligation:
         Retirees                                      $ 29,520    30,872
         Fully eligible active plan participants         12,012    11,994
         Other active plan participants                  10,161     7,622
                                                         ------    ------
                                                         51,693    50,488
       Unrecognized prior service cost                   (1,710)     (170)
       Unrecognized net loss                             (5,660)   (8,001)
                                                         ------    ------
              Accrued postretirement benefit cost      $ 44,323    42,317
                                                         ======    ======

     Net periodic postretirement benefit costs for the years ended December 31, 1995, 1994 and 1993 include the following components:
                                                 1995     1994     1993
                                                  (Dollars in thousands)

         Service cost                           $  386      428      300
         Interest cost                           3,929    3,695    3,632
         Net deferral and amortization             206      167      -
                                                 -----    -----    -----
         Net periodic postretirement benefit
           costs                                $4,521    4,290    3,932
                                                 =====    =====    =====

     For purposes of measuring the benefit obligation, the following assumptions were used:

                                              1995          1994
            Discount rate                      8.0%          8.0%
            Health care cost trend rate       11.3          11.7

     This health care cost trend rate of increase was assumed to decrease gradually to 5.5% by the year 2004.

     For purposes of measuring the benefit cost, the following assumptions were used:

                                          1995 and 1994     1993
            Discount rate                      8.0%          9.5%
            Health care cost trend rate       11.7          12.0

     This health care cost trend rate of increase was assumed to decrease gradually to 5.5% by the year 2004. The health care cost trend rate assumptions have a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by approximately $375,000 and increase the accumulated postretirement benefit obligation by approximately $4.5 million.

(13) STOCK AND INCENTIVE PLAN

     The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.

     Under the plan, options may be granted for a term not to exceed ten years from date of grant. The option price is the fair market value of the shares on the date of grant. Such exercise price was $11.50 for the 1990 options, $12.75 for the 1992 options and $16.50 for the 1995 options. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.

     Stock option activity under the plan is summarized as follows:

                                             1995       1994       1993
         Outstanding at January 1            100,150    110,650    176,000
         Granted                              53,450        -          -
         Exercised                            (3,100)   (10,500)   (65,350)
         Canceled                             (4,088)       -          -
                                             -------    -------    -------
         Outstanding at December 31          146,412    100,150    110,650
                                             =======    =======    =======
         Exercisable at December 31           98,412     32,150     42,650
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

     In addition, 10,836 shares, 11,323 shares and 16,002 shares of restricted stock were awarded from stock purchased on the open market by the Company during 1995, 1994 and 1993, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.

     Amounts charged against 1995, 1994 and 1993 net income for cash and restricted stock awards were approximately $392,700, $368,700 and $460,500, respectively. Pursuant to the plan, 2,000,000 shares of common stock are reserved for issuance under this plan.

(14) TELEPHONE REVENUES

     Telephone revenues include revenues received by Lincoln Telephone for billing and access services provided to LinTel, which were approximately $4,342,000 for 1995, $5,165,000 for 1994 and $5,463,000
     for 1993, and are deducted as intercompany revenues and expenses.

 (15) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                               First    Second   Third   Fourth
          1995                quarter  quarter  quarter  quarter   Total
                            (Dollars in thousands, except per share data)
 Operating revenues:
   Telephone                 $ 44,686   44,355   45,691   45,184   179,916
   Wireless communications      3,159    3,502   13,426   13,431    33,518
   Telephone equipment sales
    and services                4,243    5,355    4,794    4,376    18,768
   Intercompany revenues       (1,757)  (1,769)  (1,730)  (1,857)   (7,113)
                               ------   ------   ------   ------   -------
        Total                $ 50,331   51,443   62,181   61,134   225,089
                               ======   ======   ======   ======   =======
 Income (loss)  before
  extraordinary item         $  9,240    9,975   11,230   (1,416)   29,029
 Extraordinary item              -        -         -    (16,516)  (16,516)
                               ------   ------   ------   ------    ------
 Net income (loss)           $  9,240    9,975   11,230  (17,932)   12,513
                               ======   ======   ======   ======    ======
 Earnings (loss) per common
  share before extraordinary
  item                        $  .28      .31      .31     (.04)      .84
 Extraordinary item               -        -        -      (.45)     (.48)
                                 ---      ---      ---      ---       ---
 Earnings (loss) per common
  share                       $  .28      .31      .31     (.49)      .36
                                 ===      ===      ===      ===       ===

           1994

 Operating revenues:
   Telephone                 $ 43,420   43,476   44,242    44,279  175,417
   Wireless communications      2,284    2,554    2,850     3,052   10,740
   Telephone equipment sales
    and services                4,036    4,502    4,722     4,840   18,100
   Intercompany revenues       (1,829)  (1,843)  (2,078)   (1,861)  (7,611)
                               ------   ------   ------    ------  -------

        Total                $ 47,911   48,689   49,736    50,310  196,646
                               ======   ======   ======    ======  =======
 Net income                  $  4,978    8,966    9,701     9,960   33,605
                               ======   ======   ======    ======  =======
 Earnings per common share    $  .15      .28      .30       .31     1.03
                                 ===      ===      ===       ===     ====

     Certain amounts previously reported for prior quarters have been reclassified to conform to the fourth quarter 1995 financial information. The reclassifications had no effect on the results of operations or earnings per common share as previously reported.

     During the fourth quarter 1995, the Company recognized a restructuring charge of $20.1 million. The charge had the effect of reducing net income by $12.1 million and earnings per share by $.33 for the quarter ended December 31, 1995.

(16) COMMON STOCK PURCHASE RIGHTS

     The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989. Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1995, 39,247,522 shares of common stock were reserved for issuance in connection with these stock purchase rights.

(17) MAJOR CUSTOMER

     The Company derives significant revenues from AT&T principally from network access and billing and collecting service. For the years ended 1995, 1994 and 1993, the Company recognized revenue of $27,808,000, $29,680,000 and $29,937,000, respectively. This represented approximately 12.4%, 15.1% and 16.2% of consolidated revenues for the years ended 1995, 1994 and 1993, respectively. No other customer accounted for more than 10% of revenues.

(18) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and Cash Equivalents, Receivables, Accounts
       Payable and Notes Payable to Banks
       The carrying amount approximates fair value because of the short maturity of these instruments.

     Temporary Investments
       The fair values of the Company's marketable investment securities are based on quoted market prices. See note 5 for the estimated fair value of temporary investments.

     Investments and Other Assets
       The fair value of the Company's note receivable from OCGP is based on the amount of future cash flow associated with the instrument discounted using the Company's current borrowing rate on similar instruments of comparable maturity.

Long-Term Debt
       The fair values of the Company's long-term debt instruments are based on the amount of future cash flows associated with the instruments discounted using the Company's current borrowing rate on similar debt instruments of comparable maturity.

     Interest Rate Swap and Collar Agreements
       The fair values are the estimated amounts the Company would have to pay or receive to terminate the swap and collar agreements as of December 31, 1995 taking into account current interest rates and the credit worthiness of the counterparty.

     Estimated Fair Value
       The estimated fair value of the Company's financial instruments are summarized as follows:

                                At December 31, 1995   At December 31, 1994
                                  Carrying  Estimated   Carrying  Estimated
                                   amount   fair value   amount  fair value
                                            (Dollars in thousands)

       Note receivable from OCGP $  37,848   44,788     $ 33,703    37,443
                                   =======  =======       ======    ======

       Long-term debt            $ 120,549  127,712     $ 44,000    46,729
                                   =======  =======       ======    ======

       Interest rate swap and
        collar agreements gain
        (loss)                   $     -      (932)
                                      ===      ===

     Limitations
       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(19) SUPPLEMENTAL CASH FLOW DISCLOSURES

     The Company paid interest of $7.8 million, $5.9 million and $7.5 million during 1995, 1994 and 1993, respectively. Income taxes paid were $27.0 million in 1995, $25.1 million in 1994 and $20.6 million in 1993.

     The Company consummated the acquisition of Nebraska Cellular during 1995. In connection with the acquisition, the following assets were acquired, liabilities assumed and long-term debt and common stock issued.

                                                (Dollars in thousands)

        Property and equipment                       $   28,101
        Excess cost of net assets acquired              124,609
        Long-term debt assumed                          (17,890)
        Other assets and liabilities, excluding
          cash and cash equivalents                       2,167
        Prior investment in Nebraska Cellular            (6,282)
        Issuance of long-term debt                      (60,000)
        Common stock issued                             (70,408)
                                                        -------

        Decrease in cash                             $      297
                                                        =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Lincoln Telecommunications Company (the Company) is a holding company with subsidiaries operating primarily in the telecommunications industry. The Company's wholly-owned subsidiaries include The Lincoln Telephone and Telegraph Company (Lincoln Telephone), Nebraska Cellular Telephone Corporation (Nebraska Cellular), LinTel Systems Inc. (LinTel) and Prairie Communications, Inc. (Prairie).

RESULTS OF OPERATIONS

Net Earnings
   Net income after non-recurring charges was $12,513,000 in 1995, compared to $33,605,000 in 1994 and $10,025,000 in 1993. Excluding non-recurring charges for strategic initiatives relating to the discontinuance of the application of FAS 71 to the Company and two work force restructuring programs, net income in 1995 was $42,059,000. Excluding non-recurring charges for additional depreciation relating to cellular equipment, net income in 1994 was $37,186,000. Excluding a one-time accounting change adopted in 1993 related to retirees' health benefits, net income was $33,191,000 in 1993.
   Earnings per common share after the one-time accounting charges were $.36 in 1995, $1.03 in 1994 and $.30 in 1993. Before the one-time charges, earnings per common share were $1.22 in 1995, $1.14 in 1994 and $1.01 in 1993.

Operating Revenues
   Led by growth in cellular network revenues, total operating revenues grew by $28,443,000 in 1995, to a total of $225,089,000. Revenues generated by Nebraska Cellular of $19,458,000 since it was acquired by the Company in July 1995 contributed to this growth. In 1994, total operating revenues grew by $12,671,000, an increase of 6.9% over 1993, to a total of $196,646,000.

Telephone Revenues
   Telephone operating revenues increased by $4,499,000 or 2.6% over 1994, to a total of $179,916,000. Growth in 1994 was $6,100,000 or 3.6% over
1993, to a total of $175,417,000.
   Local Network service revenues in 1995 were $71,491,000, an increase of $3,401,000 or 5.0% over the 1994 total of $68,090,000. In 1994, local network service revenues increased $3,507,000 or 5.4% over the 1993 total of $64,583,000. These revenues reflect amounts billed customers for local exchange services, including enhanced services such as Call Waiting and Caller ID. These increases resulted primarily from growth in telephone access lines and continued demand for enhanced services. There were 254,173 telephone access lines in service at December 31, 1995, an increase of 2.9% over the prior year. The 1994 growth was 3.7%. In each case, business and Centrex line growth led the increase.
   Access service revenues received primarily from interexchange carriers for their use of local exchange facilities in providing long distance services were $53,653,000 in 1995, an increase of $3,084,000 or 6.1% over the 1994 total of $50,569,000. In 1994, access service revenues increased $3,038,000 or 6.4% from the 1993 total of $47,531,000. These increases were due primarily to increased volume of access minutes reaching a total of nearly 900 million minutes in 1995. Minutes of use increased by 7.1% in

1995 and by 6.5% in 1994.
   Long distance service revenues in 1995 were $31,086,000, a decrease of $1,260,000 or 3.9% from the 1994 total of $32,346,000. In 1994, long distance revenues decreased $1,763,000 or 5.2% from the 1993 total of $34,109,000. Long distance revenues are received from providing services both within and beyond Lincoln Telephone's service area, and are primarily message toll, private line services and operator services. The 1995 decrease was due, in part, to reduced rates for higher volume customers and to a decline in residential customers. The decrease in 1994 was principally due to reduced revenue under a new agreement to provide operator services for AT&T. The Company anticipates the 1996 long distance service revenues will be relatively constant or slightly higher than the 1995 level.

   Other wireline communications service revenues, which includes directory advertising and sales, carrier billing and collection service revenues and data communications revenues, were $23,686,000 in 1995, a decrease of $726,000 or 3.0% from the 1994 total of $24,412,000. This decrease was primarily due to reduced billing and collection service revenues. In 1994, other wireline communications services increased $1,318,000 or 5.7% from the 1993 total of $23,094,000.

Wireless Communications Services
   Wireless communications services in 1995 were $33,518,000, an increase of $22,778,000 from the 1994 total of $10,740,000. The 1995 increase was primarily due to the acquisition of Nebraska Cellular, which provided revenues of $19,458,000 since the acquisition in July 1995. In 1994, wireless communications services increased $3,734,000 or 53.3% from the 1993 total of $7,006,000. Cellular subscriber lines in the Company's wholly owned markets were 109,708 at year end, 65,000 of which were added through the acquisition of Nebraska Cellular in July 1995. In 1994, the subscribers related to the reported 1994 revenues were 20,755. Further information is provided under the heading of "Managed Cellular Markets."

Telephone Equipment Sales and Services
   Telephone equipment sales and service revenues in 1995 were $18,768,000, an increase of $668,000 or 3.7% from the 1994 total of $18,100,000. In 1994, telephone equipment sales and service revenues increased $2,830,000 or 18.5% from the 1993 total of $15,270,000. The 1995 increase resulted from a large number of smaller systems sales, while the 1994 increase was due to an unusual number of large equipment sales.

Operating Expenses
   Total operating expenses were $175,128,000 in 1995, an increase of $36,775,000 or 26.6% from 1994. Total operating expenses increased $11,203,000 or 8.8% from 1993 to 1994.
   Depreciation and amortization expense was $37,422,000 in 1995, which includes the amortization of the excess of cost over book value related to the July 1995 acquisition of Nebraska Cellular, $32,154,000 in 1994 excluding non-recurring charges of $3,761,000 for additional depreciation on cellular equipment, and $28,745,000 in 1993. The NPSC authorized new depreciation rates for telephone equipment in 1994, which generated approximately $2,700,000 of additional expense.
   Other operating expenses, which includes the cost of telephone equipment sales and services and the net loss on sales of cellular equipment along with other operating expenses, were $120,024,000 in 1995, $106,869,000 in 1994 and $103,100,000 in 1993. The increases amounted to 12.3% in 1995 and

3.7% in 1994. 1995 expenses include Nebraska Cellular operating expenses of $10,861,000 since the Company's acquisition in July 1995. Costs of goods and services sold increased in both 1995 and 1994 resulting from increased product sales. Sales commissions and other costs of acquiring wireless customers, including the net loss on equipment sales, also increased each year.
   The Company is actively pursuing ways to streamline operations and manage its work force requirements to improve productivity. Related to this objective, the Company recorded the results of two separate work force reduction programs. In July 1995, Lincoln Telephone announced its decision to reduce its operator service work force from 140 to approximately 50 employees by the end of 1995. Directory assistance operations were outsourced and its operator service contracts with AT&T were terminated. The remaining work force handles long distance operator service needs. Retirement and separation incentives along with out-placement services were offered to those employees affected by the force adjustment. These actions resulted in a pre-tax non-recurring charge of $1,555,000 ($937,000 net of tax), reducing earnings per share by $0.03. Savings resulting from the new procedures are expected to offset this non-recurring charge within two years.
   Separately, in an effort to position the Company for the long term, the Company continued to improve its key business processes. As a result, the Company determined that it could maintain productivity while reducing its work force by nearly 200 employees, and accordingly, offered an opportunity to approximately 750 eligible employees to enroll in the Voluntary Enhanced Retirement Program. Of those receiving the offer, 330 accepted. The cost of this retirement program was approximately $20 million (after-tax earnings impact of $12.1 million) reducing earnings per share by $0.35. This program will be funded out of the Company's pension fund, requiring no additional funding from operations. The majority of the employee reduction will take place toward the end of 1997. The Company expects to recapture the cost of this retirement program in less than two years. Due to the greater than anticipated response, the Company will likely be hiring new people to ensure its ability to provide high-quality service and maintain its aggressiveness in the marketplace.

Non-Operating Income and Expenses
   Income includes net income from the Company's 27.6% interest in the Omaha cellular market. Expenses in 1994 include a non-cash charge of $2,179,000 for the Company's share of a non-recurring depreciation charge related to upgrading switching equipment (see "Managed Cellular Markets").
   Interest expense and other deductions increased to $10,518,000 in 1995 compared to $6,624,000 in 1994 and $8,556,000 in 1993. The Company used outside sources of capital to fund the acquisition of Nebraska Cellular in July 1995 resulting in additional long-term and short-term debt and related interest expense. 1994 is lower than 1993 due to Lincoln Telephone's retirement of First Mortgage Bonds totaling $35,000,000 on July 6, 1993. This action led to a call premium of $822,000 in 1993. Short-term borrowings at lower interest rates were used to fund the call.

Income Taxes
   Income tax expenses in 1995 were $18,447,000, compared to $21,067,000 in 1994 and $19,618,000 in 1993. Federal income tax rates have remained at 35% since 1993. Income tax expense has remained proportionate to taxable income over the three-year period.

Extraordinary Item (net of income tax) - FAS 71
   As described in Note 2 to the consolidated financial statements, the Company discontinued applying Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation" in the fourth quarter of 1995. The Company determined that Lincoln Telephone no longer met the criteria for following FAS 71 due to changes in the manner in which the Company is regulated and the heightened competitive environment. The accounting impact to the Company was an extraordinary non-cash after-tax charge of $16,516,000. The following table is a summary of the extraordinary charge.

                                                      Pre-tax     After-tax
(Dollars in thousands)
  Increase to the accumulated depreciation balance   $ 22,069     13,305
  Elimination of regulatory assets and liabilities      3,799      3,211
                                                       ------     ------
                                                     $ 25,868     16,516

   The pre-tax adjustment of $22,069,000 to net telecommunications plant was necessary since estimated useful lives and depreciation methods historically prescribed by regulators did not keep up with the rapid pace of technological changes and differed significantly from those used by unregulated companies. Net plant balances were adjusted by increasing the accumulated depreciation balance. A study was performed that identified inadequate accumulated depreciation levels by individual asset categories.
   When adjusting its net plant, the Company gave effect to shorter, more economically realistic lives. The following is a summary of average lives before and after the discontinuation of FAS 71.

Asset Category                                        Before      After
Central office equipment:
  Digital switching                                       14         10
  Circuit equipment                                       10          9
Metallic Cable                                         17-22      12-15
Fiber Cable                                            25-28         20

   The discontinuance of FAS 71 also required the Company to eliminate from its consolidated balance sheet the effects of any actions of regulators that had been recognized as assets and liabilities pursuant to FAS 71, but would not have been recognized as assets and liabilities by unregulated companies. The regulatory assets and liabilities eliminated were related to the consequences of regulation on deferred income taxes.

   The Company believes that the discontinuation of accounting rules prescribed in FAS 71 will not have an impact on the Company's customers, nor its ability to pay dividends.
   As a result of the discontinuation of applying FAS 71, the Company expects annual depreciation expense to increase by approximately $2,500,000 or 7.6%, beginning in 1996.

LIQUIDITY AND CAPITAL RESOURCES

Capitalization
   At December 31, 1995, the Company had consolidated long-term debt of $120,549,000 compared to $44,000,000 at December 31, 1994. In 1995, the
Company incurred $60,000,000 of long-term debt to finance the acquisition of Nebraska Cellular and assumed Nebraska Cellular's outstanding long-term debt at acquisition.

Construction
   The Company is continuing to invest in new technology. Net cash expenditures for capital additions to property and equipment were $43,022,000 in 1995, $31,291,000 in 1994 and $24,997,000 in 1993. Cash
provided by operating activities, less dividends, exceeded capital additions in each of those years. Gross additions to property and equipment are expected to approximate $52,000,000 in 1996. The increase in 1996 is due primarily to expansion of electronic equipment requirements, particularly expanding electronics into residential neighborhoods. The Company anticipates funding this construction from operating activities, existing temporary investments and short-term debt.

Cash and Cash Equivalents
   The Company had cash, cash equivalents and temporary investments of $34,232,000 and $46,673,000 at December 31, 1995 and 1994, respectively.
There were short-term borrowings of $10,000,000 and $23,000,000 at December 31, 1995 and 1994, respectively. Cash flows from operations in 1995 allowed short-term borrowings to be reduced from the 1994 level.

Dividends
   Quarterly dividends on the Company's common stock were increased from 11 cents per share to 12 cents per share commencing April 10, 1993, to 13 cents per share commencing January 10, 1994, to 14 cents per share commencing January 10, 1995 and to 15 cents per share commencing January 10, 1996. The total cash dividends declared were 57 cents per share in 1995, 53 cents per share in 1994 and 49 cents per share in 1993. In addition, a 100% stock dividend was distributed on January 6, 1994. The foregoing per share information has been adjusted to reflect said 100% stock dividend.

ACQUISITION AND INVESTMENT

   During 1995, the Company purchased the remaining issued and outstanding shares of Nebraska Cellular stock. At December 31, 1994, the Company owned approximately 16% of the outstanding shares of Nebraska Cellular and used the cost method of accounting to account for its interest. As consideration for the remaining 84%, the Company issued to the shareholders of Nebraska Cellular an aggregate of 4,267,146 shares of Company common stock and paid approximately $61.6 million in cash. The acquisition was accounted for as a purchase. Nebraska Cellular provides cellular communications services in non-metropolitan areas of Nebraska including approximately 833,000 POPs (potential customers). Its network serves cellular users with transparent interconnection along the Interstate 80 corridor and other major highway systems across Nebraska.
   On December 31, 1991, Prairie entered into a partnership that holds a 55.2% interest in the Omaha Cellular Limited Partnership, now doing business as First Cellular Omaha, which provides cellular communications services in the Omaha MSA. Prairie is an equal partner with Centel Nebraska, Inc. (Centel) in the partnership and has the option to purchase Centel's remaining 50% interest in the partnership during the two-year period following December 31, 1996. The Company assumed management of First Cellular Omaha on January 1, 1992.
See "Managed Cellular Markets" for further discussion.

MANAGED CELLULAR MARKETS

   The Company manages all four cellular entities in which it has an ownership interest. The Lincoln MSA and Nebraska Cellular are wholly-owned markets containing approximately 221,000 and 883,000 POPs, respectively. Through its partnership with Centel, the Company holds a 27.6% interest in the partnership which operates the Omaha MSA market, which includes approximately 627,000 POPs, and also holds an option to purchase an additional 27.6% interest in the partnership beginning in 1997. In addition, the Company has an 11.8% interest in Iowa Rural Service Area 1 (RSA 1) which is contiguous to the Company's telephone operating area in Nebraska and to Omaha, and contains approximately 61,000 POPs. By the end of 1995, penetration (subscribers compared to POPs) rates achieved in these markets by the entities in which the Company holds interests were 13.3% in the Lincoln MSA, 9.7% in Nebraska Cellular, 7.4% in the Omaha MSA, and 4.7% in RSA 1.
   In these markets, the composite selling cost to acquire new customer lines, including a negative margin on equipment sales, was $269 per gross addition and $365 per net addition in 1995. The churn (the percentage of customers who are disconnected each month) averaged 1.2% in 1995.
   The Company's market indices of penetration, cost to acquire new customers and churn in its managed markets are among the best in the industry, according to statistics published by the Cellular Telephone Industry Association.

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

        Supplemental Proportionate Data For Managed Cellular Markets 1
                                                                Total
                                Total          Total Not    Proportionate
                             Consolidated 2  Consolidated 3      Data
(Dollars in thousands)
Customer Lines          1995   109,708         13,144          122,852
                        1994    20,755          9,234           29,989
                        1993    13,145          6,100           19,245

Service Revenues        1995  $ 32,910          6,019           38,929
                        1994    10,176          4,689           14,865
                        1993     6,473          3,174            9,647

Operating Expenses      1995  $ 19,147          4,034           23,181
 (before depreciation)  1994     5,837          3,094            8,931
                        1993     4,468          2,115            6,583

Net Operating Income    1995  $ 10,064          1,043           11,107
 (after depreciation)   1994      (319)        (1,204)          (1,523)
                        1993     1,349            676            2,025

EBITDA 4                1995  $ 13,763          1,985           15,748
                        1994     4,339          1,595            5,934
                        1993     2,005          1,059            3,064

    1. The Company's interest in Nebraska Cellular is not included in the proportionate data prior to acquisition in July 1995.
    2. Financial activities of the Lincoln MSA and Nebraska Cellular since acquisition are included in respective operating portions of the Company's Consolidated Statements of Earnings.
    3. The Company's share of the financial activities of the Omaha MSA (27.6%) and the Iowa RSA 1 (11.8% in 1995 and 1994 and 11.0% in
       1993) are not included in the operating portions of the Company's Consolidated Statements of Earnings.
    4. Earnings before interest, income taxes, depreciation and amortization is commonly used in the cellular communications industry to analyze cellular providers on the bases of operating performance and liquidity. EBITDA should not be considered an alternative to: (i) operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or (ii) cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

   Total service revenues in the managed cellular markets increased to $38,929,000 in 1995 compared to $14,865,000 in 1994 and $9,647,000 in 1993.
The acquisition of Nebraska Cellular in July 1995 contributed approximately 80% of the 1995 increase in service revenues. Service revenues include the net results of outbound roaming. Inbound roaming contributed 14.6%, 12.9% and 12.8% of service revenues in 1995, 1994 and 1993, respectively. The Company has negotiated roaming agreements with other cellular providers which include preferred roaming rates for customers.
   At December 31, 1995, the Company had approximately 123,000 customer lines in all of its markets. This compares with a 1994 year end Company managed operations total of 30,000 subscribers and 56,000 Nebraska Cellular subscribers.

   Net operating income before interest, depreciation and income taxes (EBITDA) increased to $15,748,000 in 1995 compared to $5,934,000 in 1994.
The EBITDA margin (EBITDA compared to service revenues) was 40.5% and 39.9% for the years 1995 and 1994, respectively. In 1993, EBITDA was $3,064,000 or 31.8% of revenues. Operating expenses, including the net negative margin on sales of equipment, grew to $23,181,000 in 1995, compared to $8,931,000 in 1994 and $6,583,000 in 1993.
   Due to changes in technology, customer growth and usage demand, on March 15, 1994, an agreement was reached to install new systems in the Lincoln and Omaha MSAs to increase capacity and performance. The new Omaha MSA system was operational in April 1994, and the Lincoln MSA system became operational in April 1995.
   These system upgrades caused the early retirement of existing equipment prior to the expiration of its anticipated useful life. As a result, the Company recognized additional non-recurring depreciation of approximately $3,761,000 in 1994 attributable to the Lincoln MSA. The Company's share of a similar one-time charge in 1994 for the Omaha MSA was $2,179,000.

COMPETITION AND REGULATORY ENVIRONMENT

   The telecommunications industry is changing rapidly. Rapid technological development, changing customer requirements and new public policies designed to facilitate competition in all areas of the business are changing the telecommunications environment and may have a significant impact on the future financial performance of all telecommunications companies. The Company's existing lines of businesses are already subject to competition from many sources, including long distance companies, cellular companies, competing directory companies and others.
   On February 1, 1996, the United States Congress passed the Telecommuni-cations Act of 1996. The President signed the bill into law on February 8, 1996. Among many other things, the bill preempts the right of states to prohibit competition; establishes a number of requirements, such as unbundling and interconnection, to facilitate greater competition; allows telephone companies to provide video programming directly to their subscribers; and allows the Regional Bell Operating Companies to provide long distance service and engage in manufacturing. The Federal Communica-tions Commission (FCC) must undertake at least sixty proceedings to further define the rules affecting telephone companies. While the legislation provides waiver or modification opportunities for companies serving less than two percent of the nation's access lines, there can be no assurance that such a waiver will be granted. The legislation does not require unbundling and interconnection of wireless networks.
   The FCC has taken steps to increase the number of wireless competitors through the auctioning of radio spectrum for Personal Communications Services (PCS). As many as seven new wireless competitors will be allowed in each market. The FCC rules governing spectrum auctions prohibited the Company from bidding on bandwidth of more than 10 MHz of PCS bandwidth in areas where it has cellular operations.
   Lincoln Telephone has been under price cap regulation at the FCC since July 1, 1993. Price caps focus on prices rather than costs of service and set maximum limits on prices which Local Exchange Carriers (LECs) can charge for their services. These limits are subject to adjustment each year to reflect inflation, a productivity factor and certain other cost changes. The FCC is currently reviewing its rules and regulations pertaining to price caps in the context of an evolving regulatory environment with a ruling expected in the Spring of 1996.

   At the state level, the NPSC regulates the types of service offered and service quality. Nebraska does not have traditional rate-of-return regulation for telecommunications carriers, and allows telecommunications carriers pricing flexibility for all services except basic local exchange services in which pricing flexibility is subject to certain statutory limitations.
   Since 1986, telecommunications companies in Nebraska have been permitted to increase local exchange rates up to 10% in any consecutive 12-month period without review by the NPSC. However, the Company must provide at least 60 days notice to affected customers and conduct public informational meetings. If at least 3% of all affected subscribers sign a formal complaint opposing the increase within 120 days from such notice, the NPSC must hold and complete a hearing with regard to the complaint within 90 days to determine whether the proposed rates are fair, just and reasonable. Within 60 days after the close of such hearing, the NPSC must enter an order adjusting the rates at issue.
   Regardless of whether a particular rate increase is subject to regulatory review, the Company's ability to raise rates will be determined by various factors, including economic and competitive circumstances in effect at the time.

ACCOUNTING PRONOUNCEMENTS

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement becomes effective for financial statements for fiscal years beginning after December 15, 1995. The Company does not expect a material impact on the financial statements.
   In October 1995, the Financial Accounting Standards Board issued a new statement of accounting standards, Statement No. 123, "Accounting for Stock-Based Compensation". Companies may retain the current approach set forth in APB Opinion 25, "Accounting for Stock Issued to Employees". If electing to continue following APB 25, the new fair value based method will be required to provide expanded disclosures in the footnotes. The Company does not intend to apply the accounting provisions of this new standard.

LABOR CONTRACTS

   Lincoln Telephone and Local 7470 of the Communications Workers of America (CWA) reached agreement on a three-year contract concerning wages, benefits and working conditions, effective in October 1995. The contract provides for wage increases of 10.9% over the three-year contract term, establishing a non-contributory 401(k) program, increased pension benefits and changes in other benefits. Similarly, a three-year agreement between LinTel Systems and the CWA reached an agreement on a three-year contract covering its union-eligible employees in May 1995. The Lincoln Telephone and LinTel contracts with the CWA expire on October 14, 1998 and May 19, 1998, respectively.

SELECTED FINANCIAL DATA (Not Covered by Independent Auditors' Report)
(Dollars in thousands except per share data)
                                                   1995         1994        1993
Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues            $   179,916      175,417      169,317
 2. Wireless communications services             33,518       10,740        7,006
 3. Telephone equipment sales and services       18,768       18,100       15,270
 4. Intercompany revenues                        (7,113)      (7,611)      (7,618)
 5. Total revenues and sales (Note 1)           225,089      196,646      183,975
 6. Income before special and non-recurring
     charges (Note 2)                            42,059       37,186       33,191
 7. Special and non-recurring charges (Note 3)   29,546        3,581       23,166
 8. Net income (Note 2)                          12,513       33,605       10,025
 9. Earnings available for common shares
    (Note 2)                                     12,288       33,380        9,800
10. Earnings before special and non-recurring
     charges                                       1.22         1.14         1.01
11. Special and non-recurring charges             (0.86)       (0.11)       (0.71)
12. Earnings per common share (Note 2)             0.36         1.03         0.30

Selected Consolidated Balance Sheet Items
13. Total assets                            $   520,321      393,184      395,279
14. Property and equipment                      520,718      458,953      449,540
15. Accumulated depreciation and amortization   265,456      217,183      203,436
16. Accumulated depreciation to depreciable
     plant                                        52.3%        48.2%        45.7%
17. Current ratio                                 1.1:1        1.3:1        1.1:1
18. Long-term debt and redeemable preferred
     stock (Note 4)                         $   122,207       48,499       48,499
19. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   32.0%        19.8%        20.9%
20. Common stock, premium and common stock
     subscribed less treasury stock         $   107,791       37,292       41,173
21. Retained earnings                           151,754      159,143      142,859
22. Total long-term debt, redeemable preferred
     stock and stockholders' equity             381,752      244,934      232,531

Statistics
23. Proportionate cellular subscribers          122,852       29,989       19,245
24. Telephone access lines                      254,173      246,963      238,142
25. Total number of employees                     1,642        1,592        1,618

Selected Common Stock Items
26. Dividends declared per common share    $      0.570        0.530        0.490
27. Shares of common stock outstanding at
     end of year                             36,622,434   32,348,740   32,595,350
28. Market value common stock - high/low   $21.50/14.50  20.00/13.75  20.50/12.00
29. Price/earnings ratio - high/low
    (Note 5)                                17.7x/11.9x  19.4x/13.3x  20.3x/11.9x
30. Book value per common share            $       7.09         6.07         5.65

                                       55

SELECTED FINANCIAL DATA (Not Covered by Independent Auditors' Report)
(Dollars in thousands except per share data)
                                                   1992         1991        1990
Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues            $   163,698      157,181      155,908
 2. Wireless communications services              4,760        3,182        2,218
 3. Telephone equipment sales and services       15,019       15,383       14,503
 4. Intercompany revenues                        (8,143)      (8,121)      (7,296)
 5. Total revenues and sales (Note 1)           175,334      167,625      165,333
 6. Income before special and non-recurring
     charges (Note 2)                            29,609       27,820       24,696
 7. Special and non-recurring charges (Note 3)      --           --           --
 8. Net income (Note 2)                          29,609       27,820       24,696
 9. Earnings available for common shares
    (Note 2)                                     29,271       27,351       24,190
10. Earnings before special and non-recurring
     charges                                       0.90         0.83         0.74
11. Special and non-recurring charges               --           --           --
12. Earnings per common share (Note 2)             0.90         0.83         0.74

Selected Consolidated Balance Sheet Items
13. Total assets                            $   369,116      360,976      348,434
14. Property and equipment                      435,226      436,496      417,844
15. Accumulated depreciation and amortization   185,661      183,128      167,569
16. Accumulated depreciation to depreciable
     plant                                        43.4%        42.9%        41.0%
17. Current ratio                                 1.3:1        1.3:1        2.2:1
18. Long-term debt and redeemable preferred
     stock (Note 4)                         $    78,049       87,544       93,493
19. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   29.2%        33.0%        36.2%
20. Common stock, premium and common stock
     subscribed less treasury stock         $    40,427       44,033       45,134
21. Retained earnings                           149,008      133,878      119,681
22. Total long-term debt, redeemable preferred
     stock and stockholders' equity             267,484      265,455      258,308

Statistics
23. Proportionate cellular subscribers           11,308        4,852        2,742
24. Telephone access lines                      232,148      226,077      221,706
25. Total number of employees                     1,627        1,606        1,602

Selected Common Stock Items
26. Dividends declared per common share    $      0.430        0.400        0.370
27. Shares of common stock outstanding at
     end of year                             32,534,376   32,844,376   32,934,376
28. Market value common stock - high/low   $14.25/10.63  14.63/10.50   16.75/9.75
29. Price/earnings ratio - high/low
    (Note 5)                                15.8x/11.8x  17.6x/12.7x  22.6x/13.2x
30. Book value per common share            $       5.82         5.42         5.00

                                       56

SELECTED FINANCIAL DATA (Not Covered by Independent Auditors' Report)
(Dollars in thousands except per share data)
                                                   1989         1988        1987
Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues            $   153,093      149,953      144,213
 2. Wireless communications services              1,367          819          461
 3. Telephone equipment sales and services       14,345       14,023        9,907
 4. Intercompany revenues                        (6,724)      (6,458)      (5,692)
 5. Total revenues and sales (Note 1)           162,081      158,337      148,889
 6. Income before special and non-recurring
     charges (Note 2)                            25,046       25,478       21,692
 7. Special and non-recurring charges (Note 3)      --           --           --
 8. Net income (Note 2)                          25,046       25,478       21,692
 9. Earnings available for common shares
    (Note 2)                                     24,503       24,899       21,076
10. Earnings before special and non-recurring
     charges                                       0.75         0.75         0.61
11. Special and non-recurring charges               --           --           --
12. Earnings per common share (Note 2)             0.75         0.75         0.61

Selected Consolidated Balance Sheet Items
13. Total assets                            $   304,908      289,806      289,426
14. Property and equipment                      397,630      386,421      398,605
15. Accumulated depreciation and amortization   152,867      147,794      157,373
16. Accumulated depreciation to depreciable
     plant                                        39.2%        38.9%        40.2%
17. Current ratio                                 1.3:1        1.7:1        1.6:1
18. Long-term debt and redeemable preferred
     stock (Note 4)                         $    63,254       69,743       71,714
19. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   29.2%        33.0%        33.8%
20. Common stock, premium and common stock
     subscribed less treasury stock         $    45,726       45,726       41,816
21. Retained earnings                           107,694       95,805       98,935
22. Total long-term debt, redeemable preferred
     stock and stockholders' equity             216,674      211,265      212,465

Statistics
23. Proportionate cellular subscribers            1,185          545          181
24. Telephone access lines                      216,109      210,343      204,561
25. Total number of employees                     1,631        1,649        1,674

Selected Common Stock Items
26. Dividends declared per common share    $      0.370        0.333        0.291
27. Shares of common stock outstanding at
     end of year                             32,980,376   32,980,376   34,673,576
28. Market value common stock - high/low   $ 17.31/8.56    9.13/6.57    7.25/5.07
29. Price/earnings ratio - high/low
    (Note 5)                                23.1x/11.4x   12.2x/8.8x   11.9x/8.3x
30. Book value per common share            $       4.65         4.29         4.06

                                       57

SELECTED FINANCIAL DATA (Not Covered by Independent Auditors' Report)
(Dollars in thousands except per share data)
                                                   1986         1985
Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues            $   140,905      126,225
 2. Wireless communications services                282          233
 3. Telephone equipment sales and services        4,584        4,130
 4. Intercompany revenues                           --           --
 5. Total revenues and sales (Note 1)           145,771      130,588
 6. Income before special and non-recurring
     charges (Note 2)                            18,963       15,150
 7. Special and non-recurring charges (Note 3)      --           --
 8. Net income (Note 2)                          18,963       15,150
 9. Earnings available for common shares
    (Note 2)                                     18,319       14,488
10. Earnings before special and non-recurring
     charges                                       0.56         0.44
11. Special and non-recurring charges               --           --
12. Earnings per common share (Note 2)             0.56         0.44

Selected Consolidated Balance Sheet Items
13. Total assets                            $   285,895      280,766
14. Property and equipment                      384,338      369,407
15. Accumulated depreciation and amortization   144,584      130,171
16. Accumulated depreciation to depreciable
     plant                                        38.4%        36.0%
17. Current ratio                                 1.7:1        1.4:1
18. Long-term debt and redeemable preferred
     stock (Note 4)                         $    86,391       88,190
19. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   40.8%        43.1%
20. Common stock, premium and common stock
     subscribed less treasury stock         $    36,500       37,126
21. Retained earnings                            88,599       79,407
22. Total long-term debt, redeemable preferred
     stock and stockholders' equity             211,490      204,723

Statistics
23. Proportionate cellular subscribers              --           --
24. Telephone access lines                      201,182      199,576
25. Total number of employees                     1,708        1,738

Selected Common Stock Items
26. Dividends declared per common share    $      0.275        0.275
27. Shares of common stock outstanding at
     end of year                             33,189,624   33,189,624
28. Market value common stock - high/low   $  6.88/4.60    5.54/3.66
29. Price/earnings ratio - high/low
    (Note 5)                                 12.3x/8.2x   12.6x/8.3x
30. Book value per common share            $       3.77         3.51


All shares and share data have been adjusted to reflect stock splits.
Revenues and sales have been reclassified to conform to the 1995 presentation.

                                       58

Note 1: Revenues and sales have been restated to exclude discontinued operations in 1989.
Note 2: Net earnings and earnings per common share have not been restated to reflect the immaterial impact of discontinued operations in 1989.
Note 3: Special and non-recurring items represent extraordinary charges and cumulative effect of change in accounting principle. 1995 amount represents the after-tax effect of discontinuance of FAS 71 and work force restructuring. 1994 represents the after-tax effect of non-recurring depreciation charges on cellular equipment while 1993 is a change in accounting principle for FAS 106.
Note 4: Excludes current installments and redemptions due in subsequent years.
Note 5: Price/earnings ratio is before cumulative effect of change in accounting principle.

CORPORATE OFFICERS

  Thomas C. Woods III
    Chairman of the Board

  Frank H. Hilsabeck
    President and Chief Executive Officer

  James W. Strand
    President-Diversified Operations

  Robert L. Tyler
    Senior Vice President-Chief Financial Officer

  Jack H. Geist
    Vice President-Diversified Operations

  Kevin J. Wiley
    Vice President-Diversified Operations

  Bryan C. Rickertsen
    Vice President-Technology

  Michael J. Tavlin
    Vice President-Treasurer and Secretary

  Robert C. Halvorsen
    Assistant Secretary


CORPORATE INFORMATION

CORPORATE HEADQUARTERS
  1440 M Street
  Lincoln, NE 68508
  (402) 436-3737

Mailing Address:
  P.O. Box 81309
  Lincoln, NE 68501-1309

STOCK LISTED
  NASDAQ National Market
  Symbol: LTEC
  The preferred stock of The Lincoln Telephone and Telegraph Company is traded over-the-counter.

AUDITORS
  KPMG Peat Marwick LLP
  1600 First Bank Building
  233 South 13th Street
  Lincoln, NE 68508

COMMITTEES

EXECUTIVE

  Frank H. Hilsabeck, Chairman

  William W. Cook Jr.
  Paul C. Schorr III
  William C. Smith

AUDIT

  Charles R. Hermes, Chairman

  Terry L. Fairfield
  John Haessler
  Charles N. Wheatley

EXECUTIVE COMPENSATION

  Duane W. Acklie, Chairman

  Paul C. Schorr III
  Charles N. Wheatley
  Lyn Wallin Ziegenbein

DIRECTORS

  Duane W. Acklie
    Chairman
    Crete Carrier Corporation

  William W. Cook Jr.
    President and Chief Executive Officer
    The Beatrice National Bank and Trust Company

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

  James E. Geist
    Retired Chairman and Chief Executive Officer
    Lincoln Telecommunications Company

  John Haessler
    President and Chief Executive Officer
    Woodmen Accident and Life Company

  Charles R. Hermes
    President
    Dutton-Lainson Company

  Frank H. Hilsabeck
    President and Chief Executive Officer
    Lincoln Telecommunications Company

  Donald H. Pegler Jr.
    Chairman and Chief Executive Officer
    Pegler-Sysco Food Services Company

  Paul C. Schorr III
    President and Chief Executive Officer
    ComCor Holding Inc.

  William C. Smith
    Retired Chairman
    FirsTier Financial, Inc.

  James W. Strand
    President-Diversified Operations
    Lincoln Telecommunications Company

  Charles N. Wheatley
    President and Chief Executive Officer
    Sahara Enterprises, Inc.

  Thomas C. Woods III
    Chairman of the Board
    Lincoln Telecommunications Company

  Lyn Wallin Ziegenbein
    Executive Director
    Peter Kiewit Foundation

MARKET & DIVIDEND DATA
  (Adjusted to reflect 100% stock dividend paid January 6, 1994)

                       Market Price                  Dividends Declared
Calendar            1995             1994              1995       1994
Quarter         High    Low      High    Low
1st           $17.00  $14.50   $20.00  $15.50          $ .14      $ .13
2nd            16.25   14.75    16.75   13.75            .14        .13
3rd            19.00   15.25    16.75   13.75            .14        .13
4th            21.50   16.50    17.50   14.00            .15        .14
12 Mos.        21.50   14.50    20.00   13.75            .57        .53

  The company has paid a dividend on its common stock every quarter since
1936.
  The quarterly record dates are typically five days before the end of the calendar quarter.


STOCKHOLDER INFORMATION

Investor Relations Center
  The Form 10-K, Quarterly Reports, a prospectus and stock information may be obtained without charge by contacting:

  Investor Relations Center
  Lincoln area: (402) 436-5277
  From anywhere in the continental U.S.: 1-800-829-5832
  e-mail: invest@ltec.com

Annual Meeting of Stockholders
  April 24, 1996
  10:30 a.m.
  The Cornhusker Hotel
  333 South 13th Street
  Lincoln, Nebraska

STOCK TRANSFER AGENT AND REGISTRAR

  Chemical Mellon Shareholder Services is the company's Stock Transfer Agent, Registrar, Dividend Reinvestment Plan Administrator, and the Rights Agent for the Stockholder Rights Plan. All questions about stockholder accounts, stock certificates, the dividend reinvestment plan or dividend checks should be addressed to:

     Chemical Mellon Shareholder Services
     85 Challenger Road, Overpeck Centre
     Ridgefield Park, NJ 07660
     1-800-526-0801
     1-800-231-5469 (TDD)

SECURITY ANALYSTS & PORTFOLIO MANAGERS

  Direct inquiries to:
     Michael J. Tavlin
     Vice President-Treasurer
     P.O. Box 81309
     Lincoln, NE 68501-1309
     (402) 436-5289
     e-mail: mtavlin@ltec.com

DIVIDEND REINVESTMENT & STOCK PURCHASE PLAN

  The company offers a dividend reinvestment and stock purchase plan. Participants can make optional cash payments of at least $100 per payment with a maximum of $3,000 per calendar quarter. The company pays all administrative and investment service costs.