Form 10-K, Exhibit 13
period 1996-12-31
ALIANT COMMUNICATIONS INC
filed 1997-03-31
CIK 320446

OVERVIEW

Two historic milestones--one for the telecommunications industry, one for our company--distinguish 1996. On February 8, the Telecommunications Act of 1996 was signed into law, forever changing the nation's telecommunications industry and setting the stage for new levels of competition. On August 26, we introduced our new name--Aliant Communications--creating a single brand that positions us for our new competitive environment.

     We've been anticipating and preparing for changes in our industry. New rules, issued by the Federal Communications Commission, are allowing us to see the shape of the telecommunications environment in greater detail. Our opportunities are clearly in focus. We see more interactivity, greater mobility, and increasing interconnectivity.

     We think the best way to predict our future is to create it. Our plans for a successful future are taking on a new shape.

About the Company. Aliant Communications, headquartered in Lincoln, Nebraska, is a diversified communications company providing retail products and services to consumers, businesses, educational institutions, government agencies, and wholesale network services to other communications companies. The company employs more than 1,675 people in its landline and wireless operations.

TABLE OF CONTENTS
Operations and Earnings Highlights     1
At a Glance                            2
Chairman's Message                     3
Report to Stockholders                 4
Growth                                 6
Competition                            9
Networks                              10
Community                             12
Workplace                             13
Our Values                            14
Financial                             15

OPERATIONS AND EARNINGS HIGHLIGHTS
December 31
($ in thousands, except per share data)         1996        1995    % CHANGE
OPERATING DATA
  Operating Revenues                        $ 264,225   $ 225,692     17.1%
  Net Income
    Before one-time charges*                $  44,954   $  42,059      6.9%
    After one-time charges                  $  44,954   $  12,513    259.3%
PER SHARE DATA
  Earnings
    Before one-time charges*                $    1.22   $    1.22       --
    After one-time charges                  $    1.22   $    0.36    238.9%
  Dividends                                 $    0.61   $    0.57      7.0%
  Book Value                                $    7.65   $    7.09      7.9%
KEY RATIOS
  Return on Common Equity*                      16.1%       16.2%     (0.6%)
  Debt Ratio                                    27.9%       32.0%    (12.8%)
OTHER DATA
  Total Assets                              $ 521,402   $ 520,321      0.2%
  Stockholders' Equity                      $ 278,567   $ 259,545      7.3%
  Capital Expenditures                      $  42,704   $  43,022     (0.7%)
  Telephone Access Lines in Service           263,208     254,173      3.6%
  Proportionate Cellular Customers            165,233     122,852     34.5%

* In 1995, the company took after-tax charges of $16,516,000 for discontinuance of FAS 71 and work force restructuring charges of $13,029,000. Return on common equity was 4.8% in 1995 after these one-time charges.

                      Total Operating
  Revenues               Expenses*               Earnings Per
(in millions)          (in millions)                Share*
1992   $ 175           1992   $ 122        1992              $  .90
1993   $ 184           1993   $ 127        1993              $ 1.01
1994   $ 197           1994   $ 138         One-time charge  $  .71
1995   $ 226           1995   $ 176        1994              $ 1.14
1996   $ 264           1996   $ 186         One-time charge  $  .11
                                           1995              $ 1.22
                                            One-time charge  $  .86
                                           1996              $ 1.22

* Before one-time accounting charge in 1993; one-time depreciation charge in 1994; and a one-time charge in 1995 that relates to work force restructuring as well as an extraordinary charge for the discontinuance of FAS 71.

AT A GLANCE

LANDLINE OPERATIONS
Operating Area: Network services are concentrated in a contiguous area of Nebraska with a population of approximately 470,000. Equipment business serves business customers within the network area and in Omaha, Nebraska, the state's largest city.

1996 Operations: 263,208 customer access lines. $208.4 million in revenues. 17.4% penetration of CLASS features. 26.5% penetration of Custom Calling features.

Key Products and Services: Local service. Long distance service, both national and international. Enhanced services including Voice Mail, Custom Calling, and CLASS services. Internet access and other data services. Communications equipment and wiring services. Directory advertising.

Strengths: A full range of services. A fully digital switching network equipped with more than 1,400 miles of fiber optics. A dedicated, conscientious work force.

Plans: Enter new geographic markets with single-source solutions-local, long distance, cellular, and Internet access. Continue to enhance network and sell to future competitors in a wholesale environment.

WIRELESS OPERATIONS
Operating Area: Managed operations throughout Nebraska and parts of southwest Iowa, representing 1.8 million POPs (population).

1996 Operations: Customer growth of 34.5%. $70.9 million in revenues. 13.2% penetration rate. Monthly churn rate below 1%, compared to 1.38% nationally. Average customer acquisition cost of $313. $42 average monthly revenue per customer. EBITDA of $30.5 million.

Key Products and Services: Cellular service. Enhanced services, such as Voice Mail and Call Waiting. Statewide and customized pricing plans. Nationwide roaming agreements.

Strengths: Statewide, seamless network. Competitive rates for basic and roaming service. Extensive sales distribution channels and customer care programs. Dedicated, conscientious work force.

Competitors: Western Wireless and Air Touch today. PCS auctions won by Sprint (statewide), U S West, AT&T, and others.

Plans: Grow customer base. Offer customers packages with landline services. Increase network capacity.

CHAIRMAN'S MESSAGE

For Aliant Communications, 1996 marked the beginning of a new era. Passage of the Telecommunications Act and the subsequent federal and state regulations are changing forever the communications landscape. On behalf of the board of directors, I am pleased to report we are responding aggressively to these broad and far-reaching industry changes.

     In 1996, the board approved a wide range of business decisions that impact company strategy, organization, marketing, and technology. These decisions will maximize the emerging opportunities and minimize the threats which exist in our industry.

     Now, more than ever before, we are continuously reviewing the financial, managerial, employee, network, and customer contact infrastructures at Aliant Communications. Our goal is to ensure we meet customer needs and thereby build value for shareholders.

     We have many assets to make us a strong competitor, including our local roots. Community involvement is high on the list. Across Nebraska, our employees work hard to win customers and to take active roles in community improvement programs. Their community presence and involvement are powerful forces.

     To keep our shareholders better informed and up to date, we have made several improvements. You can now hear our earnings reports by calling our toll-free number, 1-800-550-ALNT (2568). We will also mail or fax a copy of our earnings reports directly to you. Visit our home page on the Internet at http://www.aliant.com to access the company's financial data, news releases, and information about our many products and services.

     We have taken some bold initiatives to prepare for competition. We expect to take more in the years ahead. We are investing for future growth to make Aliant Communications an increasingly attractive investment.

/s/ Thomas C. Woods III
Thomas C. Woods III
Chairman

                                Dividends Declared
Return on Common Equity             Per Share
    1992     15.5%               1992     $ 0.43
    1993     17.9%               1993     $ 0.49
    1994     18.8%               1994     $ 0.53
    1995     16.2%               1995     $ 0.57
    1996     16.1%               1996     $ 0.61

Return on Common Equity in 1996 at 16.1% was flat relative to 1995. Cash dividend increased each of the past five years. 1993 return on common equity is shown before one-time accounting charge; 1994 is before one-time depreciation charge and 1995 is before charges for restructuring and the discontinuance of FAS 71.

REPORT TO STOCKHOLDERS

The past year was one of the most extraordinary in the history of our company and the industry. Never has there been so much change, so much opportunity. In 1996 we launched several new services, trimmed operating costs and, with the help of every employee, defined our core values for a unified corporate culture. We continued to build our cellular operations. We changed our name and repositioned ourself as a regional, comprehensive communications company. Aliant Communications is taking shape.

Financial Results. In 1996, we achieved our revenue growth goal. Total revenues were $264 million, a 17.1 percent increase over 1995. Revenues and earnings were favorably impacted by our cellular operations, which expanded in 1995 with the acquisition of Nebraska Cellular. We did not meet our goal of ten percent growth in earnings per share, in part because of the dilutive effects of this acquisition. Earnings per share for 1996 were $1.22, the same as in 1995.

     The board of directors increased the quarterly dividend by one cent to $0.16 per share--our tenth dividend increase in the last ten years. Our dividend payout is 50 percent and allows the balance of company earnings to be reinvested in growth opportunities.

     Other important financial measures remained healthy. Operating cash flow increased 29.5 percent to $86.5 million. Our balance sheet remains strong. We believe we will be able to fund our future requirements.

The Year Ahead. Financially, we anticipate expense reduction and revenue growth to increase earnings in 1997. We will achieve significant savings with the early retirement of 244 employees by year-end. We expect revenue growth through increased marketing of additional lines and enhanced services on the landline side and continued customer retention and acquisition in our cellular operations. While we will face new competitors in all of our businesses, we are prepared to defend our markets and enter new ones.

     Operationally, we head into 1997 with enthusiasm and excitement. The challenges are enormous, but so are the opportunities. We have an outstanding team and an aggressive plan for leveraging our strengths as a single-source communications provider. The key parts of this plan--our growth strategies, networks, competitive strengths, workplace, and local community advantage--are described on the pages that follow. Here is a summary of our major operational imperatives.

Fair Rules. While the Regional Bell Operating Companies needed the Telecom Act to allow them to offer a full complement of services, this is something we have been doing for years. Thus, our major goal is to make sure new competitors in our market compensate us fairly for the use of our network. Fair rules for pricing and fewer regulations are key objectives. Universal Service is another key issue. We can no longer keep rates artificially low through pricing subsidies.

Core Businesses. In this new environment, our cellular operations become an important foundation for the revenues they generate and the platform they provide to market a full line of communications services in new markets. In our traditional landline markets, we will continue to offer customers the full range of services they have always enjoyed, with more emphasis on customized, packaged services. We also intend to strengthen our wholesale network business with new facilities and new services.

CLEC. Using our in-region, full-service strategy as a model, we intend to become a Competitive Local Exchange Carrier (CLEC), entering new markets and offering integrated services to business and residential customers. Our strong brand and extensive out-of-region customer base provide powerful marketing assets. An application to be certified outside our traditional Local Exchange Carrier (LEC) area in southeast Nebraska is awaiting approval by the Nebraska Public Service Commission. We expect to be in business in Omaha, the state's largest metropolitan market, by the end of the second quarter of 1997.

Costs and Service. We are well on the way to becoming a high-performance, customer-driven organization. Still, there is more to do. New information systems now in development will allow us to do more faster and with greater accuracy. We must continue to hone our market and product development skills. We must use every opportunity to create value and to build brand awareness and customer loyalty.

     Although the coming year is filled with challenges, I am upbeat about the future. My optimism is grounded in our history and tradition. We have shown time and again our ability to change. Opportunities in our industry are abundant and our business plan for addressing these opportunities is in place. In the year ahead we will be executing that plan and delivering value for our owners.

/s/ Frank H. Hilsabeck
Frank H. Hilsabeck
President and Chief Executive Officer

Free Cash Flow          Consolidated EBITDA
(In Millions)              (In Millions)
1992     $ 35              1992    $  85
1993     $ 34              1993    $ 104
1994     $ 40              1994    $ 110
1995     $ 22              1995    $ 117
1996     $ 43              1996    $ 130

Free Cash Flow, which shows net cash provided by operating activities less expenditures for property, plant and equipment, increased 98% in 1996. Consolidated earnings before interest, income taxes, depreciation, and amortization (EBITDA) increased 11% in 1996 and has shown steady growth for the past five years.

GROWTH
Growth is the hallmark of our success. It is our most important strategic objective.

     During 1996, we experienced substantial increases in customers, revenues, and markets served. Our focused, financially disciplined growth strategies are improving our bottom line and positioning us for a more competitive future.

Cellular. Cellular growth is the key to both short-term earnings growth and as a platform for future development. In 1996, our statewide cellular operations continued to produce excellent results. Cellular customers for our total managed markets increased to 216,012, up 35.9 percent. The proportionate customer count is 165,233. This 34.5 percent year-over-year growth demonstrates the strong demand for cellular in both rural and metropolitan markets.

     Competitive pricing, far-reaching networks, an extensive sales distribution network, excellent service, and customer care programs make Aliant Cellular one of the nation's most productive operations. These are important attributes as we prepare for new wireless competitors.

Integrated Services. Many companies only dream of providing a full package of services. At Aliant Communications we have been doing it for years. In our traditional telephone markets, landline customers can receive local, long distance, and Internet access on a single bill. This strategy is the cornerstone of our plan to offer competitive communications services in new markets.

     Business and residential customers tell us they prefer one-stop, single-source communications services. They want simplicity and flexibility. To ensure we are meeting these needs, we have focused our marketing efforts on three key market segments: consumer/home office, midsize business, and large accounts. Our goal is to provide the right set of services for each segment.

     We are generating revenues by doing more for our customers. Our penetration rate for Caller ID at 17.4 percent is above the national average. Subscribers to Navix, our Internet access service, grew by 398 percent in 1996. In the consumer market, our penetration rate for additional lines is 5.1 percent. Because this is below the national average, it provides a clear growth objective for 1997. Packaging additional lines with other services, such as Navix, can increase revenues with minimal expense.

Despite intense marketing by the "big three" long distance companies, more than 27 percent of customers in our traditional market use our interLATA long distance service. We have developed customized service packages for large accounts, with long distance as a key service driver.

     We will continue to drive revenue growth through the provision of integrated services in our existing telephone markets and to offer customers a competitive choice in new markets. We are implementing a plan to become a Competitive Local Exchange Carrier (CLEC) throughout Nebraska, starting first with those customers from our cellular and equipment operations who do business with us today.

Wholesale Network Services. The Telecommunications Act of 1996 opens up markets to wholesale our advanced network and to generate new revenues. We intend to make our network services so attractive that new competitors would prefer to buy from us, rather than build their own. Fair prices for our network--something state policy makers will establish--are key to the success of this growth strategy. In December 1996, the company announced plans to extend its fiber network to Omaha, Nebraska, and between Omaha and Kansas City, Missouri. These fiber facilities will interconnect with fiber backbone networks managed by the Kansas Independent Networks and Iowa Network Services.

New Business. New services and strategic acquisitions are the final component of our growth strategies. In 1996, we began to earnestly market Navix, our Internet access service, with impressive results. We also introduced Caller ID Plus, an enhancement of Caller ID that provides the name as well as the number of the person who is calling. We conducted a trial of Integrated Services Digital Network (ISDN), a high-speed network service that allows simultaneous transmission of data, graphics, video, and voice over a single telephone line. Internet users should find ISDN's speed and flexibility attractive. We will begin to aggressively market ISDN in all markets in 1997.

     Our goal is to continue to develop a broad platform for growth. Backing these growth strategies is our commitment to quality service. Consistently superior customer service builds loyalty: an increasingly important driver of our long-term success.

                Cellular Revenues    Cellular EBITDA   Cellular Subscribers
                  (In Millions)       (In Millions)       (In Thousands)
1994
 Proportionate        $ 15                 $  6              $  30
 Managed              $ 28                 $ 10              $  55
1995
 Proportionate        $ 39                 $ 16              $ 123
 Managed              $ 56                 $ 21              $ 159
1996
 Proportionate        $ 71                 $ 30              $ 165
 Managed              $ 93                 $ 40              $ 216

The company's managed cellular operations serve all of Nebraska and a portion of southwest Iowa. Proportionate results reflect our ownership percentage in Omaha and southwest Iowa. In 1996, revenues were up 82.2%, EBITDA increased 93.6% and subscribers rose 34.5%, all on a proportionate basis.

                                                     Revenues from
 Access Lines         Access Minutes of Use        Enhanced Services
(In Thousands)            (In Millions)              (In Thousands)
1992     232              1992      728             1992    $ 1,739
1993     238              1993      789             1993    $ 2,498
1994     247              1994      840             1994    $ 3,265
1995     254              1995      900             1995    $ 3,991
1996     263              1996      968             1996    $ 4,478

Centrex and business lines, which produce more revenue per line, grew 7.5% and led overall access line growth of 3.6% in 1996. Access Minutes of Use increased by 7.6%, while Revenues from Enhanced Services, including Voice Mail and Caller ID, were up 12.2%.

COMPETITION

The passage of the Telecommunications Act of 1996--and its promise to bring more choices, new products, and competitive prices in both local and long distance phone service--represents the challenge for local telephone companies.

     Competition is not new to us. Over the past ten years, Aliant Communications has had competitors in cellular, long distance, business communications systems, and directory advertising. It has kept us sharp and customer-focused. We have initiated loyalty programs and established excellent pricing plans to create value and added benefits for customers.

     Is Aliant Communications ready for more competition? We're gearing up-- taking advantage of our unique position as a full-service provider: one company for all the communications needs of business and retail customers. Today, as in the past, customers in southeast Nebraska can turn to Aliant Communications for all their communications needs: local, long distance, cellular, Internet access, data communications, and business systems.

     In the future, the Aliant brand will strengthen our position as we prepare to extend a full range of services to new customers throughout Nebraska. We will distinguish ourselves by making communications simple, convenient, and easy-everything today's customers are looking for. We will promote our local presence and friendly, personal service as a key advantage over our competitors.

     When will Aliant Communications face a competitor for local service? Perhaps in 1997, although no formal requests had been made by February. We expect competitors to target businesses first, then residential customers. It is unlikely competitors will serve many rural customers.

     What impact will new wireless providers have? Again, the timing is uncertain. Sprint, U S West, and AT&T won the auctions for PCS (Personal Communications Services) in Nebraska. Now they must build their networks. We are getting ready with competitive prices, customer-focused service, and attractive packages of services.

     Aliant Communications is a proven competitor. We welcome the opportunities and challenges of a fair competitive environment.

     Revenue per                Cellular Revenue
Telephone Access Line            Per Subscriber
  (Monthly Average)             (Monthly Average)
   1994      $ 83                 1994      $ 52
   1995      $ 84                 1995      $ 48
   1996      $ 86                 1996      $ 42

Average monthly landline revenue from access lines has steadily increased to $86 in 1996. Among cellular subscribers, average monthly revenue declined to $42, consistent with the industry trend.

NETWORKS

Aliant Communications' reliable networks deliver advanced services at home, at work, and everywhere in between. It's communications you can count on.

     Our networks bring customers helpful services like Voice Mail for taking messages even while you're on the phone and Caller ID Plus that displays the caller's name and phone number. They bring the Internet to the home, workplace, schools, and libraries. Cellular phones and pagers give customers the freedom to communicate when and where they want.

     Today, we are combining advanced technologies with know-how to build even more efficient networks. We are improving the quality and coverage of our wireless network. We are upgrading our landline network to deliver higher bandwidth services, such as ISDN (Integrated Services Digital Network).

Landline. Aliant's landline network is concentrated in southeast Nebraska. In 1996, we invested $31 million to meet the needs of today's customers and to prepare for tomorrow's new services. In 1997, we will invest approximately $51 million. This includes facilities outside our traditional region. Our network planning strategy is designed to maximize our existing copper plant while providing the digital multimedia services customers want today. Our landline network features the following technologies:

     Digital Switching. Aliant Communications' all-digital switching network, completed in 1992, results in improved call processing and serves as a platform for enhanced services. Digital switching is a critical component for ISDN, a service capable of simultaneous delivery of voice, data, and low-speed video conferencing over a single line.

     Signaling System 7. When combined with our digital switching platform, SS7 ushers in a host of database-guided services. Today, over 73 percent of our lines use digital signaling to make available services such as Caller ID Plus and Selective Call Forwarding.

     Fiber Optics. More than 1,400 miles of fiber optic cable are deployed in our network, much of it in "rings" creating a self-healing network with alternate transmission routes for the greatest reliability. Two of our five fiber optic rings use SONET (Synchronous Optical Network), the next generation of digital transmission technology for delivering cost-effective broadband services.

     Fiber optic cable is being extended farther into our network and closer to the home, improving transmission speeds and quality for customers. Over 83 percent of Aliant's central offices and 96 percent of customer access lines are connected through digital fiber technology. When fiber optics are combined with fast-packet services, like Frame Relay, this digital network enables businesses to expand their data communications capabilities.

                           Interexchange
    Navix Growth           Minutes of Use
   (In Thousands)          (In Millions)
1995
 Subscribers      2         1992     106
 Revenue      $  96         1993     115
1996                        1994     115
 Subscribers      8         1995     108
 Revenue      $ 946         1996     117

Our Internet access service, Navix, has shown strong growth since it was introduced two years ago. Our long distance business, which competes against large national companies, made solid gains in winning back customers. Minutes of Use increased 8.7% in 1996.

Wireless. Aliant's wireless network extends across Nebraska, offering convenient and affordable cellular service geared to both consumers and businesses. In 1996, we invested more than $9 million to meet the growing customer requirements for wireless communications service.

     Cellular. In 1996, we added ten new cell sites to meet customer demand. Aliant Cellular has an established track record of working with neighborhoods and communities to locate towers in acceptable places. Special effort is made to conceal or minimize the visual impact of the towers on the urban landscape. Aliant Cellular plans to deploy a digital cellular service in late 1998 or early 1999.

     Paging. Many customers use paging to complement their cellular phones. Our network extends throughout southeast and central Nebraska. Plans for creating a statewide network depend upon the outcome of the auctions the Federal Communications Commission will conduct in 1997.

     Full-service wireless and landline networks are key to our growth strategies. In the years ahead, these networks will provide even greater value as we employ technologies like Advanced Intelligent Network (AIN) to offer one number that works for your home phone, cellular phone, and pager. We are working on these networks today to better serve customers tomorrow.

  Cellular             Average Monthly
 Penetration           Cellular Churn
1994    7.5%           1994      1.4%
1995   10.0%           1995      1.2%
1996   13.2%           1996      0.8%

Our seamless statewide cellular network has helped the company achieve outstanding results. Our proportionate penetration rate of 13.2% is among the highest in the nation. Our cellular churn rate, at below 1%, is one of the nation's lowest.

COMMUNITY

There's a certain amount of trust and respect that comes from more than 90 years in business, as well as being a recognized leader in the telecommunications industry. These important assets will set us apart from the competition. We intend to use them to our best advantage.

     At Aliant Communications, we consider ourselves the hometown team. We've brought telecommunications talent and technology to the communities we serve. Digital switching. Cellular service. Fiber-optic cable. Internet access. We've also brought a lot of support to the community--to civic and service organizations, health care, education, and the fine arts.

     We view community support as a business imperative. It is one of our six corporate values. At Aliant Communications, community support means action--committing resources and involving employees. The people of Aliant Communications volunteer their time and many talents: coaching sports teams, helping with scouting, serving on boards of nonprofit organizations, and volunteering with organizations that help the elderly, the poor, and "at risk" kids.

     These initiatives and volunteer efforts strengthen our communities. They help develop better health care systems, enhance educational opportunities, and anchor our company in the hearts and minds of customers.

     Our communities are great because of the people working to make them great. Many of those people work for Aliant Communications. And because of our frequent involvement with friends, neighbors and businesses, we know our customers better than anyone. So when a customer calls with a question about his or her communications needs, we have a good idea what will work best. We know Nebraska. It's where we work. It's the place we call home.

Consolidated Operating
 Income Per Employee          Telephone Employees Per
   (In Thousands)               10,000 access lines
    1992     $ 32                  1992      62
    1993     $ 35                  1993      60
    1994     $ 37                  1994      56
    1995     $ 44                  1995      50
    1996     $ 46                  1996      46

Our re-engineering efforts and high-involvement culture are producing solid bottom-line results. Consolidated Operating Income Per Employee has been increasing steadily while the number of Telephone Employees Per 10,000 Access Lines has been decreasing.

WORKPLACE

The transformation began four years ago. Today, as a new regulatory regime is introduced and local competition makes its entrance, Aliant
Communications is well positioned to win customers, serve them better, and maintain competitive prices.

     In 1996 we accomplished dramatic change. Aliant Communications and the Aliant brand were introduced. Our vision and strategic plan were revised to reflect the post-Telecommunications Act environment. We began transforming our workplace into a team-based organization focused on quality, efficiency, and customer satisfaction.

     Our success hinges on a strong strategic plan and a corporate culture that respects, rewards, and encourages employees to implement that plan.

     Our strategic plan provides the clear direction and strong focus needed for the company to grow. It tells us what we need to do. Our corporate values define our culture and guide our employees. They set forth six important principles to follow if we are to achieve our corporate goals and to uphold Aliant Communications' position as an industry leader.

     Every Aliant Communications employee had a voice in creating these new values--our rules of the road for operating in a competitive environment and working together in a world that doesn't have time for layers of management.

     Our values are a reassuring anchor to a work force caught in an unsettling sea of change. As teams, teamwork, and streamlined processes supplant the familiar--yet often inefficient--ways we have worked in the past, these values emphasize our employees' important roles in defining the future success of Aliant Communications.

     Our re-engineering efforts and strong core values are having a profound impact on the company and the way we work together. We are creating new centers to serve customers. We are broadening job classifications and responsibilities. Work that once took days, now takes minutes. Teams that have responsibility for an entire job, not just a piece of the work, are completing projects quicker and the quality of their work is higher.

     This new organization is meeting the demands of a competitive environment. Our strong customer focus provides fast, efficient, and reliable service. Together, our strategic plan and corporate values remind us that it is our customers and stockholders who keep us in business.

OUR VALUES

Our values, created with the help of all employees, describe how we intend to work together on a day-to-day basis.

Focus on Quality. We build and maintain relationships to fulfill customer needs with reliable products and outstanding service.

Our People Make Us Strong. We have the knowledge, education, skills, authority, tools, and desire to do quality work that best serves our customers and co-workers.

Respect for One Another. We maintain an environment where individuals are treated fairly and equitably; diversity is encouraged and respected; communication is open, honest, and complete; and individuals are given the opportunity to develop their full potential.

Company Pride. We are proud of the success and image of our company, co-workers, and ourselves.

Company Cares for Employees. We work in a positive and supportive environment and in a workplace that is safe and modern. We base decisions on corporate values. Employees serve as role models.

Active Community Citizenship. We promote a positive image of employees and our company through participation in the communities we serve.

We created these values to live by in today's fast-paced environment. They are important to our success and will help generate rewards for our stockholders, our customers, and ourselves. The employees shown here were among those who helped edit the values using their co-workers' feedback.

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Aliant Communications Inc.:


We have audited the accompanying consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aliant Communications Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, the Company discontinued applying the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, in 1995.


/s/ KPMG PEAT MARWICK LLP
Lincoln, Nebraska
February 7, 1997

CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995
                 Assets                                      1996       1995
                                                         (Dollars in thousands)
Current assets:
  Cash and cash equivalents                             $  25,290     21,151
  Temporary investments, at cost                            6,687     13,081
  Receivables, net of allowance for doubtful receivables
   of $1,014,000 in 1996 and $754,000 in 1995              39,927     37,429
  Materials, supplies and other assets                      9,314      9,137
  Income tax recoverable                                      -        3,304
                                                          -------    -------
          Total current assets                             81,218     84,102
                                                          -------    -------
Property and equipment                                    547,499    521,259
  Less accumulated depreciation and amortization          292,479    265,997
                                                          -------    -------
          Net property and equipment                      255,020    255,262
                                                          -------    -------
Investments and other assets                               50,057     47,078
Deferred charges                                           13,480      9,857
Goodwill, net of amortization                             121,627    124,022
                                                          -------    -------
          Total assets                                  $ 521,402    520,321
                                                          =======    =======

     Liabilities and Stockholders' Equity
Current liabilities:
  Notes payable                                         $     -       10,000
  Current installments of long-term debt                    7,282      2,841
  Accounts payable and accrued expenses                    48,087     48,634
  Income taxes payable                                      3,522        -
  Dividends payable                                         5,883      5,550
  Advance billings and customer deposits                    8,820      7,739
                                                          -------    -------
          Total current liabilities                        73,594     74,764
                                                          -------    -------
Deferred credits:
  Unamortized investment tax credits                        1,929      2,696
  Deferred income taxes                                     7,056      8,112
  Other                                                    52,677     52,997
                                                          -------    -------
          Total deferred credits                           61,662     63,805
                                                          -------    -------
Long-term debt                                            103,080    117,708
Preferred stock, 5%, redeemable                             4,499      4,499
Stockholders' equity                                      278,567    259,545
                                                          -------    -------
          Total liabilities and stockholders' equity    $ 521,402    520,321
                                                          =======    =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31, 1996, 1995 and 1994
                                                     1996      1995      1994
                                         (Dollars in thousands except per share data)
Operating revenues:
  Telephone revenues:
    Local network services                      $  74,878    71,491    68,090
    Access services                                56,746    53,653    50,569
    Long distance services                         32,241    31,086    32,346
    Other wireline communications services         25,561    23,686    24,412
                                                  -------   -------   -------
          Total telephone revenues                189,426   179,916   175,417
  Wireless communications services                 63,696    34,121    10,740
  Telephone equipment sales and services           18,930    18,768    18,100
  Intercompany revenues                            (7,827)   (7,113)   (7,611)
                                                  -------   -------   -------
          Total operating revenues                264,225   225,692   196,646
                                                  -------   -------   -------
Operating expenses:
  Depreciation and amortization                    46,404    37,422    32,154
  Additional non-recurring depreciation on
   cellular equipment                                 -         -       3,761
  Other operating expenses                        143,646   120,627   106,869
  Restructuring charges                               -      21,611       -
  Taxes, other than payroll and income              4,200     3,184     3,180
  Intercompany expenses                            (7,827)   (7,113)   (7,611)
                                                  -------   -------   -------
          Total operating expenses                186,423   175,731   138,353
                                                  -------   -------   -------
          Operating income                         77,802    49,961    58,293
                                                  -------   -------   -------
Non-operating income and expense:
  Income from interest and other investments        6,428     8,033     5,182
  Charge for additional non-recurring
   depreciation on cellular equipment in
   limited partnership                                -         -       2,179
  Interest expense and other deductions             9,776    10,518     6,624
                                                  -------   -------   -------
          Net non-operating expense                 3,348     2,485     3,621
                                                  -------   -------   -------
          Income before income taxes and
           extraordinary item                      74,454    47,476    54,672
Income taxes                                       29,500    18,447    21,067
                                                  -------   -------   -------
          Income before extraordinary item         44,954    29,029    33,605
Extraordinary item                                    -     (16,516)      -
                                                  -------   -------   -------
          Net income                               44,954    12,513    33,605
Preferred dividends                                   225       225       225
                                                  -------   -------   -------
          Earnings available for common shares  $  44,729    12,288    33,380
                                                  =======   =======   =======

                                   -17-

CONSOLIDATED STATEMENTS OF EARNINGS, Continued
Years ended December 31, 1996, 1995 and 1994

                                                     1996      1995      1994
                                         (Dollars in thousands except per share data)
Earnings per common share:
  Income before extraordinary item                 $ 1.22       .84      1.03
  Extraordinary item                                   -       (.48)       -
                                                     ----       ---      ----
          Earnings per common share                $ 1.22       .36      1.03
                                                     ====       ===      ====
Weighted average common shares outstanding
 (in thousands)                                    36,602    34,360    32,408
                                                   ======    ======    ======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 1996, 1995 and 1994
                                                     1996      1995      1994
                                                      (Dollars in thousands)
Stockholders' equity:
  Common stock of $.25 par value per share.
   Authorized 100,000,000 shares:
     Beginning of year, issued 37,247,522
      shares in 1996 and 32,980,376 shares
      in 1995 and 1994                          $   9,312     8,245     8,245
     Issuance of 4,267,146 shares in 1995             -       1,067       -
     Purchase of 289,400 shares in 1996               (72)      -         -
                                                  -------   -------   -------
     End of year, issued 36,958,122 shares in
      1996, 37,247,522 shares in 1995 and
      32,980,376 shares in 1994                     9,240     9,312     8,245
                                                  -------   -------   -------
  Premium on common stock:
    Beginning of year                             106,822    37,481    37,481
    Issuance of common stock                          -      69,341       -
    Purchase of common stock                       (4,565)      -         -
                                                  -------   -------   -------
    End of year                                   102,257   106,822    37,481
                                                  -------   -------   -------
  Retained earnings:
    Beginning of year                             151,754   159,143   142,859
    Net income                                     44,954    12,513    33,605
    Dividends declared:
      5% cumulative preferred - $5.00 per share      (225)     (225)     (225)
      Common - $.61 per share in 1996, $.57 per
      share in 1995 and $.53 per share in 1994    (22,311)  (19,677)  (17,096)
                                                  -------   -------   -------
    End of year                                   174,172   151,754   159,143
                                                  -------   -------   -------
  Treasury stock, at cost:
    Beginning of year, 625,088 shares in 1996,
     631,636 shares in 1995 and 385,026 shares
     in 1994                                       (8,343)   (8,434)   (4,553)
    Sales of 81,706 shares in 1996, 61,548 shares
     in 1995 and 18,390 shares in 1994              1,241       948       263
    Purchase of 55,000 shares in 1995 and
     265,000 shares in 1994                           -        (857)   (4,144)
                                                  -------   -------   -------
    End of year, 543,382 shares in 1996, 625,088
     shares in 1995 and 631,636 shares in 1994     (7,102)   (8,343)   (8,434)
                                                  -------   -------   -------
  Preferred stock, $.50 par value per share.
   Authorized 20,000,000 shares; none issued          -         -         -
                                                  -------   -------   -------
          Total stockholders' equity            $ 278,567   259,545   196,435
                                                  =======   =======   =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1996, 1995 and 1994
                                                     1996      1995      1994
                                                      (Dollars in thousands)
Cash flows from operating activities:
  Net income                                     $ 44,954    12,513    33,605
                                                   ------    ------    ------
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                 46,435    37,454    35,797
     Extraordinary item                               -      16,516       -
     Restructuring charges                            -      21,611       -
     Net change in investments and other assets    (3,638)   (1,641)     (499)
     Deferred income taxes                         (1,056)   (5,028)   (2,432)
     Changes in assets and liabilities resulting
      from operating activities:
        Receivables                                (2,498)   (5,826)     (803)
        Other assets                                 (672)   (6,815)      833
        Accounts payable and accrued expenses        (547)   (1,283)    6,643
        Other liabilities                           3,517      (716)     (449)
                                                   ------    ------    ------
          Total adjustments                        41,541    54,272    39,090
                                                   ------    ------    ------
          Net cash provided by operating
           activities                              86,495    66,785    72,695
                                                   ------    ------    ------
Cash flows from investing activities:
  Expenditures for property and equipment         (43,692)  (45,163)  (32,313)
  Net salvage on retirements                          988     2,141     1,022
                                                   ------    ------    ------
          Net capital additions                   (42,704)  (43,022)  (31,291)
  Proceeds from sale of investments and other
   assets                                             646       390        32
  Purchases of investments and other assets          (906)   (3,110)   (5,093)
  Acquisition of Aliant Cellular, net                 -        (297)      -
  Purchases of temporary investments              (10,469)   (4,515)  (18,027)
  Maturities and sales of temporary investments    16,863    16,069    27,843
                                                   ------    ------    ------
          Net cash used for investing activities  (36,570)  (34,485)  (26,536)
                                                   ------    ------    ------
Cash flows from financing activities:
  Dividends to stockholders                       (22,203)  (18,937)  (17,081)
  Proceeds from issuance of notes payable             -       3,350     7,800
  Retirement of notes payable                     (10,000)  (16,350)  (26,300)
  Net purchases and sales of common and
   treasury stock                                  (3,396)       91    (3,881)
  Payments of long-term debt                      (10,187)   (1,341)      -
                                                   ------    ------    ------
          Net cash used in financing activities   (45,786)  (33,187)  (39,462)
                                                   ------    ------    ------

                                   -20-

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
Years ended December 31, 1996, 1995 and 1994

                                                     1996      1995      1994
                                                      (Dollars in thousands)

Net increase (decrease) in cash and cash
 equivalents                                        4,139      (887)    6,697
Cash and cash equivalents at beginning of year     21,151    22,038    15,341
                                                   ------    ------    ------
Cash and cash equivalents at end of year         $ 25,290    21,151    22,038
                                                   ======    ======    ======

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994

 (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Organization. The consolidated financial statements reflect the accounts of Aliant Communications Inc. (the Company or Aliant), a holding company, and its wholly-owned subsidiaries: Aliant Communications Co. (Telco), Aliant Cellular Inc., (Aliant Cellular), Aliant Systems Inc. (Aliant Systems), Prairie Communications, Inc. (Prairie) and Aliant Midwest Inc. (Aliant Midwest).

     On April 24, 1996, the stockholders of the Company approved an amendment to the Company's articles of incorporation whereby the name of the Company changed from Lincoln Telecommunications Company to Aliant Communications Inc. effective September 3, 1996. The articles of incorporation of certain subsidiaries were also amended. The names of The Lincoln Telephone and Telegraph Company, Nebraska Cellular Telephone Corporation and LinTel Systems Inc. were changed to Aliant Communications Co., Aliant Cellular Inc. and Aliant Systems Inc., respectively.

     Telco, the Company's principal subsidiary, provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telecommunications services in the Lincoln, Nebraska Metropolitan Statistical Area (MSA). Aliant Cellular provides cellular telecommunications services in 89 of the 93 counties in Nebraska (see note 3). Aliant Systems sells non-regulated telecommunications products and services, long distance telephone services in and beyond Telco's local service territory and provides telephone answering services. Prairie has a 50% investment in a general partnership which manages a limited partnership providing cellular telecommunications services in the Omaha, Nebraska MSA. The limited partnership is conducting business as Aliant Cellular - Omaha. The investment in the partnership is accounted for using the equity method of accounting (see note 6). On October 10, 1996, Aliant Midwest was incorporated as a wholly-owned subsidiary of the Company. Aliant Midwest had no operations in 1996.

     Net earnings applicable to intercompany transactions between companies have been eliminated.

     Effective December 31, 1995, Telco discontinued accounting for their operations under the provisions of Statement of Financial Accounting Standards (FAS) No. 71, Accounting for the Effects of Certain Types of Regulation (see note 2).

Property and Equipment. Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When other property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. Telco capitalizes estimated costs of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1996. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.

Income Taxes. Aliant files a consolidated income tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Deferred income taxes arise primarily from reporting differences for book and tax purposes related to depreciation and postretirement benefits.

     Investment tax credits related to telephone property and equipment were deferred and are being taken into income over the estimated useful lives of such property and equipment.

Retirement Benefits. Telco has a non-contributory qualified defined benefit pension plan which covers substantially all employees of the Company. The Company also has a qualified defined contribution profit-sharing plan which covers substantially all non-union-eligible employees. Costs of the pension and profit-sharing plans are funded as accrued.

Revenue Recognition. Telephone and wireless revenues are recognized when earned and are primarily derived from usage of the Company's network and facilities. For all other operations, revenue is recognized when products are delivered or services are rendered to customers.

Statements of Cash Flows. For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $17,530,000 and $18,167,000 at December 31, 1996 and 1995, respectively, consist of short-term fixed income securities.

Use of Estimates. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Reclassifications. Certain amounts previously reported in 1995 for operating revenues and expenses have been reclassified to conform to the current period presentation in the accompanying consolidated statements of earnings. The reclassifications had no effect on operating income as previously reported.

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

     As a result of the Company's conclusion, a non-cash, extraordinary charge of approximately $16.5 million, net of an income tax benefit of approximately $9.4 million was recorded by Telco in December 1995. The following table summarizes the extraordinary charge.

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

 (3) ACQUISITION OF ALIANT CELLULAR

On July 13, 1995, the Company consummated a merger with Aliant Cellular, formerly known as Nebraska Cellular Telephone Corporation (see note 1).
The Company issued a total of 4,267,146 shares of its common stock and paid cash of approximately $61.6 million to acquire the remaining approximately 84% of Aliant Cellular's common stock not previously owned by the Company. The value of the common stock issued was approximately $70.4 million at date of acquisition. Aliant Cellular provides cellular telecommunications services outside the Lincoln and Omaha metropolitan areas in Nebraska.

     The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Aliant Cellular have been included in the Company's consolidated financial statements from July 1, 1995. The excess of the purchase price over the fair value of the net identifiable assets acquired, of approximately $125 million, has been recorded as goodwill and is being amortized on a straight-line basis over 40 years. Acquisition costs were approximately $983,000. The Company recognized approximately $3.2 million and $1.6 million of goodwill amortization in 1996 and 1995, respectively.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and Aliant Cellular as if the acquisition had occurred on January 1, 1994, after giving effect to certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisition, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Aliant Cellular constituted a single entity during such periods, nor is it necessarily indicative of future operating results.

                                              Pro forma (unaudited)
                                            Years ended December 31,
                                                 1995      1994
                                                 ----      ----
       (Dollars in thousands except per share data)

       Total operating revenues              $ 248,602   227,718
                                               =======   =======
       Income before extraordinary item      $  29,814    29,300
                                               =======   =======
       Net income                            $  13,298    29,300
                                               =======   =======
       Earnings per common share                 $ .36       .79
                                                   ===       ===

 (4) PROPERTY AND EQUIPMENT

The table below summarizes the property and equipment at December 31, 1996 and 1995.

                                1996                     1995
                                     Accumulated              Accumulated
                                   depreciation and        depreciation and
     Classifications         Cost   amortization      Cost   amortization
     (Dollars in thousands)  ----   ------------      ----   ------------

     Land                 $   2,968        -          2,984         -
     Buildings               36,435     13,610       32,884      12,486
     Equipment              489,386    273,514      462,984     248,593
     Motor vehicles and
       other work equipment  12,431      5,355       11,920       4,918
                            -------    -------      -------     -------
         Total in service   541,220    292,479      510,772     265,997
     Under construction       6,279        -         10,487         -
                            -------    -------      -------     -------
         Total property
           and equipment  $ 547,499    292,479      521,259     265,997
                            =======    =======      =======     =======

     The composite depreciation rate for property and equipment was 8.3% in 1996, 7.5% in 1995, and 7.2% in 1994. The rate does not include the extraordinary charge recognized in 1995 or the additional non-recurring depreciation recognized in 1994.

     Construction expenditures for 1997 are expected to approximate $69.2 million. The Company anticipates funding construction from operating activities, existing temporary investments, and short-term debt.

     Due to changes in technology, customer growth, and usage demand for cellular services in their respective markets, the Company and Aliant Cellular - Omaha installed a new cellular telephone system replacing existing systems in 1994. The Company's system in Lincoln became operational in April 1995.

     The implementation of these system upgrades caused the early retirement of certain existing analog equipment prior to the expiration of its anticipated useful life. As a result, in the first quarter 1994, the Company wrote down the value of these assets by approximately $3,398,000. During the fourth quarter of 1994, the Company recognized an additional charge of approximately $363,000 after evaluating updated information. The after-tax impact of these non-recurring non-cash charges to earnings was $2,267,000. In March 1994, the Company's share of a similar charge for Aliant Cellular - Omaha was $2,179,000, producing an after-tax impact of $1,314,000.

     Substantially all telephone property and equipment, with the exception of motor vehicles, is mortgaged or pledged to secure Telco's first mortgage bonds. Under certain circumstances, as defined in the bond indenture, all assets become subject to the lien of the indenture.

 (5) TEMPORARY INVESTMENTS

All of the Company's investments in debt and equity securities are classified as available for sale. The Company does not invest in securities classified as held to maturity or trading securities. The following sets forth certain fair value information.

                                                                  Estimated
                                   Amortized   Gross unrealized     market
               1996                  cost       Gains   Losses      value
                                     ----       -----   ------      -----
       (Dollars in thousands)
       U. S. Government obligations $ 2,663      14      (12)       2,665
       U. S. Government agency
        obligations                   3,400      32      (60)       3,372
       Corporate debt securities        624      15      (32)         607
                                      -----      --      ---        -----
                                    $ 6,687      61     (104)       6,644
                                      =====      ==      ===        =====

                                                                  Estimated
                                   Amortized   Gross unrealized     market
               1995                  cost       Gains   Losses      value
                                     ----       -----   ------      -----
       Equity securities           $  1,223      36      (44)       1,215
       U. S. Government obligations     787      -       (11)         776
       U. S. Government agency
        obligations                   7,523     127      (52)       7,598
       Corporate debt securities      3,548      99      (72)       3,575
                                     ------     ---      ---       ------
                                   $ 13,081     262     (179)      13,164
                                     ======     ===      ===       ======

     The net unrealized gain (loss) on investments available for sale is not reported separately as a component of stockholders' equity due to its insignificance to the consolidated balance sheets at December 31, 1996 and 1995.

     The amortized cost and estimated market value of debt securities at December 31, 1996 and 1995, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          1996                 1995
                                   -------------------  -------------------
                                             Estimated            Estimated
                                   Amortized   market   Amortized   market
                                     cost      value      cost      value
                                     ----      -----      ----      -----
     (Dollars in thousands)
     Due after three months
      through five years            $ 1,182    1,192     5,787      5,903
     Due after five years
      through ten years               3,801    3,725     2,285      2,210
     Thereafter                       1,704    1,727     3,786      3,836
                                      -----    -----    ------     ------
                                    $ 6,687    6,644    11,858     11,949
                                      =====    =====    ======     ======

     The gross realized gains and losses on the sale of securities were insignificant to the consolidated financial statements for the years ended December 31, 1996 and 1995.

 (6) EQUITY INVESTMENTS

Prairie owns a 50% interest in Omaha Cellular General Partnership (OCGP). The remaining 50% interest in OCGP is owned by Centel Nebraska, Inc. (Centel-Neb). OCGP is the general partner of and holds approximately 55% of the partnership interests in Omaha Cellular Limited Partnership, which provides cellular telecommunications services in Douglas and Sarpy Counties in Nebraska and Pottawattamie County, Iowa. Omaha Cellular Limited Partnership conducts business under the trade name Aliant Cellular - Omaha. Prairie is the managing partner of OCGP.

     Prairie purchased its 50% interest in OCGP from Centel Cellular Company in 1991 for $11.9 million. The carrying value of the investment was approximately $1.8 million at December 31, 1996. Also, Prairie purchased and holds a discounted note from OCGP in the face amount of approximately $54 million, for which the purchase price was $23.8 million. The note has a carrying value of approximately $42.5 million at December 31, 1996. This note has an effective interest rate of 11.94% and is due December 31, 1998.

     Prairie has the option to purchase from Centel-Neb the remaining 50% interest in OCGP. The option expires December 31, 1998.

 (7) REDEEMABLE PREFERRED STOCK

Telco has 5% preferred stock with $100 par value per share. The preferred stock is cumulative, non-voting, non-convertible and redeemable solely at Telco's option at $105 per share, for a liquidating amount of $4,724,000, plus accrued dividends. There were 44,991 shares outstanding for each of the years ended December 31, 1996, 1995 and 1994.

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

     Shares purchased in the open market for the Plan aggregated 100,494 shares, 115,385 shares and 112,423 shares during 1996, 1995 and 1994, respectively. Expenses incurred related to the Plan were approximately $32,300, $31,600 and $33,700 in 1996, 1995 and 1994, respectively. There are no shares reserved for issuance under the Plan.

 (9) LONG-TERM DEBT

Long-term debt consists of the following at December 31:

                                                            1996      1995
  (Dollars in thousands)
  9.91% First Mortgage Bonds due June 1, 2000
   with interest payable semiannually                  $  44,000    44,000

  Variable rate term loan due in 13 consecutive
   quarterly installments commencing on September 15,
   1997 and continuing thereafter until July 6, 2000.
   Interest accrues on a LIBOR-based pricing formula
   (6.0% at December 31, 1996) and is paid
   periodically, but at least semiannually                30,000    30,000

  Variable rate revolving loan with principal due
   July 6, 1999 and interest due monthly.  Interest
   accrues on a LIBOR-based pricing formula (5.9% at
   December 31, 1996) and is paid periodically, but
   at least semiannually.  The maximum borrowing limit
   is $40,000,000                                         23,000    30,000

  Various variable rate Rural Telephone Finance
   Cooperative (RTFC) loan agreements maturing through
   2002.  Principal and interest are due quarterly over
   the life of the respective notes.  The interest rate
   at December 31, 1996 was 6.30%                         13,362    16,549
                                                         -------   -------
        Total long-term debt                             110,362   120,549

        Less current installments of long-term debt        7,282     2,841
                                                         -------   -------
        Long-term debt, excluding current
         installments                                  $ 103,080   117,708
                                                         =======   =======

     The approximate annual aggregate debt maturities for the five years subsequent to December 31, 1996 are as follows: 1997, $7,282,000; 1998, $11,535,000; 1999, $35,915,000; 2000, $53,679,000; and 2001, $1,887,000.

     The Company uses interest rate swap agreements and an interest rate collar arrangement to manage the potential impact of changes in interest rates on a portion of its variable rate long-term debt.

     As to the $30 million variable rate five-year amortizing term loan, the Company has used an interest rate swap agreement, with a notional amount of $30 million, to effectively convert its variable interest rate exposure to a fixed rate of 6.37%. At December 31, 1996, the current interest rate payable to the Company was 5.8% under the swap agreement. The swap agreement expires at the time the loan matures.

     As to the $40 million variable rate three-year non-amortizing revolving credit facility, against which $23 million was drawn as of December 31, 1996, the Company has used a combination of an interest rate swap agreement, with a notional amount of $15 million, and an interest rate collar arrangement, with a notional amount of $15 million, to effectively convert a portion of its variable interest rate exposure to a fixed rate of 6.24%. At December 31, 1996, the current interest rate payable to the Company under the swap agreement was 5.8%. The interest rate collar arrangement enables the Company to establish a predetermined interest rate range for a portion of the loan. This range is contractually established with a floor rate of 4.67% and a ceiling rate of 8.50%. The arrangement enables the Company to receive from the counterparty (a major bank), on a monthly basis, the amounts, if any, by which the Company's interest rate on the loan exceeds 8.50%. Conversely, the arrangement requires the Company to pay to the counterparty the amounts, if any, by which the Company's interest rate on the loan falls below 4.67%. For the years ended December 31, 1996 and 1995, no amounts were received or paid by the Company related to this interest rate collar arrangement. The interest rate swap agreement and the interest rate collar arrangement both expire on July 6, 1998. No net fees were paid or incurred by the Company for the swap agreements or the collar arrangement.

     The Company is exposed to credit losses in the event of non-performance by the counterparties to its interest rate swap agreements and its interest rate collar arrangement. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

     Aliant Cellular has a variable rate line of credit agreement with the RTFC for up to $2.5 million. All assets and revenues of Aliant Cellular are pledged as collateral for the RTFC notes.

     The First Mortgage Bonds and RTFC Loan Agreements contain various restrictions, including those relating to payment of dividends by Telco and Aliant Cellular to the Company. In management's opinion, these subsidiaries have complied with all such requirements. At December 31,

1996, approximately $24.7 million and $2.1 million of Telco and Aliant Cellular's respective retained earnings were available for payment of cash dividends under the most restrictive provisions of such agreements.

     The term and revolving loans also contain various restrictions including those relating to payment of dividends by the Company. In management's opinion, the Company has complied with all such requirements. The dividend restriction is determined on a quarterly basis. Dividends are limited to $15 million plus 65% of consolidated net income for the quarter.

(10) INCOME TAXES

The components of income taxes from operations before the extraordinary item follow:

                                                  1996      1995      1994
                                                  ----      ----      ----
       (Dollars in thousands)
       Current:
         Federal                              $ 26,425    23,128    20,049
         State                                   4,898     2,496     4,487
                                                ------    ------    ------
                                                31,323    25,624    24,536
                                                ------    ------    ------
       Investment tax credits                     (767)   (1,136)   (1,060)
                                                ------    ------    ------
       Deferred:
         Federal                                  (895)   (5,529)   (2,293)
         State                                    (161)     (512)     (116)
                                                ------    ------    ------
                                                (1,056)   (6,041)   (2,409)
                                                ------    ------    ------
          Total income tax expense            $ 29,500    18,447    21,067
                                                ======    ======    ======

     On the following page is a reconciliation between the statutory Federal income tax rate and the Company's effective tax rate for each of the years in the three-year period ended December 31, 1996.

                                  1996               1995             1994
                             --------------    ---------------  ----------------
                                       % of              % of             % of
                                      pretax            pretax            pretax
                             Amount   income   Amount   income   Amount   income
                             ------   ------   ------   ------   ------   ------
(Dollars in thousands)
Computed "expected"
 income tax expense        $ 26,061   35.0%  $ 16,617   35.0%  $ 19,135   35.0%
State income tax expense,
 net of Federal income
 tax benefit                  3,079    4.1      2,329    4.9      2,841    5.2
Amortization of goodwill      1,109    1.5        549    1.2        -       -
Non-taxable interest income     (65)   (.1)      (110)   (.2)      (123)   (.2)
Amortization of regulatory
 deferred charges               -       -       1,914    4.0      1,914    3.5
Amortization of regulatory
 deferred liabilities           -       -      (1,790)  (3.8)    (1,891)  (3.5)
Amortization of investment
 tax credits                   (767)  (1.0)    (1,136)  (2.4)    (1,060)  (1.9)
Other                            83     .2         74     .2        251     .4
                             ------   ----     ------   ----     ------   ----
      Actual income tax
       expense             $ 29,500   39.7%  $ 18,447   38.9%  $ 21,067   38.5%
                             ======   ====     ======   ====     ======   ====

     The significant components of deferred income tax attributable to income from operations for the years ended December 31, 1996, 1995 and 1994 are shown below.

                                                  1996      1995      1994
                                                  ----      ----      ----
       (Dollars in thousands)
       Deferred tax expense (benefit)
        (exclusive of the effects of
        amortization below)                   $ (1,056)   (6,165)   (2,432)
       Amortization of regulatory deferred
        charges                                    -       1,914     1,914
       Amortization of regulatory deferred
        liabilities                                -      (1,790)   (1,891)
                                                 -----     -----     -----
                                              $ (1,056)   (6,041)   (2,409)
                                                 =====     =====     =====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                         1996      1995
                                                         ----      ----
       (Dollars in thousands)
       Deferred tax assets:
         Accumulated postretirement benefit cost     $ 18,251    17,493
         Voluntary early retirement liability           6,337     7,697
         Other                                          3,071     3,091
                                                       ------    ------
           Total gross deferred tax assets             27,659    28,281
       Less valuation allowance                           -         -
                                                       ------    ------
           Net deferred tax assets                     27,659    28,281
                                                       ------    ------
       Deferred tax liabilities:
         Property and equipment, principally due to
          depreciation differences                     32,007    33,011
         Other                                          2,708     3,382
                                                       ------    ------
           Total gross deferred tax liabilities        34,715    36,393
                                                       ------    ------
           Net deferred tax liabilities              $  7,056     8,112
                                                       ======    ======

     As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1996 and 1995 was necessary.

(11) BENEFIT PLANS

Telco has a non-contributory defined benefit pension plan covering substantially all employees of the Company with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations.

     The net periodic pension credit for 1996, 1995 and 1994 amounted to $608,000, $1,389,000 and $1,570,000, respectively. The net periodic pension credit is comprised of the following components:

                                                  1996      1995      1994
       (Dollars in thousands)                     ----      ----      ----
       Service cost - benefits earned during
        the period                            $  3,538     3,628     3,479
       Interest cost on projected benefit
        obligations                             11,338     9,286     8,797
       Actual return on plan assets            (19,287)  (37,696)    1,529
       Amortization and deferrals, net           3,803    23,393   (15,375)
                                                ------    ------    ------
          Net periodic pension credit         $   (608)   (1,389)   (1,570)
                                                ======    ======    ======

     The table below summarizes the funded status of the pension plan at December 31, 1996 and 1995.

                                                        1996      1995
     (Dollars in thousands)                             ----      ----
     Actuarial present value of pension benefit
      obligation:
        Vested                                     $ 134,110   131,751
        Non-vested                                    18,357    16,569
                                                     -------   -------
          Accumulated pension benefit obligation   $ 152,467   148,320
                                                     =======   =======
     Projected pension benefit obligation          $ 169,759   164,932
     Less, plan assets at market value               218,507   207,940
                                                     -------   -------
          Excess of plan assets over projected
           pension benefit obligation                 48,748    43,008
     Unrecognized prior service cost                   7,065     7,644
     Unrecognized net gain                           (63,548)  (57,563)
     Unrecognized net asset being recognized
      over 15.74 years                                (8,223)   (9,655)
                                                     -------   -------
          Accrued pension cost                     $ (15,958)  (16,566)
                                                     =======   =======

     The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U.S. Government obligations.

     The assumptions used in determining the funded status information and pension expense were as follows:

                                                                1995 and
                                                      1996        1994
                                                      ----      --------
       Discount rate                                  7.10%       7.10%
       Rate of salary progression                     5.50        6.00
       Expected long-term rate of return on assets    8.00        8.00

     The Company has a defined contribution profit-sharing plan which covers its non-union-eligible employees, who have completed one year of service. Through December 31, 1996, Aliant Cellular also had a defined contribution plan for its eligible employees. On August 28, 1996, the board of directors approved the participation of eligible employees of Aliant Cellular to become participants of the Company's plan effective January 1, 1997. The assets and liabilities of Aliant Cellular's plan will be merged into the Company's plan in 1997. Under the Company plan, participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the participants' contributions up to 5% of their wages. The Company's profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company. Under the Aliant Cellular plan, each eligible employee could have contributed up to 15% of base salary, with certain limits. Aliant Cellular contributed an amount equal to 70% of its employees' contributions up to 6%. In addition, Aliant Cellular contributed 1% of all participating employees' salaries. The combined contributions to these plans totaled $851,000, $745,000 and $679,000 for 1996, 1995 and 1994, respectively.

     In July 1995, Aliant announced its decision to reduce its operator services work force from 140 to approximately 50 employees by the end of 1995. The remaining work force handles the Company's long distance operator service needs. The Company offered retirement and separation incentives along with out-placement services to those employees affected by the work force adjustment. As a result, the Company recognized a restructuring charge of $1.5 million in 1995. The charge reduced the Company's pension asset by $1.1 million for pension enhancements. The charge included severance payments of approximately $400,000.

     In addition, in November 1995, the Company announced its plans to reduce its existing work force by offering a voluntary early retirement program to eligible employees. The eligible employees are both management and non-management employees who are employed by the Company, Telco and Aliant Systems. The Company implemented an enhancement to Telco's pension plan by adding five years to both the age and net credited service for eligible employees. The program also provides for the employees to receive a lump-sum payment and a supplemental monthly income payment in addition to their normal pension. As a result of 330 employees accepting this voluntary early retirement offer, a reduction to Telco's pension asset was recorded and the Company recognized a restructuring charge of $20.1 million at December 31, 1995. The charge included pension enhancements of $23.4 million and curtailment gains of $3.3 million.

(12) POSTRETIREMENT BENEFITS

The Company sponsors a health care plan that provides postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have 15 years of service with normal or early retirement. The Company accounts for these benefits during the active employment of the participants.

     The table below presents the plan's status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1996 and 1995.

                                                         1996      1995
       (Dollars in thousands)                            ----      ----
       Accumulated postretirement benefit obligation:
         Retirees                                    $ 33,212    29,520
         Fully eligible active plan participants       12,227    12,012
         Other active plan participants                 7,026    10,161
                                                       ------    ------
                                                       52,465    51,693
       Unrecognized prior service cost                 (1,597)   (1,710)
       Unrecognized net loss                           (4,919)   (5,660)
                                                       ------    ------
          Accrued postretirement benefit cost        $ 45,949    44,323
                                                       ======    ======

     Net periodic postretirement benefit costs for the years ended December 31, 1996, 1995 and 1994 include the following components:

                                                   1996      1995      1994
                                                   ----      ----      ----
        (Dollars in thousands)
        Service cost                            $   497       386       428
        Interest cost                             4,038     3,929     3,695
        Net deferral and amortization               145       206       167
                                                  -----     -----     -----
        Net periodic postretirement benefit
         costs                                  $ 4,680     4,521     4,290
                                                  =====     =====     =====

     For purposes of measuring the benefit obligation, the following assumptions were used:
                                                         1996      1995
                                                         ----      ----
       Discount rate                                      8.0%      8.0%
       Health care cost trend rate                       10.8      11.3

     For purposes of measuring the benefit cost, the following assumptions were used:
                                                    1996      1995 and 1994
                                                    ----      -------------
       Discount rate                                 8.0%           8.0%
       Health care cost trend rate                  11.3           11.7

     The health care cost trend rate of increase is assumed to decrease gradually to 5.5% by the year 2004. The health care cost trend rate assumptions have a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by approximately $331,000 and increase the accumulated postretirement benefit obligation by approximately $3.7 million.

(13) STOCK AND INCENTIVE PLAN

The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.

     Under the plan, options may be granted for a term not to exceed ten years from date of grant. The option price is the fair market value of the shares on the date of grant. Such exercise price was $11.50 for the 1990 options, $12.75 for the 1992 options, $16.50 for the 1995 options and $16.75 for the 1996 options. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.

     Stock option activity under the plan is summarized as follows:

                                                  1996      1995      1994
                                                  ----      ----      ----
       Outstanding at January 1                146,412   100,150   110,650
       Granted                                  58,400    53,450       -
       Exercised                                (9,475)   (3,100)  (10,500)
       Canceled                                    -      (4,088)      -
                                               -------   -------   -------
       Outstanding at December 31              195,337   146,412   100,150
                                               =======   =======   =======
       Exercisable at December 31               92,237    98,412    32,150
                                               =======   =======   =======

     All of the above information reflects the effect of the 100% stock dividend paid January 6, 1994.

     Prior to January 1, 1996, the Company accounted for the stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted FAS 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, FAS 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in FAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of FAS 123.

     The per share weighted-average fair value of stock options granted during 1996 and 1995 was $4.44 and $7.45 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996 - expected dividend yield 3.59%, risk-free interest rate of 6.41%, expected volatility factor of 27.0%, and an expected life of 5.75 years; 1995 - expected dividend yield 2.70%, risk-free interest rate of 5.36%, expected volatility factor of 27.5%, and an expected life of 5.45 years.

     Since the Company applies APB Opinion No. 25 in accounting for its plan, no compensation cost has been recognized for its stock options in the financial statements. Had the Company recorded compensation cost based on the fair value at the grant date for its stock options under FAS 123, the Company's net income for 1996 and 1995 would have been reduced by approximately $72,000 and $40,000, respectively.

     Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under FAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 4 years for the 1996 and 1995 options. Compensation cost for options granted prior to January 1, 1995 is not considered.

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

     In addition, 8,867 shares, 10,836 shares and 11,323 shares of restricted stock were awarded by the Company during 1996, 1995 and 1994, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.

     Amounts charged against 1996, 1995 and 1994 net income for cash and restricted stock awards were approximately $277,100, $392,700 and $368,700, respectively. Pursuant to the plan, 2,000,000 shares of common stock are reserved for issuance under this plan.

(14) TELEPHONE REVENUES

Telephone revenues include revenues received by Telco for billing and access services provided to Aliant Systems, which were approximately $4,209,000 for 1996, $4,342,000 for 1995 and $5,165,000 for 1994, and are
deducted as intercompany revenues and expenses.

(15) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                              First   Second    Third   Fourth
          1996               quarter  quarter  quarter  quarter   Total
                            (Dollars in thousands, except per share data)
Operating revenues:
  Telephone                 $ 47,184   47,319   46,676   48,247   189,426
  Wireless communications     13,158   15,850   17,387   17,301    63,696
  Telephone equipment sales
   and services                4,998    4,496    4,426    5,010    18,930
  Intercompany revenues       (2,057)  (2,071)  (1,914)  (1,785)   (7,827)
                              ------   ------   ------   ------    ------
          Total             $ 63,283   65,594   66,575   68,773   264,225
                              ======   ======   ======   ======   =======
Net income                  $  9,818   11,617   12,165   11,354    44,954
                              ======   ======   ======   ======   =======
Earnings per common share      $ .27      .32      .33      .31      1.22
                                 ===      ===      ===      ===      ====
          1995
Operating revenues:
  Telephone                 $ 44,686   44,355   45,691   45,184   179,916
  Wireless communications      3,159    3,502   13,728   13,732    34,121
  Telephone equipment sales
   and services                4,243    5,355    4,794    4,376    18,768
  Intercompany revenues       (1,757)  (1,769)  (1,730)  (1,857)   (7,113)
                              ------   ------   ------   ------   -------
          Total             $ 50,331   51,443   62,483   61,435   225,692
                              ======   ======   ======   ======   =======
Income (loss)  before
 extraordinary item          $ 9,240    9,975   11,230   (1,416)  29,029
Extraordinary item               -        -        -    (16,516) (16,516)
                               -----    -----   ------   ------   ------
Net income (loss)            $ 9,240    9,975   11,230  (17,932)  12,513
                               =====    =====   ======   ======   ======
Earnings (loss) per common share
 before extraordinary item     $ .28      .31      .31     (.04)     .84
Extraordinary item                -        -        -      (.45)    (.48)
                                 ---      ---      ---      ---      ---
Earnings (loss) per common
 share                         $ .28      .31      .31     (.49)     .36
                                 ===      ===      ===      ===      ===

     Certain amounts previously reported in 1995 and the first two quarters of 1996 have been reclassified to conform to the last two quarters of 1996 financial information. The reclassifications had no effect on the results of operations or earnings per common share as previously reported.

     During the fourth quarter 1995, the Company recognized a restructuring charge of $20.1 million. The charge had the effect of reducing net income by $12.1 million and earnings per share by $.33 for the quarter ended December 31, 1995.

(16) COMMON STOCK PURCHASE RIGHTS

The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989. Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1996, 38,958,122 shares of common stock were reserved for issuance in connection with these stock purchase rights.

(17) MAJOR CUSTOMER

The Company derives significant revenues from AT&T, principally from network access and billing and collecting service. For the years ended 1995 and 1994, the Company recognized revenue of $27,808,000 and $29,680,000, respectively. This represented approximately 12.4% and 15.1% of consolidated revenues for the years ended 1995 and 1994, respectively. No other customer accounted for more than 10% of consolidated revenues in 1995 and 1994. No customer accounted for more than 10% of consolidated revenues in 1996.

(18) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Receivables, Accounts Payable and Notes Payable to Banks. The carrying amount approximates fair value because of the short maturity of these instruments.

Temporary Investments. The fair values of the Company's marketable investment securities are based on quoted market prices. See note 5 for the estimated fair value of temporary investments.

Investments and Other Assets. The fair value of the Company's note receivable from OCGP is based on the amount of future cash flow associated with the instrument discounted using the Company's current borrowing rate on similar instruments of comparable maturity.

Long-Term Debt. The fair values of the Company's long-term debt instruments are based on the amount of future cash flows associated with the instruments discounted using the Company's current borrowing rate on similar debt instruments of comparable maturity.

Interest Rate Swap and Collar Agreements. The fair values are the estimated amounts Aliant would have to pay or receive to terminate the swap and collar agreements as of December 31, 1996 and 1995, respectively, taking into account current interest rates and the credit worthiness of the counterparty.

Estimated Fair Value. The estimated fair value of the Company's financial instruments are summarized as follows:

                                 At December 31, 1996  At December 31, 1995
                                  Carrying  Estimated   Carrying  Estimated
                                   amount   fair value   amount   fair value
                                   ------   ----------   ------   ----------
       (Dollars in thousands)
       Note receivable from OCGP $  42,502     47,550     37,848    44,788
                                   =======    =======    =======   =======
       Long-term debt            $ 110,362    114,986    120,549   127,712
                                   =======    =======    =======   =======
       Interest rate swap and
        collar agreements
        gain (loss)              $     -          (90)       -        (932)
                                   =======    =======    =======   =======

Limitations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(19) SUPPLEMENTAL CASH FLOW DISCLOSURES

The Company paid interest of $9.1 million, $8.2 million and $5.9 million during 1996, 1995 and 1994, respectively. Income taxes paid were $25.3 million in 1996, $27.0 million in 1995 and $25.1 million in 1994.

     The Company consummated the acquisition of Aliant Cellular during 1995. In connection with the acquisition, the following assets were acquired, liabilities assumed and long-term debt and common stock issued.

       (Dollars in thousands)
       Property and equipment                           $  28,101
       Excess cost of net assets acquired                 124,609
       Long-term debt assumed                             (17,890)
       Other assets and liabilities, excluding cash
        and cash equivalents                                2,167
       Prior investment in Aliant Cellular                 (6,282)
       Issuance of long-term debt                         (60,000)
       Common stock issued                                (70,408)
                                                          -------
       Decrease in cash                                 $     297
                                                          =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Aliant Communications Inc. (the Company) is a holding company with subsidiaries operating primarily in the telecommunications industry. Prior to September 3, 1996, the Company operated under the name of Lincoln Telecommunications Company. Effective September 3, 1996, the Company changed its name to Aliant Communications Inc. and started doing business as Aliant Communications. The name change allows the Company to offer services under a single brand and replaces eight different names previously used. The Company's wholly-owned subsidiaries include Aliant Communications Co. (Telco), previously doing business as The Lincoln Telephone and Telegraph Company; Aliant Cellular Inc. (Aliant Cellular), previously doing business as Nebraska Cellular Telephone Corporation; Aliant Systems Inc. (Aliant Systems), previously doing business as LinTel Systems Inc.; Prairie Communications, Inc. (Prairie) and Aliant Midwest Inc. (Aliant Midwest).

RESULTS OF OPERATIONS

Net Earnings. Net income after non-recurring charges was $44,954,000 in 1996, compared to $12,513,000 in 1995 and $33,605,000 in 1994. Excluding
non-recurring charges for strategic initiatives relating to the discontinuance of the application of FAS 71 to the Company and two work force restructuring programs, net income in 1995 was $42,059,000. Excluding non-recurring charges for additional depreciation relating to cellular equipment, net income in 1994 was $37,186,000.

     Earnings per common share were $1.22 in 1996, $.36 in 1995, and $1.03 in 1994. Before the one-time charges, earnings per common share were $1.22 in 1995, and $1.14 in 1994.

Operating Revenues. Total operating revenues grew by $38,533,000 in 1996, an increase of 17.1% over 1995, to a total of $264,225,000. Leading the growth was wireless communications services which included a full year of revenue resulting from the mid-1995 acquisition of Aliant Cellular. In 1994, total operating revenues were $196,646,000.

Telephone Revenues. Telephone operating revenues increased by $9,510,000 or 5.3% over 1995, to a total of $189,426,000. Growth in 1995 was $4,499,000 or 2.6% over 1994, to a total of $179,916,000.

     Local network service revenues in 1996 were $74,848,000, an increase of $3,387,000 or 4.7% over the 1995 total of $71,491,000. In 1995, local network service revenues increased $3,401,000 or 5.0% over the 1994 total of $68,090,000. These revenues reflect amounts billed to customers for local exchange services, including enhanced services such as Call Waiting and Caller ID. These increases resulted primarily from growth in telephone access lines and continued demand for enhanced services. There were 263,208 telephone access lines in service on December 31, 1996, an increase of 3.6% over the prior year. The 1995 growth in access lines was 2.9%. In each year, business and Centrex line growth led the increase.

     Access service revenues received primarily from interexchange carriers for their use of local exchange facilities in providing long distance services were $56,746,000 in 1996, an increase of $3,093,000 or 5.8% over the 1995 total of $53,653,000. In 1995, access service revenues increased

$3,084,000 or 6.1% from the 1994 total of $50,569,000. These increases were due primarily to increased volume of access minutes reaching a total of
968.2 million minutes in 1996. Minutes of use increased by 7.6% in 1996 and by 7.1% in 1995.

     Long distance service revenues in 1996 were $32,241,000, an increase of $1,155,000 or 3.7% over the 1995 total of $31,086,000. In 1995, long distance revenues decreased $1,260,000 or 3.9% from the 1994 total of $32,346,000. Long distance revenues are received from providing services both within and beyond Telco's traditional service area, and are primarily message toll, private line services, and operator services. The 1996 increase was primarily due to customer growth which resulted from increased marketing of long distance services. The 1995 decrease was due, in part, to reduced rates for higher volume customers and to a decline in the number of customers.

     Other wireline communications service revenues, which include directory advertising and sales, carrier billing and collection service revenues, and data communications revenues, were $25,561,000 in 1996, an increase of $1,875,000 or 7.9% from the 1995 total of $23,686,000. The increase was attributable to greater directory advertising and sales revenues as well as increased data communications revenues. In 1995, other wireline communications services decreased $726,000 or 3.0% from the 1994 total of $24,412,000.

Wireless Communications Services. Wireless communications service revenues in 1996 were $63,696,000, an increase of $29,575,000 from the 1995 total of $34,121,000. The 1996 increase was primarily due to the inclusion of a full year's revenue from Aliant Cellular compared to six month's of revenue in 1995 following the acquisition of Aliant Cellular in July 1995. In 1995, wireless communications service revenues increased $23,381,000 from the 1994 total of $10,740,000. The 1995 increase was primarily due to the acquisition of Aliant Cellular, which provided revenues of $19,458,000 after the acquisition in July 1995. Cellular subscriber lines in the Company's wholly-owned markets grew by 36,994, or 33.7%, to a total of 146,702 at December 31, 1996. In 1995, the Company acquired nearly 65,000 subscriber lines through the acquisition of Aliant Cellular. Further information on this subject is provided under the heading of "Managed Cellular Markets."

Telephone Equipment Sales and Services. Telephone equipment sales and service revenues in 1996 were $18,930,000, an increase of $162,000 or 0.9% from the $18,768,000 recorded in 1995. The 1995 amount of such revenues reflected an increase of $668,000 or 3.7% from the 1994 total of $18,100,000. The 1995 increase compared to 1994 resulted from a large number of smaller systems sales which continued into 1996.

Operating Expenses. Total operating expenses were $186,423,000 in 1996, an increase of $10,692,000 from 1995. Recurring operating expenses increased by $32,303,000 or 21.0%. Total operating expenses increased $37,378,000 or 27.0% from 1994 to 1995. The operating expenses in 1995 reflected only six months of expenses related to Aliant Cellular which were incurred after the acquisition.

     Depreciation and amortization expense was $46,404,000 in 1996, which includes 12 months amortization of the excess of cost over book value related to the July 1995 acquisition of Aliant Cellular, and $37,422,000 in 1995, which includes only six months of the above mentioned amortization. The 1996 amount also reflects depreciation rates effective after discontinuance of FAS 71 as described later under the heading "Extraordinary Item (net of income tax)--FAS 71." Using GAAP depreciation rates for Telco represents approximately $2.7 million of the increase in 1996. The 1994 depreciation and amortization amount was $32,154,000 excluding non-recurring charges of $3,761,000 for additional depreciation on cellular equipment.

     Other operating expenses, which include the cost of telephone equipment sales and services and the net loss on sales of cellular equipment along with other operating expenses, were $143,646,000 in 1996, $120,627,000 in 1995, and $106,869,000 in 1994. The increases amounted to
19.1% in 1996 and 12.9% in 1995. 1996 expenses include 12 months of Aliant Cellular operating expenses whereas 1995 contained only six months of such expenses. Costs of goods and services sold increased in both 1996 and 1995 resulting from increased product sales and discounts. Sales commissions and other costs of acquiring wireless customers, including the net loss on equipment sales, also increased each year.

     The Company is continuing to streamline operations and manage its work force requirements to improve productivity. Related to this objective, the Company recorded the results of two separate work force reduction programs in 1995. In 1995, Telco reduced its operator services work force from 140 to approximately 50 employees. Directory assistance operations were outsourced and operator service contracts with AT&T were terminated. The current work force handles the Company's long distance operator service needs. Retirement and separation incentives along with out-placement services were offered to those employees affected by the force adjustment. These actions resulted in a pre-tax non-recurring charge of $1,555,000 ($937,000 net of tax) in 1995 reducing earnings per share by $0.03. Savings resulting from the new procedures are expected to offset this non-recurring charge within two years.

     Separately, in an effort to position the Company for the long-term, the Company continues to improve its key business processes. In late 1995, the Company determined that it could maintain productivity while reducing its work force by nearly 200 employees and accordingly, offered an opportunity to approximately 750 eligible employees to enroll in the Voluntary Enhanced Retirement Program. Of those receiving the offer, 330 accepted. The cost of this retirement program, recorded in 1995, was approximately $20.1 million (after-tax earnings impact of $12.1 million) reducing earnings per share by $0.35. This program will be funded out of the Company's pension fund, requiring no additional funding from operations. Of the 330 who accepted the offer, 86 employees retired in 1996 and the balance of these employees will retire during 1997. The Company expects to recapture the cost of this retirement program in less than two years. Due to the greater than anticipated number of employees that opted for early retirement, the Company will likely be hiring new people to continue its ability to provide high-quality service and maintain its aggressiveness in the marketplace. At the end of the year, there were 1,686 employees compared to 1,641 at the end of 1995. The number of employees in the Company's wireless operations is expanding to meet the needs of additional subscribers.

Non-Operating Income and Expenses. Non-operating income includes interest and net results from the Company's 27.6% interest in the Omaha cellular market. The reduction in income of $1,605,000 in 1996 compared to 1995 is primarily the result of less interest income on temporary investments. The temporary investments are down in 1996 due to using those funds to reduce outstanding debt. Expenses in 1994 include a non-cash charge of $2,179,000 for the Company's share of a non-recurring depreciation charge related to upgrading switching equipment in that market (see "Managed Cellular Markets").

     Interest expense and other deductions were $9,776,000 in 1996 compared to $10,518,000 in 1995 and $6,624,000 in 1994. The 1996 decline was primarily the result of debt reductions. The 1995 increase was the result of using outside sources of capital to fund the acquisition of Aliant Cellular causing additional long-term and short-term debt and related interest expense.

Income Taxes. Income tax expenses in 1996 were $29,500,000 compared to $18,447,000 in 1995 and $21,067,000 in 1994. The federal income tax rate has remained at 35% since 1993. Income tax expense has remained proportionate to taxable income over the three-year period.

Extraordinary Item (net of income tax)--FAS 71. As described in Note 2 to the consolidated financial statements, the Company discontinued applying Statement of Financial Accounting Standards No. 71 (FAS 71), Accounting for the Effects of Certain Types of Regulation in the fourth quarter of 1995. The Company determined that Telco no longer met the criteria for following FAS 71 due to changes in the manner in which the Company is regulated and the heightened competitive telecommunications environment. The accounting impact to the Company was an extraordinary non-cash after-tax charge of $16,516,000. The following table is a summary of the extraordinary charge.

                                                     Pre-tax      After-tax
(Dollars in thousands)                               -------      ---------
Increase to accumulated depreciation                $ 22,069         13,305
Elimination of net regulatory assets                   3,799          3,211
                                                      ------         ------
          Total extraordinary charge                $ 25,868         16,516

     The pre-tax adjustment of $22,069,000 to net telecommunications plant was necessary since estimated useful lives and depreciation methods historically prescribed by regulators did not keep up with the rapid pace of technological changes and differed significantly from those used by non-regulated companies. Net plant balances were adjusted by increasing the accumulated depreciation balance. A study was performed that identified inadequate accumulated depreciation levels by individual asset categories. When adjusting its net plant, the Company gave effect to shorter, more economically realistic lives.

     The discontinuance of FAS 71 also required the Company to eliminate from its consolidated balance sheet the effects of any actions of regulators that had been recognized as assets and liabilities pursuant to FAS 71, but would not have been recognized as assets and liabilities by nonregulated companies. The regulatory assets and liabilities eliminated were related to the consequences of regulation on deferred income taxes.

     The Company believes that the discontinuation of accounting rules prescribed in FAS 71 will not have an impact on the Company's customers, nor its ability to pay dividends.

Inflation. Management believes that inflation affects the Company's business to no greater extent than the general economy.

LIQUIDITY AND CAPITAL RESOURCES

Capitalization. At December 31, 1996, the Company had consolidated long-term debt of $110,362,000 compared to $120,549,000 at December 31, 1995, including current installments due. In 1995, the Company incurred $60,000,000 of long-term debt to finance the acquisition of Aliant Cellular and assumed Aliant Cellular's outstanding long-term debt at acquisition.

Construction. The Company is continuing to invest in new technology. Net cash expenditures for capital additions to property and equipment were $42,704,000 in 1996, $43,022,000 in 1995, and $31,291,000 in 1994. Cash
provided by operating activities, less dividends, exceeded capital additions in each of those years. Gross additions to property and equipment are expected to approximate $69,200,000 in 1997. The increase in 1997 is due in part to the expansion of the Company's fiber optic network, additional cellular sites, and additions of electronic switching equipment. The Company anticipates funding this construction from operating activities, existing temporary investments and short-term debt.

Cash and Cash Equivalents. The Company had cash, cash equivalents, and temporary investments of $31,977,000 and $34,232,000 at December 31, 1996 and 1995, respectively. There were short-term borrowings of $10,000,000 at December 31, 1995. Cash flows from operations in 1996 allowed short-term borrowings to be eliminated.

Dividends. Quarterly dividends on the Company's common stock were increased from 12 cents per share to 13 cents per share commencing January 10, 1994, to 14 cents per share commencing January 10, 1995, to 15 cents per share commencing January 10, 1996 and to 16 cents per share commencing January 10, 1997. The total cash dividend declared was 61 cents per share in 1996, 57 cents per share in 1995, and 53 cents per share in 1994.

ACQUISITION AND INVESTMENT

During 1995, the Company purchased the remaining issued and outstanding shares of Aliant Cellular (then Nebraska Cellular Telephone Corporation) common stock. At December 31, 1994, the Company owned approximately 16% of the outstanding shares of Nebraska Cellular and used the cost method of accounting to account for its interest. As consideration for the remaining 84%, the Company issued to the shareholders of Nebraska Cellular an aggregate of 4,267,146 shares of Company common stock and paid approximately $61.6 million in cash. The acquisition was accounted for as a purchase. Aliant Cellular provides cellular communications services in non-metropolitan areas of Nebraska including approximately 844,000 POPs (potential customers). Its network serves cellular users with transparent interconnection along the Interstate 80 corridor and other major highway systems across Nebraska.

     On December 31, 1991, Prairie entered into a general partnership that holds a 55.2% interest in the Omaha Cellular Limited Partnership, now doing business as Aliant Cellular-Omaha, which provides cellular communications services in the Omaha Metropolitan Statistical Area (MSA). Prairie is an equal partner with Centel Nebraska, Inc. (Centel) in the general partnership and has the option to purchase Centel's remaining 50% interest during the two-year period ending December 31, 1998. The Company assumed management of Aliant Cellular-Omaha on January 1, 1992.

MANAGED CELLULAR MARKETS

The Company manages all four cellular entities in which it has an ownership interest. The Lincoln MSA and Aliant Cellular (the ten Nebraska Rural Service Areas (RSA) are wholly-owned markets containing approximately 229,000 and 844,000 POPs, respectively. Through its general partnership with Centel, the Company holds a 27.6% interest in the limited partnership which operates the Omaha MSA market, which includes approximately 628,000 POPs, and also holds an option to purchase an additional 27.6% interest in that limited partnership beginning January 1, 1997. In addition, the Company has an 11.8% interest in Iowa RSA 1 which is contiguous to the Company's telephone operating area in Nebraska and to Omaha, and contains approximately 62,000 POPs. By the end of 1996, penetration rates (subscribers compared to POPs) achieved in these markets by the entities in which the Company holds interests were 17.5% in the Lincoln MSA, 12.6% in the Aliant Cellular area, 10.4% in the Omaha MSA, and 6.1% in RSA 1.

     In these markets, the composite cost to acquire new customer lines, including a negative margin on equipment sales, was $313 per gross addition and $418 per net addition in 1996. The churn (the percentage of customers who are disconnected each month) averaged 0.8% in 1996.

     The Company's market indices of penetration, cost to acquire new customers, and churn in its managed markets are among the best in the industry, according to statistics published by the Cellular Telephone Industry Association.

Supplemental Proportionate Data. The Company believes the use of proportionate operating data for these managed cellular markets facilitates the understanding and assessment of its consolidated financial statements. Reporting proportionate data for the cellular markets is not in accordance with generally accepted accounting principles. The proportionate data summarized below reflects the Company's relative ownership interests in its managed markets.

      Supplemental Proportionate Data For Managed Cellular Markets <F1>
                                Total          Total Not        Total
                             Consolidated    Consolidated   Proportionate
                                 <F2>             <F3>           Data
(Dollars in thousands)
Customer Lines          1996    146,702          18,531         165,233
                        1995    109,708          13,144         122,852
                        1994     20,755           9,234          29,989

Service Revenues        1996   $ 62,984           7,940          70,924
                        1995     32,910           6,019          38,929
                        1994     10,176           4,688          14,864

Operating Expenses      1996   $ 35,768           4,675          40,443
 (before depreciation)  1995     19,147           4,034          23,181
                        1994      5,836           3,094           8,930

Net Operating Income    1996   $ 20,049           2,171          22,220
 (after depreciation)   1995     10,059           1,043          11,102
                        1994       (338)         (1,204)         (1,542)

EBITDA <F4>             1996   $ 27,216           3,265          30,481
                        1995     13,763           1,985          15,748
                        1994      4,340           1,594           5,934

     <F1> The Company's interest in Nebraska Cellular prior to acquisition in July 1995 is not included in the proportionate data.

     <F2> Financial activities of the Lincoln MSA and Aliant Cellular since acquisition are included in respective operating portions of the Company's Consolidated Statements of Earnings.

     <F3> The Company's share of the financial activities of the Omaha MSA
          (27.6%) and the Iowa RSA 1 (11.8%) are not included in the operating portions of the Company's Consolidated Statements of Earnings.

     <F4> Earnings before interest, income taxes, depreciation, and amortization is commonly used in the cellular communications industry to analyze cellular providers on the bases of operating performance and liquidity. EBITDA should not be considered an alternate to (i) operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or (ii) cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

     Total service revenues in the managed cellular markets increased to $70,924,000 in 1996 compared to $38,929,000 in 1995 and $14,864,000 in
1994. The acquisition of Aliant Cellular in July 1995 contributed approximately 80% of both the 1996 and 1995 increases in service revenues. Service revenues include the net results of outbound roaming. Inbound roaming contributed 14.9%, 14.6%, and 12.9% of service revenues in 1996, 1995, and 1994, respectively. The Company has negotiated roaming agreements with other cellular providers which include preferred roaming rates for customers.

     At December 31, 1996, the Company had 165,233 customer lines in all of its markets. This compares with a 1995 year-end managed operations total of 122,852 customer lines.

     Net operating income before interest, income taxes, and depreciation (EBITDA) increased to $30,481,000 in 1996 compared to $15,748,000 in 1995.
The EBITDA margin (EBITDA compared to service revenues) was 43.0% and 40.5% for the years 1996 and 1995, respectively. In 1994, EBITDA was $5,934,000 or 39.9% of revenues. Operating expenses, including the net negative margin on sales of equipment, grew to $40,443,000 in 1996, compared to $23,181,000 in 1995 and $8,930,000 in 1994.

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

COMPETITION AND REGULATORY ENVIRONMENT

The telecommunications industry is changing rapidly. Technological development, changing customer requirements, and new public policies designed to facilitate competition in all areas of the business are changing the telecommunications environment and may have a significant impact on the future financial performance of all telecommunications companies. The Company's existing lines of businesses are already subject to competition from many sources, including long distance companies, cellular companies, competing directory companies, and others.

     The Telecommunications Act of 1996 (the Act) was signed into effect in February 1996. The Act facilitates the entry of new competitors into the local exchange market by allowing companies to purchase and resell Incumbent Local Exchange Carrier (ILEC) services, by requiring companies to unbundle their networks, and by requiring ILECs to negotiate interconnection agreements with companies which request connection to ILEC networks. The Federal Communications Commission (FCC) released an order on August 8, 1996, the Interconnection Order. The Interconnection Order contains pricing proxies which are unfavorable to ILECs. Several ILECs, including Telco, filed petitions to review the Interconnection Order with the Eighth Circuit Court of Appeals and requested that the pricing and other provisions of the Interconnection Order be stayed. On October 15, 1996, the Eighth Circuit Court of Appeals entered an Order Granting Stay Pending Judicial Review which did stay the effectiveness of the pricing and the so-called "pick and choose" provisions of the Interconnection Order. The FCC and certain telecommunications companies requested review of the

Eighth Circuit's Stay Order by the United States Supreme Court; however, the Supreme Court declined to make such a review. Briefing of the issues presented to the Eighth Circuit has been completed and oral arguments were presented to the Court on January 17, 1997.

     The Telco has not at this time received a bona fide request from a competitive local exchange carrier to negotiate an agreement for resale of telecommunications services, purchase of unbundled network elements, or interconnection. However, Telco has received requests for interconnection from two commercial mobile radio service providers. Telco may apply to the Nebraska Public Service Commission (NPSC) for a waiver or modification of certain obligations imposed under the Act. The Act also provides new business opportunities to the Company.

     Two additional proceedings pending before the FCC are of importance to the Company. An Access Reform proceeding could impact the revenues which Telco receives from purchasers of access. The FCC has proposed to reduce usage-based access rates by moving to a forward-looking, incremental cost standard without a corresponding increase in local rates. Telco supports a market-based approach which would facilitate transition to cost-based rates for its customers. A decision on this docket is expected in April 1997.

     The second important FCC proceeding that could impact the Company is the FCCOs docket on Universal Service. In this docket, the terms and conditions for contributions to and support from a federal Universal Service Fund are being established. In the past, Telco has not received explicit Universal Service Support and believes that it should be eligible to participate in such funding support for the high-cost areas it serves. A decision on this docket is expected in May 1997.

     The FCC has taken steps to increase the number of wireless competitors through the auctioning of radio spectrum for Personal Communications Services (PCS). As many as seven new wireless competitors are allowed in each market. The FCC rules governing spectrum auctions prohibited the Company from bidding on bandwidth of more than 10 MHz of PCS bandwidth in areas where it has cellular operations.

     The Company, acting through Aliant Midwest, filed an application with the NPSC on November 14, 1996, for authority to provide competitive local exchange services in areas outside of Telco's traditional 22-county southeast Nebraska geographic market. In its application, Aliant Midwest proposed to provide local exchange service through resale and/or use of its own facilities in those areas of Nebraska currently served by U S West, GTE Midwest, and Sprint/United. It is anticipated that the Nebraska certification process will be completed by the end of March 1997. Also, on January 21, 1997, the Iowa Utilities Board granted Aliant Midwest authority to provide competitive local exchange services in those areas of Pottawattamie County served by U S West. Such area is a part of the greater Omaha Metropolitan Area.

     Telco has been under price cap regulation by the FCC since July 1, 1993. Price caps focus on prices rather than costs of service and set maximum limits on prices which Local Exchange Carriers (LECs) may charge for their interstate access services. These limits are subject to adjustment each year to reflect inflation, a productivity factor, and certain other cost changes. The FCC is currently reviewing its rules and regulations pertaining to price caps in the context of an evolving regulatory environment with a ruling expected in the spring of 1997.

     At the state level, the NPSC regulates service quality. Nebraska does not have traditional rate-of-return regulation for telecommunications carriers, and allows telecommunications carriers pricing flexibility for all services except basic local exchange service in which pricing flexibility is subject to certain statutory limitations.

     Since 1986, telecommunications companies in Nebraska have been permitted to increase basic local exchange rates up to 10% in any consecutive 12-month period without review by the NPSC. However, the Company must provide at least 120 days notice to affected customers and conduct public informational meetings. If at least 2% of Telco's affected subscribers sign a formal complaint opposing the increase within 120 days from such notice, the NPSC must hold and complete a hearing with regard to the complaint within 90 days to determine whether the proposed rates are fair, just and reasonable. Within 60 days after the close of such hearing, the NPSC must enter an order adjusting the rates at issue.

     On November 8, 1996, Telco announced a 10% increase to residential basic local exchange rates which will become effective March 23, 1997, unless an adequate number of subscribers petition the NPSC to conduct a hearing to review such increase. Telco has not increased such rates since 1991. The residential basic local exchange service increase will be offset by an 8% to 10% reduction in Telco's long distance rates within its service area in southeast Nebraska, and by a reduction of intrastate access service rates of approximately 16%. As a result of the passage of the Act and competitive pressures, Telco believes that prices for basic local exchange and other services need to be adjusted to more accurately reflect actual costs.

     In addition to regulatory review, the Company's ability to adjust rates will be determined by various factors, including economic and competitive circumstances in effect at the time.

LABOR CONTRACTS

The Telco and Local 7470 of the Communications Workers of America (CWA) reached agreement on a three-year contract concerning wages, benefits and working conditions, effective in October 1995. The contract provides for wage increases of 10.9% over the three-year contract term, establishes a non-contributory 401(k) program, increases pension benefits, and creates other benefit changes. Similarly, in May 1995, Aliant Systems and the CWA reached an agreement on a three-year contract covering its union-eligible employees. The Telco and Aliant Systems contracts with the CWA expire on October 14, 1998, and May 19, 1998, respectively.

SELECTED FINANCIAL DATA (Not Covered by Independent Auditors' Report)
(Dollars in thousands except per share data)
                                                   1996         1995         1994

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    189,426      179,916      175,417
 2. Wireless communications services             63,696       34,121       10,740
 3. Telephone equipment sales and services       18,930       18,768       18,100
 4. Intercompany revenues                        (7,827)      (7,113)      (7,611)
 5. Total revenues and sales (Note 1)           264,225      225,692      196,646
 6. Income before special and non-recurring
     charges (Note 2)                            44,954       42,059       37,186
 7. Special and non-recurring charges (Note 3)      -         29,546        3,581
 8. Net income (Note 2)                          44,954       12,513       33,605
 9. Earnings available for common shares
    (Note 2)                                     44,729       12,288       33,380
10. Earnings before special and non-recurring
     charges                                       1.22         1.22         1.14
11. Special and non-recurring charges               -          (0.86)       (0.11)
12. Earnings per common share (Note 2)             1.22         0.36         1.03

Selected Consolidated Balance Sheet Items
13. Total assets                           $    521,402      520,321      393,184
14. Property and equipment                      547,499      521,259      458,953
15. Accumulated depreciation and amortization   292,479      265,997      217,183
16. Accumulated depreciation to depreciable
     plant                                        54.3%        52.4%        48.2%
17. Current ratio                                 1.1:1        1.1:1        1.3:1
18. Long-term debt and redeemable preferred
    stock (Note 4)                         $    107,579      122,207       48,499
19. Long-term debt and redeemable preferred
    stock as a percent of total capitalization    27.9%        32.0%        19.8%
20. Common stock, premium and common stock
     subscribed less treasury stock        $    104,395      107,791       37,292
21. Retained earnings                           174,172      151,754      159,143
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            386,145      381,752      244,934

Statistics
23. Proportionate cellular subscribers          165,233      122,852       29,989
24. Telephone access lines                      263,208      254,173      246,963
25. Total number of employees                     1,686        1,642        1,612

Selected Common Stock Items
26. Dividends declared per common share    $      0.610        0.570        0.530
27. Shares of common stock outstanding at
     end of year                             36,414,740   36,622,434   32,348,740
28. Market value common stock-high/low     $22.38/15.25  21.50/14.50  20.00/13.75
29. Price-earnings ratio-high/low (Note 5)  18.1x/12.4x  17.7x/11.9x  19.4x/13.3x
30. Book value per common share            $       7.65         7.09         6.07

                                   -52-

                                                   1993         1992         1991

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    169,317      163,698      157,181
 2. Wireless communications services              7,006        4,760        3,182
 3. Telephone equipment sales and services       15,270       15,019       15,383
 4. Intercompany revenues                        (7,618)      (8,143)      (8,121)
 5. Total revenues and sales (Note 1)           183,975      175,334      167,625
 6. Income before special and non-recurring
     charges (Note 2)                            33,191       29,609       27,820
 7. Special and non-recurring charges (Note 3)   23,166          -            -
 8. Net income (Note 2)                          10,025       29,609       27,820
 9. Earnings available for common shares
    (Note 2)                                      9,800       29,271       27,351
10. Earnings before special and non-recurring
     charges                                       1.01         0.90         0.83
11. Special and non-recurring charges             (0.71)         -            -
12. Earnings per common share (Note 2)             0.30         0.90         0.83

Selected Consolidated Balance Sheet Items
13. Total assets                           $    395,279      369,116      360,976
14. Property and equipment                      449,540      435,226      436,496
15. Accumulated depreciation and amortization   203,436      185,661      183,128
16. Accumulated depreciation to depreciable
     plant                                        45.7%        43.4%        42.9%
17. Current ratio                                 1.1:1        1.3:1        1.3:1
18. Long-term debt and redeemable preferred
    stock (Note 4)                         $     48,499       78,049       87,544
19. Long-term debt and redeemable preferred
    stock as a percent of total capitalization    20.9%        29.2%        33.0%
20. Common stock, premium and common stock
     subscribed less treasury stock        $     41,173       40,427       44,033
21. Retained earnings                           142,859      149,008      133,878
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            232,531      267,484      265,455

Statistics
23. Proportionate cellular subscribers           19,245       11,308        4,852
24. Telephone access lines                      238,142      232,148      226,077
25. Total number of employees                     1,618        1,620        1,606

Selected Common Stock Items
26. Dividends declared per common share    $      0.490        0.430        0.400
27. Shares of common stock outstanding at
     end of year                             32,595,350   32,534,376   32,844,376
28. Market value common stock-high/low     $20.50/12.00  14.25/10.63  14.63/10.50
29. Price-earnings ratio-high/low (Note 5)  20.3x/11.9x  15.8x/11.8x  17.6x/12.7x
30. Book value per common share            $       5.65         5.82         5.42

                                   -53-

                                                   1990         1989         1988

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    155,908      153,093      149,953
 2. Wireless communications services              2,218        1,367          819
 3. Telephone equipment sales and services       14,503       14,345       14,023
 4. Intercompany revenues                        (7,296)      (6,724)      (6,458)
 5. Total revenues and sales (Note 1)           165,333      162,081      158,337
 6. Income before special and non-recurring
     charges (Note 2)                            24,696       25,046       25,478
 7. Special and non-recurring charges (Note 3)      -            -            -
 8. Net income (Note 2)                          24,696       25,046       25,478
 9. Earnings available for common shares
    (Note 2)                                     24,190       24,503       24,899
10. Earnings before special and non-recurring
     charges                                       0.74         0.75         0.75
11. Special and non-recurring charges               -            -            -
12. Earnings per common share (Note 2)             0.74         0.75         0.75

Selected Consolidated Balance Sheet Items
13. Total assets                           $    348,434      304,908      289,806
14. Property and equipment                      417,844      397,630      386,421
15. Accumulated depreciation and amortization   167,569      152,867      147,794
16. Accumulated depreciation to depreciable
     plant                                        41.0%        39.2%        38.9%
17. Current ratio                                 2.2:1        1.3:1        1.7:1
18. Long-term debt and redeemable preferred
    stock (Note 4)                         $     93,493       63,254       69,743
19. Long-term debt and redeemable preferred
    stock as a percent of total capitalization    36.2%        29.2%        33.0%
20. Common stock, premium and common stock
     subscribed less treasury stock        $     45,134       45,726       45,726
21. Retained earnings                           119,681      107,694       95,805
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            258,308      216,674      211,265

Statistics
23. Proportionate cellular subscribers            2,742        1,185          545
24. Telephone access lines                      221,706      216,109      210,343
25. Total number of employees                     1,602        1,631        1,649

Selected Common Stock Items
26. Dividends declared per common share    $      0.370        0.370        0.333
27. Shares of common stock outstanding at
     end of year                             32,934,376   32,980,376   32,980,376
28. Market value common stock-high/low     $ 16.75/9.75   17.31/8.56    9.13/6.57
29. Price-earnings ratio-high/low (Note 5)  22.6x/13.2x  23.1x/11.4x   12.2x/8.8x
30. Book value per common share            $       5.00         4.65         4.29

                                   -54-

                                                   1987         1986

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    144,213      140,905
 2. Wireless communications services                461          282
 3. Telephone equipment sales and services        9,907        4,584
 4. Intercompany revenues                        (5,692)         -
 5. Total revenues and sales (Note 1)           148,889      145,771
 6. Income before special and non-recurring
     charges (Note 2)                            21,692       18,963
 7. Special and non-recurring charges (Note 3)      -            -
 8. Net income (Note 2)                          21,692       18,963
 9. Earnings available for common shares
    (Note 2)                                     21,076       18,319
10. Earnings before special and non-recurring
     charges                                       0.61         0.56
11. Special and non-recurring charges               -            -
12. Earnings per common share (Note 2)             0.61         0.56

Selected Consolidated Balance Sheet Items
13. Total assets                           $    289,426      285,895
14. Property and equipment                      398,605      384,338
15. Accumulated depreciation and amortization   157,373      144,584
16. Accumulated depreciation to depreciable
     plant                                        40.2%        38.4%
17. Current ratio                                 1.6:1        1.7:1
18. Long-term debt and redeemable preferred
    stock (Note 4)                         $     71,714       86,391
19. Long-term debt and redeemable preferred
    stock as a percent of total capitalization    33.8%        40.8%
20. Common stock, premium and common stock
     subscribed less treasury stock        $     41,816       36,500
21. Retained earnings                            98,935       88,599
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            212,465      211,490

Statistics
23. Proportionate cellular subscribers              181          -
24. Telephone access lines                      204,561      201,182
25. Total number of employees                     1,674        1,708

Selected Common Stock Items
26. Dividends declared per common share    $      0.291        0.275
27. Shares of common stock outstanding at
     end of year                             34,673,576   33,189,624
28. Market value common stock-high/low     $  7.25/5.07    6.88/4.60
29. Price-earnings ratio-high/low (Note 5)   11.9x/8.3x   12.3x/8.2x
30. Book value per common share            $       4.06         3.77

All shares and share data have been adjusted to reflect stock splits.
Note 1: Operations revenues and sales have been restated to exclude discontinued operations.
Note 2: Net earnings and earnings per common share have not been restated to reflect the immaterial impact of discontinued operations.
Note 3: Special and non-recurring items represent extraordinary charges and cumulative effect of change in accounting principle. 1995 amount represents the after-tax effect of discontinuance of FAS 71 and work force restructuring. 1994 represents a non-recurring depreciation charge on cellular equipment while 1993 is a change in accounting principles for FAS 106.
Note 4: Excludes current installments and redemptions due in subsequent years.
Note 5: Price-earnings ratio is before cumulative effect of change in accounting principle.

CORPORATE OFFICERS
Thomas C. Woods III, Chairman of the Board
Frank H. Hilsabeck, President and Chief Executive Officer
James W. Strand, President-Diversified Operations
Robert L. Tyler, Senior Vice President-Chief Financial Officer
Kevin J. Wiley, Vice President-Diversified Operations
Bryan C. Rickertsen, Vice President-Technology
Michael J. Tavlin, Vice President-Treasurer and Secretary

CORPORATE INFORMATION
Corporate Headquarters
1440 M Street, Lincoln, NE 68508
402-436-3737

Mailing Address: P.O. Box 81309, Lincoln, NE 68501-1309

STOCK LISTED
NASDAQ National Market Symbol: ALNT
The preferred stock of Aliant Communications Co. is traded over the counter.

COMMITTEES
Executive
Frank H. Hilsabeck, Chairman
William W. Cook Jr.
Paul C. Schorr III
William C. Smith

Audit
Charles R. Hermes, Chairman
Terry L. Fairfield
John Haessler
Charles N. Wheatley

Executive Compensation
Duane W. Acklie, Chairman
Paul C. Schorr III
Charles N. Wheatley
Lyn Wallin Ziegenbein

AUDITORS
KPMG Peat Marwick LLP
233 South 13th Street, Suite 1600
Lincoln, NE 68508

DIRECTORS
Duane W. Acklie, Chairman, Crete Carrier Corporation

William W. Cook Jr., Chairman, President and Chief Executive Officer, The Beatrice National Bank and Trust Company

Terry L. Fairfield, President and Chief Executive Officer, University of Nebraska Foundation

James E. Geist, Retired Chairman and Chief Executive Officer, Lincoln Telecommunications Company

John Haessler, President and Chief Executive Officer, Woodmen Accident and Life Company

Charles R. Hermes, President, Dutton-Lainson Company

Frank H. Hilsabeck, President and Chief Executive Officer, Aliant
Communications Inc.

Donald H. Pegler Jr., Chairman and Chief Executive Officer, Pegler-Sysco Food Services Company

Paul C. Schorr III, President and Chief Executive Officer, ComCor Holding
Inc.

William C. Smith, Retired Chairman, FirsTier Financial, Inc.

James W. Strand, President-Diversified Operations, Aliant Communications
Inc.

Charles N. Wheatley, President and Chief Executive Officer, Sahara Enterprises, Inc.

Thomas C. Woods III, Chairman of the Board, Aliant Communications Inc.

Lyn Wallin Ziegenbein, Executive Director, Peter Kiewit Foundation

MARKET AND DIVIDEND DATA
                          Market Price                  Dividends Declared
Calendar            1996               1995
Quarter        High      Low      High      Low           1996      1995

1st          $22.38   $18.50    $17.25   $14.50          $ .15      $.14
2nd           20.00    15.88     16.25    14.75            .15       .14
3rd           17.13    15.25     19.00    15.25            .15       .14
4th           17.00    15.25     21.50    16.50            .16       .15
12 Mos.       22.38    15.25     21.50    14.50            .61       .57

The company has paid a dividend on its common stock every quarter since 1936. The quarterly record dates are typically five days before the end of the calendar quarter.

STOCKHOLDER INFORMATION
Investor Relations Center
The Form 10-K, annual report, quarterly report, a prospectus, and other stock information may be obtained without charge by calling
800-550-ALNT (2568).

Requests may also be directed to:
Lincoln area: 402-436-5277
From anywhere in the continental U.S.: 800-829-5832
E-mail: invest@aliant.com

Annual Meeting of Stockholders
April 23, 1997
10:30 a.m.
The Cornhusker Hotel
333 South 13th Street
Lincoln, Nebraska

Stock Transfer Agent and Registrar
ChaseMellon Shareholder Services is the Company's Stock transfer agent, registrar, dividend reinvestment plan administrator, and the rights agent for the Stockholder Rights Plan. All questions about stockholder accounts, stock certificates, the dividend reinvestment plan, or dividend checks should be addressed to:
ChaseMellon Shareholder Services, L.L.C.
Overpeck Centre, 85 Challenger Road
Ridgefield Park, NJ 07660
800-642-7236
800-231-5469 (TDD)

SECURITY ANALYSTS AND PORTFOLIO MANAGERS
Direct inquiries to: Michael J. Tavlin
Vice President-Treasurer
P.O. Box 81309, Lincoln, NE 68501-1309
402-436-5289
E-mail: mtavlin@aliant.com

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
The company offers a dividend reinvestment and stock purchase plan. Participants can make optional cash payments of at least $100 per payment with a maximum of $3,000 per calendar quarter. The company pays all administrative and investment service costs.