Form 10-K405, Exhibit 13
period 1997-12-31
ALIANT COMMUNICATIONS INC; ALIANT COMMUNICATIONS CO
filed 1998-03-31
CIK 320446, 59584

                                                                 EXHIBIT 13
                           ALIANT COMMUNICATIONS
                            1997 ANNUAL REPORT

THE TRIANGLE This shape gives direction and provides balance. It offers support and gives strength. Highly indispensable and quite versatile, it's a shape that's part of our corporate identity - an eye-catching element in our new name and statewide brand.

At Aliant Communications we bring much to the world of telecommunications. We offer our customers the means to make their lives better and their businesses more productive. As we make it easier to communicate, good things happen for our customers, our company and our shareholders. In the annual report for this year, we rely on the strengths of the triangle to tell our story.

ABOUT THE COMPANY
Aliant Communications, headquartered in Lincoln, Nebraska, is a diversified communications company. We provide retail services and products to consumers, businesses, educational institutions and government agencies.
We also offer wholesale network services to other communications companies. The company employs more than 1,500 people in its landline and wireless operations.

TABLE OF CONTENTS
Page 5     Direction:  Reports from our President and Chief Executive
           Officer and our Chairman of the Board.
Page 9 Balance: Our business operations focus on four key areas: local exchange service, cellular, competitive local exchange service and wholesale.
Page 13 Support: Technology, organization and regulation provide the foundation for our strategic objectives.
Page 16    Strength:  Financial performance measures our value and worth.

OPERATIONS AND EARNINGS HIGHLIGHTS
December 31
($ in thousands, except per share data)      1997      1996      % Change

OPERATING DATA
     Operating Revenues                  $ 286,328   $ 264,225     8.4%
     Net Income                          $  53,039   $  44,954    18.0%

PER SHARE DATA
     Earnings                            $    1.46   $    1.22    19.7%
     Dividends                           $    0.66   $    0.61     8.2%
     Book Value                          $    8.37   $    7.65     9.4%

KEY RATIOS
     Return on Common Equity                 17.5%       16.1%     8.7%
     Debt Ratio                              24.5%       27.9%   -12.2%

OTHER DATA
     Total Assets                        $ 547,642   $ 521,402     5.0%
     Shareholders' Equity                $ 302,998   $ 278,567     8.8%
     Capital Expenditures                $  50,067   $  42,704    17.2%
     Telephone Access Lines in Service     273,008     263,208     3.7%
     Proportionate Cellular Customers      205,915     165,233    24.6%

[CHARTS]
Revenues             Net Income*
(In Millions)        (In Millions)              Earnings Per Share
1993   $ 184     1993              $ 33      1993              $ 1.01
1994   $ 197      Net              $ 10       Net              $  .30
1995   $ 226      One-time charge  $ 23       One-time charge  $  .71
1996   $ 264     1994              $ 37      1994              $ 1.14
1997   $ 286      Net              $ 34       Net              $ 1.03
                  One-time charge  $  3       One-time charge  $  .11
                 1995              $ 42      1995              $ 1.22
                  Net              $ 12       Net              $  .36
                  One-time charge  $ 30       One-time charge  $  .86
                 1996              $ 45      1996              $ 1.22
                 1997              $ 53      1997              $ 1.46

* Before one-time accounting charge in 1993; one-time depreciation charge in 1994; and a one-time charge in 1995 that relates to work force restructuring as well as an extraordinary charge for the discontinuance of FAS 71.

LANDLINE OPERATIONS
Landline operations provide the largest contribution to Aliant's total revenues. Originally confined to 22 contiguous counties in southeast Nebraska, passage of the Telecommunications Act of 1996 enabled the company to enter markets through its Competitive Local Exchange Carrier (CLEC). Landline operations serve both retail customers (consumers, businesses, government and education) and wholesale customers (communications companies that may be competitors at the retail level).

Aliant's retail operations are unique. Unlike the Regional Bell Operating Companies, Aliant has no line of business restrictions and offers integrated solutions - local, long distance, data, equipment, directory publishing and Internet access. The company's landline operations are state-of-the-art with all-digital switching, more than 1,500 miles of fiber optics and SS7 available on 74 percent of our network. Out-of-region facilities are being expanded as well.

Key 1997 Accomplishments
------------------------
Access line growth of 3.7 percent in 1997, with business line growth at 7.3 percent.
Traditional Custom Calling penetration rate reached 26.4 percent in consumer market.
Enhanced Custom Calling penetration rate reached 20.2 percent in consumer market.
Subscribers to Navix, the company's Internet access service, grew 107 percent.
CLEC operations established in Omaha, the state's largest city; and Grand Island, Nebraska.
Wholesale business unit created to offer network services to other communications companies.
Fiber optic network completed between Lincoln, Omaha and Kansas City, Missouri.
Wholesale business unit joined a seven-company consortium to provide fiber service in 18 states.

Outlook and Goals
-----------------
Business process reengineering allowed for significant reduction in employees and a flattened organizational structure.
CLEC operations will continue to expand, initially using company's business equipment and cellular customers as a platform for offering integrated landline and wireless products.
In-region landline operations may face new competitors for local service, although only one interconnection request has been received.
In-region marketing efforts will focus on customer loyalty, service packaging and increasing penetration of services.
In-region network to be converted to a single vendor switching platform for ease of service delivery, new service deployment and greater efficiency.

[CHARTS]
Landline Revenues              Landline EBITDA
 (In Millions)                  (In Millions)
1993        $ 185              1993      $ 102
1994        $ 194              1994      $ 105
1995        $ 199              1995      $ 103
1996        $ 208              1996      $ 103
1997        $ 219              1997      $ 110

Caption: Landline EBITDA represents landline earnings before interest, income taxes, depreciation and amortization. Landline revenues include telephone revenues and telephone equipment sales and services.

WIRELESS OPERATIONS
Cellular operations have been a key driver in the company's revenue growth. In addition, Aliant's cellular statewide customer base provide an excellent foundation for extending the reach of the company's integrated landline services. Wireless services accounted for 26.8 percent of total revenues in 1997.

Aliant entered the cellular market in 1987, offering cellular service in the Lincoln MSA. In 1991, the company became the managing partner of the Omaha cellular operation. Nebraska Cellular, acquired in 1995, provided a statewide, seamless cellular network and access to approximately 1.8 million POPS.

When the company changed its name in 1996, all cellular properties were brought under the Aliant umbrella. This statewide brand, strong local presence and excellent network, service and prices, as well as dedicated employees, have made Aliant's cellular operations among the best in the nation.

Key 1997 Accomplishments
------------------------
Proportionate subscriber growth of 24.6 percent in spite of PCS competitors in Lincoln and Omaha markets.
Proportionate revenues increased to $85.2 million.
Penetration rate increased to16.3 percent.
Average monthly churn rate below one percent, substantially below the national average.
Average monthly revenue per subscriber: $39.00.
Introduced new reduced-rate calling plans.

Announced plans to increase ownership position in Omaha operation. Strengthened distribution channels, which now include 15 Aliant retail stores and agreements with more than 100 agents.
Network evolution plan developed to migrate to digital network, allowing even more enhanced features and greater capacity.

Outlook and Goals
-----------------
Demand expected to remain strong; more competitive pressures.
Implement conversion to digital platform for Lincoln market by late 1998 and the Omaha market by 1999.
Increase use of customer segmentation and customized marketing programs. Strengthen customer retention programs.
Package cellular service with landline services.

[MAP]
Map caption: Our ILEC in southeastern Nebraska is a full-service provider of communications. Our cellular operations extend across Nebraska, providing a solid platform for entering new markets as a CLEC. The Aliant brand is well-respected across the entire state and beyond.

[CHARTS]
                Cellular Revenues   Cellular EBITDA    Cellular Subscribers
                  (In Millions)      (In Millions)        (In Thousands)
1994
 Proportionate       $  15                 $  6                 30
 Managed             $  28                 $ 10                 55
1995
 Proportionate       $  39                 $ 16                123
 Managed             $  56                 $ 21                159
1996
 Proportionate       $  71                 $ 30                165
 Managed             $  93                 $ 40                216
1997
 Proportionate       $  85                 $ 40                206
 Managed             $ 111                 $ 53                267

Caption: Proportionate results reflect our ownership percentage in Omaha and southwest Iowa.

DIRECTION Increasing shareholder value demands creative leadership and a clear plan. It also demands corporate ability and agility. We are executing a multi-faceted strategy to position Aliant in the 21st century as a dynamic, independent player in a competitive marketplace.

REPORT TO SHAREHOLDERS
1997 was a banner year of transition and positioning for Aliant. A number of significant accomplishments will solidify our foundation for continued growth. Among the most significant:

Continuing growth in cellular. Our cellular operations not only add to earnings, they provide a statewide platform for marketing a full range of competitive services. Our agreement to purchase 360 Communications' interest in the Omaha Cellular General Partnership expands our position in this major market. Customer growth for the year was 24.6 percent

Transitioning to a single identity with the Aliant brand. Within a few months of the change, more than 75 percent of Nebraskans could identify our new name and the percentage continues to increase. A single statewide brand is critical to our growth strategy.

Launching a Competitive Local Exchange Carrier (CLEC) in Omaha, the state's largest metropolitan area. Our strong cellular and business systems operations in Omaha provided an excellent foundation for growth. We now offer Omaha customers competitive local service combined with a complete range of long distance, data, systems and wireless products. At the end of 1997, we entered Grand Island, Nebraska's third largest city.

Creating a business unit to serve our wholesale customers. The construction of a state-of-the-art fiber optic network between Omaha and Kansas City, Missouri, was a key accomplishment. We now offer fiber optic services in 18 states as part of an eight-company consortium. While this new business unit will see revenue pressures from access reductions, we anticipate revenue growth from both resale and, eventually, the sale of unbundled network elements.

Filing a major rate rebalancing plan with the Nebraska Public Service Commission. We expect action on this plan in the first quarter of 1998. We have proposed adjusting business, residential and intraLATA toll rates. Although the overall plan is revenue-neutral, it represents a key first step in reducing subsidies in our pricing structures by moving service prices closer to service costs.

Completing our Voluntary Early Retirement Program that started in 1996. This allowed us to significantly flatten our organizational structure and reduce costs.

These key operational highlights contributed to exceptionally strong financial results.

FINANCIAL RESULTS
Total revenues were $286 million, an 8.4 percent increase over 1996. Earnings per share were $1.46, a 19.7 percent increase over EPS for the prior year. Other financial measures remained strong. For example, operating cash flow was $78 million. As a vibrant company with a healthy cash flow, we can make investment decisions allowing us to continue our growth.

Our stock price registered substantial improvement in 1997. In November, Aliant Communications stock attained a market capitalization of $1 billion. At the end of the year, our stock closed at $31.375 per share, compared with $17.00 per share on December 31, 1996, resulting in a NASDAQ market capitalization rank of 194 out of 3,809 companies.

THE YEAR AHEAD
In 1998, we plan to take further advantage of our capabilities and competitive opportunities for our future growth. We have identified five key strategic objectives.

Growth: Our first priority is the growth of revenues and earnings per share. Regulatory changes and increased competition will likely reduce our core revenues. To offset these losses, we will work to increase our share of the long distance market and to increase penetration of vertical services in our traditional telephone operations and our growing cellular operations. We also plan to expand our CLEC and to continue to look for new opportunities to meet long-term financial growth objectives. Our wholesale business unit will focus on meeting the needs of customers (who are also our retail competitors), as well as providing high quality fiber facilities and other network components to maximize the efficient use of our network.

Customer Service: It is vital we maintain high service levels. We will continue to make sure the Aliant brand stands for quality, value and "making it easier to communicate." Many companies have focused so much effort on cost savings that service levels slipped. We working to see that our new, flattened organization remains focused on providing high quality customer service.

Organization and Culture: We have placed significant emphasis on developing a coaching and teaming environment, flattening the organization, empowering employees to make decisions and developing core values to help employees work without detailed rules. This new corporate culture is a key to our efforts to increase productivity. We have also organized our company into wholesale and retail business units. These units are supported by corporate centers of excellence. We will continue to refine this new structure to maximize synergies and to understand better the tradeoffs between retail and wholesale services.

Public Policy: We will continue our efforts at both the state and federal levels to obtain rules and regulations appropriate to our size and scale. We believe "one-size regulation" will not work in an industry undergoing massive restructuring and consolidation. We are optimistic the new FCC commissioners will consider the implementation of the Telecommunications Act of 1996 with a more balanced approach than we witnessed over the past year. Other key policy objectives include continuing to rebalance our service rates and gaining access to Universal Service funding.

Technology: Providing the right network and information systems at the right time and at the lowest reasonable cost is very important. We are scrutinizing our capital budgets to make sure the investments we make create the optimal network to support our business objectives. Our 1998 capital budget is nearly $80 million, an amount we believe is required to meet those objectives.

These strategic objectives require hard work. Our success, as always, will depend on external factors as well as our employees. We will work to retain customers, to look for new market opportunities, to expand our Aliant brand in traditional and innovative ways and to foster customer loyalty.

Thank you for your support. We look forward to continuing to increase the value of your investment with us.

/s/ Frank Hilsabeck
Frank H. Hilsabeck
President and Chief Executive Officer

[CHARTS]
Consolidated EBITDA             Market Capitalization
(In Millions)                   (In Millions)
  1993    $ 104                   1993      $   603
  1994    $ 110                   1994      $   550
  1995    $ 117                   1995      $   774
  1996    $ 130                   1996      $   619
  1997    $ 146                   1997      $ 1,135

MESSAGE FROM THE CHAIRMAN
In a time of dynamic industry transition, we are proud to have built an outstanding record of independent accomplishment. Aliant's strong performance in 1997 was the result of the disciplined execution of our strategic plan and its focused growth objectives.

During 1997, the board of directors approved a variety of business proposals dealing with strategy, organization, marketing and technology. Those decisions were consistent with our plan to manage change and build long-term value for our shareholders, our overriding mission at Aliant. I am pleased the equity markets rewarded our accomplishments.

While we profit from our success in managing change, we also benefit from the consistent, stable management team, our historically strong financial position, our commitment to excellence in customer service, and a heritage that rewards hard work and high performance. Our organizational stability, especially in a new competitive environment, will be as important to our lasting success as the decisions made by the board of directors.

We also are proud to maintain an environment in which dedicated, committed people thrive. Each employee contributes to our success by initiating ideas, executing plans and meeting customer needs. Employee contributions also extend into the communities we serve. We are a leader in corporate giving as well as volunteerism and have been recognized for the contributions of our employees and our company to downtowns, rural development, minorities, youth, education and countless other endeavors.

Committed, consistent, dedicated, resourceful and energetic - these attributes describe our employees. They enable us to thrive in this ever-changing world of telecommunications. With our employees as our foundation, we look forward to the year ahead as we continue to build on our success.

/s/ Thomas C. Woods III
Thomas C. Woods III
Chairman of the Board

[CHARTS]
Return on Common Equity        Dividends Declared Per Share
   1993        17.9%               1993          $0.49
   1994        18.8%               1994          $0.53
   1995        16.2%               1995          $0.57
   1996        16.1%               1996          $0.61
   1997        17.5%               1997          $0.66

Caption: 1993 Return on Common Equity is shown before one-time accounting charge; 1994 is before one-time depreciation charge; and 1995 is before charges for restructuring and the discontinuance of FAS 71.

BALANCE Just as a well-placed fulcrum ensures perfect balance, the success of an organization rests on harmonizing strategic growth with a strong core business. In the face of increased competition and sweeping industry change, we remain a dynamic, yet stable, proven performer.

Our foundation is in southeast Nebraska. We built our business and reputation here. Now we're extending our reach. Our single brand and statewide cellular network are proving to be a highly effective combination for entering new markets. Growth is our most important strategy for the future - one we are pursuing with a balanced approach.

INCUMBENT LOCAL EXCHANGE CARRIER
Aliant's full array of communications services - local, long distance, Internet access and data services - serve a diverse customer base that includes government, education, business and residential customers. High quality products and services, customer care and customer loyalty are key contributors to growth in our traditional market.

Nebraska's healthy economy translates into growth in access lines and revenues. The total number of access lines increased 3.7 percent in 997. Business and Centrex lines grew by 7.3 percent. Demand for Aliant's call management services showed substantial improvement in 1997. Today, one in every five customers has Caller ID, while one in four uses Call Waiting. New, affordable Custom Calling Packages are attracting more customers, along with new products like the Aliant Screen Phone. Revenues from traditional Custom Calling services, such as Call Waiting, increased by
33.9 percent in 1997, while the next generation of call management services, such as Caller ID, rose 19.7 percent.

In 1997, the number of second lines rose by 23.3 percent. The Internet has been a key growth factor. Navix, our own Internet access service, doubled its number of subscribers in 1997, while revenues rose 127.1 percent. We introduced ISDN service to support the serious Internet user, as well as home offices and small businesses seeking an economical, high-speed connection. ISDN can simultaneously carry voice and data, graphics or video over a single line.

Full-service packages are also critical to growth. In 1997, we introduced Custom Calling packages to strengthen our partnership with customers and increase brand awareness. In 1998, we will promote our long distance service -- bundling it with our local service for convenience and added savings. Our ability to offer local, long distance and Internet access on a single bill gives us a strong competitive advantage.

[CHARTS]
 Access Lines         Access Minutes of Use
(In Thousands)            (In Millions)
1993     238              1993      789
1994     247              1994      840
1995     254              1995      900
1996     263              1996      968
1997     273              1997    1,025

CELLULAR
Cellular operations make important contribution to Aliant's overall growth strategy. Proportionate cellular revenues increased 20.1 percent in 1997, while the number of proportionate subscribers reached 205,915. We see a bright future for cellular. Two years ago we acquired Nebraska Cellular, expanding our operations statewide. At the end of 1997, we announced plans to increase our stake in the Omaha market. A new $22 million digital platform will expand our capacity in early 1998 and bring state-of-the-art digital technology to customers in late 1998. In addition, we continue to add cell sites to develop and expand our network.

Demand remains strong for cellular service in both rural and metropolitan markets. One out of every eight Nebraskans use Aliant's cellular service. Our customer care program, highly reliable network and competitive pricing plans attract and retain customers. Our churn rate, a measure of the turnover in customers, is one of the lowest in the nation at 0.9 percent.

Excellent results in our cellular operations over the past 10 years have been key to our near-term growth. More important is the potential this growing statewide customer base holds for the company's long-term growth. In coming years, we expect to use our cellular customer base as a platform to market a full array of services: local landline and enhanced services, Internet access and long distance. With a single brand and a statewide cellular footprint, we are concentrating on building market share and customer loyalty.

[CHARTS]
     Cellular          Average Monthly     Revenue per Cellular Subscriber
 Penetration Rate      Cellular Churn            (Monthly Average)
 1994       7.5%        1994     1.4%            1994          $ 52
 1995      10.0%        1995     1.2%            1995          $ 46
 1996      13.2%        1996     0.8%            1996          $ 42
 1997      16.3%        1997     0.9%            1997          $ 39

   NAVIX  (In Thousands)
1995
 Subscribers             2
 Revenue           $    96
1996
 Subscribers             8
 Revenue           $   946
1997
 Subscribers            16
 Revenue           $ 2,148

COMPETITIVE LOCAL EXCHANGE CARRIER
In 1997, Aliant Communications created a CLEC (Competitive Local Exchange Carrier), pursuing one of the opportunities brought about by the Telecommunications Act of 1996. CLECs open local markets to competition and give customers a choice for local telephone service. Aliant recognized the CLEC's potential to deliver a full range of services to business and cellular customers already familiar with the Aliant brand, yet outside our traditional telephone markets.

On July 1, 1997, we began offering selected business and residential customers in the Omaha market a competitive choice for local exchange services. We chose Omaha because of an existing base of cellular and business equipment customers already familiar with the Aliant brand.

Efforts are now underway to bring Aliant's competitive local exchange services to other Nebraska and Midwest markets.

WHOLESALE
Our all-digital, fiber-based network is a valuable resource we are using to generate new revenues by selling network services to other communications companies.

In 1997, we established a wholesale marketing group to facilitate competition by selling network capacity and services. Our goal is to negotiate reasonable contracts and avoid court battles that destroy the spirit of the Telecommunications Act. Interconnection agreements with potential retail competitors can generate important revenues for Aliant. In January 1998, we received our first request for interconnection from U S West.

Wholesale operations growth was achieved in 1997 by investing in network facilities outside our traditional operating territory. We expanded our fiber network to Omaha and extended it between Omaha and Kansas City, Missouri, to interconnect with other fiber networks serving major cities in 18 states.

The burgeoning communications industry is filled with change and challenges, yet brimming with possibilities for growth. At Aliant, our strong core business and greater brand awareness is the springboard for growing revenues and customers, and growing strong.

[PHOTOS]
Photo captions:
Market Growth
-------------
Aliant will dramatically increase its share of cellular customers in Nebraska's largest metropolitan market in 1998. At the end of 1997, Aliant Communications announced an agreement to acquire 360 Communications Company's 50 percent interest in the Omaha Cellular General Partnership. That brings Aliant's Omaha market ownership to approximately 56 percent, doubles our number of proportionate subscribers there and increases the proportionate number of POPs (potential customers) to more than 354,000 in Omaha.

Getting Into New Markets
------------------------
Selected business and residential customers in the Omaha metropolitan area now have a competitive choice for their local exchange service. Since July 1, 1997 we have been promoting the advantages a competitive, single-source, full-service provider can bring to our greater Omaha business customers who now use our business equipment and long distance service. Our integrated solutions, incorporating customized packages of services and products as well as maintenance agreements, make business communication easier and more affordable. Our list of CLEC business customers is growing, along with residential customers who are being introduced to Aliant Communications' competitive local service.

Expanding the Network
---------------------
In 1997, we extended our Nebraska-based network to Kansas City and joined with seven other companies to form the Midwest Carrier Consortium. This new alliance offers an extensive fiber optic network reaching into 18 states and serving such cities as Seattle, Dallas, Denver, Albuquerque, Chicago, Minneapolis and Milwaukee. The network is being marketed to long distance companies, the regional Bell companies, competitive local exchange carriers and wireless companies.

[CHARTS]
     Cellular Capital              Landline Capital
Expenditures (In Millions)     Expenditures (In Millions)
   1994        $  2               1994          $ 29
   1995        $ 16               1995          $ 27
   1996        $ 10               1996          $ 31
   1997        $  8               1997          $ 29

SUPPORT Placed at the top of an arch, the keystone is a piece upon which all others depend. At Aliant, our strong organization, combined with out high technology and enlightened regulatory environment, provides the support that makes us strong.

ORGANIZATION
The Aliant brand, introduced in 1996, has galvanized our organization. Our single identity has given Aliant a stronger presence and greater recognition throughout Nebraska.

In 1997, we reorganized the company around key customer segments to place greater emphasis on growth, high-performance goals and customer care. New business units have been created for wholesale, consumers, business and government customers, and out-of-region consumers. Each business unit has a revenue and expense budget to manage.

These business units are supported by corporate centers of excellence in finance, technology, communications and human resources. Another component of the reorganization program involves developing a new planning and budgeting system.

As we flatten the organization, we are also creating a coaching and teaming environment to empower employees. Our core values, created with the help of all employees, set our standard for serving customers, respecting one another and being good corporate citizens.

REGULATION
While 1996 was a year of speculation and unrest regarding the impact of the Telecommunications Act, 1997 provided some degree of clarity. Portions of the Interconnection Order issued by the Federal Communications Commission in August 1996 were invalidated by the Eighth Circuit Court of Appeals. This decision shifted much of the regulatory focus to the state level.

Nebraska has one of the most enlightened regulatory climates in the nation. Local exchange rates were removed from rate-of-return regulation in 1986 and placed under an annual statutory rate cap. This progressive legislation served Aliant well for 11 years. With the advent of local competition, the need to rebalance rates closer to the actual cost of service requires some rates to be changed beyond the statutory cap. The 1997 Nebraska Legislature recognized this need and passed legislation that provides rate rebalancing flexibility. Aliant has submitted a rate rebalancing plan to the Nebraska Public Service Commission (NPSC). An order on this application is expected in the first quarter of 1998. This application will not increase Aliant's revenue in the short term, but will make our rate structures more efficient and viable in a competitive environment.

The NPSC is also examining the issues of local competition, intrastate access charges and universal service in one comprehensive "super docket." Aliant considers this a positive and appropriate regulatory approach. A unified study of these major telecommunications issues will ensure that none of these individual issues moves forward without full consideration of their impact on the industry and customers.

While competition has not yet meant full deregulation, we continue to work in and for a regulatory climate that supports fair competition, with fair rules for all providers.

[CHARTS]
Consolidated Operating
 Income Per Employee          Telephone Employees Per
   (In Thousands)               10,000 Access Lines
    1993     $ 35                  1993      60
    1994     $ 36                  1994      56
    1995     $ 44                  1995      50
    1996     $ 46                  1996      46
    1997     $ 58                  1997      38

TECHNOLOGY
Technology allows us to expand our capabilities, improve reliability and lower our cost structure. Our networks deliver the services customers count on - from dependable dial-tone sophisticated data services, helpful features like Caller ID and easy access to the Internet.

The investments we are making are designed for an optimum network to support business objectives. Major improvements announced in 1997 include:
A five-year, $20.9 million program to upgrade our landline network to a single switching platform throughout southeast Nebraska.
Installation of a dedicated switch in Omaha to serve the business and residential customers of our growing CLEC operation.
A $22 million cellular system for the Omaha and Lincoln markets that will improve capacity and coverage, while delivering the same enhanced digital quality offered by PCS.
Extension of our fiber optic network to Omaha and Kansas City to become part a consortium selling network capacity throughout 18 states. Installation of fiber optic cable in Grand Island, Nebraska, to offer facilities-based, competitive local service as a CLEC.

Our landline network has more than 1,500 miles of fiber optic cable. Fiber optics' abundant capacity and ability to support higher bandwidth services positions us well to meet the demand for advanced services. Three of our five fiber "rings" use SONET (Synchronous Optical Network), the next generation of digital transmission technology for delivering cost-effective broadband services. The combination of fiber optics with fast-packet services, like Frame Relay, enables businesses to expand their data communications capabilities.

More than 74 percent of our lines use a digital signaling network called Signaling System 7 (SS7) to provide services such as Caller ID. In 1997, we introduced ISDN (Integrated Services Digital Network), an affordable, high-speed Internet connection capable of providing simultaneous delivery of voice and data over a single line.

[PHOTOS]
Photo Captions:
Investing in Technology
-----------------------
Aliant is investing approximately $20.9 million to upgrade its landline switching equipment over the next five years. Northern Telecom, Inc. was awarded the contract to create a uniform switching platform that will make it easier for Aliant to offer customers full-service packages in all of our markets. Having a single switch vendor will also facilitate employee support of our network and increase operational effectiveness. Two DMS-100 switches and numerous remotes will replace the multi-vendor platform currently in place.

Thank You Aliant
----------------
A severe October snowstorm toppled thousands of trees and brought down telephone and power lines in many areas of southeast Nebraska. The city of Lincoln was among the hardest hit. Employees throughout the company assisted repair crews in the week-long effort to restore service to approximately 16,000 customers. Our "storm teams" put in long days and ignored the cleanup at their own homes in order to get customers' phones working. Customers expressed their thanks with cards and notes - even coffee and food. The storm reinforced one of Aliant's corporate values:
"Our People Make Us Strong."

[CHARTS]
                                                Revenues from
                                              Enhanced Services
      Miles of Fiber Optic Cable                (In Thousands)
          1993       1,265                     1993    $ 2,498
          1994       1,363                     1994    $ 3,265
          1995       1,388                     1995    $ 3,991
          1996       1,402                     1996    $ 4,478
          1997       1,566                     1997    $ 5,573

STRENGTH Our financial management philosophy is as simple as the triangle found in our wordmark. And, like a truss bridge, it is just as strong.

INDEPENDENT AUDITORS' REPORT
The Stockholders and Board of Directors
Aliant Communications Inc.:

We have audited the accompanying consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aliant Communications Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, the Company discontinued applying the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP
Lincoln, NE
February 6, 1998

ALIANT COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996
                 Assets                                      1997       1996
----------------------------------------------------------------------------
(Dollars in thousands)
Current assets:
  Cash and cash equivalents                             $  27,867     25,290
  Temporary investments, at cost                            3,693      6,687
  Receivables, net of allowance for doubtful receivables
   of $627,000 in 1997 and $1,014,000 in 1996              50,374     39,927
  Materials, supplies and other assets                     10,661      9,314
                                                          -------    -------
          Total current assets                             92,595     81,218
                                                          -------    -------
Property and equipment                                    589,314    547,499
  Less accumulated depreciation and amortization          330,359    292,479
                                                          -------    -------
          Net property and equipment                      258,955    255,020
                                                          -------    -------
Investments and other assets                               57,765     50,057
Deferred charges                                           20,040     13,480
Goodwill, net of amortization                             118,287    121,627
                                                          -------    -------
          Total assets                                  $ 547,642    521,402
                                                          =======    =======

     Liabilities and Stockholders' Equity
Current liabilities:
  Notes payable                                         $  11,000        -
  Current installments of long-term debt                    8,000      7,282
  Accounts payable and accrued expenses                    48,829     48,087
  Income taxes payable                                         89      3,522
  Dividends payable                                         6,208      5,883
  Advance billings and customer deposits                   10,656      8,820
                                                          -------    -------
          Total current liabilities                        84,782     73,594
                                                          -------    -------
Deferred credits:
  Unamortized investment tax credits                        1,209      1,929
  Deferred income taxes                                     6,110      7,056
  Other                                                    54,044     52,677
                                                          -------    -------
          Total deferred credits                           61,363     61,662
                                                          -------    -------
Long-term debt                                             94,000    103,080
Preferred stock, 5%, redeemable                             4,499      4,499
Stockholders' equity                                      302,998    278,567
                                                          -------    -------
          Total liabilities and stockholders' equity    $ 547,642    521,402
                                                          =======    =======
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31, 1997, 1996 and 1995
                                                     1997      1996      1995
-----------------------------------------------------------------------------
(Dollars in thousands except per share data)
Operating revenues:
  Telephone:
    Local network services                      $  80,918    74,878    71,491
    Access services                                57,621    56,746    53,653
    Long distance services                         31,375    32,241    31,086
    Other wireline communications services         29,959    25,561    23,686
                                                  -------   -------   -------
          Total telephone                         199,873   189,426   179,916
  Wireless communications services                 76,710    63,696    34,121
  Equipment sales and services                     19,176    18,930    18,768
  Intercompany                                     (9,431)   (7,827)   (7,113)
                                                  -------   -------   -------
          Total operating revenues                286,328   264,225   225,692
                                                  -------   -------   -------
Operating expenses:
  Depreciation and amortization                    49,525    46,404    37,422
  Other operating                                 152,580   143,646   120,627
  Restructuring charges                               -         -      21,611
  Taxes, other than payroll and income              4,282     4,200     3,184
  Intercompany                                     (9,431)   (7,827)   (7,113)
                                                  -------   -------   -------
          Total operating expenses                196,956   186,423   175,731
                                                  -------   -------   -------
          Operating income                         89,372    77,802    49,961
                                                  -------   -------   -------
Nonoperating income and expense:
  Income from interest and other investments        8,297     6,428     8,033
  Interest expense and other deductions            10,313     9,776    10,518
                                                  -------   -------   -------
          Net nonoperating expense                  2,016     3,348     2,485
                                                  -------   -------   -------
          Income before income taxes and
           extraordinary item                      87,356    74,454    47,476
Income taxes                                       34,317    29,500    18,447
                                                  -------   -------   -------
          Income before extraordinary item         53,039    44,954    29,029
Extraordinary item                                    -         -     (16,516)
                                                  -------   -------   -------
          Net income                               53,039    44,954    12,513
Preferred dividends                                   225       225       225
                                                  -------   -------   -------
          Earnings available for common shares  $  52,814    44,729    12,288
                                                  =======   =======   =======

(Continued)

                                    18

CONSOLIDATED STATEMENTS OF EARNINGS (CONTINUED)
Years ended December 31, 1997, 1996 and 1995

                                                     1996      1995      1994
-----------------------------------------------------------------------------
(Dollars in thousands except per share data)
Basic and diluted earnings per common share:
  Income before extraordinary item                 $ 1.46      1.22       .84
  Extraordinary item                                   -         -       (.48)
                                                     ----       ---      ----
          Basic and diluted earnings
           per common share                        $ 1.46      1.22       .36
                                                     ====      ====      ====
Weighted average common shares outstanding
 (in thousands)                                    36,260    36,602    34,360
                                                   ======    ======    ======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 1997, 1996 and 1995
                                                     1997      1996      1995
-----------------------------------------------------------------------------
(Dollars in thousands)
Stockholders' equity:
  Common stock of $.25 par value per share.
   Authorized 100,000,000 shares:
     Beginning of year, issued 36,958,122
      shares in 1997; 37,247,522 shares in
      1996; and 32,980,376 shares in 1995       $   9,240     9,312     8,245
     Issuance of 4,267,146 shares in 1995             -         -       1,067
     Purchase of 383,155 shares in 1997 and
      289,400 shares in 1996                          (96)      (72)      -
                                                  -------   -------   -------
     End of year, issued 36,574,967 shares in
      1997, 36,958,122 shares in 1996; and
      37,247,522 shares in 1995                     9,144     9,240     9,312
                                                  -------   -------   -------
  Premium on common stock:
    Beginning of year                             102,257   106,822    37,481
    Issuance of common stock                          -         -      69,341
    Purchase of common stock                       (6,509)   (4,565)      -
                                                  -------   -------   -------
    End of year                                    95,748   102,257   106,822
                                                  -------   -------   -------
  Retained earnings:
    Beginning of year                             174,172   151,754   159,143
    Net income                                     53,039    44,954    12,513
    Dividends declared:
      5% cumulative preferred - $5.00 per share      (225)     (225)     (225)
      Common - $.66 per share in 1997; $.61 per
      share in 1996; and $.57 per share in 1995   (23,922)  (22,311)  (19,677)
                                                  -------   -------   -------
    End of year                                   203,064   174,172   151,754
                                                  -------   -------   -------
  Treasury stock, at cost:
    Beginning of year, 543,382 shares in 1997;
     625,088 shares in 1996; and 631,636 shares
     in 1995                                       (7,102)   (8,343)   (8,434)
    Sales of 154,995 shares in 1997; 81,706 shares
     in 1996; and 61,548 shares in 1995             2,144     1,241       948
    Purchase of 55,000 shares in 1995                 -         -        (857)
                                                  -------   -------   -------
    End of year, 388,387 shares in 1997; 543,382
     shares in 1996; and 625,088 shares in 1995    (4,958)   (7,102)   (8,343)
                                                  -------   -------   -------
  Preferred stock, $.50 par value per share.
   Authorized 20,000,000 shares; none issued          -         -         -
                                                  -------   -------   -------
          Total stockholders' equity            $ 302,998   278,567   259,545
                                                  =======   =======   =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1997, 1996 and 1995
                                                     1997      1996      1995
-----------------------------------------------------------------------------
(Dollars in thousands)
Cash flows from operating activities:
  Net income                                     $ 53,039    44,954    12,513
                                                   ------    ------    ------
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                 49,860    46,435    37,454
     Extraordinary item                               -         -      16,516
     Restructuring charges                            -         -      21,611
     Net change in investments and other assets    (5,352)   (3,638)   (1,641)
     Deferred income taxes                           (946)   (1,056)   (5,028)
     Changes in assets and liabilities resulting
      from operating activities:
        Receivables                               (10,447)   (2,498)   (5,826)
        Other assets                               (7,935)     (672)   (6,815)
        Accounts payable and accrued expenses         742      (547)   (1,283)
        Other liabilities                            (951)    3,517      (716)
                                                   ------    ------    ------
          Total adjustments                        24,971    41,541    54,272
                                                   ------    ------    ------
          Net cash provided by operating
           activities                              78,010    86,495    66,785
                                                   ------    ------    ------
Cash flows from investing activities:
  Expenditures for property and equipment         (49,733)  (43,692)  (45,163)
  Net salvage on retirements                         (334)      988     2,141
                                                   ------    ------    ------
          Net capital additions                   (50,067)  (42,704)  (43,022)
  Proceeds from sale of investments and other
   assets                                             344       646       390
  Purchases of investments and other assets        (3,059)     (906)   (3,110)
  Acquisition of Aliant Cellular, net                 -         -        (297)
  Purchases of temporary investments               (1,331)  (10,469)   (4,515)
  Maturities and sales of temporary investments     4,325    16,863    16,069
                                                   ------    ------    ------
          Net cash used for investing activities  (49,788)  (36,570)  (34,485)
                                                   ------    ------    ------
Cash flows from financing activities:
  Dividends to stockholders                       (23,822)  (22,203)  (18,937)
  Proceeds from issuance of note payable           11,000       -       3,350
  Proceeds from long-term debt                     11,000       -         -
  Retirement of notes payable                         -     (10,000)  (16,350)
  Net purchases and sales of common and
   treasury stock                                  (4,461)   (3,396)       91
  Payments of long-term debt                      (19,362)  (10,187)   (1,341)
                                                   ------    ------    ------
          Net cash used in financing activities   (25,645)  (45,786)  (33,187)
                                                   ------    ------    ------
(Continued)

                                    21

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Years ended December 31, 1997, 1996 and 1995

                                                     1997      1996      1995
-----------------------------------------------------------------------------
(Dollars in thousands)
Net increase (decrease) in cash and cash
 equivalents                                        2,577     4,139      (887)
Cash and cash equivalents at beginning of year     25,290    21,151    22,038
                                                   ------    ------    ------
Cash and cash equivalents at end of year         $ 27,867    25,290    21,151
                                                   ======    ======    ======

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995

 (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------------------------------
          Principles of Consolidation and Organization

     The consolidated financial statements reflect the accounts of Aliant Communications Inc. (the Company), a holding company, and its wholly-owned subsidiaries: Aliant Communications Co. (Telco), Aliant Cellular Inc. (Aliant Cellular), Aliant Systems Inc. (Aliant Systems), Prairie Communications, Inc. (Prairie), Aliant Midwest Inc. (Aliant Midwest) and Aliant Network Services Inc. (Aliant Network).

     Telco, the Company's principal subsidiary, provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telecommunications services in the Lincoln, Nebraska Metropolitan Statistical Area (MSA). Aliant Cellular provides cellular telecommunications services in 89 of the 93 counties in Nebraska (see note
3). Aliant Systems sells nonregulated telecommunications products and services, long distance telephone services in and beyond Telco's local service territory and provides telephone answering services. Prairie has a 50% investment in a general partnership which manages a limited partnership providing cellular telecommunications services in the Omaha, Nebraska MSA. The limited partnership is conducting business as Aliant Cellular - Omaha. The investment in the partnership is accounted for using the equity method of accounting (see note 6). Aliant Midwest operates as a competitive local exchange carrier (CLEC). Aliant Midwest began limited operations outside Telco's traditional service area in June 1997 and is providing service to certain residential and business customers in the Omaha metropolitan area and in Grand Island, Nebraska. Aliant Network was incorporated in February 1997 to build and operate fiber optic transmission facilities outside of Telco's traditional service area whereby capacity on the network will be leased to long distance and wireless carriers.

     Net earnings applicable to intercompany transactions between companies have been eliminated.

     Effective December 31, 1995, Telco discontinued accounting for its operations under the provisions of Statement of Financial Accounting Standards (FAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (see note 2).

          Property and Equipment

     Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When other property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. Telco capitalizes estimated costs of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1997. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.

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

          Retirement Benefits

     Telco has a noncontributory qualified defined benefit pension plan which covers substantially all employees of the Company. The Company also has a qualified defined contribution profit-sharing plan which covers substantially all employees. Costs of the pension and profit-sharing plans are funded as accrued.

          Revenue Recognition

     Telephone and wireless revenues are recognized when earned and are primarily derived from usage of the Company's network and facilities. For all other operations, revenue is recognized when products are delivered or services are rendered to customers.

          Earnings Per Common Share

     The Company adopted FAS No. 128, "Earnings Per Share," effective December 31, 1997, which specifies the computation, presentation, and disclosure requirements for earnings per share. Basic earnings per common share are computed by dividing the net income less preferred dividends by the weighted average common shares outstanding during the periods. The dilutive effect of the Company's potential common shares outstanding, which are shares issuable under the Company's stock option program, is insignificant. Therefore, the diluted earnings per common share are the same as the basic earnings per common share in 1997, 1996 and 1995.

          Statements of Cash Flows

     For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $23.5 million and $17.5 million at December 31, 1997 and 1996, respectively, consist of short-term fixed income securities.

          Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (2)  EXTRAORDINARY ITEM - DISCONTINUANCE OF REGULATORY ACCOUNTING
      PRINCIPLES
---------------------------------------------------------------------------
     FAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs by charging its customers rates prescribed by regulators and that competition will not threaten the recovery of those costs. Having achieved price regulation and recognizing potential increased competition, the Company concluded, in the fourth quarter of 1995, that the principles prescribed by FAS No. 71 were no longer applicable.

     As a result of the Company's conclusion, a noncash, extraordinary charge of approximately $16.5 million, net of an income tax benefit of approximately $9.4 million, was recorded by Telco in December 1995. The following table summarizes the extraordinary charge.

                                                     Pre-tax    After-tax
      -------------------------------------------------------------------
      (Dollars in thousands)
      Increase to accumulated depreciation           $22,069       13,305
      Elimination of net regulatory assets             3,799        3,211
                                                      ------       ------
            Total extraordinary charge               $25,868       16,516
                                                      ======       ======

     The increase to accumulated depreciation of approximately $13.3 million after tax was necessary as the estimated useful lives prescribed by regulators were not appropriate considering the rapid rate of technological change in the telecommunications industry. The increase to accumulated depreciation was determined by performing a study which identified inadequate accumulated depreciation levels by individual asset categories. The estimated useful lives of these individual asset categories were shortened to more closely reflect economically realistic lives.

     On adoption of FAS No. 109, "Accounting for Income Taxes," in 1993, adjustments were required to adjust excess deferred tax levels to the currently enacted statutory rates as regulatory liabilities and regulatory assets were recognized on the cumulative amount of tax benefits previously flowed through to ratepayers. These tax-related regulatory assets and liabilities were grossed up for the tax effect anticipated when collected at future rates. At the time the application of FAS No. 71 was discontinued, the tax-related regulatory assets and regulatory liabilities were eliminated and the related deferred taxes were adjusted to reflect application of FAS No. 109 consistent with unregulated entities.

 (3)  ACQUISITION OF ALIANT CELLULAR
---------------------------------------------------------------------------
     In 1995, the Company consummated a merger with Aliant Cellular, formerly known as Nebraska Cellular Telephone Corporation. The Company issued a total of 4,267,146 shares of its common stock and paid cash of approximately $61.6 million to acquire the remaining approximately 84% of Aliant Cellular's common stock not previously owned by the Company. The value of the common stock issued was approximately $70.4 million at date of acquisition. Aliant Cellular provides cellular telecommunications services outside the Lincoln and Omaha metropolitan areas in Nebraska.

     The acquisition was accounted for as a purchase and, accordingly, the results of operations of Aliant Cellular have been included in the Company's consolidated financial statements from July 1, 1995. The excess of the purchase price over the fair value of the net identifiable assets acquired, of approximately $125 million, has been recorded as goodwill and is being amortized on a straight-line basis over forty years. Acquisition costs were approximately $983,000 and are being amortized on a straight-line basis over ten years. The Company recognized approximately $3.3 million, $3.2 million and $1.6 million of goodwill amortization in 1997, 1996 and 1995, respectively.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and Aliant Cellular as if the acquisition had occurred on January 1, 1995, after giving effect to certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisition, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Aliant Cellular constituted a single entity during such period.
                                                            Year ended
                                                        December 31, 1995
-------------------------------------------------------------------------
(Dollars in thousands, except per share data)
Total operating revenues                                    $ 248,602
                                                              =======
Income before extraordinary item                            $  29,814
                                                              =======
Net income                                                  $  13,298
                                                              =======
Basic and diluted earnings per common share                 $     .36
                                                              =======

 (4)  PROPERTY AND EQUIPMENT
---------------------------------------------------------------------------
     The following table summarizes the property and equipment at December 31, 1997 and 1996.

                                     1997                     1996
                             ----------------------   ---------------------
                                     Accumulated              Accumulated
                                   depreciation and        depreciation and
     Classifications         Cost   amortization      Cost   amortization
     ----------------------------------------------------------------------
     (Dollars in thousands)
     Land                 $   3,050        -          2,968         -
     Buildings               37,831     15,064       36,435      13,610
     Equipment              524,050    309,129      489,386     273,514
     Motor vehicles and
       other work equipment  13,531      6,166       12,431       5,355
                            -------    -------      -------     -------
         Total in service   578,462    330,359      541,220     292,479
     Under construction      10,852        -          6,279         -
                            -------    -------      -------     -------
         Total property
           and equipment  $ 589,314    330,359      547,499     292,479
                            =======    =======      =======     =======

     The composite depreciation rate for property and equipment was 8.0% in 1997, 8.3% in 1996 and 7.5% in 1995. The rate does not include the extraordinary charge recognized in 1995.

     Construction expenditures for 1998 are expected to approximate $80 million. The Company anticipates funding construction from operating activities, existing temporary investments, and debt financings.

     Substantially all telephone property and equipment, with the exception of motor vehicles, is mortgaged or pledged to secure Telco's first mortgage bonds. Under certain circumstances, as defined in the bond indenture, all assets become subject to the lien of the indenture.

 (5)  TEMPORARY INVESTMENTS
---------------------------------------------------------------------------
     All of the Company's investments in debt and equity securities are classified as available for sale. The Company does not invest in securities classified as held to maturity or trading securities. The following sets forth certain fair value information.

                                               Gross unrealized   Estimated
                                   Amortized   ----------------     market
               1997                  cost       Gains   Losses      value
       --------------------------------------------------------------------
       (Dollars in thousands)
       U. S. government obligations $   800      13       -           813
       U. S. government agency
        obligations                   2,467      36      (31)       2,472
       Corporate debt securities        426       2      (19)         409
                                      -----      --      ---        -----
                                    $ 3,693      51      (50)       3,694
                                      =====      ==      ===        =====

               1996
       -------------------------------------------------------------------
       U. S. government obligations   2,663      14      (12)       2,665
       U. S. government agency
        obligations                   3,400      32      (60)       3,372
       Corporate debt securities        624      15      (32)         607
                                     ------     ---      ---       ------
                                   $  6,687      61     (104)       6,644
                                     ======     ===      ===       ======

     The net unrealized gain (loss) on investments available for sale is not reported separately as a component of stockholders' equity due to its insignificance to the consolidated balance sheets at December 31, 1997 and 1996.

     The amortized cost and estimated market value of debt securities at December 31, 1997 and 1996, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         1997                  1996
                                  --------------------  -------------------
                                             Estimated            Estimated
                                  Amortized   market    Amortized   market
                                    cost      value       cost      value
     ----------------------------------------------------------------------
     (Dollars in thousands)
     Due after three months
      through five years           $ 1,356    1,379      1,182      1,192
     Due after five years
      through ten years              1,827    1,792      3,801      3,725
     Thereafter                        510      523      1,704      1,727
                                     -----    -----     ------     ------
                                   $ 3,693    3,694      6,687      6,644
                                     =====    =====     ======     ======

     The gross realized gains and losses on the sale of securities were insignificant to the consolidated financial statements for the years ended December 31, 1997, 1996 and 1995.

 (6)  EQUITY INVESTMENTS
---------------------------------------------------------------------------
     Prairie owns a 50% interest in Omaha Cellular General Partnership
(OCGP). The remaining 50% interest in OCGP is owned by 360 Communications Company of Nebraska, Inc. (360 Nebraska). OCGP is the general partner of and holds approximately 56% of the partnership interests in Omaha Cellular Limited Partnership, which provides cellular telecommunications services in Douglas and Sarpy Counties in Nebraska and Pottawattamie County, Iowa. Omaha Cellular Limited Partnership conducts business under the trade name Aliant Cellular - Omaha. Prairie is the managing partner of OCGP.

     Prairie purchased its 50% interest in OCGP from 360 Communications Company (360) f/k/a Centel Cellular Company in 1991 for $11.9 million. The carrying value of the investment was approximately $1.8 million at December 31, 1997. Also, Prairie purchased and holds a discounted note from OCGP in the face amount of approximately $54 million, for which the purchase price was $23.8 million. The note has a carrying value of approximately $47.7 million at December 31, 1997. This note has an effective interest rate of 11.94% and is due December 31, 1998.

     On December 17, 1997, the Company obtained board approval for Prairie to assign and transfer to Aliant Cellular its option to purchase from 360 Nebraska the remaining 50% interest in OCGP and the discounted note receivable from OCGP. Aliant Cellular subsequently entered into a definitive agreement with 360 to acquire its 50% interest in OCGP for approximately $15 million and released 360 from its obligation pursuant to the discounted note receivable from OCGP. The acquisition is expected to be consummated in March 1998.

 (7)  REDEEMABLE PREFERRED STOCK
---------------------------------------------------------------------------
     Telco has 5% preferred stock with $100 par value per share. The preferred stock is cumulative, nonvoting, nonconvertible and redeemable solely at Telco's option at $105 per share, for a liquidating amount of $4,724,000, plus accrued dividends. There were 44,991 shares outstanding for each of the years ended December 31, 1997, 1996 and 1995.

 (8)  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
---------------------------------------------------------------------------
     Stock for the Company's Employee and Stockholder Dividend Reinvestment and Stock Purchase Plan (Plan) is purchased on the open market by the Plan's Administrator. The basis for the purchase price of the stock allocated to the Plan participants is the average price paid by the Administrator during the 5-day trading period preceding and including the dividend payment date. Employee purchases are at 95% of such price while purchases by nonemployee participants are at 100% of such price. Participants in the Plan may use cash dividends declared on stock owned and optional cash contributions to purchase additional stock.

     Shares purchased in the open market for the Plan aggregated 86,250 shares, 100,494 shares and 115,385 shares during 1997, 1996 and 1995, respectively. Expenses incurred related to the Plan were approximately $28,100, $32,300 and $31,600 in 1997, 1996 and 1995, respectively. There are no shares reserved for issuance under the Plan.

 (9)  LONG-TERM DEBT AND NOTE PAYABLE
---------------------------------------------------------------------------
     Long-term debt consists of the following at December 31:
                                                            1997      1996
  ------------------------------------------------------------------------
  (Dollars in thousands)
  9.91% First Mortgage Bonds due June 1, 2000
   with interest payable semiannually                  $  44,000    44,000

  Variable rate term loan due in quarterly
   installments until July 6, 2000.  Interest
   accrues on a LIBOR-based pricing formula
   (6.41% at December 31, 1997) and is paid
   periodically, but at least semiannually                26,000    30,000

  Variable rate revolving loan with principal due
   July 6, 1999 and interest due monthly.  Interest
   accrues on a LIBOR-based pricing formula (6.30% at
   December 31, 1997) and is paid periodically, but
   at least semiannually.  The maximum borrowing limit
   is $40,000,000                                         32,000    23,000

   Variable rate Rural Telephone Finance
    Cooperative (RTFC) loan agreements paid in 1997          -      13,362
                                                         -------   -------
        Total long-term debt                             102,000   110,362

        Less current installments of long-term debt        8,000     7,282
                                                         -------   -------
        Long-term debt, excluding current
         installments                                  $  94,000   103,080
                                                         =======   =======

     The approximate annual aggregate debt maturities for the three years subsequent to December 31, 1997 are as follows: 1998, $8,000,000; 1999, $42,000,000; and 2000, $52,000,000.

     The Company uses interest rate swap agreements and an interest rate collar arrangement to manage the potential impact of changes in interest rates on a portion of its variable rate long-term debt.

     As to the $26 million variable rate five-year amortizing term loan, the Company has used an interest rate swap agreement, with a notional amount of $26 million, to effectively convert its variable interest rate exposure to a fixed rate of 6.37%. At December 31, 1997, the current interest rate payable to the Company was 6.24% under the swap agreement. The swap agreement expires at the time the loan matures.

     As to the $40 million variable rate three-year nonamortizing revolving credit facility, against which $32 million was drawn as of December 31, 1997, the Company has used a combination of an interest rate swap agreement, with a notional amount of $15 million, and an interest rate collar arrangement, with a notional amount of $15 million, to effectively convert a portion of its variable interest rate exposure to a fixed rate of 6.24%. At December 31, 1997, the current interest rate payable to the Company under the swap agreement was 6.21%. The interest rate collar arrangement enables the Company to establish a predetermined interest rate range for a portion of the loan. This range is contractually established with a floor rate of 4.67% and a ceiling rate of 8.50%. The arrangement enables the Company to receive from the counterparty (a major bank), on a monthly basis, the amounts, if any, by which the Company's interest rate on the loan exceeds 8.50%. Conversely, the arrangement requires the Company to pay to the counterparty the amounts, if any, by which the Company's interest rate on the loan falls below 4.67%. For the years ended
December 31, 1997 and 1996, no amounts were received or paid by the Company related to this interest rate collar arrangement. The interest rate swap agreement and the interest rate collar arrangement both expire on July 6, 1998. No net fees were paid or incurred by the Company for the swap agreements or the collar arrangement.

     The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements and its interest rate collar arrangement. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

     During 1997, the Company negotiated two revolving credit agreements providing for unrestricted and unsecured borrowings aggregating up to $75 million expiring July 6, 1998. Borrowings bear interest computed on a LIBOR-based pricing formula. The Company has $64 million of unused borrowings at December 31, 1997. Aliant Cellular has a variable rate line of credit agreement with the RTFC for up to $2.5 million.

     The First Mortgage Bonds contain various restrictions, including those relating to payment of dividends by Telco to the Company. In management's opinion, Telco has complied with all such requirements. At December 31, 1997, approximately $34.4 million of Telco's retained earnings were available for payment of cash dividends under the most restrictive provisions of such bond agreement.

     The term and revolving loans also contain various restrictions, including those relating to payment of dividends by the Company. In management's opinion, the Company has complied with all such requirements. Quarterly dividends are limited to $15 million plus 65% of consolidated net income for each respective quarter.

(10)  INCOME TAXES
---------------------------------------------------------------------------
     The components of income taxes from operations before the extraordinary item follow:
                                                  1997      1996      1995
       -------------------------------------------------------------------
       (Dollars in thousands)
       Current:
         Federal                              $ 30,395    26,425    23,128
         State                                   5,588     4,898     2,496
                                                ------    ------    ------
          Total current income tax expense      35,983    31,323    25,624
                                                ------    ------    ------
       Investment tax credits                     (720)     (767)   (1,136)
                                                ------    ------    ------
       Deferred:
         Federal                                  (774)     (895)   (5,529)
         State                                    (172)     (161)     (512)
                                                ------    ------    ------
          Total deferred income tax expense
           (benefit)                              (946)   (1,056)   (6,041)
                                                ------    ------    ------
          Total income tax expense            $ 34,317    29,500    18,447
                                                ======    ======    ======

     Below is a reconciliation between the statutory federal income tax rate and the Company's effective tax rate for each of the years in the three-year period ended December 31, 1997:

                                  1997              1996             1995
                             ---------------   ---------------   ---------------
                                       % of              % of             % of
                                      pretax            pretax            pretax
                             Amount   income   Amount   income   Amount   income
--------------------------------------------------------------------------------
(Dollars in thousands)
Computed "expected"
 income tax expense        $ 30,575   35.0%  $ 26,061   35.0%  $ 16,617   35.0%
State income tax expense,
 net of Federal income
 tax benefit                  3,521    4.0      3,079    4.1      2,329    4.9
Amortization of goodwill      1,085    1.2      1,109    1.5        549    1.2
Non-taxable interest income    (146)   (.2)       (65)   (.1)      (110)   (.2)
Amortization of regulatory
 deferred charges               -      -          -      -        1,914    4.0
Amortization of regulatory
 deferred liabilities           -      -          -      -       (1,790)  (3.8)
Amortization of investment
 tax credits                   (720)   (.8)      (767)  (1.0)    (1,136)  (2.4)
Other                             2    -           83     .1         74     .2
                             ------   ----     ------   ----     ------   ----
      Actual income tax
       expense             $ 34,317   39.2%  $ 29,500   39.6%  $ 18,447   38.9%
                             ======   ====     ======   ====     ======   ====

     The significant components of deferred income tax benefit attributable to income from operations for the years ended December 31, 1997, 1996 and 1995 are shown on the following page.

                                                  1997      1996      1995
       -------------------------------------------------------------------
       (Dollars in thousands)
       Deferred tax expense (benefit)
        (exclusive of the effects of
        amortization below)                    $  (946)   (1,056)   (6,165)
       Amortization of regulatory deferred
        charges                                    -         -       1,914
       Amortization of regulatory deferred
        liabilities                                -         -      (1,790)
                                                 -----     -----     -----
                                               $  (946)   (1,056)   (6,041)
                                                   ===     =====     =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                         1997      1996
       ----------------------------------------------------------------
       (Dollars in thousands)
       Deferred tax assets:
         Accumulated postretirement benefit cost     $ 18,802    18,251
         Voluntary early retirement liability           5,928     6,337
         Other                                          2,308     3,071
                                                       ------    ------
           Total gross deferred tax assets             27,038    27,659
       Less valuation allowance                           -         -
                                                       ------    ------
           Net deferred tax assets                     27,038    27,659
                                                       ------    ------
       Deferred tax liabilities:
         Property and equipment, principally due to
          depreciation differences                     29,649    32,007
         Other                                          3,499     2,708
                                                       ------    ------
           Total gross deferred tax liabilities        33,148    34,715
                                                       ------    ------
           Net deferred tax liabilities              $  6,110     7,056
                                                       ======    ======

     As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1997 and 1996 was necessary.

(11)  BENEFIT PLANS
---------------------------------------------------------------------------
     Telco has a noncontributory defined benefit pension plan covering substantially all employees of the Company with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations.

     The net periodic pension credit for 1997, 1996 and 1995 amounted to $1,029,000, $608,000 and $1,389,000, respectively. The net periodic pension credit is comprised of the following components as shown on the following page.

                                                  1997      1996      1995
       -------------------------------------------------------------------
       (Dollars in thousands)
       Service cost - benefits earned during
        the period                            $  3,758     3,538     3,628
       Interest cost on projected benefit
        obligations                             11,729    11,338     9,286
       Actual return on plan assets            (36,657)  (19,287)  (37,696)
       Amortization and deferrals, net          20,141     3,803    23,393
                                                ------    ------    ------
          Net periodic pension credit         $ (1,029)     (608)   (1,389)
                                                ======    ======    ======

     The table below summarizes the funded status of the pension plan at December 31, 1997 and 1996.

                                                        1997      1996
     -----------------------------------------------------------------
     (Dollars in thousands)
     Actuarial present value of pension benefit
      obligation:
        Vested                                     $ 136,571   134,110
        Non-vested                                    17,674    18,357
                                                     -------   -------
          Accumulated pension benefit obligation   $ 154,245   152,467
                                                     =======   =======
     Projected pension benefit obligation          $ 174,077   169,759
     Less, plan assets at market value               243,685   218,507
                                                     -------   -------
          Excess of plan assets over projected
           pension benefit obligation                 69,608    48,748
     Unrecognized prior service cost                   6,486     7,065
     Unrecognized net gain                           (84,233)  (63,548)
     Unrecognized net asset being recognized
      over 15.74 years                                (6,790)   (8,223)
                                                     -------   -------
          Accrued pension cost                     $ (14,929)  (15,958)
                                                     =======   =======

The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U. S. government obligations.

The assumptions used in determining the funded status information and pension expense were as follows:

                                                    1997 and
                                                      1996        1995
       ----------------------------------------------------------------
       Discount rate                                   7.1%        7.1%
       Rate of salary progression                      5.5         6.0
       Expected long-term rate of return on assets     8.0         8.0

     The Company has a defined contribution profit-sharing plan which covers its employees who have completed one year of service. Union-eligible employees became eligible to participate in the plan beginning January 1, 1997. Through December 31, 1996, Aliant Cellular also had a separate defined contribution plan for its eligible employees, however, the board of directors approved the participation of eligible employees of Aliant Cellular to become participants of the Company's plan effective January 1, 1997. The assets and liabilities of Aliant Cellular's plan were merged into the Company's plan in 1997. Under the Company plan, participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the nonunion-eligible participants' contributions up to 5% of their wages. The Company's profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each nonunion-eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company. The combined contributions to these plans totaled $931,000, $851,000 and $745,000 for 1997, 1996 and 1995, respectively.

     In July 1995, the Company announced its decision to reduce its operator services work force from 140 to approximately 50 employees by the end of 1995. The remaining work force handles the Company's long distance operator service needs. The Company offered retirement and separation incentives along with out-placement services to those employees affected by the work force adjustment. As a result, the Company recognized a restructuring charge of $1.5 million in 1995. The charge reduced the Company's pension asset by $1.1 million for pension enhancements. The charge included severance payments of approximately $400,000.

     In addition, in November 1995, the Company announced its plans to reduce its existing work force by offering a voluntary early retirement program to eligible employees. The eligible employees were both management and nonmanagement employees who were employed by the Company, Telco and Aliant Systems. The Company implemented an enhancement to Telco's pension plan by adding five years to both the age and net credited service for eligible employees. The program also provided for the employees to receive a lump-sum payment and a supplemental monthly income payment in addition to their normal pension. As a result of 330 employees accepting this voluntary early retirement offer, a reduction to Telco's pension asset was recorded and the Company recognized a restructuring charge of $20.1 million at December 31, 1995. The charge included pension enhancements of $23.4 million and curtailment gains of $3.3 million.

 (12)  POSTRETIREMENT BENEFITS
---------------------------------------------------------------------------
     The Company sponsors a health care plan that provides postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have fifteen years of service with normal or early retirement. The Company accounts for these benefits during the active employment of the participants.

     The table on the following page presents the plan's status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1997 and 1996.

                                                         1997      1996
       ----------------------------------------------------------------
       (Dollars in thousands)
       Accumulated postretirement benefit obligation:
         Retirees                                    $ 40,903    33,212
         Fully eligible active plan participants       14,626    12,227
         Other active plan participants                 6,783     7,026
                                                       ------    ------
                                                       62,312    52,465
       Unrecognized prior service cost                 (1,628)   (1,597)
       Unrecognized net loss                          (13,334)   (4,919)
                                                       ------    ------
          Accrued postretirement benefit cost        $ 47,350    45,949
                                                       ======    ======

     Net periodic postretirement benefit costs for the years ended December 31, 1997, 1996 and 1995 include the following components:

                                                   1997      1996      1995
        -------------------------------------------------------------------
        (Dollars in thousands)

        Service cost                            $   553       497       386
        Interest cost                             4,069     4,038     3,929
        Net deferral and amortization                98       145       206
                                                  -----     -----     -----
        Net periodic postretirement benefit
         costs                                  $ 4,720     4,680     4,521
                                                  =====     =====     =====

     For purposes of measuring the benefit obligation, the following assumptions were used:

                                                         1997      1996
       -----------------------------------------------------------------
       Discount rate                                      8.0%      8.0%
       Health care cost trend rate                       10.3      10.8

For purposes of measuring the benefit cost, the following assumptions were used:
                                                    1997     1996     1995
       -------------------------------------------------------------------
       Discount rate                                 8.0%     8.0%    8.0%
       Health care cost trend rate                  10.7     11.3    11.7

     The health care cost trend rate of increase is assumed to decrease gradually to 5.5% by the year 2004. The health care cost trend rate assumptions have a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by approximately $177,000 and increase the accumulated postretirement benefit obligation by approximately $2.2 million.

(13)  STOCK AND INCENTIVE PLAN
---------------------------------------------------------------------------
     The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.

     Under the plan, options may be granted for a term not to exceed ten years from date of grant. The option price is the fair market value of the shares on the date of grant. Such exercise price was $11.50 for the 1990 options, $12.75 for the 1992 options, $16.50 for the 1995 options, $16.75 for the 1996 options and $19.75 for the 1997 options. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.

     Stock option activity under the plan is summarized as follows:

                                                 1997      1996      1995
       -------------------------------------------------------------------
       Outstanding at January 1                195,337   146,412   100,150
       Granted                                  46,750    58,400    53,450
       Exercised                               (90,237)   (9,475)   (3,100)
       Canceled                                 (3,763)      -      (4,088)
                                               -------   -------   -------
       Outstanding at December 31              148,087   195,337   146,412
                                               =======   =======   =======
       Exercisable at December 31               12,682    92,237    98,412
                                               =======   =======   =======

     Prior to January 1, 1996, the Company accounted for the stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted FAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, FAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in FAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of FAS No. 123.

     The per share weighted-average fair value of stock options granted during 1997, 1996 and 1995 was $14.24, $4.44 and $7.45, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:
                                                 1997      1996      1995
       ------------------------------------------------------------------
       Expected dividend yield                   2.17%     3.59      2.70
       Risk-free interest rate                   5.70%     6.41      5.36
       Expected volatility factor               28.30%    27.00     27.50
       Expected life in years                    4.90      5.75      5.45

     Since the Company applies APB Opinion No. 25 in accounting for its plan, no compensation cost has been recognized for its stock options in the financial statements. Had the Company recorded compensation cost based on the fair value at the grant date for its stock options under FAS No. 123, the Company's net income for 1997, 1996 and 1995 would have been reduced by approximately $145,000, $72,000 and $40,000, respectively.

     Pro forma net income reflects only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under FAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 4 years for the 1997, 1996 and 1995 options. Compensation cost for options granted prior to January 1, 1995 is not considered.

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

     In addition, 7,974 shares, 8,867 shares and 10,836 shares of restricted stock were awarded by the Company during 1997, 1996 and 1995, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.

     Amounts charged against 1997, 1996 and 1995 net income for cash and restricted stock awards were approximately $431,900, $277,100 and $392,700, respectively. Pursuant to the plan, 2,000,000 shares of common stock are reserved for issuance under this plan.

(14)  TELEPHONE REVENUES
---------------------------------------------------------------------------
     Telephone revenues include revenues received by Telco for billing and access services provided to Aliant Systems, which were approximately $4,393,000 for 1997, $4,209,000 for 1996 and $4,342,000 for 1995, and are
deducted as intercompany revenues and expenses.

 (15)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
---------------------------------------------------------------------------
                              First   Second    Third   Fourth
          1997               quarter  quarter  quarter  quarter   Total
-------------------------------------------------------------------------
(Dollars in thousands, except per share data)
Operating revenues:
  Telephone                 $ 48,855   49,072   50,935   51,011   199,873
  Wireless communications     16,746   19,631   19,969   20,364    76,710
  Equipment sales and
   services                    4,540    4,193    4,985    5,458    19,176
  Intercompany                (1,953)  (2,260)  (2,323)  (2,895)   (9,431)
                              ------   ------   ------   ------    ------
          Total operating
           revenues         $ 68,188   70,636   73,566   73,938   286,328
                              ======   ======   ======   ======   =======
Net income                  $ 11,978   13,188   13,995   13,878    53,039
                              ======   ======   ======   ======   =======
Basic and diluted earnings
 per common share           $    .33      .36      .39      .38      1.46
                              ======   ======   ======   ======   =======

                              First   Second    Third   Fourth
          1996               Quarter  Quarter  Quarter  Quarter   Total
-------------------------------------------------------------------------
(Dollars in thousands, except per share data)
Operating revenues:
  Telephone                 $ 47,184   47,319   46,676   48,247   189,426
  Wireless communications     13,158   15,850   17,387   17,301    63,696
  Equipment sales and
   services                    4,998    4,496    4,426    5,010    18,930
  Intercompany                (2,057)  (2,071)  (1,914)  (1,785)   (7,827)
                              ------   ------   ------   ------   -------
          Total operating
           revenues         $ 63,283   65,594   66,575   68,773   264,225
                              ======   ======   ======   ======   =======
Net income                  $  9,818   11,617   12,165   11,354    44,954
                              ======   ======   ======   ======   =======
Basic and diluted earnings
 per common share           $    .27      .32      .33      .31      1.22
                              ======   ======   ======   ======   =======

 (16)  COMMON STOCK PURCHASE RIGHTS
---------------------------------------------------------------------------
     The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989.
Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1997, 38,574,967 shares of common stock were reserved for issuance in connection with these stock purchase rights.

(17)  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------------------------------------
          Cash and Cash Equivalents, Receivables, Accounts Payable and Note
           Payable

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

          Interest Rate Swap and Collar Agreements

     The fair values are the estimated amounts the Company would have to pay or receive to terminate the swap and collar agreements as of December 31, 1997 and 1996, respectively, taking into account current interest rates and the credit worthiness of the counterparty.

          Estimated Fair Value

     The estimated fair value of the Company's financial instruments are summarized as follows:
                                 At December 31, 1997  At December 31, 1996
                                 --------------------  --------------------
                                  Carrying  Estimated   Carrying  Estimated
                                   amount   fair value   amount  fair value
       --------------------------------------------------------------------
       (Dollars in thousands)
       Note receivable from OCGP $  47,728     50,463     42,502    47,550
                                   =======    =======    =======   =======
       Long-term debt            $ 102,000    106,127    110,362   114,986
                                   =======    =======    =======   =======
       Interest rate swap and
        collar agreements
        gain (loss)              $     -          (82)       -         (90)
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

(18)  SUPPLEMENTAL CASH FLOW DISCLOSURES
---------------------------------------------------------------------------
     The Company paid interest of $8.8 million, $9.1 million and $8.2 million during 1997, 1996 and 1995, respectively. Income taxes paid were $39.4 million in 1997, $25.3 million in 1996 and $27.0 million in 1995.

The Company consummated the acquisition of Aliant Cellular during 1995. In connection with the acquisition, the following assets were acquired, liabilities assumed and long-term debt and common stock issued.

       (Dollars in thousands)
       ----------------------------------------------------------
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
                                                          =======

 (19)  COMMITMENTS
---------------------------------------------------------------------------
     The Company has entered into two separate agreements during 1997 for the purchase of new landline and cellular equipment over the next five years commencing the first quarter of 1998. The aggregate cash payments for each of the five years subsequent to December 31, 1997 approximate $18.4 million; $7.7 million; $2 million; $3.9 million; and $3 million, respectively. The Company anticipates funding these purchase commitments from operations and debt financings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------------
Aliant Communications Inc. (the Company) is a holding company with subsidiaries operating primarily in the telecommunications industry. The Company's wholly-owned subsidiaries include Aliant Communications Co. (Telco); Aliant Cellular Inc. (Aliant Cellular); Aliant Systems Inc. (Aliant Systems); Prairie Communications, Inc. (Prairie); Aliant Midwest Inc. (Aliant Midwest) and Aliant Network Services Inc. (Aliant Network). Effective September 3, 1996, the Company changed its name to Aliant Communications Inc. from Lincoln Telecommunications Company. The name change allowed the Company to offer services under the single brand, Aliant Communications, and replaced eight different names previously used.

RESULTS OF OPERATIONS
---------------------------------------------------------------------------
Net Earnings.
Net income was $53,039,000 in 1997, compared to $44,954,000 in 1996 and
$12,513,000 after non-recurring charges in 1995. Excluding non-recurring charges for strategic initiatives relating to the discontinuance of the application of FAS 71 and two work force restructuring programs, net income in 1995 was $42,059,000.

Earnings per common share were $1.46 in 1997, $1.22 in 1996 and $.36 in 1995. Before the one-time charges, earnings per common share were $1.22 in 1995.

Operating Revenues
Total operating revenues grew by $22,103,000 in 1997, an increase of 8.4% over 1996, to a total of $286,328,000. In 1995, total operating revenues were $225,692,000. Leading the growth in both 1997 and 1996 was revenues from wireless communications services.

Telephone Revenues
Telephone operating revenues increased by $10,447,000 or 5.5% over 1996, to a total of $199,873,000. Growth in 1996 was $9,510,000 or 5.3% over 1995, to a total of $189,426,000.

Local network service revenues in 1997 were $80,918,000, an increase of $6,040,000 or 8.1% over the 1996 total of $74,878,000. In 1996, local network service revenues increased $3,387,000 or 4.7% over the 1995 total of $71,491,000. These revenues reflect amounts billed to customers for local exchange services, including enhanced services such as Call Waiting and Caller ID. The 1997 increase was due, in part, to a 10% increase to residential basic local exchange rates which became effective near the end of the first quarter. The balance of the 1997 increase along with the 1996 increase resulted primarily from growth in telephone access lines and continued demand for enhanced services. There were 273,008 telephone access lines in service on December 31, 1997, an increase of 3.7% over the prior year. The 1996 growth in access lines was 3.6%. In each year, business and Centrex line growth led the increase.

Access service revenues received primarily from interexchange carriers for their use of local exchange facilities in providing long distance services were $57,621,000 in 1997, an increase of $875,000 or 1.5% over the 1996 total of $56,746,000.  In 1996, access service revenues increased

$3,093,000 or 5.8% from the 1995 total of $53,653,000. These increases were due primarily to increased volume of access minutes reaching a total of 1,024.8 million minutes in 1997. Minutes of use increased by 5.8% in 1997 and by 7.6% in 1996. In each of these two years, increased volumes were offset in part by reduced incremental access rates.

Long distance service revenues in 1997 were $31,375,000, a decrease of $866,000 or 2.7% from the 1996 total of $32,241,000. In 1996, long distance revenues increased $1,155,000 or 3.7% from the 1995 total of $31,086,000. Long distance revenues are received from providing services both within and beyond Telco's traditional service area, and are primarily message toll, private line services, and operator services. The 1997 decrease was due, in part, to a first quarter reduction in long distance rates of 8% to 10% for calls within the Company's service area in southeast Nebraska. The 1996 increase was primarily due to customer growth which resulted from increased marketing of long distance services.

On November 18, 1997, the Company filed a rate rebalancing application with the Nebraska Public Service Commission (NPSC) in order to bring rates closer to the costs of providing various services. This action is further described under "Competition and Regulatory Environment," and is intended to be revenue-neutral.

Other wireline communications service revenues, which includes directory advertising and sales, carrier billing and collection service revenues, data communications revenues, public paystations and miscellaneous items, were $29,959,000 in 1997, an increase of $4,398,000 or 17.2% from the 1996 total of $25,561,000. The increase was attributable to greater directory advertising and sales revenues of $1,073,000, greater data communications revenue mainly due to the growth of Navix, the Company's Internet access service, of $1,191,000, as well as increased public paystation revenue of $1,740,000. The paystation revenue increase was due, in part, to a rate increase with the remainder resulting from the FCC's deregulation of paystation business. In 1996, other wireline communications services increased $1,875,000 or 7.9% from the 1995 total of $23,686,000. The 1996 growth was attributable to greater directory advertising and sales revenues as well as increased data communications revenues.

Wireless Communications Services
Wireless communications service revenues in 1997 were $76,710,000, an increase of $13,014,000 from the 1996 total of $63,696,000. The 1997 increase was primarily due to the steady addition of subscribers and resulting revenue generated from the larger subscriber base. This increase was offset by a June 1, 1997 reduction in service rates offered to a majority of our subscribers, approximating $2,500,000. In 1996, wireless communications service revenues increased $29,575,000 from the 1995 total of $34,121,000. The 1996 increase was primarily due to the inclusion of a full year's revenue from Aliant Cellular compared to six months of revenue following the acquisition of Aliant Cellular in July 1995. Cellular subscriber lines in the Company's wholly-owned markets grew by 36,285, or 24.7%, to a total of 182,987 at December 31, 1997. In May 1997, Aliant Cellular acquired approximately 10,000 customer service agreements from Telebeep, Inc. These customers had previously received Aliant Cellular services on a resold basis. See "Acquisition and Investment." In 1996, subscriber lines grew by nearly 37,000. Further information on this subject is provided under the heading of "Managed Cellular Markets."

Telephone Equipment Sales and Services
Telephone equipment sales and service revenues in 1997 were $19,176,000, an increase of $246,000 or 1.3% from the $18,930,000 recorded in 1996. The 1996 amount of such revenues reflected an increase of $162,000 or 0.9% from the $18,768,000 recorded in 1995.

Operating Expenses
Total operating expenses were $196,956,000 in 1997, an increase of $10,533,000 or 5.7% from 1996. Total operating expenses increased $10,692,000 in 1996 to a total of $186,423,000.

Depreciation and amortization expense was $49,525,000 in 1997, a 6.7% increase over the $46,404,000 recorded in 1996. Both of these years reflect depreciation rates effective after discontinuance of FAS 71 as described later under the heading "Extraordinary Item (net of income tax)- FAS 71." The 1997 increase over 1996 is attributable to gross additions to depreciable plant resulting from the Company's strategic objective to remain a forerunner in the implementation of new technology. The 1995 depreciation and amortization amount of $37,422,000 was recorded following the FAS 71 guidelines. Using Generally Accepted Accounting Principles,
(GAAP), depreciation rates for Telco represents approximately $2.7 million of the increase in 1996. The 1995 depreciation and amortization amount reflects only six months of amortization of goodwill related to the July 1995 acquisition of Aliant Cellular while 1996 and 1997 reflect full year amounts.

Other operating expenses, which include the cost of telephone equipment sales and services and the net loss on sales of cellular equipment along with other operating expenses, were $152,580,000 in 1997, $143,646,000 in 1996 and $120,627,000 in 1995. The increases amounted to 6.2% in 1997 and 19.1% in 1996. The 1997 increase was due in part to expenses incurred, approximately $1,600,000, for repairing the damages resulting from a severe October snowstorm. Expenses for 1996 include 12 months of Aliant Cellular operating expenses while the 1995 amount contained only six months of such expenses. Costs of goods and services sold increased in both 1997 and 1996 resulting from increased product sales and discounts. Sales commissions and other costs of acquiring wireless customers, including the net loss on equipment sales, also increased each year.

The Company continues to streamline operations and manage its work force requirements to improve productivity. Consistent with this objective, the Company recorded the results of two separate work force reduction programs in 1995. In 1995, Telco reduced its operator services work force from 140 employees to approximately 50 employees. Directory assistance operations were outsourced and operator service contracts with AT&T were terminated. The remaining operator work force handles the Company's long distance operator service needs. Retirement and separation incentives along with out-placement services were offered to those employees affected by the force adjustment. These actions resulted in a pre-tax non-recurring charge of $1,555,000 ($937,000 net of tax) in 1995, reducing earnings per share by $0.03.

Separately, in an effort to position the Company for the long-term, in late 1995 the Company determined that it could maintain productivity while reducing its work force by nearly 200 employees. Accordingly, it offered an opportunity to approximately 750 eligible employees to enroll in the Voluntary Enhanced Retirement Program. Of those receiving the offer, 330 employees accepted. The cost of this retirement program, recorded in 1995, was approximately $20.1 million (an after-tax earnings impact of $12.1 million) reducing earnings per share by $0.35. This program was funded from the Company's pension fund, requiring no additional funding from operations. At December 31, 1997 all of the employees who elected early retirement had left the Company's employ, with a large portion leaving in the fourth quarter 1997. The Company has begun to recapture the cost of this retirement program and will continue to benefit in the future from the streamlined work processes which facilitated this work force reduction.
Due to the greater than anticipated number of employees opting for early retirement, the Company has, and will continue to hire new employees in order to continue its ability to provide high-quality service and maintain its aggressiveness in the marketplace. At the end of the year, there were 1,537 employees compared to 1,686 at the end of 1996. The number of employees in the Company's wireless operations is continuing to expand to meet the needs of additional subscribers. There is also employment growth in the Company's data communications area where Navix requires support.

Non-Operating Income and Expenses
Non-operating income includes interest and net results from the Company's ownership interest in the Omaha cellular market. The increase in income of $1,869,000 in 1997 to $8,297,000 is partially the result of greater interest income. Investments were reduced in 1996 due to using those funds to reduce outstanding debt, primarily related to the acquisition of Aliant Cellular. The remainder of the increase resulted from greater profits in the Omaha cellular market. The Company anticipates acquisition of an additional interest in the partnership operating in the Omaha Cellular market in first quarter 1998. After the acquisition, the Company's share of net results from the Omaha market will no longer be recognized as non-operating income. The related interest income will also no longer be recognized. In 1997, non-operating income from these two items approximated $5 million.

Interest expense and other deductions were $10,313,000 in 1997 compared to $9,776,000 in 1996 and $10,518,000 in 1995. The 1997 increase was primarily the result of an increase in average outstanding debt. The 1996 decline was the result of lower debt compared to 1995, during which the debt level was higher as a result of using outside sources of capital to fund the acquisition of Aliant Cellular, thus causing additional long-term and short-term debt and related interest expense.

Income Taxes
Income tax expenses in 1997 were $34,317,000 compared to $29,500,000 in 1996 and $18,447,000 in 1995. The federal income tax rate has remained at 35% since 1993. Income tax expense has remained proportionate to taxable income over the three-year period.

Extraordinary Item (net of income tax)-FAS 71
As described in Note 2 to the consolidated financial statements, the Company discontinued applying Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation" in the fourth quarter of 1995. The Company determined that Telco no longer met the criteria for following FAS 71 due to changes in the manner in which the Company is regulated and increased competition in the telecommunications industry. The accounting impact to the Company was an extraordinary non-cash after-tax charge of $16,516,000. The following table is a summary of the extraordinary charge.


Dollars (in thousands)                               Pre-tax      After-tax
---------------------------------------------------------------------------
Increase to the accumulated depreciation balance    $ 22,069         13,305
Elimination of regulatory assets and liabilities       3,799          3,211
                                                      ------         ------
          Total extraordinary charge                $ 25,868         16,516
---------------------------------------------------------------------------

The pre-tax adjustment of $22,069,000 to net telecommunications plant was necessary since estimated useful lives and depreciation methods historically prescribed by regulators did not reflect the rapid pace of technological changes in the industry and differed significantly from methods used by nonregulated companies. Net plant balances were adjusted by increasing the accumulated depreciation balance. A study was performed that identified inadequate accumulated depreciation levels by individual asset categories. When adjusting its net plant, the Company gave effect to shorter, more economically realistic lives.

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

Inflation
Management believes that inflation affects the Company's business to no greater extent than the general economy.

LIQUIDITY AND CAPITAL RESOURCES
---------------------------------------------------------------------------
Capitalization
At December 31, 1997, the Company had consolidated long-term debt of $102,000,000 compared to $110,362,000 at December 31, 1996, including current installments due. In 1995, the Company incurred $60,000,000 of long-term debt to finance the acquisition of Aliant Cellular and assumed Aliant Cellular's outstanding long-term debt at acquisition. The Company currently has an $11,000,000 note payable outstanding.

Construction
The Company is continuing to invest in new technology. Net cash expenditures for capital additions to property and equipment were $50,067,000 in 1997, $42,704,000 in 1996 and $43,022,000 in 1995. Cash
provided by operating activities, less dividends, exceeded capital additions in each of those years. Gross additions to property and equipment are expected to approximate $80,000,000 in 1998. The increase in

1998 is due in part to the expansion of the Company's fiber network, adding and upgrading cellular equipment, expansion of Aliant Midwest's operations and additions to electronic switching equipment. The Company anticipates funding this construction from operating activities, existing temporary investments and debt.

The Company entered into a contract with Northern Telecom Inc. to upgrade Telco's electronic switching equipment over the next five years requiring a cash outlay of $20.9 million over the five year period. Among its many benefits, the contract will provide the capability to offer the same services throughout Telco's entire service area. Software will only be needed in three host switches which will be a significant reduction from the fifteen switches operating at the present time.

Cash and Cash Equivalents
The Company had cash, cash equivalents, and temporary investments of $31,560,000 and $31,977,000 at December 31, 1997 and 1996, respectively.

Dividends
Quarterly dividends on the Company's common stock were increased from 13 cents per share to 14 cents per share commencing January 10, 1995, to 15 cents per share commencing January 10, 1996, to 16 cents per share commencing January 10, 1997 and to 17 cents per share commencing October 10,1997. The total cash dividend declared was 66 cents per share in 1997, 61 cents per share in 1996 and 57 cents per share in 1995.

ACQUISITION AND INVESTMENT
---------------------------------------------------------------------------
During 1995, the Company purchased the remaining issued and outstanding shares of Aliant Cellular (then Nebraska Cellular Telephone Corporation) common stock. At December 31, 1994, the Company owned approximately 16% of the outstanding shares of Nebraska Cellular and used the cost method of accounting to account for its interest. As consideration for the remaining 84%, the Company issued to the shareholders of Nebraska Cellular an aggregate of 4,267,146 shares of Company common stock and paid approximately $61.6 million in cash. The acquisition was accounted for as a purchase. Aliant Cellular provides cellular communications services in non-metropolitan areas of Nebraska including approximately 848,000 POPs (potential customers). Its network serves cellular users with transparent interconnection along the Interstate 80 corridor and other major highway systems across Nebraska.

On December 31, 1991, Prairie entered into a general partnership that holds an ownership interest of approximately 56% in the Omaha Cellular Limited Partnership, now doing business as Aliant Cellular - Omaha, which provides cellular communications services in the Omaha Metropolitan Statistical Area
(MSA). Prairie is an equal partner with 360 Communications Company of Nebraska, Inc. (360) in the general partnership and has the option to purchase 360's remaining 50% interest during the two-year period ending December 31, 1998. On December 17, 1997 the Company announced that it had entered into a Purchase Agreement with 360 to acquire 360's ownership interest for approximately $15,000,000, and the release of 360 from its obligation pursuant to the discounted note receivable from the general partnership with a carrying value of approximately $47.7 million at December 31, 1997. As a result, upon closing, which is anticipated to be near the end of first quarter 1998, the Company will own 100% of the general partnership and approximately 56% of Aliant Cellular - Omaha. The acquisition will be accounted for as a purchase and, accordingly, the results of the partnership will be included in the operating revenues and expenses of the Company. Goodwill of approximately $30 million will result and will be amortized over approximately 34 years. The Company assumed management of Aliant Cellular-Omaha on January 1, 1992.

Effective May 15, 1997, Aliant Cellular acquired from Telebeep, Inc. approximately 10,000 customer service agreements and customers who had previously received cellular telecommunications services provided by Aliant Cellular on a resold basis. These customers are located principally in northeastern Nebraska. As a result of the acquisition of this additional customer base, Aliant Cellular provides its cellular telecommunications services directly to these customers on a retail basis rather than on a wholesale basis. This acquisition is expected to result in increased annual revenue of approximately $1,300,000.

MANAGED CELLULAR MARKETS
---------------------------------------------------------------------------
The Company manages all four cellular entities in which it has an ownership interest. The Lincoln MSA and Aliant Cellular (serving ten Nebraska Rural Service Areas (RSA)) are wholly-owned markets containing approximately 231,000 and 848,000 POPs, respectively. All properties are managed under the Aliant brand. Through its general partnership with 360, the Company holds a 27.9% interest (27.6% prior to October, 1997) in Aliant Cellular - Omaha which operates the Omaha MSA market, comprised of approximately 634,000 POPs. As stated in the "Acquisition and Investment" section above, the option to purchase 360's ownership interest in that limited partnership is expected to be completed by the end of March 1998. In addition, the Company has an 11.8% interest in Iowa RSA 1 which is contiguous to the Company's telephone operating area in Nebraska and to Omaha, and contains approximately 62,000 POPs. By the end of 1997, penetration rates (subscribers compared to POPs) achieved in these markets by the entities in which the Company holds interests were 22.1% in the Lincoln MSA, 15.6% in the Aliant Cellular area, 12.7% in the Omaha MSA, and 6.6% in RSA 1.

In these markets, the composite cost to acquire new customer lines, including a negative margin on equipment sales, was $303 per gross addition and $455 per net addition in 1997. The churn (the percentage of customers who are disconnected each month) averaged 0.9% in 1997.

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

       Supplemental Proportionate Data For Managed Cellular Markets (1)

                                Total          Total Not        Total
                             Consolidated    Consolidated   Proportionate
                                 (2)             (3)            Data
-------------------------------------------------------------------------
(Dollars in thousands)
Customer Lines          1997    182,987          22,928         205,915
                        1996    146,702          18,531         165,233
                        1995    109,708          13,144         122,852

Service Revenues        1997   $ 75,889           9,296          85,185
                        1996     62,984           7,940          70,924
                        1995     32,910           6,019          38,929

Operating Expenses      1997   $ 40,485           4,640          45,125
 (before depreciation)  1996     35,768           4,675          40,443
                        1995     19,147           4,034          23,181

Net Operating Income    1997   $ 26,720           3,352          30,072
 (after depreciation)   1996     20,049           2,171          22,220
                        1995     10,059           1,043          11,102

EBITDA (4)              1997   $ 35,404           4,656          40,060
                        1996     27,216           3,265          30,481
                        1995     13,763           1,985          15,748

(1) The Company's interest in Nebraska Cellular prior to acquisition in July 1995 is not included in the proportionate data.

(2) Financial activities of the Lincoln MSA and Aliant Cellular since acquisition are included in respective operating portions of the Company's Consolidated Statements of Earnings.

(3) The Company's share of the financial activities of the Omaha MSA (27.91% currently and 27.6% prior to October 1997) and the Iowa RSA 1 (11.8%) are not included in the operating portions of the Company's Consolidated Statements of Earnings.

(4) Earnings before interest, income taxes, depreciation and amortization is commonly used in the cellular communications industry to analyze cellular providers on the bases of operating performance, and liquidity. EBITDA should not be considered an alternate to (i) operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or (ii) cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

At December 31, 1997, the Company had 205,915 proportionate customer lines in all of its managed markets. This compares with a 1996 year-end managed operations total of 165,233 customer lines.

Total service revenues in the managed cellular markets increased to $85,185,000 in 1997 compared to $70,924,000 in 1996 and $38,929,000 in
1995. The acquisition of Aliant Cellular in July 1995 contributed approximately 80% of the 1996 increase in service revenues. Service revenues include the net results of outbound roaming. Inbound roaming contributed 15.8%, 14.9% and 14.6% of service revenues in 1997, 1996 and 1995, respectively. The Company has negotiated roaming agreements with other cellular providers which include preferred roaming rates for customers.

Net operating income before interest, depreciation and income taxes (EBITDA) increased to $40,060,000 in 1997 compared to $30,481,000 in 1996.
The EBITDA margin (EBITDA compared to service revenues) was 47.0% and 43.0% for the years 1997 and 1996, respectively. In 1995, EBITDA was $15,748,000 margin on sales of equipment, grew to $45,125,000 in 1997, compared to $40,443,000 in 1996 and $23,181,000 in 1995.

Due to changes in technology, customer growth and usage demand, Aliant Cellular recently entered into a contract with Motorola to replace the existing analog cellular equipment in the Lincoln and Omaha MSAs requiring a $22,000,000 cash outlay. The new digital switching platforms will increase network capacity and make additional services, such as Caller ID, available to customers. The network will be upgraded in two phases. By early spring 1998, Narrowband Advanced Mobile Phone Service (NAMPS) will be in place which will nearly double the capacity on the network. By early 1999, Code Division Multiple Access (CDMA) will be deployed which will further improve capacity, coverage and voice quality.

COMPETITION AND REGULATORY ENVIRONMENT
---------------------------------------------------------------------------
The Telecommunications Act of 1996 (the Act) has now been in effect two full years. While some uncertainty regarding implementation of the Act still exists, some of the regulatory concerns and questions raised by the Act are being clarified.

The Act was designed to facilitate entry of new competitors into the local exchange market. Competitors were allowed to resell Incumbent Local Exchange Carrier (ILEC) services by purchasing elements of an ILEC's network which are necessary to provide competitive services, or by constructing their own network facilities in an ILEC's traditional service territory. In order to create rules implementing this aspect of the Act, the Federal Communications Commission (FCC) released a comprehensive interconnection order in August 1996 (the Interconnection Order).

The Interconnection Order received immediate criticism from ILECs for establishing network element prices and resale discounts which gave unfair advantages to competitors, and for allowing a competitor to "pick and choose" favorable provisions of interconnection agreements made between ILECs and competitors. ILECs also contended that the Interconnection Order improperly precluded state regulatory commissions from performing a meaningful role in the implementation of the Act.

Several ILECs, including Telco, filed appeals for judicial review of the Interconnection Order. These petitions were consolidated and assigned to the Eighth Circuit Court of Appeals. In October 1996, the Eighth Circuit entered an Order Granting Stay Pending Judicial Review which did stay the effectiveness of the pricing and the so-called "pick and choose" provisions of the Interconnection Order. The FCC and several other telecommunications companies petitioned to review the Eighth Circuit's decision. On January 23, 1998, the Supreme Court agreed to hear the appeal. The decision by the Supreme Court is expected in late 1998 or early 1999.

The Telco received a bona fide request on January 9, 1998 from US West Communications, Inc. to negotiate an interconnection agreement. Telco does have interconnection agreements in place with two commercial mobile radio service providers. As a midsize, non-Bell Company, the Telco may apply to the Nebraska Public Service Commission (NPSC) for relief or waiver of certain interconnection obligations imposed under the Act. Telco has agreed with the NPSC not to use such a waiver provision for resale or transport and termination elements.

The Company is exploring new business opportunities made possible by the Act. Through Aliant Midwest, the Company was granted a certificate from the NPSC to provide competitive local exchange service in areas of Nebraska served by US West, GTE Midwest and Sprint/United. Aliant Midwest also has been certified by the Iowa Utilities Board to provide service in Pottawattamie County, Iowa, which is part of the Omaha, Nebraska metropolitan area. In 1997, Aliant Midwest, doing business as Aliant Communications, began offering facilities-based service in Omaha, Nebraska and Grand Island, Nebraska. The Company will continue to evaluate further entry into other markets.

Telco is also taking measures to prepare for competition in its traditional service territory. Upon passage of the Act, it became clear that ILECs would need to adjust local exchange service rates to better reflect the actual cost of providing service. Traditionally, residential local exchange service has been priced below cost, and has been subsidized through rates charged to businesses, rates charged on toll calls and rates charged on other enhanced services. Competition will largely eliminate the ability to cross-subsidize customers and services in this manner.

Since 1986, Nebraska law has provided that ILECs may raise basic local exchange service rates by as much as 10% per year without regulatory review unless a sufficient number of subscriber petitions are filed with the NPSC. The Telco invoked this statute in 1997, raising residential local exchange service rates by 10%. However, competition creates the need for even greater rate flexibility than was allowed under Nebraska law. In 1997, legislation was passed which allowed ILECs to raise residential service rates more than 10% in a twelve month period. In conjunction with such a rate increase, rates for other services must be lowered so that the rate changes do not increase total company revenues by more than 1%. Telco was active in developing and advocating this legislation, in order to obtain the rate flexibility to compete effectively in the newly competitive telecommunications environment.

Telco has filed an application with the NPSC to rebalance service rates under the new Nebraska law. If approved, Telco will significantly reduce its basic business service rates and some of its toll and access rates, while raising basic residential service rates closer to actual cost. The result may be a small decline in total revenue, but the Telco's rate structure will be more efficient and much more viable in a competitive environment. Hearings on this application were held on February 4 and 5, 1998, and a decision is anticipated within sixty (60) days after the close of the hearings. The proposed rates become effective upon entry of the order.

Other regulatory issues continue to take shape at the state and federal levels. Universal service funding, which compensates companies for providing service to high-cost (usually rural) customers, will take an entirely new shape in the competitive environment. Implicit subsidies can no longer be built into the rates charged to low-cost customers. Instead, such subsidies must be made explicit and competitively neutral. The FCC has further complicated this issue by ruling that 75% of the responsibility for funding universal service shall be borne by the states. This creates a difficult situation for sparsely-populated, rural states with a high percentage of high-cost customers. Telco, other ILECs, and many public officials have expressed concern about this policy decision to the FCC and to members of Congress.

Access reform is a major policy initiative affecting Telco. Access rates are the fees that ILECs charge long distance carriers for use of their network. The FCC issued an order in May 1997 that reduces access rates over a period of time on interstate calls by basing such rates on forward-looking incremental costs. For some time, a movement has been underway to enable the NPSC to establish a similar rate structure for access charges on intrastate calls. The NPSC has determined that the issues of access reform and universal service should be handled concurrently in a single docket. Telco supports their decision, since decisions regarding access reform could place tremendous pressure on consumers for support of universal service. Telco will actively participate in the NPSC docket.

Wireless telecommunications service continues to be an increasingly important sector of the Company's business. The FCC has taken steps to increase the number of wireless competitors by auctioning radio spectrum for Personal Communications Services (PCS). As many as seven new wireless competitors are allowed in each market.

The FCC has also imposed new requirements for the Company to separate wireless operations from the Telco. Currently, the cellular license for the Lincoln MSA is held by Telco.

YEAR 2000
---------------------------------------------------------------------------
The Company utilizes software and related technologies throughout its business that will be affected by the date change in the year 2000. An internal study is currently underway to determine the full scope and related costs to ensure that the Company's systems continue to meet its internal needs and those of its customers. The Company has begun to incur expenses for this change, by utilizing internal resources to identify, correct or reprogram and test the systems for the year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by mid 1999, allowing time for testing. Management has not yet assessed the year 2000 compliance expense and related potential effect on the Company's earnings, however, the expenses may be significant.

ACCOUNTING PRONOUNCEMENTS
---------------------------------------------------------------------------
FAS 130, "Reporting Comprehensive Income", and FAS 131, "Disclosures about Segments of an Enterprise and Related Information", were issued in June 1997. FAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. Both FAS 130 and FAS 131 are effective for periods beginning after December 15, 1997. The Company anticipates providing additional segment reporting information in 1998, without a significant effect on its consolidated financial statements.

LABOR CONTRACTS
---------------------------------------------------------------------------
Three-year agreements between Telco and Local 7470 of the Communications Workers of America (CWA) will expire on October 14, 1998. Similarly, a three-year agreement between Aliant Systems and the CWA will expire on May 19, 1998. Each contract concerns wages, benefits and general working conditions.

SELECTED FINANCIAL DATA (NOT COVERED BY INDEPENDENT AUDITORS' REPORT)
(Dollars in thousands, except per share data)
                                                   1997         1996         1995

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    199,873      189,426      179,916
 2. Wireless communications services             76,710       63,696       34,121
 3. Telephone equipment sales and services       19,176       18,930       18,768
 4. Intercompany revenues                        (9,431)      (7,827)      (7,113)
 5. Total revenues and sales (Note 1)           286,328      264,225      225,692
 6. Income before special and non-recurring
     charges (Note 2)                            53,039       44,954       42,059
 7. Special and non-recurring charges (Note 3)      -            -         29,546
 8. Net income (Note 2)                          53,039       44,954       12,513
 9. Earnings available for common shares
     (Note 2)                                    52,814       44,729       12,288
10. Earnings per share before special and
     non-recurring charges                         1.46         1.22         1.22
11. Special and non-recurring charges per share     -            -          (0.86)
12. Basic and diluted earnings per common
     share (Note 2)                                1.46         1.22          .36

Selected Consolidated Balance Sheet Items
13. Total assets                           $    547,642      521,402      520,321
14. Property and equipment                      589,314      547,499      521,259
15. Accumulated depreciation and amortization   330,359      292,479      265,997
16. Accumulated depreciation to depreciable
     plant                                        56.1%        54.3%        52.4%
17. Current ratio                                 1.1:1        1.1:1        1.1:1
18. Long-term debt and redeemable preferred
     stock (Note 4)                        $     98,499      107,579      122,207
19. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   24.5%        27.9%        32.0%
20. Common stock, premium and common stock
     subscribed less treasury stock        $     99,934      104,395      107,791
21. Retained earnings                           203,064      174,172      151,754
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            401,497      386,145      381,752

Statistics
23. Proportionate cellular subscribers          205,915      165,233      122,852
24. Telephone access lines                      273,008      263,208      254,173
25. Total number of employees                     1,537        1,686        1,642

Selected Common Stock Items
26. Dividends declared per common share    $      0.660        0.610        0.570
27. Shares of common stock outstanding at
     end of year                             36,186,580   36,414,740   36,622,434
28. Market value common stock-high/low     $33.19/15.00  22.38/15.25  21.50/14.50
29. Price-earnings ratio-high/low (Note 5)  22.7x/10.3x  18.3x/12.5x  17.7x/11.9x
30. Book value per common share            $       8.37         7.65         7.09

                                     55

                                                   1994         1993         1992

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    175,417      169,317      163,698
 2. Wireless communications services             10,740        7,006        4,760
 3. Telephone equipment sales and services       18,100       15,270       15,019
 4. Intercompany revenues                        (7,611)      (7,618)      (8,143)
 5. Total revenues and sales (Note 1)           196,646      183,975      175,334
 6. Income before special and non-recurring
     charges (Note 2)                            37,186       33,191       29,609
 7. Special and non-recurring charges (Note 3)    3,581       23,166          -
 8. Net income (Note 2)                          33,605       10,025       29,609
 9. Earnings available for common shares
     (Note 2)                                    33,380        9,800       29,271
10. Earnings per share before special and
     non-recurring charges                         1.14         1.01         0.90
11. Special and non-recurring charges per share   (0.11)       (0.71)         -
12. Basic and diluted earnings per common
     share (Note 2)                                1.03         0.30         0.90

Selected Consolidated Balance Sheet Items
13. Total assets                           $    393,184      395,279      369,116
14. Property and equipment                      458,953      449,540      435,226
15. Accumulated depreciation and amortization   217,183      203,436      185,661
16. Accumulated depreciation to depreciable
     plant                                        48.2%        45.7%        43.4%
17. Current ratio                                 1.3:1        1.1:1        1.3:1
18. Long-term debt and redeemable preferred
     stock (Note 4)                        $     48,499       48,499       78,049
19. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   19.8%        20.9%        29.2%
20. Common stock, premium and common stock
     subscribed less treasury stock        $     37,292       41,173       40,427
21. Retained earnings                           159,143      142,859      149,008
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            244,934      232,531      267,484

Statistics
23. Proportionate cellular subscribers           29,989       19,245       11,308
24. Telephone access lines                      246,963      238,142      232,148
25. Total number of employees                     1,612        1,618        1,620

Selected Common Stock Items
26. Dividends declared per common share    $      0.530        0.490        0.430
27. Shares of common stock outstanding at
     end of year                             32,348,740   32,595,350   32,534,376
28. Market value common stock-high/low     $20.00/13.75  20.50/12.00  14.25/10.63
29. Price-earnings ratio-high/low (Note 5)  19.4x/13.3x  20.3x/11.9x  15.8x/11.8x
30. Book value per common share            $       6.07         5.65         5.82

                                    56

                                                   1991         1990         1989

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    157,181      155,908      153,093
 2. Wireless communications services              3,182        2,218        1,367
 3. Telephone equipment sales and services       15,383       14,503       14,345
 4. Intercompany revenues                        (8,121)      (7,296)      (6,724)
 5. Total revenues and sales (Note 1)           167,625      165,333      162,081
 6. Income before special and non-recurring
     charges (Note 2)                            27,820       24,696       25,046
 7. Special and non-recurring charges (Note 3)      -            -            -
 8. Net income (Note 2)                          27,820       24,696       25,046
 9. Earnings available for common shares
     (Note 2)                                    27,351       24,190       24,503
10. Earnings per share before special and
     non-recurring charges                         0.83         0.74         0.75
11. Special and non-recurring charges per share     -            -            -
12. Basic and diluted earnings per common
     share (Note 2)                                0.83         0.74         0.75

Selected Consolidated Balance Sheet Items
13. Total assets                           $    360,976      348,434      304,908
14. Property and equipment                      436,496      417,844      397,630
15. Accumulated depreciation and amortization   183,128      167,569      152,867
16. Accumulated depreciation to depreciable
     plant                                        42.9%        41.0%        39.2%
17. Current ratio                                 1.3:1        2.2:1        1.3:1
18. Long-term debt and redeemable preferred
     stock (Note 4)                        $     87,544       93,493       63,254
19. Long-term debt and redeemable preferred
     stock as a percent of total capitalization   33.0%        36.2%        29.2%
20. Common stock, premium and common stock
     subscribed less treasury stock        $     44,033       45,134       45,726
21. Retained earnings                           133,878      119,681      107,694
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            265,455      258,308      216,674

Statistics
23. Proportionate cellular subscribers            4,852        2,742        1,185
24. Telephone access lines                      226,077      221,706      216,109
25. Total number of employees                     1,606        1,602        1,631

Selected Common Stock Items
26. Dividends declared per common share    $      0.400        0.370        0.370
27. Shares of common stock outstanding at
     end of year                             32,844,376   32,934,376   32,980,376
28. Market value common stock-high/low     $14.63/10.50   16.75/9.75   17.31/8.56
29. Price-earnings ratio-high/low (Note 5)  17.6x/12.7x  22.6x/13.2x  23.1x/11.4x
30. Book value per common share            $       5.42         5.00         4.65

                                    57

                                                   1988         1987

Selected Consolidated Earnings Statement Items
 1. Telephone operating revenues           $    149,953      144,213
 2. Wireless communications services                819          461
 3. Telephone equipment sales and services       14,023        9,907
 4. Intercompany revenues                        (6,458)      (5,692)
 5. Total revenues and sales (Note 1)           158,337      148,889
 6. Income before special and non-recurring
     charges (Note 2)                            25,478       21,692
 7. Special and non-recurring charges (Note 3)      -            -
 8. Net income (Note 2)                          25,478       21,692
 9. Earnings available for common shares
     (Note 2)                                    24,899       21,076
10. Earnings per share before special and
     non-recurring charges                         0.75         0.61
11. Special and non-recurring charges per share     -            -
12. Basic and diluted earnings per common
     share (Note 2)                                0.75         0.61

Selected Consolidated Balance Sheet Items
13. Total assets                           $    289,806      289,426
14. Property and equipment                      386,421      398,605
15. Accumulated depreciation and amortization   147,794      157,373
16. Accumulated depreciation to depreciable
     plant                                        38.9%        40.2%
17. Current ratio                                 1.7:1        1.6:1
18. Long-term debt and redeemable preferred
    stock (Note 4)                         $     69,743       71,714
19. Long-term debt and redeemable preferred
    stock as a percent of total capitalization    33.0%        33.8%
20. Common stock, premium and common stock
     subscribed less treasury stock        $     45,726       41,816
21. Retained earnings                            95,805       98,935
22. Total long-term debt, redeemable preferred
     stock, and stockholders' equity            211,265      212,465

Statistics
23. Proportionate cellular subscribers              545          181
24. Telephone access lines                      210,343      204,561
25. Total number of employees                     1,649        1,674

Selected Common Stock Items
26. Dividends declared per common share    $      0.333        0.291
27. Shares of common stock outstanding at
     end of year                             32,980,376   34,673,576
28. Market value common stock-high/low     $  9.13/6.57    7.25/5.07
29. Price-earnings ratio-high/low (Note 5)   12.2x/8.8x   11.9x/8.3x
30. Book value per common share            $       4.29         4.06

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

CORPORATE OFFICERS

Thomas C. Woods III, Chairman of the Board
Frank H. Hilsabeck, President and Chief Executive Officer
James W. Strand, President-Diversified Operations
Robert L. Tyler, Senior Vice President-Chief Financial Officer
Bryan C. Rickertsen, Vice President-Technology
Michael J. Tavlin, Vice President-Treasurer and Secretary

CORPORATE INFORMATION

Corporate Headquarters
1440 M Street, Lincoln, NE  68508
800-829-5832

Mailing Address:
P. O. Box 81309
Lincoln, NE  68501-1309


STOCK LISTED

NASDAQ National Market

Symbol:  ALNT

The preferred stock of Aliant Communications Co. is traded over the counter.


DIRECTORS

Duane W. Acklie, Chairman, Crete Carrier Corporation
William W. Cook Jr., Chairman of the Board and CEO, The Beatrice National Bank and Trust Company
Terry L. Fairfield, President and Chief Executive Officer, University of Nebraska Foundation
John Haessler, President and Chief Executive Officer, Woodmen Accident and Life Company
Charles R. Hermes, President, Dutton-Lainson Company
Frank H. Hilsabeck, President and Chief Executive Officer, Aliant Communications Inc.
Paul C. Schorr III, President and Chief Executive Officer, ComCor Holding
Inc.
William C. Smith, Retired Chairman, FirsTier Financial, Inc.
James W. Strand, President-Diversified Operations, Aliant Communications
Inc.
Charles N. Wheatley, President and Chief Executive Officer, Sahara Enterprises, Inc.
Thomas C. Woods III, Chairman of the Board, Aliant Communications Inc.
Lyn Wallin Ziegenbein, Executive Director, Peter Kiewit Foundation

COMMITTEES

Executive
Frank H. Hilsabeck, Chairman
William W. Cook Jr.
Paul C. Schorr
William C. Smith

Audit
Charles R. Hermes, Chairman
Terry L. Fairfield
John Haessler

Executive Compensation
Duane W. Acklie, Chairman
Paul C. Schorr III
Charles N. Wheatley
Lyn Wallin Ziegenbein


AUDITORS

KPMG Peat Marwick LLP
233 South 13th Street
Suite 1600
Lincoln, NE  68508


MARKET AND DIVIDEND DATA


                    Market Price                    Dividend Declared
---------------------------------------------     ---------------------
Calendar            1997             1996
Quarter         High     Low     High     Low        1997        1996
----------------------------------------------    ---------------------
  1st         $19.50  $16.00   $23.38  $18.50       $ .16       $ .15
  2nd          20.50   15.00    20.00   15.88         .16         .15
  3rd          24.88   18.25    17.13   15.25         .17         .15
  4th          33.19   23.75    17.00   15.25         .17         .16
12 Mos.        33.19   15.00    22.38   15.25         .66         .61

The company has paid a dividend on its common stock every quarter since 1936. The quarterly record dates are typically five days before the end of the calendar quarter.


STOCKHOLDER INFORMATION

Investor Relations Center
The Forms 10-K and 10-Q, annual report, a prospectus, and other stock information may be obtained without charge by calling 800-550-ALNT (2568).

Requests may also be directed to:
Lincoln area: 402-436-5277
From anywhere in the continental U.S.: 800-829-5832
E-mail: invest@aliant.com

Annual Meeting of Stockholders
April 22, 1998
10:30 a.m.
The Cornhusker Hotel
333 South 13th Street
Lincoln, Nebraska

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

Direct inquiries to:
Michael J. Tavlin
Vice President-Treasurer
P. O. Box 81309
Lincoln, NE  68501-1309
402-436-5289
E-mail: mtavlin@aliant.com


DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The company offers a dividend reinvestment and stock purchase plan. Participants can make optional cash payments of at least $100 per payment with a maximum of $3,000 per calendar quarter. The company pays all administrative and investment costs.