Form 10-K405, Exhibit 13
period 1998-12-31
ALIANT COMMUNICATIONS INC
filed 1999-03-24
CIK 320446

                                                                 EXHIBIT 13

                           ALIANT COMMUNICATIONS
                            1998 ANNUAL REPORT

                             ABOUT THE COMPANY

Aliant Communications, with headquarters in Lincoln, Nebraska, is a diversified communications company. We provide retail services and products to consumers, businesses, educational institutions and governmental agencies. We also offer wholesale network services to other communications companies. The company employs more than 1,600 people in its landline and wireless operations.

www.aliant.com


Table of Contents
-----------------
Operations and Earnings Highlights
Selected Financial Data
Report to Shareholders
Management's Discussion and Analysis
Independent Auditors' Report
Consolidated Financial Statements
Corporate Officers and Directors
Investor Information


Our 1998 annual report has been streamlined to provide concise financial results to our shareholders in a cost-effective format. It is printed on non-glossy, recycled paper.

                    OPERATIONS AND EARNINGS HIGHLIGHTS


December 31                             1998          1997     % Change
                                   ($ in thousands, except per share data)

Operating Data
--------------
Operating Revenues                    $338,007      $286,328      18.0%
Net Income
Before One-time Charges*               $60,156       $53,039      13.4%
After One-time Charges                 $58,059       $53,039       9.5%

Per Share Data
--------------
Earnings
Before One-time Charges*                 $1.67         $1.46      14.4%
After One-time Charges                   $1.61         $1.46      10.3%
Dividends Declared                       $0.72         $0.66       9.1%
Book Value                               $9.00         $8.37       7.5%

Key Ratios
----------
Return on Common Equity                   18.8%         17.5%      7.4%
Debt Ratio                                24.8%         24.5%      1.2%

Other Data
----------
Total Assets                          $624,668      $547,642      14.1%
Shareholders' Equity                  $320,758      $302,998       5.9%
Capital Expenditures                   $75,895       $50,067      68.9%
Telephone Access Lines in Service      287,721       273,560       5.2%
Consolidated Cellular Customers        302,740       263,411      14.9%

[CHARTS]
Revenues             Net Income*
(in millions)        (in millions)              Earnings Per Share*
1994   $ 197     1994              $ 37      1994              $ 1.14
1995   $ 226      Net              $ 34       Net              $ 1.03
1996   $ 264      One-time charge  $  3       One-time charge  $  .11
1997   $ 286     1995              $ 42      1995              $ 1.22
1998   $ 338      Net              $ 12       Net              $  .36
                  One-time charge  $ 30       One-time charge  $  .86
                 1996              $ 45      1996              $ 1.22
                 1997              $ 53      1997                1.46
                 1998              $ 60      1998              $ 1.67
                  Net              $ 58       Net              $ 1.61
                  One-time charge  $  2       One-time charge  $  .06

* Before one-time accounting charge: one-time depreciation charge in 1994; the 1995 accounting charge relates to restructuring as well as discontinuance of FAS 71 Accounting; 1998 is before premiums for early retirement of debt.

                          SELECTED FINANCIAL DATA

(Not covered by Independent Auditors' Report)

                         (Dollars in thousands, except for per share data)
                            1998      1987      1996      1995      1994
Results of Operations
---------------------
Total revenue and sales   $338,007  $286,328  $264,225  $225,692  $196,646

Income before special and
 non-recurring charges     $60,156   $53,039   $44,954   $42,059   $37,186

Net Income                 $58,059   $53,039   $44,954   $12,513   $33,605

Earnings per share before
 special and non-recurring
 charges                     $1.67     $1.46     $1.22     $1.22     $1.14

Dividends declared per
 common share                $0.72     $0.66     $0.61     $0.57     $0.53

Financial Position
------------------
Total assets              $624,668  $547,642  $521,402  $520,321  $393,184

Long-term debt and
 redeemable preferred
 stock                    $108,000   $98,499  $107,579  $122,207   $48,499

Stockholders' equity      $320,758  $302,998  $278,567  $259,545  $196,435

                           REPORT TO SHAREHOLDERS

Steady growth, strong financial results and a strategic alliance that is expected to secure a promising future for our shareholders, customers and employees distinguish 1998 as an historic year for Aliant Communications.

The ALLTEL-Aliant merger, announced on December 18, 1998, tops our list for the year. Together, Aliant and ALLTEL will have more assets, more customers, a greater breadth and depth of services, more resources and a greater opportunity for growth.

For our shareholders, customers, employees, and the communities we serve, this was the right decision - to become part of a larger, stronger, national organization so we may continue to prosper in the increasingly competitive communications environment. What makes this a winning combination, we believe, is that ALLTEL's and Aliant's operations and business philosophies complement one another. We share a vision of what it takes to succeed in the communications industry: integrated communications services, quality customer care, technologically advanced networks and services, and a commitment to the communities we serve.

With the support of our shareholders and the approval of state and federal regulators, ALLTEL and Aliant hope to complete the merger by the end of the second quarter of 1999.

1998 ACCOMPLISHMENTS
--------------------
In addition to the proposed merger with ALLTEL, here are some of Aliant's significant accomplishments in 1998.

Agreements were reached in 1998 to purchase the remaining interests in our Omaha cellular market. As of January 1, 1999 Aliant became the sole owner of our Omaha cellular operation. We began rolling-out our digital cellular service in Lincoln near the end of 1998 and introduced it to the Omaha market in February of 1999.

Our Competitive Local Exchange Carrier (CLEC) business, first launched in 1997, accounted for 1.6 percent of all landline access lines at the end of 1998. Our CLEC provides customers with a competitive choice for local service combined with a complete range of long distance, data, systems and wireless products and services in Omaha, Council Bluffs and Grand Island. Our plans call for establishing CLEC operations in five other Nebraska communities in 1999.

An agreement was reached with the Omaha Public Power District (OPPD) for Aliant to build and own a fiber optic network along OPPD rights-of-way to facilitate our CLEC efforts in the Omaha market. When the network is completed in mid-1999, OPPD and Aliant will participate in a joint effort to offer the latest in telecommunications services to customers in OPPD's service area. The 60-mile network will connect to Omaha's major downtown businesses.

Aliant was instrumental in helping defeat a statewide ballot initiative aimed at abruptly reducing long distance access charges. At the same time, we worked constructively with the Public Service Commission on their "SuperDocket" approach for lowering access charges while establishing a state Universal Service Fund to support the provision of affordable phone service to high-cost areas.

Work began on a five-year program to upgrade our landline switching network to a single platform that will make it easier for Aliant to offer customers full-service packages in all of our markets.

A major rate rebalancing was completed in 1998 that adjusted business, residential and intraLATA toll rates. This represented a key first step in reducing subsidies in our pricing structures by moving service prices closer to service costs.

Our Internet access service showed impressive gains in both customers and revenues in 1998. Demand for high-speed services, such as ISDN and frame relay, continued to be strong in 1998. In the first half of 1999, we plan to introduce ADSL (Asymmetric Digital Subscriber Line) - another high bandwidth service that uses our existing network to offer high-speed connections.

FINANCIAL RESULTS
-----------------
These key operational highlights contributed to our strong financial results.

Total revenues were $338.0 million, an 18 percent increase over 1997. Earnings per share were $1.62 before one-time charges and credits, compared to $1.46 in 1997.

Other financial measures remained strong.

Cellular Operations: The number of subscribers in our consolidated markets in Nebraska and Iowa increased 14.9 percent to 302,740 by the end of 1998. Cellular revenues in our consolidated markets rose 13.2 percent to $122.6 million.

Access Line Growth: Telephone access lines for landline operations increased 5.2 percent in 1998 to 287,721. Total business and Centrex lines grew by 11.3 percent in 1998.

Enhanced Services: Landline enhanced services, such as Navix, Voice Mail, Caller ID and Call Waiting, increased 48.2 percent over 1997, generating $11.4 million in revenues in 1998. Navix, our Internet access service, continued to show strong growth in both subscribers and revenues.

THE YEAR AHEAD
--------------
Our five key strategic objectives - growth, customer service, organization and culture, public policy, and technology - will continue to be our primary focus as we move forward with our proposed merger with ALLTEL. Important areas include:

CLEC. Our expanding CLEC operation, along with our wholesale business unit, offer opportunities for long-term growth.

Customer Service. High-quality customer service continues to be a cornerstone of our success and for increasing customer loyalty. In addition, the commitment of our employees to our corporate values is expected to ensure a smooth transition in our merger with ALLTEL..

Networks. Efforts to improve and upgrade our networks will continue as part of a five-year program announced in 1997 to bring advanced, innovative services to our customers.

For 95 years, Aliant has been a respected leader in the communications industry. We have introduced customers to the latest in technology and services. We have supported the communities we serve and have been recognized for our corporate citizenship. We have delivered an excellent return to our shareholders. These fundamental values will continue as we begin an exciting new chapter in our history.

Thank you for your support. We look forward to the new opportunities awaiting us.

/s/ Frank Hilsabeck

Frank H. Hilsabeck
President and Chief Executive Officer

[CHARTS]
Consolidation EBITDA            Market Capitalization
(In millions)                   (In millions)
  1994    $ 110                   1994      $   550
  1995    $ 117                   1995      $   774
  1996    $ 130                   1996      $   619
  1997    $ 146                   1997      $ 1,135
  1998    $ 166*                  1998      $ 1,450

1998 includes effects of early retirement of bonds and net effect of trade name litigation.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Aliant Communications Inc. (the Company) is a holding company with subsidiaries operating primarily in the telecommunications industry. The Company's wholly-owned and controlled subsidiaries include Aliant Communications Co. (Telco); Aliant Cellular Inc. (Aliant Cellular); Aliant Systems Inc. (Aliant Systems); Prairie Communications, Inc. (Prairie); Aliant Midwest Inc. (Aliant Midwest); Aliant Network Services Inc. (Aliant Network) and Aliant Wireless Holdings Inc., which is a subsidiary of Telco. Effective January 1, 1999, the Company owns 100% of Omaha Cellular Limited Partnership (OCLP), through their ownership in Omaha Cellular General Partnership (OCGP), up from ownership of 81.75% as of April 1, 1998.

RESULTS OF OPERATIONS

Net Earnings
------------
Net income was $58,059,000 in 1998 after an extraordinary charge of $2,097,000, net of taxes. Net income in 1997 and 1996 was $53,039,000 and
$44,954,000, respectively. Before the extraordinary charge in 1998 paid as a premium to retire Telco's First Mortgage Bonds, net income was $60,156,000. In addition, Telco retired its Preferred Stock and paid a premium of $225,000.

Earnings per common share were $1.61 after the extraordinary charge in 1998, $1.46 in 1997 and $1.22 in 1996. Before the extraordinary charge, earnings per common share were $1.67 in 1998.

1998 results also include a nonrecurring gain of $2,004,000 net of taxes ($0.05 per share) from the settlement of a federal trademark infringement lawsuit.

Operating Revenues
------------------
Total operating revenues grew by $51,679,000 to $338,007,000 in 1998, an increase of 18.0% over 1997. In 1996, total operating revenues were $264,225,000. Leading the growth in both 1998 and 1997 were revenues from wireless communications services. Also contributing to increased growth was the Company's increased ownership in OCLP. Beginning March 1, 1998, OCLP's operating revenues became a part of the Company's consolidated revenues. The components of operating revenues are telephone revenues, wireless communications services, and telephone equipment sales and services.

Telephone Revenues
------------------
Telephone operating revenues increased by $16,796,000 or 8.4% over 1997, to a total of $216,669,000. Growth in 1997 was $10,447,000 or 5.5% over 1996, to a total of $199,873,000.

Local network service revenues in 1998 were $89,034,000, an increase of $8,117,000 or 10.0% over the 1997 total of $80,917,000. In 1997, local network service revenues increased $6,039,000 or 8.1% over the 1996 total of $74,878,000. These revenues reflect amounts billed to customers for local exchange services, local private line and enhanced services such as

Call Waiting, Caller ID and Call Return. The 1998 and 1997 increases resulted, in part, from an increase in access lines and the higher usage of our network for enhanced services. The 1997 increase was also due to a 10% increase to residential basic local exchange rates, which became effective near the end of the first quarter, which impacted both 1998 and 1997.
There were 287,721 telephone access lines in service on December 31, 1998, an increase of 5.2% over the prior year. The 1997 growth in access lines was 3.7%. In each year, business and Centrex line growth led the increase.

Access and wholesale service revenues received primarily from interexchange carriers for their use of local exchange and fiber facilities in providing usage to their customers were $60,703,000 in 1998, an increase of $747,000 or 1.2% over the 1997 total of $59,956,000. In 1997, access and wholesale service revenues increased $847,000 or 1.4% from the 1996 total of $59,109,000. These increases were due primarily to increased volume of access minutes reaching a total of 1,087.0 million minutes in 1998.
Minutes of use increased by 6.1% in 1998 and by 5.8% in 1997. In each of these two years, increased volumes were offset in part by incremental reductions in access rates. Fiber routes were expanded, resulting in an increase of $451,000 in wholesale revenues.

Long distance service revenues in 1998 were $32,611,000, an increase of $1,236,000 or 3.9% from the 1997 total of $31,375,000. In 1997, long distance revenues decreased $866,000 or 2.7% from the 1996 total of $32,241,000. Long distance revenues are received from providing services both within and beyond Telco's traditional service area, and are primarily message toll, private line services, and operator services. The 1998 increase was due to an ongoing marketing effort to gain market share from larger business and residential long distance users, offset by a rate reduction of intraLATA long distance. The 1997 decrease was due, in part, to a first quarter reduction in long distance rates of 8% to 10% for calls within the Company's service area in southeast Nebraska.

On November 18, 1997, the Company filed a rate rebalancing application with the Nebraska Public Service Commission (NPSC) in order to bring rates closer to the costs of providing various services. Rate changes were implemented in May 1998. This action is intended to be revenue-neutral. Rebalancing included higher rates for basic residential service and reduced rates for basic business, intrastate access, long distance and touch calling service.

Other wireline communications service revenues, which include directory advertising and sales, carrier billing and collections, data communications revenues, public paystations and miscellaneous items, were $34,321,000 in 1998, an increase of $6,696,000 or 24.2% from the 1997 total of $27,625,000. The increase was largely attributable to an increase in data communications revenue of $2,902,000 mainly due to the growth of Navix, the Company's Internet access service, and increased directory advertising and sales revenues of $1,271,000. In 1997, other wireline communications service revenues increased $4,427,000 or 19.1% from the 1996 total of $23,198,000. The 1997 growth was attributable to greater directory advertising and sales revenues as well as increased data communications revenues and public paystation revenues.

Wireless Communications Services
--------------------------------
Wireless communications service revenues in 1998 were $119,067,000, an increase of $42,357,000 from the 1997 total of $76,710,000. The consolidation of OCLP's operating revenues contributed $30,000,000 of the 1998 increase. Prior to March 1, 1998, the net results from OCLP were reported as nonoperating income. The balance of the 1998 growth and the 1997 growth was attributed to the steady addition of subscribers and resulting revenue generated from the larger subscriber base. This 1997 increase was offset by a June 1, 1997 reduction in service rates offered to a majority of our subscribers, approximating $2,500,000. In 1997, wireless communications service revenues increased $13,014,000 from the 1996 total of $63,696,000. Cellular subscriber lines in the Company's consolidated markets grew by 39,329, or 14.9%, to a total of 302,740 at December 31, 1998. In 1997, subscriber lines grew by 36,285. Further information on this subject is provided under the heading of "Managed Cellular Markets."

Telephone Equipment Sales and Services
--------------------------------------
Telephone equipment sales and service revenues in 1998 were $20,354,000, an increase of $1,178,000 or 6.1% from the $19,176,000 recorded in 1997. The 1997 amount of such revenues reflected an increase of $246,000 or 1.3% from the $18,930,000 recorded in 1996.

Operating Expenses
------------------
Total operating expenses were $232,651,000 in 1998, an increase of $35,695,000 or 18.1% from 1997. Total operating expenses increased $10,533,000 in 1997 to a total of $196,956,000. The primary reason for this increase in 1998 was the consolidation of OCLP's operating expenses of $21,500,000 with those of the Company's other activities.

Depreciation and amortization expense was $56,633,000 in 1998, a 14.4% increase over the $49,525,000 recorded in 1997. The 1998 increase over 1997 is attributable to the inclusion of $4,944,000 for depreciation of OCLP's assets in the expenses after March 1, 1998, as well as amortization associated with the acquisition of additional ownership interest in OCLP.

Other operating expenses, which include the cost of telephone equipment sales and services and the net loss on sales of cellular equipment along with other operating expenses, were $190,412,000 in 1998, $152,580,000 in 1997 and $143,646,000 in 1996. The increases amounted to 24.8% in 1998 and 6.2% in 1997. The consolidation with OCLP contributed $15,200,000 of the increase in 1998. The 1997 increase was due in part for expenses incurred, of approximately $1,600,000, for repairing damages resulting from a severe October snowstorm. Costs of goods and services sold increased in both 1998 and 1997 resulting from increased product sales and discounts. Sales commissions and other costs of acquiring wireless customers, including the net loss on equipment sales, also increased each year.

As of December 31, 1997 all of the employees who elected early retirement in late 1995 had left the Company's employ, with a large portion leaving in the fourth quarter 1997. The Company has begun to recapture the cost of this retirement program and will continue to benefit in the future from the streamlined work processes, which facilitated this work force reduction. Due to the greater than anticipated number of employees opting for early retirement, the Company has hired new employees in order to continue its ability to provide high-quality service and maintain its aggressiveness in the marketplace. At the end of the year, there were 1,687 employees compared to 1,537 at the end of 1997. The Company believes that the number of employees in the Company's wireless operations is expected to continue to expand to meet the needs of additional subscribers. Employment growth is also expected to continue in the Company's data communications area where Navix requires support and in the information services area where Year 2000 programming and other support is required.

Nonoperating Income and Expenses
--------------------------------
Nonoperating income includes interest and net results from the Company's minority ownership interest in the OCLP prior to acquiring a controlling ownership interest in 1998. The increase in nonoperating income of $790,000 in 1998 to $9,087,000 is partially the result of the settlement of a federal trademark infringement lawsuit, offset by a reduction in interest income. Investment income was reduced in 1998 due to use of funds to acquire an additional interest in the OCLP and the discontinuance of recognizing the equity earnings for OCLP on February 28, 1998. In 1997, nonoperating income from OCLP and related interest income was approximately $5 million.

Interest expense and other deductions were $11,415,000 in 1998 compared to $10,313,000 in 1997 and $9,776,000 in 1996. The 1998 increase was primarily the result of an increase in outstanding debt, offset in part by an interest rate reduction resulting from refinancing debt.

Income Taxes
------------
Income tax expenses in 1998 were $40,773,000 compared to $34,317,000 in 1997 and $29,500,000 in 1996. Income tax expense has remained proportionate to taxable income over the three-year period.

Extraordinary Item
------------------
Effective April 1, 1998, the Company sold $100 million in Senior Unsecured 6.75% 30-year Notes and used the proceeds to retire bank debt, $44,000,000 of Telco's 9.91% first mortgage bonds, including a premium of approximately $3,500,000, and redeem $4.5 million of Telco's 5% preferred stock. This premium resulted in an extraordinary after-tax charge to earnings of $2,097,000.

Inflation
---------
Management believes that inflation affects the Company's business to no greater extent than the general economy.

LIQUIDITY AND CAPITAL RESOURCES

Capitalization
--------------
At December 31, 1998, the Company had consolidated long-term debt of $118,000,000 compared to $102,000,000 at December 31, 1997, including current installments due. The Company currently has $39,000,000 in outstanding notes payable.

Construction
------------
The Company is continuing to invest in new technology. Net cash expenditures for capital additions to property and equipment were $75,895,000 in 1998, $50,067,000 in 1997 and $42,704,000 in 1996. Cash
provided by operating activities, less dividends, exceeded capital additions in each of those years. Gross additions to property and equipment are expected to approximate $80,000,000 in 1999. The increase in 1998 was due in part to the expansion of the Company's fiber network, adding and upgrading cellular equipment, expansion of Aliant Midwest's operations and additions to electronic switching equipment. The Company anticipates funding the 1999 construction from operating activities, existing temporary investments and debt.

The Company entered into a contract with Northern Telecom Inc. in late 1997 to upgrade Telco's electronic switching equipment over five years beginning in 1998 requiring a cash outlay of $20,900,000 over the five year period. Among its many benefits, the equipment upgrade will provide the capability to offer the same services throughout Telco's entire service area.
Software will only be needed in three host switches, which will be a significant reduction from the fifteen switches previously operating. The 1998 additions covered by this contract amounted to approximately $4,700,000.

Cash, Cash Equivalents and Temporary Investments
------------------------------------------------
The Company had cash, cash equivalents, and temporary investments of $27,539,000 and $31,560,000 at December 31, 1998 and 1997, respectively.

Dividends
---------
Quarterly dividends on the Company's common stock were increased from 14 cents to 15 cents per share commencing January 10, 1996, to 16 cents per share commencing January 10, 1997, to 17 cents per share commencing October 10, 1997, and to 18 cents per share commencing April 10, 1998. The total cash dividend declared was 72 cents per share in 1998, 66 cents per share in 1997, and 61 cents per share in 1996.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Aliant's exposure to market risk through derivative financial instruments and other financial instruments, such as investments in marketable securities and long-term debt, is not material.

ACQUISITION AND INVESTMENT

Effective February 27, 1998, the Company completed the acquisition of 360 Communications Company of Nebraska's interest in OCGP. This acquisition doubled the Company's ownership in OCLP to 55.82%. The purchase price was approximately $15 million plus the retirement of debt, and the transaction was accounted for as a purchase. Beginning March 1, 1998, OCLP's operating revenues and expenses were consolidated with those of the Company's other activities. OCLP, doing business as Aliant Cellular-Omaha, provides cellular communication services in the Omaha Metropolitan Statistical Area
(MSA). On April 28, 1998, OCGP purchased an additional 25.93% of OCLP from the limited partners for approximately $24 million, bringing the Company's ownership of OCLP to 81.75% effective March 31, 1998. This transaction was also accounted for as a purchase. The excess of the purchase price over the fair value of the net acquired identifiable assets of approximately $9.5 million has been recorded as goodwill.

On February 5, 1999 OCLP completed the purchase of the remaining 18.25% ownership interest of OCLP for approximately $15 million, increasing the Company's ownership of OCLP to 100%. This transaction was also accounted for as a purchase.

MERGER

On December 18, 1998, the Company and ALLTEL Corporation reached a definitive merger agreement. Under terms of the agreement, each share of Aliant stock will be exchanged for $39.13 worth of ALLTEL common stock, subject to certain adjustments depending upon the average price of ALLTEL's stock during ten randomly selected days over a 20-day period prior to closing. If ALLTEL's stock price is $52.17 or less, each share of Aliant will be exchanged for 0.75 of a share of ALLTEL. If ALLTEL's stock price is $58.40 or more, the exchange ratio will be 0.67 per share. The transaction will be accounted for as a pooling of interests. Subject to approval by Aliant shareholders and regulatory agencies, the merger is expected to close by mid-1999.

MANAGED CELLULAR MARKETS

The Company owns and manages cellular markets providing service in the Omaha MSA, the Lincoln MSA and 89 of the other 90 counties in Nebraska. These markets contain approximately 634,000, 231,000 and 848,000 POPs (potential customers), respectively. The Company has an interest (50% prior to February 27, 1998 and 100% thereafter) in OCGP which owned 55.82% of OCLP at March 31, 1998, and manages that operation. On April 28, 1998, OCGP completed the purchase of the interests of several of the limited partners for approximately $24 million, increasing its interest in OCLP from 55.82% to 81.75%. On February 5, 1999, the Company increased its interest in OCLP to 100%. Beginning in March 1998, OCLP's operating revenues and expenses were consolidated with those of the Company's other activities, and the net results from OCLP attributable to other partners are separately reported as minority interest. Prior to March 1998, the Company's portion of OCLP's net results was included with income from investments.

As of December 31, 1998, there were 302,740 customer lines in service in these three markets, compared to 263,411 a year earlier and 212,222 in 1996. Penetration rates (subscribers compared to POPs) achieved were 24.8% in Lincoln, 18.0% in the rural areas of Nebraska, and 14.6% in Omaha.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) totaled $60,590,000 in 1998, compared to $52,431,000 and
$39,296,000 in 1997 and 1996, respectively. Net operating income was $44,191,000, compared to $38,458,000 and $27,642,000 in the previous two years.

In addition, the Company at September 30, 1998 had a 20.3% interest in, and manages, cellular operations in Iowa Rural Service Area 1 (RSA 1), which is contiguous to Omaha and to the Company's telephone operating area in Nebraska. Part of this ownership was held by OCLP, and that part was sold during the fourth quarter of 1998 to the other Iowa RSA 1 partners as a result of first rights of refusal relating to the Company's purchase of OCGP in February 1998. After such sale the Company held a 9.2% interest in RSA 1.

Due to changes in technology, customer growth and usage demand, Aliant Cellular entered into a contract with Motorola in 1997 to replace the existing analog cellular equipment in the Lincoln and Omaha MSAs with digital equipment requiring a $22,000,000 cash outlay. The new digital switching platforms increased network capacity and made additional services, such as Caller ID, available to customers. The network was upgraded in two phases. By early spring 1998, Narrowband Advanced Mobile Phone Service (NAMPS) was in place, which nearly doubled the capacity on the network. By early 1999, Code Division Multiple Access (CDMA) will be deployed which will further improve capacity, coverage and voice quality.

COMPETITION AND REGULATORY ENVIRONMENT

Telecommunications Act of 1996 and Subsequent Litigation
The Telecommunications Act of 1996 (the Act) has now been in effect three full years. While uncertainty regarding implementation of the Act still exists, many of the regulatory concerns and questions raised by the Act are being clarified.

The Act was designed to facilitate entry of new competitors into local exchange markets. Competitors are allowed to resell Incumbent Local Exchange Carrier (ILEC) services by purchasing elements of an ILEC's network which are necessary to provide competitive services, or by constructing their own network facilities in an ILEC's traditional service territory. In order to create rules implementing this aspect of the Act, the Federal Communications Commission (FCC) released a comprehensive interconnection order in August 1996 (the Interconnection Order).

The Interconnection Order received immediate criticism from ILECs. Several ILECs, including Telco, filed appeals for judicial review of the Interconnection Order. These petitions were consolidated and assigned to the Eighth Circuit Court of Appeals. In October 1996, the Eighth Circuit entered an Order Granting Stay Pending Judicial Review which did stay the effectiveness of the pricing and the so-called "pick and choose" provisions of the Interconnection Order. The FCC and several other telecommunications companies petitioned the United States Supreme Court for review of the Eighth Circuit's decision. On January 23, 1998, the Supreme Court agreed to hear the appeal and oral arguments were heard in the Fall of 1998. On January 25, 1999, the Supreme Court substantially reversed the Eighth Circuit's decision and ruled that the FCC has broad authority over interconnection matters.

Competitive Local Exchange Carrier Activities
---------------------------------------------
Telco received a bona fide request for interconnection on January 9, 1998 from US West Communications, Inc. Telco had previously executed interconnection agreements with two commercial mobile radio service providers. Pursuant to the Act, Telco may apply to the NPSC for relief or waiver of certain interconnection obligations imposed under the Act. Telco has agreed with the NPSC not to use such a waiver provision for resale or transport and termination elements. Telco signed an interconnection agreement with US West in January 1999. The agreement was approved by the NPSC in February 1999. Telco is also negotiating an interconnection agreement with Nebraska Technology & Telecommunications, Inc.

The Company is exploring new business opportunities made possible by the Act. Through Aliant Midwest, the Company was granted a certificate from the NPSC to provide competitive local exchange service in areas of Nebraska served by US West, GTE Midwest and Sprint/United. Aliant Midwest also has been certified by the Iowa Utilities Board to provide service in Iowa. In 1997, Aliant Midwest, doing business as Aliant Communications, began offering facilities-based local exchange service in Omaha, Nebraska in 1997, and in Grand Island, Nebraska in 1998. Aliant Midwest intends to enter other markets in Nebraska.

Rate Rebalancing by Telco
-------------------------
Telco is also taking measures to prepare for competition in its traditional service territory. Upon passage of the Act, it became clear that ILECs would need to adjust local exchange service rates to better reflect the actual cost of providing service. Traditionally, residential local exchange service has been priced below cost, and has been subsidized through rates charged to businesses, rates charged on toll calls and rates charged on other enhanced services. Competition will largely eliminate the ability to cross-subsidize customers and services in this manner.

Telco filed an application with the NPSC to rebalance service rates pursuant to legislation adopted in Nebraska in 1997. The application was approved and became effective in May 1998. The plan raised all residential local service rates to $16.35 per month, with business rates dropping to $31.40 per month. IntraLATA toll rates were also reduced. While this plan is fundamentally revenue-neutral, its implementation reduced Aliant's cross-subsidization of customer costs and its competitive vulnerability.

Additional steps were needed, however, to achieve a competitively viable, cost-based Nebraska intrastate access rate structure, and to establish a Nebraska universal service fund.

Access Rate Reform and Nebraska Universal Service Funding
---------------------------------------------------------
A significant step was taken by the NPSC on January 13, 1999, to meet this need to create a cost-based rate structure. The NPSC approved an order in Application No. C-1628 (the Order) which is summarized as follows.

Transition Period
-----------------
The NPSC has recognized the significance of rate re structuring and in the Order has established a plan for local exchange carriers to transition toward a cost-based rate structure. The transition period for non-rural companies (including Telco) is three years, but all subsidies must be removed from Telco's access charge rates within two years. For rural companies, the transition period is four years. The Order requires all companies seeking to receive Nebraska universal service fund (NUSF) support to file a transition plan with the NPSC by March 31, 1999 that will detail all rate adjustments. Annual tariff filings during the transition period are required on or before July 1 of each year.

Funding Source
--------------
As set forth in the Order, NUSF will be funded through a 5% surcharge on all retail end-user telecommunications services billed within Nebraska. However, on February 2, 1999, the NPSC granted a Motion for Rehearing filed by AT&T and MCI WorldCom finding that, until further determination by the NPSC, NUSF should be funded by a surcharge on retail end user revenues solely from intrastate telecommunications services. The NPSC also stated that it "will further consider those portions of the Order which define the annual surcharge rate and the fund (NUSF) size in light of the ruling." According to the Order, collection of the 5% surcharge is targeted to begin on May 1, 1999, while distribution of funds from NUSF is scheduled for July 1, 1999. However, this schedule may change based upon the NPSC's February 2 ruling.

Eligibility
-----------
Telco will be eligible to receive NUSF funds under the terms of the Order. The Order minimizes the past problem of cost averaging between urban and rural customers so that Telco will be able to largely eliminate the practice of urban-to-rural subsidization.

Telco supports the NPSC's decision concerning services that are eligible for NUSF support which are single-party service, touch tone, standard directory listing, access to directory assistance, access to interexchange service, access to emergency service, access to operator service, and toll-blocking for qualifying low-income customers. While the NUSF will support a network on which advanced services can be provided, customers will be expected to pay the full retail cost of such service. This will help to maintain a reasonable size of the NUSF.

The Order also establishes two important conditions to receive NUSF support. The first requirement is that basic monthly service rates reach a benchmark of $17.50 per month for residential lines, and $27.50 for business lines, excluding surcharges. The second requirement is a rate of return ceiling of 12% that serves as a means test to receive NUSF support. A local exchange carrier earning greater than 12% will have its NUSF support adjusted.

While Telco desires to avoid rate-of-return regulation to the greatest degree possible, the foregoing means test is important to the proper functioning of NUSF. Telco could receive less NUSF support than that which would be required to completely offset other revenue reductions under the Order. Details under the Order are not sufficiently available to quantify the impact at this time.

Determination of Costs
----------------------
The Order requires Telco to use a forward-looking cost model to measure direct costs and a reasonable share of joint and common costs. The Order selects the Benchmark Cost Proxy Model uncapped version 3.1 (BCPM 3.1) as the proper tool for measuring support. This selection may be changed in the future.

While Telco has supported the use of BCPM 3.1, the NPSC is expected to select the inputs to be used in the model unless changed by the FCC as a result of January 25, 1999 ruling of the United States Supreme Court. At this time the impact of such ruling on the NPSC's jurisdiction to determine costs of service for telecommunications carriers such as Telco is unclear.

Treatment of Federal Universal Service Support
----------------------------------------------
The Order basically treats federal universal service support as an independent variable. Reductions are made in NUSF support in an amount corresponding to federal support received. Telco supports proposals that would increase the federal share of universal service funding responsibility from the 25% tentatively approved by the FCC.

Extension of Legislative Authority is Essential
-----------------------------------------------
Implementation of the Order depends upon the extension of the NPSC's statutory authority to administer NUSF beyond the June 30, 1999 sunset provided in Section 86-1411 of Nebraska law. Legislative Bill 514 was introduced on January 15, 1999, and proposes to repeal this statute. LB 514 needs to receive early consideration and sufficient support by the Legislature to pass with the emergency clause attached in order to become effective before June 30, 1999. This requires an affirmative vote by 33 of the 49 senators. While there is no guarantee of passage, Telco believes such approval will occur on a timely basis.

Wireless Competition
--------------------
Wireless telecommunications service continues to be an increasingly important sector of the Company's business. The FCC has taken steps to increase the number of wireless competitors by auctioning radio spectrum for Personal Communications Services (PCS). As many as seven new wireless competitors are allowed in each market.

The FCC has also imposed new requirements for the Company to separate wireless operations from the Telco. The cellular license for the Lincoln MSA was held by Telco until January 1999, when it transferred to Aliant Wireless Holdings Inc.

YEAR 2000

The Company uses software and related technologies throughout its business that could be affected by the date change in the year 2000 (Y2K). An inventory of resources of both Information Technology (IT) and non-Information Technology (non-IT) systems was initially made during 1997. This inventory is maintained and updated as resources are found that may have date functionality that could be affected by dates after December 31,

1999. Included in the IT category would be mainframe, mini/micro, workstation, data exchange, and telephone switch platforms. Non-IT systems include items such as environmental, security, motor vehicle, and elevators.

Awareness and assessment phases have been completed for all significant IT issues. Renovation of all application coding updates and changes is scheduled to be completed by June 30, 1999. Currently, there are no known exceptions to meeting the targeted completion date. All mainframe applications are in the process of being modified and tested, and validated. All workstation platforms are being replaced with hardware and software that is Y2K compliant before June 1999. All telephone switches are being upgraded or replaced before year-end 1999, with the last switch upgrade scheduled for November 1, 1999.

Most of the effort has been completed for non-IT systems. A review of these items disclosed few items with date rollover issues. All identified non-IT items have a contingency plan in place in the event a resolution is not reached prior to January 1, 2000.

All major service providers have been solicited concerning their progress in compliance with Y2K date issues. Service providers include utilities and manufacturers of IT and non-IT equipment. Correspondence has been sent to all customers who have Aliant telecommunication systems, along with manufacturer information on the equipment's ability to handle date issues. The Company has responded to customer and regulatory inquiries on the status of its ability to handle Y2K issues.

The current estimate of total Y2K compliance costs is approximately 26,000 person hours at an approximate cost of $1.4 million with 21,900 hours of labor (at a cost of $1.1 million) completed to date. Virtually all of the Y2K compliance costs are due to reprogramming, since all switching equipment will be Y2K compliant without additional significant cost to the Company. The estimated costs are not expected to significantly affect operating results or the financial condition of the Company.

The Company bears a significant risk if programming changes are either overlooked or not completed by January 1, 2000. A significant risk is random embedded chip failures throughout the Company's network, which may be hard to find, troubleshoot, and replace. Additional test equipment, replacement parts, and labor hours may be required to address this risk. During the remainder of 1999, the Company will be evaluating, and implementing as appropriate, cost-effective contingencies for identified Y2K risks and exposures. Another concern is short-term power interruptions. Existing and enhanced alternative power generation and battery backup should minimize power concerns.

ACCOUNTING PRONOUNCEMENTS

FAS 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June of 1998. FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company anticipates adopting this accounting pronouncement in 2000; however, management believes it will not have a significant impact on the Company's annual consolidated financial statements.

LABOR CONTRACTS

Telco and Local 7470 of the Communications Workers of America (CWA) reached agreement on a three-year contract concerning wages, benefits and working conditions, effective in October 1998. The contract provides for wage increases of 11.5% over the three-year term, increased retirement benefits and changes in other benefits. Similarly, a four-year agreement between Aliant Systems and the CWA was reached in May 1998. The Telco contract with the CWA will expire on October 15, 2001, and the Aliant Systems contract will expire on May 19, 2002.

KPMG Peat Marwick LLP

233 South 13th Street, Suite 1600
Lincoln, NE 68508-2041

Two Central Park Plaza
Suite 1501
Omaha, NE 68102

                       INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Aliant Communications Inc.:


We have audited the accompanying consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aliant Communications Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Lincoln, Nebraska
February 5, 1999

                       ALIANT COMMUNICATIONS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                            December 31, 1998 and 1997
                 Assets                                     1998       1997
                                                            ----       ----
                                                         (Dollars in thousands)
Current assets:
  Cash and cash equivalents                             $  26,554     27,867
  Temporary investments, at cost                              985      3,693
  Receivables, net of allowance for doubtful receivables
   of $739 in 1998 and $627 in 1997                        56,090     50,374
  Materials, supplies and other assets                     15,090     10,661
                                                          -------    -------
          Total current assets                             98,719     92,595
                                                          -------    -------
Property and equipment                                    687,711    589,314
  Less accumulated depreciation and amortization          367,581    330,359
                                                          -------    -------
          Net property and equipment                      320,130    258,955
                                                          -------    -------
Investments and other assets                                6,885     57,765
Deferred charges                                           19,695     20,040
Goodwill, and other intangible assets,
 net of amortization                                      179,239    118,287
                                                          -------    -------
          Total assets                                  $ 624,668    547,642
                                                          =======    =======

     Liabilities and Stockholders' Equity
Current liabilities:
  Notes payable                                         $  39,000     11,000
  Current installments of long-term debt                   10,000      8,000
  Accounts payable and accrued expenses                    53,729     48,829
  Income taxes payable                                      2,354         89
  Dividends payable                                         6,416      6,208
  Advance billings and customer deposits                   13,186     10,656
                                                          -------    -------
          Total current liabilities                       124,685     84,782
                                                          -------    -------
Deferred credits:
  Unamortized investment tax credits                          684      1,209
  Deferred income taxes                                     7,715      6,110
  Other                                                    56,345     54,044
                                                          -------    -------
          Total deferred credits                           64,744     61,363
                                                          -------    -------
Long-term debt                                            108,000     94,000
Preferred stock, 5%, redeemable                               -        4,499
Minority interest                                           6,481        -
Stockholders' equity                                      320,758    302,998
                                                          -------    -------
          Total liabilities and stockholders' equity    $ 624,668    547,642
                                                          =======    =======
See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF EARNINGS
                   Years ended December 31, 1998, 1997 and 1996
                                                    1998      1997      1996
(Dollars in thousands except per share data)
Operating revenues:
  Telephone:
    Local network services                      $  89,034    80,917    74,878
    Access and wholesale services                  60,703    59,956    59,109
    Long distance services                         32,611    31,375    32,241
    Other wireline communications services         34,321    27,625    23,198
                                                  -------   -------   -------
          Total telephone                         216,669   199,873   189,426
  Wireless communications services                119,067    76,710    63,696
  Equipment sales and services                     20,354    19,176    18,930
  Intercompany                                    (18,083)   (9,431)   (7,827)
                                                  -------   -------   -------
          Total operating revenues                338,007   286,328   264,225
                                                  -------   -------   -------
Operating expenses:
  Depreciation and amortization                    56,633    49,525    46,404
  Other operating                                 190,412   152,580   143,646
  Taxes, other than payroll and income              3,689     4,282     4,200
  Intercompany                                    (18,083)   (9,431)   (7,827)
                                                  -------   -------   -------
          Total operating expenses                232,651   196,956   186,423
                                                  -------   -------   -------
          Operating income                        105,356    89,372    77,802
                                                  -------   -------   -------
Nonoperating income and expense:
  Income from interest and other investments        9,087     8,297     6,428
  Interest expense and other deductions            11,415    10,313     9,776
  Minority interest in income of subsidiary         2,099       -         -
                                                  -------   -------   -------
          Net nonoperating expense                  4,427     2,016     3,348
                                                  -------   -------   -------
          Income before income taxes and
           extraordinary item                     100,929    87,356    74,454
Income taxes                                       40,773    34,317    29,500
                                                  -------   -------   -------
          Income before extraordinary item         60,156    53,039    44,954
Extraordinary item                                 (2,097)      -         -
                                                  -------   -------   -------
          Net income                               58,059    53,039    44,954
Preferred dividends                                   310       225       225
                                                  -------   -------   -------
          Earnings available for common shares  $  57,749    52,814    44,729
                                                  =======   =======   =======

                                   -20-

                 CONSOLIDATED STATEMENTS OF EARNINGS (CONTINUED)
                   Years ended December 31, 1998, 1997 and 1996

                                                     1998      1997      1996
(Dollars in thousands except per share data)

Basic and diluted earnings per common share:
  Income before extraordinary item                 $ 1.67      1.46      1.22
  Extraordinary item                                 (.06)       -         -
                                                     ----       ---      ----
          Basic and diluted earnings
           per common share                        $ 1.61      1.46      1.22
                                                     ====      ====      ====
Weighted average common shares outstanding
 (in thousands)                                    35,880    36,260    36,602
                                                   ======    ======    ======

See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   Years ended December 31, 1998, 1997 and 1996
                                                    1998      1997      1996
                                                      (Dollars in thousands)
Stockholders' equity:
  Common stock of $.25 par value per share.
   Authorized 100,000,000 shares:
     Beginning of year, issued 36,574,967
      shares in 1998; 36,958,122 shares in
      1997; and 37,247,522 shares in 1996       $   9,144     9,240     9,312
     Purchase of 604,525 shares in 1998;
      383,155 shares in 1997; and 289,400
      shares in 1996                                 (151)      (96)      (72)
                                                  -------   -------   -------
     End of year, issued 35,970,442 shares in
      1998, 36,574,967 shares in 1997; and
      36,958,122 shares in 1996                     8,993     9,144     9,240
                                                  -------   -------   -------
  Premium on common stock:
    Beginning of year                              95,748   102,257   106,822
    Purchase of common stock                      (14,962)   (6,509)   (4,565)
                                                  -------   -------   -------
    End of year                                    80,786    95,748   102,257
                                                  -------   -------   -------
  Retained earnings:
    Beginning of year                             203,064   174,172   151,754
    Net income                                     58,059    53,039    44,954
    Dividends declared:
      5% cumulative preferred - $5.00 per share      (310)     (225)     (225)
      Common - $.72 per share in 1998; $.66 per
      share in 1997; and $.61 per share in 1996   (25,773)  (23,922)  (22,311)
                                                  -------   -------   -------
    End of year                                   235,040   203,064   174,172
                                                  -------   -------   -------
  Treasury stock, at cost:
    Beginning of year, 388,387 shares in 1998;
     543,382 shares in 1997; and 625,088 shares
     in 1996                                       (4,958)   (7,102)   (8,343)
    Sales of 56,952 shares in 1998; 154,995 shares
     in 1997; and 81,706 shares in 1996               897     2,144     1,241
                                                  -------   -------   -------
    End of year, 331,435 shares in 1998; 388,387
     shares in 1997; and 543,382 shares in 1996    (4,061)   (4,958)   (7,102)
                                                  -------   -------   -------
  Preferred stock, $.50 par value per share.
   Authorized 20,000,000 shares; none issued          -         -         -
                                                  -------   -------   -------
          Total stockholders' equity            $ 320,758   302,998   278,567
                                                  =======   =======   =======

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended December 31, 1998, 1997 and 1996
                                                    1998      1997      1996
                                                      (Dollars in thousands)
Cash flows from operating activities:
  Net income                                     $ 58,059    53,039    44,954
                                                  -------    ------    ------
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                 56,750    49,860    46,435
     Net change in investments and other assets       206    (5,352)   (3,638)
     Deferred income taxes                          1,605      (946)   (1,056)
     Minority interest in income of subsidiary        816       -         -
     Changes in assets and liabilities resulting
      from operating activities:
        Receivables                                  (785)  (10,447)   (2,498)
        Other assets                               (2,104)   (7,935)     (672)
        Accounts payable and accrued expenses           8       742      (547)
        Other liabilities                           2,831      (951)    3,517
                                                  -------    ------    ------
          Total adjustments                        59,327    24,971    41,541
                                                  -------    ------    ------
          Net cash provided by operating
           activities                             117,386    78,010    86,495
                                                  -------    ------    ------
Cash flows from investing activities:
  Expenditures for property and equipment         (85,320)  (49,733)  (43,692)
  Net salvage on retirements                        9,425      (334)      988
                                                   ------    ------    ------
          Net capital additions                   (75,895)  (50,067)  (42,704)
  Proceeds from sale of investments and other
   assets                                           2,223       344       646
  Purchases of investments and other assets        (4,633)   (3,059)     (906)
  Acquisition of cellular partnership interests   (23,105)      -         -
  Purchases of temporary investments                 (949)   (1,331)  (10,469)
  Maturities and sales of temporary investments     3,657     4,325    16,863
                                                   ------    ------    ------
          Net cash used for investing activities  (98,702)  (49,788)  (36,570)
                                                   ------    ------    ------
Cash flows from financing activities:
  Dividends to stockholders                       (25,875)  (23,822)  (22,203)
  Proceeds from issuance of note payable           39,000    11,000       -
  Proceeds from long-term debt                    100,000    11,000       -
  Debt issuance costs                                (907)      -         -
  Retirement of notes payable                     (26,000)      -     (10,000)
  Net purchases and sales of common and
   treasury stock                                 (14,216)   (4,461)   (3,396)
  Retirement of preferred stock                    (4,499)      -         -
  Payments of long-term debt                      (87,500)  (19,362)  (10,187)
                                                   ------    ------    ------
          Net cash used in financing activities   (19,997)  (25,645)  (45,786)
                                                   ------    ------    ------

(Continued)
                                   -23-

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                   Years ended December 31, 1998, 1997 and 1996

                                                    1998      1997      1996
                                                      (Dollars in thousands)

Net increase (decrease) in cash and cash
 equivalents                                       (1,313)    2,577     4,139
Cash and cash equivalents at beginning of year     27,867    25,290    21,151
                                                   ------    ------    ------
Cash and cash equivalents at end of year         $ 26,554    27,867    25,290
                                                   ======    ======    ======

See accompanying notes to consolidated financial statements.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     December 31, 1998, 1997 and 1996

 (1)  Summary of Significant Accounting Policies

Principles of Consolidation and Organization

The consolidated financial statements reflect the accounts of Aliant Communications Inc. (the Company), a holding company, and its wholly-owned and controlled subsidiaries: Aliant Communications Co. (Telco), Aliant Cellular Inc. (Aliant Cellular), Aliant Systems Inc. (Aliant Systems), Prairie Communications, Inc. (Prairie), Aliant Midwest Inc. (Aliant Midwest), Aliant Network Services Inc. (Aliant Network), Omaha Cellular General Partnership (OCGP) and Omaha Cellular Limited Partnership (OCLP).

Telco, the Company's principal subsidiary, provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telecommunications services in the Lincoln, Nebraska Metropolitan Statistical Area (MSA). The Company provides cellular telecommunications services through Telco, Aliant Cellular and OCLP in 92 of the 93 counties in Nebraska . Aliant Systems sells nonregulated telecommunications products and services, long distance telephone services in and beyond Telco's local service territory and provides telephone answering services. Aliant Midwest operates as a competitive local exchange carrier (CLEC). Aliant Midwest began limited operations outside Telco's traditional service area in June 1997 and is providing service to certain residential and business customers in the Omaha metropolitan area and in Grand Island, Nebraska. Aliant Network was incorporated in February 1997 to build and operate fiber optic transmission facilities outside of Telco's traditional service area whereby capacity on the network will be leased to long distance and wireless carriers.

Intercompany transactions between companies have been eliminated in consolidation.

Property and Equipment

Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When other property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. Telco capitalizes estimated costs of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1998. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets consist of franchise rights, customer lists and goodwill recorded in connection with the Company's acquisitions. Franchise rights, customer lists and goodwill are being amortized over estimated useful lives of 25 years, 13 years, and 40 years, respectively, using the straight-line method.

The Company reviews its long-lived assets and other identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

The Company files a consolidated income tax return with its eligible subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

Earnings Per Common Share

Basic earnings per common share are computed by dividing the net income less preferred dividends by the weighted average common shares outstanding during the periods. The dilutive effect of the Company's potential common shares outstanding, which are shares issuable under the Company's stock option program, is insignificant. Therefore, the diluted earnings per common share are the same as the basic earnings per common share in 1998, 1997 and 1996.

Comprehensive Income

The Company adopted FAS No. 130, Reporting Comprehensive Income, effective January 1, 1998, which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available for sale. The Company does not have any material elements of comprehensive income other than the elements currently recognized in the consolidated statements of earnings.

Statements of Cash Flows

For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $15.9 million and $23.5 million at December 31, 1998 and 1997, respectively, consist of short-term fixed income securities.

Derivative Financial Instruments

The Company does not invest in any derivatives for trading purposes. From time to time the Company enters into interest rate swap and collar arrangements in order to manage its exposure to interest rate risk. The difference paid or received on interest rate swap and collar arrangements is recognized as an adjustment to interest expense in the period incurred or earned.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Reclassifications

Certain amounts previously reported in 1997 and 1996 for access and wholesale services and other wireline communications services have been reclassified to conform to the current period presentation in the accompanying consolidated statements of earnings. The reclassifications had no effect on operating income as previously reported.

 (2)  Acquisitions

Effective February 27, 1998, the Company completed the acquisition of the remaining 50% of OCGP not previously owned. OCGP is the general partner of OCLP and, as of the date of acquisition, held approximately 56% of the partnership interests in OCLP, which provides cellular telecommunications services in Douglas and Sarpy Counties in Nebraska and Pottawattamie County, Iowa. OCLP conducts business under the trade name Aliant Cellular
- Omaha. Additionally, effective March 31, 1998, OCGP purchased approximately 26% of OCLP from other limited partners for $24.4 million, bringing the Company's ownership of OCLP to approximately 82%.

The acquisitions were accounted for as purchases and, accordingly, the results of operations of OCGP and OCLP have been included in the Company's consolidated financial statements since March 1, 1998. Prior to March 1, 1998, the Company recognized its proportionate share of the partnerships' earnings using the equity method and was included in nonoperating income. The excess of the purchase price over the fair value of the net identifiable assets acquired, of approximately $9.5 million, was recorded as goodwill.

Under an agreement with North Central Cellular Communications, Inc. (NCCC), OCLP has a call option to acquire the remaining outstanding limited partnership interests of OCLP. OCLP exercised its call option to acquire the remaining limited partnership interests held by NCCC on February 5, 1999. Upon exercise of this call option, OCLP obtained effective control of all limited partnership interests held by NCCC at January 1, 1999.

The following unaudited pro forma financial information presents the combined results of operations of the Company, OCGP and OCLP as if the acquisitions had occurred on January 1, 1997, after giving effect to certain adjustments, including amortization of goodwill and other intangible assets, increased interest expense on debt related to the acquisitions, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, OCGP and OCLP constituted a single entity during such period.

                                                  Pro forma
                                           years ended December 31,
                                           ------------------------
                                                1998       1997
                                                ----       ----
                                                  (unaudited)
(Dollars in thousands, except per share data)

Revenues                                    $ 343,965    318,203
                                              =======    =======
Net income before extraordinary item        $  61,285     53,878
                                              =======    =======
Net income                                  $  59,188     53,878
                                              =======    =======
Basic and diluted earnings per common share      1.64       1.48
                                              =======    =======

The table on the following page summarizes the property and equipment at December 31, 1998 and 1997.

 (3)  Property and Equipment

                                     1998                     1997
                             ----------------------   ---------------------
                                     Accumulated              Accumulated
                                   depreciation and        depreciation and
     Classifications         Cost   amortization      Cost   amortization
     ---------------         ----   ------------      ----   ------------
                                       (Dollars in thousands)

     Land                 $   3,160        -          3,050         -
     Buildings               41,761     16,740       37,831      15,064
     Equipment              614,205    344,000      524,050     309,129
     Motor vehicles and
       other work equipment  16,839      6,841       13,531       6,166
                            -------    -------      -------     -------
         Total in service   675,965    367,581      578,462     330,359
     Under construction      11,746        -         10,852         -
                            -------    -------      -------     -------
         Total property
           and equipment  $ 687,711    367,581      589,314     330,359
                            =======    =======      =======     =======

The composite depreciation rate for property and equipment was 8.0% in 1998, 8.0% in 1997 and 8.3% in 1996.

Construction expenditures for 1999 are expected to approximate $80 million. The Company anticipates funding construction from operating activities, existing temporary investments, and debt financings.

 (4)  Goodwill and Other Intangible Assets

Goodwill and other intangible assets consist of the following at December 31, 1998:

                                         1998         1997
                                       --------     --------
(Dollars in thousands)

Customer lists                        $   5,605         -
Franchise rights                         66,455         -
Goodwill                                147,410     125,000
                                        -------     -------
                                        219,470     125,000
Accumulated amortization                 40,231       6,713
                                        -------     -------
     Total goodwill and other
      intangible assets               $ 179,239     118,287
                                        =======     =======

 (5)  Temporary Investments

All of the Company's investments in debt and equity securities are classified as available for sale. The Company does not invest in securities classified as held to maturity or trading securities. The following table sets forth certain fair value information. At December 31, 1998, temporary investments consisted of U.S. government agency obligations.

                                               Gross unrealized   Estimated
                                   Amortized   ----------------     market
               1998                  cost       Gains   Losses      value
               ----                ---------    -----   ------      -----
                                            (Dollars in thousands)

Total temporary investments         $   985      14      (31)         968
                                      =====      ==      ===        =====

               1997
               ----
U. S. government obligations            800      13       -           813
U. S. government agency obligations   2,467      36      (31)       2,472
Corporate debt securities               426       2      (19)         409
                                      -----      --      ---        -----
   Total temporary investments      $ 3,693      51      (50)       3,694
                                      =====      ==      ===        =====

The net unrealized gain (loss) on investments available for sale is not reported separately as a component of stockholders' equity due to its insignificance to the consolidated balance sheets at December 31, 1998 and 1997.

The amortized cost and estimated market value of debt securities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         1998                  1997
                                  --------------------  -------------------
                                             Estimated            Estimated
                                  Amortized   market    Amortized   market
                                    cost      value       cost      value
                                    ----      -----       ----      -----
                                           (Dollars in thousands)
Due after three months through
 five years                         $ 765      736      1,356      1,379
Due after five years through
 ten years                             -        -       1,827      1,792
Thereafter                            220      232        510        523
                                      ---      ---      -----      -----
                                    $ 985      968      3,693      3,694
                                      ===      ===      =====      =====

The gross realized gains and losses on the sale of securities were insignificant to the consolidated financial statements for the years ended December 31, 1998, 1997 and 1996.

 (6)  Redeemable Preferred Stock

During 1998, the Company redeemed all of the outstanding preferred stock of Telco for approximately $4,499,000 plus accrued dividends and premium of approximately $225,000. The preferred stock was 5% cumulative, nonvoting and redeemable solely at Telco's option at $105 per share. The excess of the redemption amount over the carrying value of the preferred stock was recognized as dividends paid. There were 44,991 shares outstanding for the year ended December 31, 1997.

 (7)  Dividend Reinvestment and Stock Purchase Plan

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

Shares purchased in the open market for the Plan aggregated 51,345 shares, 86,250 shares and 100,494 shares during 1998, 1997 and 1996, respectively. Expenses incurred related to the Plan were approximately $20,600, $28,100 and $32,300 in 1998, 1997 and 1996, respectively. There are no shares reserved for issuance under the Plan.

 (8)  Long-term Debt and Notes Payable

Long-term debt consists of the following at December 31:

                                                           1998      1997
                                                           ----      ----
(Dollars in thousands)

6.75% Senior unsecured notes due April 1, 2028 with
 interest payable semiannually                         $ 100,000       -

9.91% First Mortgage Bonds paid May 1, 1998
                                                             -      44,000

Variable rate term loan due in quarterly installments
 until July 6, 2000.  Interest accrues on a LIBOR-based
 pricing formula (5.87% at December 31, 1998) and is
 paid periodically, but at least semiannually             18,000    26,000

Variable rate revolving loan paid March 30, 1998             -      32,000
                                                         -------   -------
     Total long-term debt                                118,000   102,000

Less current installments of long-term debt               10,000     8,000
                                                         -------   -------
Long-term debt, excluding current installments         $ 108,000    94,000
                                                         =======   =======

The annual aggregate debt maturities for the two years ending December 31, 1999 and 2000 are $10,000,000 and $8,000,000, respectively.

On February 23, 1998, the Company filed a $250.0 million debt shelf registration statement with the Securities and Exchange Commission. This will allow the Company to offer and sell, from time to time, debentures, notes, and other unsecured evidences of indebtedness at an aggregate initial offering price not to exceed $250.0 million. Under that shelf registration, the Company sold $100.0 million of senior unsecured 6.75% notes (the Notes) in a public debt offering. The Notes are dated April 1, 1998 and mature on April 1, 2028. The Notes contain various restrictions and covenants. The term loan also contains various restrictions, including those relating to payment of dividends by the Company. Quarterly dividends are limited to $15.0 million plus 65.0% of consolidated net income for each respective quarter. In management's opinion, the Company has complied with all requirements of the Notes and term loan covenants.

During 1998, the Company extended two revolving credit agreements providing for unrestricted and unsecured borrowings aggregating up to $75.0 million expiring July 1, 1999. Borrowings bear interest computed on a LIBOR-based pricing formula (5.89% and 5.79% at December 31, 1998). The Company has $36.0 million of unused borrowings under these agreements at December 31, 1998.

As to the $18.0 million variable rate five-year amortizing term loan, the Company has used an interest rate swap agreement, with a notional amount of $18.0 million, to effectively convert its variable interest rate exposure to a fixed rate of 6.37%. At December 31, 1998, the current interest rate payable to the Company was 5.52% under the swap agreement. The swap agreement expires at the time the loan matures, July 6, 2000.

The Company is exposed to credit losses in the event of nonperformance by the counterparty to its interest rate swap agreement. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

As a result of retiring the First mortgage bonds, the Company recognized an extraordinary loss of approximately $2.1 million (net of taxes of $1.4 million), consisting of a prepayment penalty of approximately $3.5 million.

(9)  Income Taxes

The components of income taxes from operations before the extraordinary item are shown in the table on the following page.

                                                1998      1997      1996
                                                ----      ----      ----
                                                   (Dollars in thousands)
       Current:
         Federal                             $ 32,500    30,395    26,425
         State                                  7,193     5,588     4,898
                                               ------    ------    ------
          Total current income tax expense     39,693    35,983    31,323
                                               ------    ------    ------
       Investment tax credits                    (525)     (720)     (767)
                                               ------    ------    ------
       Deferred:
         Federal                                1,271      (774)     (895)
         State                                    334      (172)     (161)
                                               ------    ------    ------
          Total deferred income tax expense
           (benefit)                            1,605      (946)   (1,056)
                                               ------    ------    ------
          Total income tax expense           $ 40,773    34,317    29,500
                                               ======    ======    ======

The Company also allocated a current income tax benefit of $1,381,000 to the extraordinary item in 1998.

The following table is a reconciliation between the statutory federal income tax rate and the Company's effective tax rate for each of the years in the three-year period ended December 31, 1998:

                                  1998              1997             1996
                             --------------    ---------------   ---------------
                                       % of              % of             % of
                                      pretax            pretax            pretax
                             Amount   income   Amount   income   Amount   income
                             ------   ------   ------   ------   ------   ------
                                           (Dollars in thousands)
Computed "expected"
 income tax expense        $ 35,325   35.0%  $ 30,575   35.0%  $ 26,061   35.0%
State income tax expense,
 net of federal income
 tax benefit                  4,892    4.9      3,521    4.0      3,079    4.1
Amortization of goodwill        918    0.8      1,085    1.2      1,109    1.5
Nontaxable interest income      (55)    -        (146)  (0.2)       (65)  (0.1)
Amortization of investment
 tax credits                   (525)  (0.5)      (720)  (0.8)      (767)  (1.0)
Other                           218    0.2          2     -          83    0.1
                             ------   ----     ------   ----     ------   ----
     Actual income tax
      expense              $ 40,773   40.4%  $ 34,317   39.2%  $ 29,500   39.6%
                             ======   ====     ======   ====     ======   ====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                        1998      1997
                                                        ----      ----
                                                     (Dollars in thousands)
       Deferred tax assets:
         Accumulated postretirement benefit cost     $ 19,525    18,802
         Voluntary early retirement liability           5,459     5,928
         Other                                          2,169     2,308
                                                       ------    ------
           Total gross deferred tax assets             27,153    27,038
       Less valuation allowance                           -         -
                                                       ------    ------
           Net deferred tax assets                     27,153    27,038
                                                       ------    ------
       Deferred tax liabilities:
         Property and equipment, principally due to
          depreciation differences                     30,258    29,649
         Other                                          4,610     3,499
                                                       ------    ------
           Total gross deferred tax liabilities        34,868    33,148
                                                       ------    ------
           Net deferred tax liabilities              $  7,715     6,110
                                                       ======    ======

As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1998 and 1997 was necessary.

(10)  Benefit Plans

Telco has a noncontributory defined benefit pension plan covering substantially all employees of the Company with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations.

The Company also sponsors a health care plan that provides postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have fifteen years of service with normal or early retirement. The Company accounts for these benefits during the active employment of the participants.

The table on the following page illustrates the December 31, 1998 financial statement disclosures for the Company's defined benefit pension and other postretirement benefit plans. There is no additional minimum pension liability required to be recognized.

                                       Pension Benefits    Other Benefits
                                       ----------------    --------------
                                        1998     1997      1998     1997
                                        ----     ----      ----     ----
                                             (Dollars in thousands)

Benefit obligation at beginning
 of year                            $ 174,077   169,759   62,312   52,563
   Service cost                         3,260     3,758      415      553
   Interest cost                       13,280    11,729    4,821    4,069
   Amendments                           2,488       -        -        -
   Actuarial losses                    19,212       310    1,373    8,597
   Benefits paid                      (14,430)  (11,479)  (3,915)  (3,470)
                                      -------   -------   ------   ------
     Benefit obligation at end
      of year                       $ 197,887   174,077   65,006   62,312
                                      =======   =======   ======   ======

The table below summarizes the change in fair value of plan assets and the accrued benefit cost:

                                       Pension Benefits    Other Benefits
                                       ----------------    --------------
                                        1998     1997      1998     1997
                                        ----     ----      ----     ----
                                             (Dollars in thousands)
Fair value of plan assets at
 beginning of year                  $ 243,685   218,507      -         -
   Actual return on plan assets        26,826    36,657      -         -
   Benefits paid                      (14,430)  (11,479)     -         -
                                      -------   -------   ------   ------
     Fair value of plan assets at
      end of year                   $ 256,081   243,685      -         -
                                      =======   =======   ======   ======

Funded status                       $  58,195    69,608  (65,006) (62,312)
Unrecognized net actuarial gain       (74,980)  (84,233)  14,163   13,161
Unrecognized prior service cost         8,395     6,486    1,672    1,801
Unrecognized transition net assets     (5,358)   (6,790)     -        -
                                      -------   -------   ------   ------
     Prepaid (accrued) benefit cost $ (13,748)  (14,929) (49,171) (47,350)
                                      =======   =======   ======   ======

The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U. S. government obligations.

The weighted-average discount rate and rate of compensation increase used in determining the funded status information and benefit expense for the pension plan was 7.1% and 5.5%, respectively in 1998, 1997 and 1996. The weighted-average return on plan assets for the pension plan as 8.5% in 1998, 8.0% for 1997 and 1996. The weighted average discount rate used in determining the funded status information and benefit expense for the other benefits was 8.0% in 1998, 1997 and 1996.

For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The annual rate of increase is assumed to decrease gradually to 5.5% by the year 2004.

The net periodic pension and other benefits credit for 1998, 1997 and 1996 is comprised of the following components:

                                     Pension Benefits          Other Benefits
                                  ----------------------    --------------------
                                  1998     1997     1996     1998    1997    1996
                                  ----     ----     ----     ----    ----    ----
                                              (Dollars in thousands)
Service cost                   $  3,260    3,758    3,538      415    553     497
Interest cost                    13,280   11,729   11,338    4,821  4,069   4,038
Expected return on plan assets  (16,673) (14,698) (13,915)     -      -       -
Amortization of prior service
 cost                               579      579      579      129    113     113
Recognized net actuarial loss      (194)    (964)    (716)     371    (15)     32
Amortization of unrecognized
 transition liability            (1,433)  (1,433)  (1,433)     -      -       -
                                 ------   ------   ------    -----  -----   -----
    Net periodic benefit cost  $ (1,181)  (1,029)    (609)   5,736  4,720   4,680
                                 ======   ======   ======    =====  =====   =====

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on other postretirement benefits costs:

                                       1-Percentage-     1-Percentage-
                                      Point Increase     Point Decrease
                                      --------------     --------------
                                            (Dollars in thousands)
Effect on total service and
 interest cost components                $   393              (318)
                                           =====             =====
Effect on postretirement benefit
 obligation                              $ 3,536            (2,821)
                                           =====             =====

The Company has a defined contribution profit-sharing plan which covers its employees who have completed one year of service. Union-eligible employees became eligible to participate in the plan beginning January 1, 1997. Through December 31, 1996, Aliant Cellular also had a separate defined contribution plan for its eligible employees, however, the board of directors approved the participation of eligible employees of Aliant Cellular to become participants of the Company's plan effective January 1, 1997. The assets and liabilities of Aliant Cellular's plan were merged into the Company's plan in 1997. Under the Company plan, participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the nonunion-eligible participants' contributions up to 5% of their wages. The Company's profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each nonunion-eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company. The combined contributions to these plans totaled $919,000, $931,000 and $851,000 for 1998, 1997 and 1996, respectively.

(11)  Stock and Incentive Plan

The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.

Under the plan, options may be granted for a term not to exceed ten years from date of grant. The weighted-average remaining contractual life of the options outstanding at December 31, 1998 is 8.2 years. The option price is the fair market value of the shares on the date of grant. Such exercise price ranges from $16.50 to $27.00. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.

Stock option activity under the plan is summarized as follows:

                                                1998      1997      1996
                                                ----      ----      ----
       Outstanding at January 1               148,087   195,337   146,412
       Granted                                 70,000    46,750    58,400
       Exercised                               (2,800)  (90,237)   (9,475)
       Canceled                                   -      (3,763)      -
                                              -------   -------   -------
       Outstanding at December 31             215,287   148,087   195,337
                                              =======   =======   =======
       Exercisable at December 31               9,887    12,687    92,237
                                              =======   =======   =======

The Company accounts for its stock options using the intrinsic value method. Under that method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has not recorded any compensation expense for stock option grants in 1998, 1997 or 1996.

The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $18.56, $14.24 and $4.44, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                1998      1997      1996
                                                ----      ----      ----
       Expected dividend yield                  1.76%     2.17%     3.59%
       Risk-free interest rate                  4.68%     5.70%     6.41%
       Expected volatility factor              33.10%    28.30%    27.00%
       Expected life in years                   4.90      4.90      5.75

Had the Company recorded compensation cost based on the alternative fair value at the grant date for its stock options, the Company's net income for 1998, 1997 and 1996 would have been reduced by approximately $293,000, $145,000 and $72,000, respectively.

Pro forma net income reflects only options granted in 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under FAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 4 years for the 1998, 1997 and 1996 options. Compensation cost for options granted prior to January 1, 1996 is not considered.

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

In addition, 7,452 shares, 7,974 shares, and 8,867 shares of restricted stock were awarded by the Company during 1998, 1997 and 1996, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.

Amounts charged against 1998, 1997 and 1996 net income for cash and restricted stock awards were approximately $586,260, $431,900 and $277,100, respectively. Pursuant to the plan, 2,000,000 shares of common stock are reserved for issuance under this plan.

(12)  Quarterly Financial Information (Unaudited)

                              First   Second    Third   Fourth
          1998               quarter  quarter  quarter  quarter   Total
-----------------------      -------  -------  -------  -------   -----
                            (Dollars in thousands, except per share data)
Operating revenues:
  Telephone                 $ 51,624   52,830   54,623   57,592   216,669
  Wireless communications     21,826   32,373   32,813   32,055   119,067
  Equipment sales and
   services                    4,755    4,692    5,422    5,485    20,354
  Intercompany                (3,095)  (3,851)  (3,752)  (7,385)  (18,083)
                              ------   ------   ------   ------    ------
          Total operating
           revenues         $ 75,110   86,044   89,106   87,747   338,007
                              ======   ======   ======   ======   =======
Income (loss)before
 extraordinary item and
 minority interest          $ 13,476   14,989   15,636   18,154    62,255
                              ======   ======   ======   ======   =======
Net income (see note 18)    $ 13,118   12,279   15,085   17,577    58,059
                              ======   ======   ======   ======   =======
Basic and diluted earnings
 per common share before
 extraordinary item         $    .36      .39      .43      .49      1.67
Extraordinary item               -       (.06)     -        -        (.06)
                              ------   ------   ------   ------   -------
Basic and diluted earnings
 per common share           $    .36      .33      .43      .49      1.61
                              ======   ======   ======   ======   =======

                              First   Second    Third   Fourth
          1997               quarter  quarter  quarter  quarter   Total
-----------------------      -------  -------  -------  -------   -----
                            (Dollars in thousands, except per share data)
Operating revenues:
  Telephone                 $ 48,855   49,072   50,935   51,011   199,873
  Wireless communications     16,746   19,631   19,969   20,364    76,710
  Equipment sales and
   services                    4,540    4,193    4,985    5,458    19,176
  Intercompany                (1,953)  (2,260)  (2,323)  (2,895)   (9,431)
                              ------   ------   ------   ------   -------
          Total operating
           revenues         $ 68,188   70,636   73,566   73,938   286,328
                              ======   ======   ======   ======   =======
Net income                  $ 11,978   13,188   13,995   13,878    53,039
                              ======   ======   ======   ======   =======
Basic and diluted earnings
 per common share           $    .33      .36      .39      .38      1.46
                              ======   ======   ======   ======   =======

(13)  Common Stock Purchase Rights

The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989. Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1998, 38,574,967 shares of common stock were reserved for issuance in connection with these stock purchase rights.

(14)  Disclosures About the Fair Value of Financial Instruments

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

Interest Rate Swap and Collar Agreements

The fair value is the estimated amount the Company would have to pay or receive to terminate the swap agreements as of December 31, 1998 and 1997, respectively, taking into account current interest rates and the credit worthiness of the counterparty.

Estimated Fair Value

The estimated fair value of the Company's financial instruments are summarized as follows:
                                At December 31, 1998  At December 31, 1997
                                --------------------  --------------------
                                Carrying  Estimated   Carrying  Estimated
                                 amount   fair value   amount   fair value
                                 ------   ----------   ------   ----------
                                           (Dollars in thousands)
     Note receivable from OCGP  $     -          -       47,728    50,463
                                  =======    =======    =======   =======
     Long-term debt             $ 118,000    121,750    102,000   106,127
                                  =======    =======    =======   =======
     Interest rate swap and
      collar agreements
      gain (loss)               $     -         (183)       -         (82)
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

(15)  Supplemental Cash Flow Disclosures

The Company paid interest of $8.9 million, $8.8 million and $9.1 million during 1998, 1997 and 1996, respectively. Income taxes paid were $36.7 million in 1998, $39.4 million in 1997 and $25.3 million in 1996.

The Company consummated the acquisitions of the remaining 50% interest of OCGP and additional cellular partnership interests of various limited partners during 1998. In connection with the acquisitions, the following assets were acquired, liabilities assumed and long-term debt issued.

                                                  (Dollars in thousands)
       Property and equipment                            $ 35,919
       Customer lists and franchise rights                 37,515
       Excess cost of net assets acquired                   9,456
       Long-term debt assumed                              (3,500)
       Other assets and liabilities, excluding cash
        and cash equivalents                               14,478
       Note receivable from and prior investment
        in OCGP                                           (50,098)
       Minority interest                                   (5,665)
       Issuance of long-term debt                         (15,000)
                                                          -------
       Decrease in cash                                  $ 23,105
                                                          =======

(16)  Commitments

The Company entered into two separate agreements during 1997 for the purchase of new landline and cellular equipment over five years commencing the first quarter of 1998. The aggregate cash payments for each of the four years subsequent to December 31, 1998 approximate $7.7 million; $2.0 million; $3.9 million; and $3.0 million, respectively. The Company anticipates funding these purchase commitments from operations and debt financings.

(17)  Reportable Segments

The Company adopted the provisions of FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective December 31, 1998. The Company has significant operations principally in two industry segments: landline operations and wireless operations. The landline operations provide a full array of telecommunications services to both retail customers (consumers, businesses, government, and education) and wholesale customers (communications companies that may be competitors at the retail level). The wireless operations consist of cellular and paging services.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on income from operations. The Company accounts for intersegment sales and transfers as of the sales or transfers were to third parties, that is, at current market prices.

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The Company utilizes the information on the following the page for purposes of making decisions about allocating resources to a segment and assessing a segment's performance.

                                   Landline    Wireless     All
                                  Operations  Operations   Other    Total
                                  ----------  ----------   -----    -----
Year ended December 31, 1998
----------------------------
Revenues from external customers  $ 222,058   $119,067    20,354   361,479
Intersegment revenues                23,114        358       -      23,472
Income from operations               66,024     38,085    (3,180)  100,929

Year ended December 31, 1997
----------------------------
Revenues from external customers  $ 204,580     76,710    19,176   300,466
Intersegment revenues                14,021        117       -      14,138
Income from operations               65,019     27,189    (4,853)   87,355

Year ended December 31, 1996
----------------------------
Revenues from external customers  $ 192,556     63,696    18,930   275,182
Intersegment revenues                10,849        108       -      10,957
Income from operations               61,492     18,443    (5,481)   74,454

As of December 31, 1998
-----------------------
Segment assets                    $ 320,111    301,201    29,264   650,576
Investment in equity method
 investees                              -          -         -         -
Expenditures for segment assets      52,975     30,138     1,434    84,547

As of December 31, 1997
-----------------------
Segment assets                    $ 307,109    233,987    18,208   559,304
Investment in equity method
 investees                              -        1,770       -       1,770
Expenditures for segment assets      41,480      7,770       817    50,067

A reconciliation of reportable segment amounts to the Company's consolidated balances follows:

                                              Year ended December 31,
             Revenue                        1998       1997       1996
                                            ----       ----       ----
Total revenue for reportable segments   $ 341,125    281,290    256,252
Other revenue                              20,354     19,176     18,930
Elimination of intersegment revenue       (23,472)   (14,138)   (10,957)
                                          -------    -------    -------
    Total consolidated revenue          $ 338,007    286,328    264,225
                                          =======    =======    =======

                                                As of December 31,
              Assets                           1998           1997
                                               ----           ----
Total assets for reportable segments       $ 621,312        541,096
Other segment assets                          29,264         18,208
Consolidating and eliminating adjustments    (25,908)       (11,662)
                                             -------        -------
    Total consolidated assets              $ 624,668        547,642
                                             =======        =======

The Company does not have a single external customer which represents 10 percent or more of its consolidated revenues.

(18)  Legal Settlement

Effective October 1, 1998, the Company entered into a settlement agreement related to a Federal trademark infringement lawsuit which resulted in other nonoperating income of approximately $3.3 million, net of legal fees and related expenses.

(19)  Merger with ALLTEL

On December 18, 1998, the Company and ALLTEL Corporation announced a definitive merger agreement. Under the terms of the agreement, each share of Aliant would be exchanged for $39.13 worth of ALLTEL stock within a range of .67 to .75 shares of ALLTEL stock for each share of Aliant.

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

James W. Strand, President-Diversified Operations, Aliant Communications
Inc.

Charles N. Wheatley, President and Chief Executive Officer, Sahara Enterprises, Inc.

Thomas C. Woods III, Chairman of the Board, Aliant Communications Inc.

Lyn Wallin Ziegenbein, Executive Director, Peter Kiewit Foundation

COMMITTEES

Executive
---------
Frank H. Hilsabeck, Chairman
William W. Cook Jr.
Paul C. Schorr
William C. Smith

Audit
-----
Charles R. Hermes, Chairman
John Haessler

Executive Compensation
----------------------
Duane W. Acklie, Chairman
Paul C. Schorr III
Charles N. Wheatley
Lyn Wallin Ziegenbein

AUDITORS

KPMG Peat Marwick LLP
233 South 13th Street
Suite 1600
Lincoln, NE  68508

MARKET AND DIVIDEND DATA

                           Market Price                 Dividend Declared
----------------------------------------------------    -----------------
Calendar              1998               1997
Quarter          High     Low        High      Low        1998     1997
----------------------------------------------------    -----------------
1st             $34.19    $25.75    $19.50    $16.00     $ .18    $ .16
2nd              34.00     22.50     20.50     15.00       .18      .16
3rd              29.88     22.00     24.88     18.25       .18      .17
4th              40.69     23.25     33.19     23.75       .18      .17
12 Mos.          40.69     22.00     33.19     15.00       .72      .66

The company has paid a dividend on its common stock every quarter since 1936. The quarterly record dates are typically five days before the end of the calendar quarter.

STOCKHOLDER INFORMATION

Investor Relations Center
-------------------------
The Forms 10-K and 10-Q, annual report, a prospectus, and other stock information may be obtained without charge by calling 800-550-ALNT (2568).

Requests may also be directed to:
Lincoln area: 402-436-5277
From anywhere in the continental U.S.: 800-829-5832
E-mail: invest@aliant.com

Annual Meeting of Stockholders
------------------------------
April 22, 1998
10:30 a.m.
The Cornhusker Hotel
333 South 13th Street
Lincoln, Nebraska

Stock Transfer Agent and Registrar
----------------------------------
ChaseMellon Shareholder Services is the Company's Stock Transfer Agent, Registrar, Dividend Reinvestment Plan Administrator, and the Rights Agent for the Stockholder Rights Plan. All questions about stockholder accounts, stock certificates, the dividend reinvestment plan, or dividend checks should be addressed to:

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